As filed with the U.S. Securities and Exchange Commission on September 13, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WAG! GROUP CO.

(Exact name of registrant as specified in its charter)

Delaware	7389	88-3590180
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

55 Francisco Street, Suite 360

San Francisco, California 94133

(707) 324-4219

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Garrett Smallwood

Chief Executive Officer

Wag! Group Co.

55 Francisco Street, Suite 360

San Francisco, California 94133

(707) 324-4219

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Adam J. Brenneman

Charles W. Allen

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby files this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated September 13, 2022

PRELIMINARY PROSPECTUS

Up to 13,801,993 Shares of Common Stock

Up to 16,395,564 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 3,895,564 Warrants to Purchase Common Stock

This prospectus relates to the issuance by us of an aggregate of (i) up to 16,395,564 shares of our common stock, $0.0001 par value per share (the “common stock”), which consists of (a) up to 3,895,564 shares of common stock issuable upon the exercise of warrants (the “Private Placement Warrants”) originally issued in a private placement to CHW Acquisition Sponsor, LLC (the “Sponsor”) in connection with the initial public offering of CHW Acquisition Corporation (“CHW”) and (b) up to 12,500,000 shares of common stock issuable upon the exercise of warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of CHW. We will receive the proceeds from any exercise of any Warrants for cash.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 13,801,993 shares of common stock consisting of (a) up to 500,000 shares of common stock issued in a private placement pursuant to subscription agreements entered into on February 2, 2022 (the “PIPE and Backstop Shares”), (b) up to 3,895,564 shares of common stock issuable upon exercise of the Private Placement Warrants, (c)up to 72,434 shares of common stock pursuant to the net exercise of the warrants (the “Wag! Common Warrants”) issued to two lenders in 2017, (d) up to 3,117,500 shares of common stock (including shares issuable upon the exercise of convertible securities) pursuant to that certain Amended and Restated Registration Rights Agreement, dated August 9, 2022, between us and the selling securityholders granting such holders registration rights with respect to such shares, (e) up to 6,166,495 shares of common stock issuable upon the exercise of options and restricted stock units originally issued to officers and directors of Wag Labs, Inc. (“Legacy Wag!”) and (f) 50,000 shares of common stock pursuant to that certain Engagement Letter, dated August 12, 2022, between us and Craig-Hallum Capital Group LLC (the “Craig-Hallum Engagement Letter”) and (ii) up to 3,895,564 Private Placement Warrants. We will not receive any proceeds from the sale of shares of common stock or Warrants by the selling securityholders pursuant to this prospectus.

The selling securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of common stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of common stock or Warrants. See the section titled “Plan of Distribution.”

Our common stock and Public Warrants are listed on The Nasdaq Global Market (“Nasdaq”) under the symbols “PET” and “PETWW,” respectively. On September 13, 2022, the last reported sales price of our common stock was $5.74 per share and the last reported sales price of our Warrants was $0.18 per warrant.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “RISK FACTORS” beginning on page 11 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated September 13, 2022

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of common stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”

On August 9, 2022, Legacy Wag!, CHW, and CHW Merger Sub, Inc. (“Merger Sub”) consummated the closing of the transactions contemplated by the Business Combination (as defined herein). Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy Wag! and CHW was effected by the merger of Merger Sub with and into Legacy Wag!, with Legacy Wag! surviving the Merger as a wholly owned subsidiary of CHW (the “Merger,” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). In connection with the consummation of the Merger on the Closing, CHW changed its name from CHW Acquisition Corporation to Wag! Group Co. (“Wag!”).

Unless otherwise stated or unless the context otherwise requires, references in this prospectus to (1) “Legacy Wag!” refers to Wag Labs, Inc., a Delaware corporation, prior to the Merger, (2) “CHW” refers to CHW Acquisition Corporation, a Cayman Islands entity and our legal predecessor, prior to the Merger, and (3) “Wag!,” the “Company,” “Registrant,” “we,” “us” and “our” refers to Wag! Group Co., a Delaware corporation formerly known as CHW Acquisition Corporation, and where appropriate, our wholly owned subsidiaries.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our and our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	our financial and business performance following the Business Combination, including financial projections and business metrics;
●	our ability to effectively return to growth and to effectively expand operations;
●	the potential business or economic disruptions caused by current and future pandemics, such as the COVID-19 pandemic;
●	the ability to obtain and/or maintain the listing of our common stock and the warrants on Nasdaq, and the potential liquidity and trading of our securities;
●	the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, and retain its key employees;
●	changes in applicable laws or regulations;
●	our ability to raise financing in the future;
●	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;
●	our ability to retain existing and acquire new Pet Parents and Pet Caregivers;
●	the strength of our network, effectiveness of our technology, and quality of the offerings provided through our platform;
●	the projected financial information, growth rate, strategies, and market opportunities for us;
●	our ability to successfully expand in our existing markets and into new domestic and international markets;
●	our ability to provide Pet Parents with access to high quality and well-priced offerings;
●	our ability, assessment of and strategies to compete with our competitors;
●	our assessment of our trust and safety record;
●	the success of our marketing strategies;
●	our ability to accurately and effectively use data and engage in predictive analytics;
●	our ability to attract and retain talent and the effectiveness of our compensation strategies and leadership;
●	general economic conditions and their impact on demand for our platform;
●	our plans and ability to build out an international platform and generate revenue internationally;
●	our ability to maintain licenses and operate in regulated industries;
●	our ability to prevent and guard against cybersecurity attacks;
●	our reliance on third-party service providers for processing payments, web and mobile operating systems, software, background checks, and insurance policies;
●	seasonal sales fluctuations;
●	our future capital requirements and sources and uses of cash;

●	the outcome of any known and unknown litigation and regulatory proceedings, including the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against us;
●	our ability to maintain and protect our brand and our intellectual property; and
●	other factors detailed under the section entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission. Neither we nor the selling securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the selling securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

SELECTED DEFINITIONS

When used in this prospectus, unless the context otherwise requires:

“Adjusted EBITDA”, a non-GAAP measure, means net losses before the impact of interest income or expense, income tax expense and depreciation and amortization, and further adjusted for the following items: stock-based compensation, transaction-related costs, and certain other non-cash and non-core items.

“BCA” or “Business Combination Agreement” refers to the Business Combination Agreement, dated as of February 2, 2022, by and among CHW, Legacy Wag! and Merger Sub.

“Board” refers to Wag!’s board of directors.

“Business Combination” refers to the transactions contemplated by the BCA.

“CHW” means CHW Acquisition Corporation, a Delaware corporation (which was renamed Wag! Group Co. in connection with the Business Combination).

“Closing” refers to the closing of the Business Combination.

“Cohort” is a group of Pet Parents from a given period.

“common stock” refers to the common stock, par value $0.0001 per share, of Wag!, including any shares of such common stock issuable upon the exercise of any warrant or other right to acquire shares of such common stock.

“Community Guidelines” are standards of conduct that are expected of the Wag! community while interacting with other community members, which be found at our website at https://safety.wagwalking.com/community-guidelines.

“DGCL” refers to the Delaware General Corporation Law, as amended.

“Earnout Shares” means shares of Wag! common stock that may be issuable in the event of a Triggering Event during the Earnout Period to holders of common stock of Wag! as of the Closing (including shares of preferred stock of Wag! converted into common stock as a result of the Conversion), holders of a Wag! option as of the Acquisition Closing, holders of a Wag! restricted stock unit award as of the Closing, in each case pursuant to the earnout provisions of the Business Combination Agreement.

“Founder Shares” refers to the ordinary shares of CHW, par value $0.0001 each in the capital of CHW, held by the Sponsor.

“GAAP” refers to United States generally accepted accounting principles, consistently applied.

“Gross Bookings” are gross payment volume, including tips, processed through the Wag! platform and from other revenue streams.

“IPO” means CHW’s initial public offering, consummated on September 21, 2021, through the sale of 11,000,000 units (the “Units”) with respect to the ordinary shares (the “Ordinary Shares”) included in the units being offered (the “Public Shares”) at $10.00 per Unit.

“Management Earnout Shares” means shares of Wag! common stock that may be issuable in the event of a Triggering Event during the Earnout Period to holders of Management Earnout RSUs as of the Acquisition Closing pursuant to the earnout provisions of the Business Combination Agreement.

“Management Earnout RSUs” means the interests that were issued prior to the Acquisition Closing and entitle the holder to an issuance of Management Earnout Shares upon the satisfaction of certain vesting conditions.

“MAU” is defined as the number of unique Pet Parents who complete a service in a given month.

“Merger Sub” refers to CHW Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of CHW.

“Net Promoter Score” or “NPS” is a numerical score that is the percentage of promoters minus the percentage of detractors. Promoters are users that give a score of 9 or 10, and detractors are users that give a score of 6 or below.

“Organic Customer Acquisition” is defined as the percentage of new Pet Parents who are not attributable to a paid marketing channel.

“Pet Caregiver” is defined as a customer who has successfully completed a background check and leverages the Wag! platform to request opportunities to provide and to be paid for pet services.

“Pet Parent” is defined as someone who uses the Wag! platform to schedule, book, and/or pay for services.

“PIPE and Backstop Investment” means the private placement in the aggregate amount of $5,000,000, consummated immediately prior to the Business Combination, pursuant to a certain subscription agreement with CHW (the “PIPE and Backstop Subscription Agreement”), and subject to the conditions therein, pursuant to which the subscriber purchased 500,000 ordinary shares of our common stock at a purchase price of $10.00 per share.

“PIPE and Backstop Investor” refers to the investor that has signed the PIPE and Backstop Subscription Agreement.

“Reviews” are calculated as the Pet Parent rating of a service completed by a Pet Caregiver on the Wag! platform or are calculated as the Pet Parent rating of the Wag! platform generally, both on a scale of 1 to 5.

“Securities Act” refers to the Securities Act of 1933, as amended.

“Sponsor” refers to CHW Acquisition Sponsor LLC, a Delaware limited liability company.

“Wag! Common Warrants” refers to 88,756 warrants issued by Legacy Wag! in 2017 to two lenders. The weighted average exercise price for the warrants was $1.54, and the term of the warrants was 10 years.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “company,” “we,” “us,” “our,” “Wag!,” and other similar terms refer to Wag! Group Co. and its wholly owned subsidiaries.

Overview

Our mission is to be the #1 partner to busy Pet Parents. We believe that being busy shouldn’t stop Pet Parents from owning or taking care of their pets. We are dedicated to building a future in which every pet has access to safe, high-quality care. This future will be built by a passionate community of pet lovers who want to spend their time creating joy for pets and those who love them. Wag! is the technology platform for building that future, and we are just getting started.

Wag! exists to make pet ownership possible and to bring joy to pets and those who love them. We are committed to maximizing the happiness of pets and Pet Parents alike. Your furry family member deserves our best, and that’s what we deliver every day, through thoughtful innovation and dedicated team support.

Wag! develops and supports a proprietary marketplace technology platform available as a website and mobile app that enables independent Pet Caregivers to connect with Pet Parents. The platform allows Pet Parents, who require specific pet care services, to make service requests in the platform, which are then fulfilled by Pet Caregivers. Wag! supports dog walking, pet sitting and boarding, advice from licensed pet experts, home visits, training, and access to other services in 5,300 U.S. cities across all 50 states. From our founding in 2015 through June 2022, we have approved over 400,000 Pet Caregivers and there have been over 12.1 million services completed through the Wag! platform. Wag! exists to make pet ownership possible and bring joy to pets and those who love them.

We derive revenue from four distinct streams: (1) service fees charged to Pet Caregivers, (2) subscription and other fees paid by Pet Parents for Wag! Premium, (3) joining fees paid by Pet Caregivers to join and be listed on our platform, and (4) wellness revenue through affiliate fees, in which we are compensated for end users that are directed to the third party by our platform and, depending on the specific provider, when such end users purchase pet insurance plans from those third-party providers.

Recent Developments

On August 5, 2022, CHW entered into Forward Share Purchase Agreements (each, a “Forward Purchase Agreement” and collectively, the “Forward Purchase Agreements”), with each of Milton Arbitrage Partners, LLC, MMCAP International Inc. SPC, Nautilus Master Fund, L.P. and Polar Multi-Strategy Master Fund (each, an “Investor” and collectively, the “Investors”), pursuant to which the Investors purchased in the aggregate 2,393,378 shares of common stock of Wag!. This resulted in the Investors holding a total of 2,393,378 shares of common stock, which the Investors may elect to sell and transfer to Wag!, and Wag! will purchase, on November 9, 2022. Additionally, Wag! placed $24,651,793.40 in escrow at the Closing of the Business Combination to secure its purchase obligations to the Investors under the Forward Purchase Agreements.

Corporate Information

We were originally known as CHW Acquisition Corporation. On August 9, 2022, Legacy Wag!, CHW, and the Merger Sub consummated the transactions contemplated under the Business Combination Agreement, following the approval at the extraordinary general meeting of the stockholders of CHW held on July 28, 2022 (the “Special Meeting”). In connection with the Closing of the Business Combination, we changed our name from CHW Acquisition Corporation to Wag! Group Co.

Our principal executive offices are located at 55 Francisco Street, Suite 360, San Francisco, CA 94133, and our telephone number is (707) 324-4219. Our corporate website address is https://wag.co/. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

“Wag!” and our other registered and common law trade names, trademarks and service marks are property of Wag! Group Co. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2027, (b) the last date of our fiscal year in which we have a total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Summary of Risk Factors

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may harm our business, financial condition and operating results. Such risks include, but are not limited to:

●	We may be subject to cybersecurity risks and changes to data protection regulation;
●	We face increasing competition in many aspects of our business;
●	We have incurred net losses in each year since inception and experienced significant fluctuations in our operating results, which make it difficult to forecast future results, such as our ability to achieve profitability;
●	We may not realize the anticipated benefits of our business acquisitions, and any acquisition, strategic relationship, joint venture or investment could disrupt our business and harm our operating results and financial condition;
●	The COVID-19 pandemic has materially adversely impacted and will continue to materially adversely impact our business, operating results and financial condition;
●	If we are unable to manage our growth and expand our operations successfully, our reputation, brands, business and results of operations may be harmed;
●	We rely on third-party payment service providers to process payments made by Pet Parents and payments made to Pet Caregivers on our platform. If these third-party payment service providers become unavailable or we are subject to increased fees, our business, operating results and financial condition could be materially adversely affected;
●	We are subject to risks related to our dependency on our key management members and other key personnel, as well as attracting, retaining and developing qualified personnel in a highly competitive talent market;
●	If we fail to retain existing Pet Caregivers and Pet Parents or attract new Pet Caregivers and Pet Parents, our business, operating results and financial condition would be materially adversely affected;
●	Any further and continued decline or disruption in the travel and pet care services industries or economic downturn would materially adversely affect our business, results of operations and financial condition;

●	The business and industry in which we participate are highly competitive and we may be unable to compete successfully with our current or future competitors;
●	Our management has limited experience in operating a public company;
●	Actions by Pet Caregivers or Pet Parents that are criminal, violent, inappropriate, or dangerous, or fraudulent activity, may undermine the safety or the perception of safety of our platform and materially adversely affect our reputation, business, operating results and financial conditions;
●	If Pet Caregivers are reclassified as employees under applicable law or new laws are passed causing the reclassification of Pet Caregivers as employees, our business would be materially adversely affected;
●	If we cannot continue to satisfy listing requirements and other rules of Nasdaq, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them;
●	We may be subject to litigation risks and may face liabilities and damage to our professional reputation as a result;
●	Our businesses are subject to extensive domestic and foreign regulations that may subject us to significant costs and compliance requirements;
●	We may be subject to risks related to our status as an emerging growth company within the meaning of the Securities Act;
●	Because we will become a publicly traded company by means other than a traditional underwritten initial public offering, our stockholders may face additional risks and uncertainties;
●	The grant of registration rights to certain of our investors and the future exercise of such rights may adversely affect the market price of our common stock;
●	Insiders currently have and may continue to possess substantial influence over us, which could limit our ability to affect the outcome of key transactions, including a change of control;
●	Failure to achieve and maintain effective internal control over financial reporting could result in our failure to accurately or timely report our financial condition or results of operations which could have a material adverse effect on our business and stock price;
●	The compliance obligations under the Sarbanes-Oxley Act require substantial financial and management resources; and
●	Our operating and financial results forecast relies in large part upon assumptions and analyses we developed. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

The Offering

Issuance of Common Stock

Shares of common stock offered by us

16,395,564 shares of common stock, consisting of (i) 3,895,564 shares of common stock that are issuable upon exercise of the Private Placement Warrants and (ii) 12,500,000 shares of common stock that are issuable upon exercise upon the exercise of the Public Warrants.

Shares of common stock outstanding prior to the exercise of the Warrants	38,088,594 (as of September 13, 2022).
Shares of common stock outstanding assuming exercise of the Warrants	56,380,335 (based on the total shares outstanding as of September 13, 2022).
Exercise price of the Public and Private Placement Warrants	$11.50 per share, subject to adjustment as described herein.
Use of proceeds

We will receive up to an aggregate of approximately $188.5 million assuming the exercise in full of all warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes, including to fund potential future investments and acquisitions of companies that we believe are complementary to our business and consistent with our growth strategy. We will have broad discretion over the use of proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise any or all such warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease. See “Use of Proceeds.”

Resale of Common Stock and Warrants

Shares of common stock offered by the selling securityholders

We are registering the resale by the selling securityholders named in this prospectus, or their permitted transferees, and aggregate of 13,801,993 shares of common stock, consisting of:

●
up to 500,000 PIPE and Backstop Shares;
●
up to 3,895,564 shares of common stock issuable upon the exercise of the Private Placement Warrants;
●
up to 72,434 shares of common stock issuable upon the net exercise of the Wag! Common Warrants;
●
up to 3,117,500 shares of common stock (including shares issuable upon exercise of convertible securities) pursuant to the Registration Rights Agreement;
●
up to 6,166,495 shares of common stock issuable upon the exercise of options and restricted stock units originally issued to officers and directors of Legacy Wag!; and
●
50,000 shares of common stock pursuant to the Craig-Hallum Engagement Letter.

In addition, we are registering 12,500,000 shares of common stock issuable upon exercise of the Public Warrants that were previously registered.
Warrants offered by the selling securityholders	Up to 3,895,564 Private Placement Warrants.
Redemption	The Public Warrants are redeemable in certain circumstances. See “Description of Capital Stock—Warrants.”
Terms of the offering	The selling securityholders will determine when and how they will dispose of the securities registered for resale under this prospectus.
Lock-Up Restrictions

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the sections titled “Certain Relationships and Related Party Transactions --Lock-Up Agreement”, the Bylaws which are filed hereto as Exhibit 3.2, and that certain letter agreement, dated August 30, 2021, by and between CHW Acquisition Sponsor LLC and CHW officers and directors.

Use of proceeds

We will not receive any of the proceeds from the sale of the shares of common stock or Private Placement Warrants by the selling securityholders, except with respect to amounts received by us due to the exercise of the Warrants.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors.”
Nasdaq ticker symbols	“PET” and “PETWW.”

For additional information concerning the offering, see “Plan of Distribution.”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to Our Business

The COVID-19 pandemic and the impact of actions to mitigate the COVID-19 pandemic have materially adversely impacted and may continue to materially adversely impact our business, operating results, and financial condition.

In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. To limit the spread of the virus, governments have imposed various restrictions, including emergency declarations at the federal, state, and local levels, school and business closings, quarantines, “shelter at home” orders, restrictions on travel, limitations on social or public gatherings, and other social distancing measures. These actions, which led to an increased reliance on online meeting tools rather than in-person meetings and business travel, have had and may continue to have a material adverse impact on our business and operations and demand for pet care. For example, they have resulted in a reduction in the number of overnight bookings as people travel less and daytime services as people working from home care for their pets themselves.

The COVID-19 pandemic has materially adversely affected our operating results and may continue to materially adversely impact our financial condition and prospects. In light of the continued evolving nature of COVID-19 and the uncertainty it has produced around the world, it is not possible to predict the COVID-19 pandemic’s cumulative and ultimate impact on our future business operations, results of operations, financial position, liquidity, and cash flows. The extent of the impact of the pandemic on our business and financial results will depend largely on future developments, including the continued duration of the spread of the outbreak both globally and within the United States, including whether there will be further resurgences of COVID-19 in various regions, vaccination rates in various regions, the impact on capital, foreign currencies exchange and financial markets, governmental or regulatory orders that impact our business, and whether the impacts may result in permanent changes to our end-user’ behavior, all of which are highly uncertain and cannot be predicted. Demand for our offerings may remain depressed for a significant length of time if COVID-19 results in long-term changes in behavior and we cannot predict when, if ever, demand will return to pre-COVID-19 levels. In addition, we cannot predict the impact the COVID-19 pandemic has had and will have on Pet Parents and Pet Caregivers and we may continue to be materially adversely impacted. Any of the foregoing factors, or other cascading effects of the COVID-19 pandemic that are not currently foreseeable, will materially adversely impact our business, operating results, financial condition and prospects.

In response to the economic challenges and uncertainty resulting from the COVID-19 pandemic and its impact on our business, we have moved to a hybrid workplace setup in which employees have the voluntary option to go to the office. However there is no requirement for employees to go to the office at this time nor any plans for such a requirement in the immediate future. We are positioned to leverage technology for employees and teams to work from home and accomplish their work without going into the office.

Any employee that chooses to voluntarily go to the office must submit proof of vaccination, and thus the office is only open to vaccinated employees. Due to the impact of the COVID-19 pandemic, from June to July 2020, we participated in Work Share (Shared Work) programs in Arizona and California in order to assist its employees during the temporary economic downturn resulting from the pandemic. These programs were an alternative to layoffs, allowing us to keep employees despite the reduction in work. As of August 2020, all employees have returned to their regular, full-time positions at the company, which remains the case to date.

Wag! has incurred net losses in each year since inception and experienced significant fluctuations in its operating results, which make it difficult to forecast future results, such as its ability to achieve profitability.

We incurred net losses of $6.3 million and $18.8 million in 2021 and 2020, respectively and have incurred net losses of $3.4 million in the first six months of 2022. As of December 31, 2021, we had an accumulated deficit of $109.9 million and $113.3 million as of June 30, 2022. As a result of the COVID-19 pandemic, our monthly revenue declined rapidly after March 2020. Historically, we have invested significantly in efforts to grow our Pet Parent and Pet Caregiver network, introduced new or enhanced offerings and features, increased marketing spend, expanded operations, hired additional employees, and enhanced the platform. This focus may not be consistent with our short-term expectations and may not produce the long-term benefits expected.

Our operating results may vary significantly and are not necessarily an indication of future performance. We experience seasonality in bookings based on numerous factors including holidays where we have experienced lower walking services requests on the platform, offset by higher sitting and boarding requests during these periods. In addition, our operating results may fluctuate as a result of a variety of other factors, some of which are beyond our control. As a result, we may not accurately forecast operating results. Moreover, we base our expense levels and investment plans on estimates for revenue that may turn out to be inaccurate and we may not be able to adjust our spending quickly enough if our revenue is less than expected, resulting in losses that exceed our expectations. If our assumptions regarding the risks and uncertainties that we use to plan our business are incorrect or change, or if we do not address these risks successfully, our operating results could differ materially from our expectations and our business, operating results, and financial condition could be materially adversely affected.

Online marketplaces for pet care are still in relatively early stages of growth and if demand for them does not continue to grow, grows slower than expected, or fails to grow as large as expected, our business, financial condition, and operating results could be materially adversely affected.

Demand for booking pet care through online marketplaces has grown rapidly since the 2015 launch of our platform, but such platforms are still relatively new and it is uncertain to what extent market acceptance will continue to grow, if at all. Our success will depend on the willingness of people to obtain pet care through platforms like our platform. If the public does not perceive these services as beneficial, or chooses not to adopt them, or instead adopts alternative solutions based on changes in our reputation for trust and safety, offering prices, availability of services, or other factors outside of our control, then the market for our platform may not further develop, may develop slower than we expect, or may not achieve the growth potential we expect, any of which could adversely affect our business, financial condition, and operating results.

Our marketing efforts to help grow the business may not be effective.

Promoting awareness of our platform is important to our ability to grow the business and to attract new Pet Parents and Pet Caregivers. Since inception, our user base has grown in large part as a result of word-of-mouth, complemented by paid and organic search, social media, and other online advertising and infrequent television advertising. Many of our marketing efforts to date have focused on amplifying and accelerating this word-of-mouth momentum and such efforts may not continue to be effective. Although we continue to rely significantly on word-of-mouth, organic search, and other unpaid channels, we believe that a significant amount of the growth in the number of Pet Parents and Pet Caregivers that use the platform also is attributable to our paid marketing initiatives. Prior to the impact of COVID-19, marketing efforts included referrals, affiliate programs, free or discount trials, partnerships, display advertising, billboards, radio, video, television, direct mail, social media, email, podcasts, hiring and classified advertisement websites, mobile “push” communications, search engine optimization, and paid keyword search campaigns. Even if we successfully increase revenue as a result of paid marketing efforts, we may not offset the additional marketing expenses incurred. If marketing efforts to help grow the business are not effective, we expect that our business, financial condition, and operating results may be materially adversely affected.

If we fail to retain existing Pet Caregivers or attract new Pet Caregivers, or if Pet Caregivers fail to provide high-quality offerings, our business, operating results, and financial condition would be materially adversely affected.

Our business depends on Pet Caregivers maintaining their use of our platform and engaging in practices that encourage Pet Parents to book their services. If Pet Caregivers do not establish or maintain enough availability, the number of bookings declines for a particular period, or Pet Caregiver pricing is unattractive or insufficient, revenue will decline and our business, operating results, and financial condition would be materially adversely affected.

Pet Caregivers have a range of options for offering their services. They may advertise their offerings in multiple ways that may or may not include our platform. Some of our Pet Caregivers have chosen to cross-list their offerings, which reduces the availability of such offerings on our platform. When offerings are cross-listed, the price paid by Pet Parents on our platform may be or may appear to be less competitive for many reasons, including differences in fee structure and policies, which may cause Pet Parents to book through other platforms or with other competitors, which could materially adversely affect our business, operating results and financial condition. Additionally, certain Pet Parents reach out to our Pet Caregivers (and vice versa) and incentivize them to list or book directly with them and bypass our platform, which reduces the use of our platform. Some Pet Caregivers may choose to stop offering services all together for a variety of reasons, including work obligations or health concerns.

While we plan to continue to invest in our Pet Caregiver community and in tools to assist Pet Caregivers, including our technology and algorithms, these investments may not be successful in retaining existing Pet Caregivers or growing the number of Pet Caregivers and listings on our platform. In addition, Pet Caregivers may not establish or wish to maintain listings if we cannot attract prospective Pet Parents to our platform and generate bookings from a large number of Pet Parents. If we are unable to retain existing Pet Caregivers or add new Pet Caregivers, or if Pet Caregivers elect to market their offerings directly, exclusively with a competitor, or cross-list with a competitor, our platform may be unable to offer a sufficient supply of on-demand services to attract Pet Parents to use our platform. If we are unable to attract and retain individual Pet Caregivers in a cost-effective manner, or at all, our business, operating results, and financial condition would be materially adversely affected. In addition, the number of bookings on our platform may decline as a result of a number of other factors affecting pet care providers, including: the COVID-19 pandemic; Pet Caregivers booking on other third-party platforms as an alternative to offering on our platform; economic, social and political factors; Pet Caregivers not receiving timely and adequate support from us; perceptions of trust and safety on and off our platform; negative experiences with pets and Pet Parents, including pets who damage pet care provider property; our efforts or failure or perceived failure to comply with regulatory requirements; and our decision to remove Pet Caregivers from our platform for not adhering to our Community Guidelines or other factors we deem detrimental to our community.

If we fail to retain existing Pet Parents or add new Pet Parents, or if Pet Parents fail to receive high-quality offerings, our business, operating results, and financial condition would be materially adversely affected.

Our success depends significantly on retaining existing Pet Parents and attracting new Pet Parents to use our platform, increasing the number of repeat bookings that Pet Parents make, and attracting them to different types of service offerings on our platform. Pet Parents have a range of options for meeting their pet care needs, including neighbors, family and friends, local independent operators, large, commercial providers such as kennels and daycares, other online aggregators and directories, and other digital marketplaces.

Our ability to attract and retain Pet Parents could be materially adversely affected by a number of factors, such as: Pet Caregivers failing to provide differentiated, high-quality and adequately available pet services at competitive prices; the fees we charge to Pet Parents for booking services; taxes; our failure to facilitate new or enhanced offerings or features that Pet Parents value; the performance of our platform; Pet Parents not receiving timely and adequate support from us; negative perceptions of the trust and safety of our platform; negative associations with, or reduced awareness of, our brand; declines and inefficiencies in our marketing efforts; our efforts or failure or perceived failure to comply with regulatory requirements; and our decision to remove Pet Parents from our platform for not adhering to our Community Guidelines or other factors we deem detrimental to our community. For incidents that occur during services booked through our platform, liable Pet Parents may be protected with up to $1 million property damage protection, subject to applicable policy limitations and exclusions. While we intend to continue this property damage protection, if it discontinues this policy, whether because payouts under these policies or insurance premiums become cost prohibitive or for any other reason, then the number of Pet Parents who list with us may decline.

Events beyond our control also may materially adversely impact our ability to attract and retain Pet Parents, including: the COVID-19 pandemic or other pandemics or health concerns; increased or continuing restrictions on travel and immigration; the impact of climate change on travel and seasonal destinations (such as fires, floods and other natural disasters); and macroeconomic and other conditions outside of our control affecting travel or business activities generally.

In addition, if our platform is not easy to navigate, Pet Parents have an unsatisfactory sign-up, search, booking, or payment experience on our platform, the content provided on our platform is not displayed effectively, we are not effective in engaging Pet Parents, or fail to provide a user experience in a manner that meets rapidly changing demand, we could fail to attract and retain new Pet Parents and engage with existing Pet Parents, which could materially adversely affect our business, results of operations, and financial condition.

Our fee structure is impacted by a number of factors and ultimately may not be successful in attracting and retaining Pet Parents and Pet Caregivers.

Demand for our platform is highly sensitive to a range of factors, including the availability of services at times and prices appealing to Pet Parents, prices that Pet Caregivers set for their services, the level of potential earnings required to attract and retain Pet Caregivers, incentives paid to Pet Caregivers and the fees, and commissions we charge Pet Caregivers and Pet Parents. Many factors, including operating costs, legal and regulatory requirements, constraints or changes, and our current and future competitors’

pricing and marketing strategies, could significantly affect our pricing strategies. Existing or future competitors offer, or may in the future offer, lower-priced or a broader range of offerings. Similarly, certain competitors may use marketing strategies that enable them to attract or retain Pet Parents or Pet Caregivers at a lower cost than us. There can be no assurance that we will not be forced, through competition, regulation, or otherwise, to increase the incentives paid to Pet Parents that use the platform, reduce the fees and commissions charged Pet Caregivers and Pet Parents, or to increase marketing and other expenses to attract and retain Pet Parents and Pet Caregivers in response to competitive pressures. We have launched and may in the future launch, new fee or pricing strategies and initiatives or modify existing fee strategies, any of which may not ultimately be successful in attracting and retaining Pet Parents and Pet Caregivers. Further, Pet Parents’ price sensitivity may vary by geographic location, and as we expand, our fee structure may not enable us to compete effectively in these locations.

Any further and continued decline or disruption in the travel and pet care services industries or economic downturn would materially adversely affect our business, results of operations, and financial condition.

Our financial performance is partially dependent on the strength of the travel and pet services industries. The outbreak of COVID-19 has caused many governments to implement quarantines and significant restrictions on travel or to advise that people remain at home where possible and avoid crowds, which has had a particularly negative impact on bookings for pet services. We expect that COVID-19 will continue to materially adversely impact our bookings and business. The extent and duration of such impact remains uncertain and is dependent on future developments that are difficult to predict accurately, such as the severity, transmission, and resurgence rate of COVID-19, vaccination rates and its effectiveness, the extent and effectiveness of containment actions taken, including mobility restrictions and the impact of these and other factors on travel or work behavior in general and on our business in particular.

Other events beyond our control can result in declines in travel or continued work-from-home mandates. Because these events or concerns and the full impact of their effects, are largely unpredictable, they can dramatically and suddenly affect travel and work behavior by consumers and therefore demand for our platform and pet services, which would materially adversely affect our business, operating results, and financial condition.

Our financial performance is also subject to global economic conditions and their impact on levels of discretionary consumer spending. Downturns in worldwide or regional economic conditions, such as the downturn resulting from the COVID-19 pandemic or volatility due to geopolitical instability, have led or could lead to a general decrease in travel and spending on pet care services and such downturns in the future may materially adversely impact demand for our platform. Such a shift in Pet Parent behavior would materially adversely affect our business, operating results, and financial condition.

The business and industry in which we participate are highly competitive and we may be unable to compete successfully with our current or future competitors.

We operate in a highly competitive environment and faces significant competition in attracting Pet Caregivers and Pet Parents. Pet Parents have a range of options to find and book pet care offerings, both online and offline. We believe that our competitors include:

●	friends, family, and neighbors that Pet Parents go to for pet care within their personal networks;
●	local independent operators;
●	large, commercial providers such as kennels and daycares;
●	online aggregators and directories, such as Craigslist, Nextdoor, and Yelp; and
●	other digital marketplaces, such as Rover and the pet care offerings on Care.com.

We believe that our ability to compete effectively depends upon many factors both within and beyond our control, including:

●	the popularity and adoption of online marketplaces to obtain services from individual pet care providers;
●	the popularity, utility, ease of use, performance, and reliability of our offerings compared to those of our competitors;
●	our reputation and brand strength relative to our competitors;
●	the prices of offerings and the fees we charge pet care providers and Pet Parents on our platform;
●	our ability to attract and retain high quality Pet Caregivers;

●	the perceived safety of offerings on our platform, especially during and following the COVID-19 pandemic;
●	cancellation policies, especially throughout the COVID-19 pandemic and other health-related disruptions;
●	our ability, and the ability of our competitors, to develop new offerings;
●	our ability to establish and maintain relationships with partners;
●	changes mandated by, or that we elect to make, to address, legislation, regulatory authorities or litigation, including settlements, judgments, injunctions, and consent decrees;
●	our ability to attract, retain, and motivate talented employees;
●	our ability to raise additional capital; and
●	acquisitions or consolidation within our industry.

Currently, our primary competition is from the friends, family, and neighbors to whom Pet Parents often turn for pet services within their personal networks. Current and potential competitors (including any new entrants into the market) may enjoy substantial competitive advantages over us, such as greater name recognition, longer operating histories, greater category share in certain markets, market-specific knowledge, established relationships with local Pet Parents and pet care providers and larger existing user bases in certain markets, more successful marketing capabilities, and substantially greater financial, technical, and other resources than we have. Competitors may be able to provide Pet Parents with a better or more complete experience and respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or Pet Caregiver and Pet Parent requirements or preferences. The pet care industry also may experience significant consolidation or the entrance of new players. Some of our competitors could adopt aspects of our business model, which could affect our ability to differentiate our offerings from competitors. Increased competition could result in reduced demand for our platform from Pet Caregivers and Pet Parents, slow our growth and materially adversely affect our business, operating results, and financial condition. Consolidation among our competitors could give them increased scale and may enhance their capacity, abilities, and resources and lower their cost structures. In addition, emerging start-ups may be able to innovate and focus on developing a new product or service faster than we can or may foresee consumer need for new offerings or technologies before we do. If we fail to retain existing Pet Caregivers or attract new Pet Caregivers, our business, operating results, and financial condition would be materially adversely affected.

New offerings and initiatives can be costly and if we unsuccessfully pursue such offerings and initiatives, we may fail to grow and our business, operating results, financial condition, and prospects would be materially adversely affected.

We plan to invest in new offerings and initiatives to further differentiate the company from our competitors. Developing and delivering new offerings and initiatives increases our expenses and organizational complexity. We have and may continue to experience difficulties in developing and implementing these new offerings and initiatives.

Our new offerings and initiatives have a high degree of risk, as they may involve unproven businesses with which we have limited or no prior development or operating experience. There can be no assurance that consumer demand for such offerings and initiatives will exist or be sustained at the levels that we anticipate, that we will be able to successfully manage the development and delivery of such offerings and initiatives, or that any of these offerings or initiatives will gain sufficient market acceptance to generate sufficient revenue to offset associated expenses or liabilities. It is also possible that offerings developed by others will render our offerings and initiatives noncompetitive or obsolete. Even if we are successful in developing new offerings and initiatives, regulatory authorities may subject us or our pet care providers and Pet Parents to new rules, taxes, or restrictions or more aggressively enforce existing rules, taxes, or restrictions, that could increase our expenses or prevent us from successfully commercializing these initiatives. If we do not realize the expected benefits of our investments, we may fail to grow and our business, operating results, and financial condition would be materially adversely affected.

We rely on internet search engines to drive traffic to our platform to grow revenue and if we are unable to drive traffic cost-effectively, it would materially adversely affect our business, operating results, and financial condition.

Our success depends in part on its ability to attract Pet Caregivers and Pet Parents through unpaid internet search results on search engines, such as Google, Yahoo!, and Bing. The number of Pet Caregivers and Pet Parents that we attract to our platform from search engines is due in large part to how and where our website ranks in unpaid search results. These rankings can be affected by many factors, many of which are not under our direct control and may change frequently. As a result, links to our website or mobile applications may not be prominent enough to drive traffic to our website and we may not know how or otherwise be able to influence the results. In some instances, search engine companies may change these rankings in a way that promotes their own competing products or services or the products or services of one or more of our competitors. Search engines may also adopt a more aggressive auction-pricing system for paid search keywords that would cause us to incur higher advertising costs or reduce our market visibility to prospective Pet Caregivers and Pet Parents. Any reduction in the number of Pet Caregivers and Pet Parents directed to our platform could adversely affect our business, financial condition, and operating results.

Further, we have used paid marketing products offered by search engines and social media platforms to distribute paid advertisements that drive traffic to our platform. A critical factor in attracting Pet Caregivers and Pet Parents to our platform has been how prominently offerings are displayed in response to search queries for key search terms. The success of pet services logistics and our brand has at times led to increased costs for relevant keywords as our competitors competitively bid on our keywords, including our brand name. However, we may not be successful at our efforts to drive traffic growth cost-effectively. If we are not able to effectively increase our traffic growth without increases in spend on paid marketing, we may need to increase our paid marketing spend in the future, including in response to increased spend on marketing from our competitors and our business, operating results, and financial condition could be materially adversely affected.

Maintaining and enhancing our brand reputation is critical to our growth and negative publicity could damage our brand, thereby harming our ability to compete effectively and could materially adversely affect our business, operating results, and financial condition.

Trust in our brand is essential to the strength of our business. Maintaining and enhancing our brand reputation is critical to our ability to attract Pet Caregivers, Pet Parents, and employees, to compete effectively, to preserve and deepen the engagement of our existing Pet Caregivers, Pet Parents, and employees, to maintain and improve our standing in the communities where our pet care providers operate, including our standing with community leaders and regulatory bodies, and to mitigate legislative or regulatory scrutiny, litigation, and government investigations. We are heavily dependent on the perceptions of Pet Caregivers and Pet Parents who use our platform to help make word-of-mouth recommendations that contribute to our growth. Negative perception of our platform or company may harm our reputation, brand, and local network effects, including as a result of:

●	complaints or negative publicity about us, our platform, Pet Parents, Pet Caregivers, or our policies and guidelines;
●	illegal, negligent, reckless, or otherwise inappropriate behavior by Pet Caregivers, Pet Parents, or third parties;
●	injuries or other safety-related issues involving pets;
●	a pandemic or an outbreak of disease, such as the COVID-19 pandemic, in which constituents of our network become infected;
●	a failure to facilitate a sufficient level of bookings or to enable a competitive level of earnings for pet care providers;
●	a failure to provide Pet Parents access to competitive pricing and quality;
●	a failure to provide access to a range of offerings options sought by Pet Parents;
●	fraudulent activity;
●	actual or perceived disruptions or defects in our platform, such as site outages, payment disruptions, privacy or data security breaches, other security incidents, or other actual or perceived incidents that may impact the reliability of our services;
●	litigation over, or investigations by regulators into, our platform;
●	users’ lack of awareness of, or compliance with, our policies;
●	changes to our policies that users or others perceive as overly restrictive, unclear, inconsistent with our values or mission, or not clearly articulated;
●	a failure to comply with legal, tax, and regulatory requirements;
●	a failure to enforce our policies in a manner that users perceive as effective, fair, and transparent;
●	a failure to operate our business in a way that is consistent with its values and mission;
●	inadequate or unsatisfactory user support experiences;
●	illegal or otherwise inappropriate behavior by our management team or other employees or contractors;

●	negative responses by Pet Parents or Pet Caregivers to new services on our platform;
●	a failure to register our trademarks and prevent or defend against misappropriation or third-party challenges to our existing or new trademarks;
●	negative perception of our treatment of employees, Pet Parents, Pet Caregivers, or of our response to employee, Pet Parents, and Pet Caregiver sentiment related to political or social causes or actions of management; or
●	any of the foregoing with respect to our competitors, to the extent such resulting negative perception affects the public’s perception of us or our industry.

Any incident, whether actual or rumored to have occurred, involving the safety or security of pets, Pet Caregivers, Pet Parents, or other members of the public, fraudulent transactions, or incidents that are mistakenly attributed to us and any media coverage resulting therefrom, could create a negative public perception of our platform, which would adversely impact our ability to attract Pet Caregivers and Pet Parents. The impact of these issues may be more pronounced if we are seen to have failed to provide prompt and appropriate support or our platform policies are perceived to be too permissive, too restrictive, or providing Pet Caregivers or Pet Parents with unsatisfactory resolutions. We have been the subject of media reports, social media posts, blogs, and other forums that contain allegations about our business or activity on our platform that create negative publicity. As a result of these complaints and negative publicity, some Pet Caregivers have refrained from and may in the future refrain from, offering services through our platform and some Pet Parents have refrained from and may in the future refrain from, using our platform, which could materially adversely affect our business, operating results, and financial condition.

Our brand reputation could also be harmed if we fail to comply with regulatory requirements as interpreted by certain governments or agencies or otherwise fails, or are perceived to fail, to act responsibly in a number of other areas, such as: animal welfare; safety and security; data security; privacy practices and data protection; provision of information about users and activities on our platform, including as requested by certain governments or agencies; sustainability; advertising and social media endorsement regulation and guidance; human rights; diversity; non-discrimination; concerns relating to the “gig” economy; business practices; including those relating to our platform and offerings; strategic plans; business partners; employees; competition; litigation and response to regulatory activity; the environment; and local communities. Media, legislative or government scrutiny around our company relating to any of the above areas or others could cause backlash and could adversely affect our brand reputation with our Pet Caregivers, Pet Parents, and communities. Social media compounds the potential scope of the negative publicity that could be generated and the speed with which such negative publicity may spread. Any resulting damage to our brand reputation could materially adversely affect our business, operating results, and financial condition.

In addition, we rely on Pet Caregivers and Pet Parents to provide trustworthy reviews and ratings that our Pet Caregivers or Pet Parents may rely upon to help decide whether or not to book a particular offering or accept a particular booking and that we use to enforce quality standards. We rely on these reviews to further strengthen trust among members of our community. Our Pet Caregivers and Pet Parents may be less likely to rely on reviews and ratings if they believe that our review system does not generate trustworthy reviews and ratings.

We have procedures in place to combat fraud or abuse of our review system, but cannot guarantee that these procedures are or will be effective. In addition, if our Pet Parents do not leave reliable reviews and ratings, other potential Pet Caregivers or Pet Parents may disregard those reviews and ratings, and our systems that use reviews and ratings to make quality standards transparent would be less effective, which could reduce trust within our community and damage our brand reputation and could materially adversely affect our business, operating results, and financial condition.

Actions by Pet Caregivers or Pet Parents that are criminal, violent, inappropriate, or dangerous, or fraudulent activity, may undermine the safety or the perception of safety of our platform and our ability to attract and retain Pet Caregivers and Pet Parents and materially adversely affect our reputation, business, operating results, and financial condition.

We have no control over or ability to predict the specific actions of our users and other third parties during the time that pets or Pet Parents are with Pet Caregivers or otherwise and therefore, we cannot guarantee the safety of pets, Pet Caregivers, Pet Parents, and third parties. The actions of pets, Pet Caregivers, Pet Parents, and other third parties may result in pet and human fatalities, injuries, other harm, fraud, invasion of privacy, property damage, discrimination, and brand reputational damage, which have created and could continue to create potential legal or other substantial liabilities for us.

All new Pet Caregivers on our platform undergo third-party background checks before they can offer their services on our platform. U.S. Pet Caregivers are subject to a social security number and address trace and are checked against national and county criminal offense databases, sex offender registries, and certain global and domestic regulatory, terrorist and sanctions watchlists.

We do not verify the identity of or require background checks for Pet Parents, nor do we verify or require background checks for third parties who may be present during a service made through our platform. In addition, we do not currently and may not in the future require Pet Caregivers to re-verify their identity or undergo subsequent background checks following their successful completion of their initial screening process.

Our screening processes rely on, among other things, information provided by Pet Caregivers and our ability to validate that information and the effectiveness of third-party service providers that support our verification processes may be limited. Certain verification processes, including legacy verification processes on which we previously relied, may be less reliable than others. These processes are beneficial but not exhaustive and have limitations. There can be no assurances that these measures will significantly reduce criminal or fraudulent activity on our platform. The criminal background checks for Pet Caregivers and other screening processes rely on, among other things, information provided by Pet Caregivers and Pet Parents, our ability to validate that information, the accuracy, completeness, and availability of the underlying information relating to criminal records, the digitization of certain records, the evolving regulatory landscape in this area, such as relating to data privacy, data protection, and criminal background screening, and on the effectiveness of third-party service providers that may fail to conduct such background checks adequately or disclose information that could be relevant to a determination of eligibility.

In addition, we have not in the past and may not in the future undertake to independently verify the safety, suitability, location, quality, and compliance with our policies or standards and legal compliance, of all our Pet Caregivers’ offerings. We have not in the past and may not in the future undertake to independently verify the location, safety, or suitability of offerings for individual pets and Pet Parents or the suitability, qualifications, or credentials of pet care providers. Where we have undertaken the verification or screening of certain aspects of Pet Caregiver qualifications and offerings, the scope of such processes may be limited and rely on, among other things, information provided by Pet Caregivers and the ability of our internal teams or third-party vendors to adequately conduct such verification or screening practices.

In addition, we have not in the past taken and may not in the future take steps to re-verify or re-screen Pet Caregiver qualifications or offerings following initial review. We have in the past relied and may in the future, rely on Pet Caregivers and Pet Parents to disclose information relating to their offerings and such information may be inaccurate or incomplete. We have created policies and standards to respond to issues reported with offerings, but certain offerings may pose heightened safety risks to individual users because those issues have not been reported to us or because our customer support team has not taken the requisite action based on our policies. We rely, at least in part, on reports of issues from Pet Caregivers and Pet Parents to investigate and enforce many of our policies and standards. In addition, our policies may not contemplate certain safety risks posed by offerings or by individual Pet Caregivers or Pet Parents or may not sufficiently address those risks.

We also have faced or may face civil litigation, regulatory investigations, and inquiries involving allegations of, among other things, unsafe or unsuitable offerings, discriminatory policies, data processing, practices or behavior on and off our platform or by Pet Caregivers, Pet Parents, and third parties, general misrepresentations regarding the safety or accuracy of offerings on our platform, and other Pet Caregiver, Pet Parent, or third-party actions that are criminal, violent, inappropriate, dangerous, or fraudulent. While we recognize that we need to continue to build trust and invest in innovations that will support trust when it comes to our policies, tools, and procedures to protect Pet Caregivers, Pet Parents, and the communities in which our Pet Caregivers operate, we may not be successful in doing so. Similarly, offerings that are inaccurate, of a lower than expected quality, or that do not comply with our policies may harm Pet Parents and public perception of the quality and safety of offerings on our platform and materially adversely affect our reputation, business, operating results, and financial condition.

If Pet Caregivers, Pet Parents, or third parties engage in criminal activity, misconduct, fraudulent, negligent, or inappropriate conduct, or use our platform as a conduit for criminal activity, Pet Parents may not consider our platform and the offerings on our platform safe and we may receive negative media coverage, or be subject to involvement in a government investigation concerning such activity, which could adversely impact our brand reputation and lower the usage rate of our platform.

We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We launched operations in 2015 and since then have frequently: (1) increased the number of local markets in which we offer services; (2) expanded our platform features and services; and (3) changed our fee structure. Because the market for accessing pet care is rapidly evolving and has not yet reached widespread adoption, it is difficult for us to predict our future operating results. We also have a limited operating history, our ability to accurately forecast our future results of operations is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. This limited operating history and our evolving business make it difficult to evaluate our prospects and the risks and challenges we may encounter. These risks and challenges include our ability to:

●	accurately forecast our revenue and plan our operating expenses;
●	increase the number of and retain existing Pet Parents and Pet Caregivers that use our platform;
●	successfully compete with current and future competitors;
●	provide our users with superior experiences;
●	successfully expand our business in existing markets and enter new markets and geographies;
●	anticipate and respond to macroeconomic changes and changes in the markets in which we operate;
●	maintain and enhance the value of our reputation and brand;
●	adapt to rapidly evolving trends in the ways service providers and consumers interact with technology;
●	avoid interruptions or disruptions in our service;
●	develop a scalable, high-performance technology infrastructure that can efficiently and reliably handle increased usage, as well as the deployment of new features and services;
●	hire, integrate, and retain talented technology, marketing, customer service, and other personnel;
●	effectively manage rapid growth in our personnel and operations; and
●	effectively manage our costs.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business, financial condition, and operating results could be materially adversely affected.

We base our decisions regarding expenditures in Pet Parent acquisition in part on our analysis of the Gross Bookings generated from Pet Parents that we acquired in prior periods. Our estimates and assumptions may not accurately reflect future results and we may not be able to recover our Pet Parent acquisition costs.

Our success depends on our ability to attract Pet Parents in a cost-effective manner. Our decisions regarding investments in Pet Parent acquisition substantially depend upon our analysis of the revenue generated from Pet Parents acquired in earlier periods. Our analysis regarding Pet Parent acquisition investment and revenue includes several assumptions, such as:

●	we make various assumptions based on our historical data with respect to the booking activity of Pet Parents. If our assumptions regarding such bookings are incorrect, our revenue relative to Pet Parent acquisition cost could be less favorable than we believe.
●	our analysis focuses on support and acquisition marketing expenses incurred during the period in which the Pet Parents were originally acquired and makes various assumptions with respect to the level of additional marketing or other expenses necessary to maintain Pet Parent loyalty and generate booking activity in subsequent periods. If our assumptions regarding such expenses in subsequent periods are incorrect, our revenue relative to Pet Parent acquisition cost could be less favorable than we believe.

If our assumptions regarding our Pet Parent acquisition investment and resulting revenue from bookings, including those relating to the effectiveness of our marketing expenditures, prove incorrect, our ability to generate revenue from its investments in new Pet Parent acquisitions may be less than we have assumed and less than we have experienced in the past. In such case, we may need to increase expenses or otherwise alter our strategy and our business, financial condition, and operating results may be materially adversely affected.

If use of our platform in large metropolitan areas is negatively affected, our financial results and future prospects could be adversely impacted.

We derive a significant portion of our bookings and historically have generated a significant portion of our growth in more densely populated urban areas. Our business and financial results may be susceptible to economic, social and regulatory conditions, or other circumstances that tend to impact such areas. An economic downturn, increased competition, or regulatory obstacles in these areas could adversely affect our business, financial condition, and operating results to a much greater degree than would the occurrence of such events in other areas. Further, we expect that we will continue to face challenges in penetrating lower-density suburban and rural areas, where our network is smaller and finding local Pet Caregivers is more difficult, the cost of pet ownership is lower, and alternative Pet Caregivers may be more convenient. If we are not successful in penetrating suburban and rural areas, or if we are unable to operate in certain key metropolitan areas in the future, our ability to serve what we consider to be our total addressable market would be limited and our business, financial condition, and operating results would suffer.

If we cannot successfully manage the unique challenges presented by international markets, we may not be successful in expanding our operations outside the United States.

Our strategy may include the expansion of our operations to international markets. Although some of our executive officers have experience in international business from prior positions, we have little experience with operations outside the United States. Our ability to successfully execute this strategy is affected by many of the same operational risks we face in expanding our U.S. operations. In addition, our international expansion may be adversely affected by our ability to attract local Pet Parents and Pet Caregivers to our platform, obtain and protect relevant trademarks, domain names, and other intellectual property, as well as by local laws and customs, legal and regulatory constraints, political and economic conditions, and currency regulations of the countries or regions in which we may intend to operate in the future. Risks inherent in expanding operations internationally also include, among others, the costs and difficulties of managing international operations, adverse tax consequences, domestic and international tariffs, and trade policies and greater difficulty in securing and enforcing intellectual property rights. If we invest substantial time and resources to expand our operations internationally and are unable to manage these risks effectively, our business, financial condition, and results of operations could be adversely affected.

In addition, international expansion may increase our risks in complying with various laws and standards, including with respect to anti-corruption, anti-bribery, export controls, privacy, and trade and economic sanctions.

Any international operations involve additional risks, and exposure to these risks may increase if Wag! expands internationally.

We may expand our operations internationally. Our platform is currently only available in English, and we may have difficulty modifying its technology and content for use in non-English-speaking markets or fostering new communities in non-English-speaking markets. Our ability to manage our business and conduct our operations internationally requires considerable management attention and resources, and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute systems, regulatory systems, and commercial infrastructures. Furthermore, in most international markets, we would not be the first entrant, and competitors may be better positioned than we are to succeed. Expanding internationally may subject us to risks that we have either not faced before or increase our exposure to risks that we currently face, including risks associated with:

●	recruiting and retaining qualified, multi-lingual employees;
●	increased competition from local websites and guides and potential preferences by local populations for local providers;
●	providing solutions in different languages for different cultures, which may require that we modify our solutions and features to ensure that they are culturally relevant in different countries;
●	credit risk and higher levels of payment fraud;
●	currency exchange rate fluctuations;
●	foreign exchange controls that might prevent us from repatriating cash earned outside the United States;
●	political and economic instability in some countries;

●	double taxation of our international earnings and potentially adverse tax consequences due to changes in the tax laws of the United States or the foreign jurisdictions in which we operate; and
●	higher costs of doing business internationally.

Risks Related to Regulation and Taxation

If Pet Caregivers are reclassified as employees under applicable law, our business would be materially adversely affected.

We are subject to claims, lawsuits, arbitration proceedings, administrative actions, government investigations, and other legal and regulatory proceedings at the U.S. federal, state, and municipal levels challenging the classification of Pet Caregivers that use our platform as independent contractors. The tests governing whether a service provider is an independent contractor or an employee vary by governing law and are typically highly fact sensitive. Laws and regulations that govern the status and classification of independent contractors are subject to changes and divergent interpretations by various authorities, which can create uncertainty and unpredictability for us. As referenced above, we maintain that Pet Caregivers that use our platform are independent contractors. However, Pet Caregivers may be reclassified as employees, especially in light of the evolving rules and restrictions on service provider classification and their potential impact on participants in the “gig economy.” A reclassification of service providers as employees would adversely affect our business, financial condition, and operating results, including as a result of:

●	monetary exposure arising from, or relating to failure to, withhold and remit taxes (including with respect to the Pet Caregiver Issuance), unpaid wages and wage and hour laws and requirements (such as those pertaining to failure to pay minimum wage and overtime, or to provide required breaks and wage statements), expense reimbursement, statutory and punitive damages, penalties, and government fines;
●	injunctions prohibiting continuance of existing business practices;
●	claims for employee benefits (including equity incentives), social security, workers’ compensation, and unemployment;
●	claims of discrimination, harassment, and retaliation under civil rights laws;
●	claims under laws pertaining to unionizing, collective bargaining, and other concerted activity;
●	other claims, charges, or other proceedings under laws and regulations applicable to employers and employees, including risks relating to allegations of joint employer liability or agency liability; and
●	harm to our reputation and brand.

In the United States, national, state, and local governmental authorities have enacted or pursued, and may in the future enact and pursue, measures designed to regulate the gig economy. For example, in 2019 the California Assembly passed AB-5, which codified a narrow worker classification test that has had the effect of treating many “gig economy” workers as employees. AB-5 now includes a referral agency exemption that specifically applies to animal services, dog walking, and grooming. While we believe that Pet Caregivers who use our platform fall within such exemption, the interpretation or enforcement of the exemption could change. In addition, other jurisdictions (including in international geographies where we may in the future offer our platform) could pursue similar laws that do not include such carve outs and which, if applied to our platform, could adversely impact our platform’s availability and our business. In the past, we have been subject to claims by representatives of Pet Caregivers alleging various misclassification claims and wage and hour violations. These claims have been settled, but we may be subject to similar claims and legal proceedings in the future.

In addition to the harms listed above, a reclassification of Pet Caregivers as employees would require us to significantly alter our existing business model and operations and impact our ability to add and retain Pet Caregivers to our platform and grow our business, which we would expect to have an adverse effect on our business, financial condition, and operating results.

We are licensed to operate in regulated industries and if these licenses are revoked or suspended, our business may be materially adversely affected.

We operate in regulated industries, including insurance, which require licenses to operate in the jurisdictions in which we operate. One of our subsidiaries is currently licensed as an insurance agency in 50 states and the District of Columbia. We cannot guarantee that it will be able to refer its customers to options for pet insurance nationwide in the near term or at all. Our ability to retain state licenses depends on our ability to meet licensing requirements enacted or promulgated in each state. If we are unable to satisfy the applicable licensing requirements of any particular state, we could lose our license to do business in such state, or have certain referral compensation agreements suspended or terminated, and may result in the suspension of our authority to receive commission compensation for the referral of such insurance business. If these licenses are revoked or suspended, our regulated business could be materially adversely affected and we may be forced to temporarily suspend operations in affected jurisdictions. This may require our to expend substantial resources or to discontinue certain services or platform features, which might further adversely affect our business. Any costs incurred to prevent or mitigate this potential liability could adversely affect our business, financial condition, and operating results.

Our business is subject to a variety of U.S. laws and regulations, many of which are unsettled and still developing and failure to comply with such laws and regulations could subject us to claims or otherwise adversely affect our business, financial condition, or operating results.

Online marketplaces offering pet care services are a rapidly developing business model and are quickly evolving. We are or may become subject to a variety of laws in the United States and other jurisdictions. Laws, regulations, and standards governing issues such as worker classification, labor and employment, anti-discrimination, animal safety, home-based pet care licensing and regulation, insurance producer licensing and market conduct, online payments, gratuities, pricing and commissions, subscription services, intellectual property, background checks, and tax are often complex and subject to varying interpretations, in many cases due to their lack of specificity. The scope and interpretation of these laws and whether they are applicable to us, are often uncertain and may be conflicting, including varying standards and interpretations among countries, between state or province and federal law, between individual states or provinces and even at the city and municipality level. As a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies. We have been proactively working with state and local governments and regulatory bodies to ensure that our platform is available broadly in the United States.

Additionally, laws relating to the potential liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright, and trademark infringement and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. In addition, regulatory authorities in the United States at the federal and state level are considering a number of legislative and regulatory proposals concerning privacy and other matters that may be applicable to our business. For more information regarding such privacy and security laws and regulations, and the impact of such laws and regulations on our business, see “Risk Factors — Risks Related to Privacy and Technology — Changes in laws, regulations, or industry standards relating to privacy, data protection, or the protection or transfer of data relating to individuals, or any actual or perceived failure by us to comply with such laws and regulations or any other obligations, including contractual obligations, relating to privacy, data protection, or the protection or transfer of data relating to individuals, could adversely affect our business.” It is also likely that if our business grows and evolves and our services are used in a greater number of geographies, we would become subject to laws and regulations in additional jurisdictions. It is difficult to predict how existing laws would be applied to our business and the new laws to which we may become subject.

In the United States, money transmission is subject to various state and federal laws and the rules and regulations are enforced by multiple authorities and governing bodies, including numerous federal, state, and local agencies who may define money transmission differently. Outside of the United States, we would be subject to additional laws, rules, and regulations related to the provision of payments and financial services if we expand internationally. If we expand into new jurisdictions, the foreign regulations and regulators governing our business that we are subject to will expand as well. Noncompliance with such regulations may subject us to fines or other penalties in one or more jurisdictions levied by federal or state or local regulators, including state Attorneys General, as well as those levied by foreign regulators. In addition to fines, penalties for failing to comply with applicable rules, and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny.

Recent financial, political, and other events may increase the level of regulatory scrutiny on larger companies, technology companies in general and companies engaged in dealings with independent service providers or otherwise viewed as part of the “gig economy.” Regulatory and administrative bodies may enact new laws or promulgate new regulations that are adverse to our business, or they may view matters or interpret laws and regulations differently than they have in the past or in a manner adverse to our business, including by changing employment-related laws or by regulating or capping the commissions businesses like ours agree to with service providers or the fees that we may charge Pet Parents. Given our short operating history to-date and our licensed insurance subsidiary, and the rapid speed of growth of both, we are particularly vulnerable to regulators reviewing our practices and customer communications. As a result of any noncompliance with such requirements, regulators could impose fines, rebates or other penalties, including revocation or suspension of its licenses, and cease-and-desist orders for an individual state, or all states, until the identified noncompliance is rectified. In addition, regulatory scrutiny or action may create different or conflicting obligations on us from one jurisdiction to another, which creates additional challenges to managing our business.

Our success, or perceived success, and increased visibility may also drive some businesses that perceive our business model as a threat to their services, or otherwise negatively, to raise their concerns to local policymakers and regulators. These businesses and their trade association groups or other organizations may take actions and employ significant resources to shape the legal and regulatory regimes in jurisdictions where Wag! may have, or seek to have, a market presence in an effort to change such legal and regulatory regimes in ways intended to adversely affect or impede our business and the ability of Pet Parents and service providers to use our platform.

If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, including any future laws or regulations that we may not be able to anticipate at this time, we could be materially adversely affected and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue certain services or platform features, which would adversely affect our business. Any failure to comply with applicable laws and regulations could also subject us to claims and other legal and regulatory proceedings, fines, or other penalties, criminal and civil proceedings, forfeiture of significant assets, and other enforcement actions. In addition, the increased attention to liability issues as a result of lawsuits and legislative proposals could adversely affect our reputation or otherwise impact the growth of our business. Any costs incurred to prevent or mitigate this potential liability are also expected to adversely affect our business, financial condition, and operating results.

Government regulation of the Internet, mobile devices and e-commerce is evolving and unfavorable changes could substantially adversely affect our business, financial condition, and operating results.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the Internet, mobile devices, and e-commerce that are constantly evolving. Existing and future laws and regulations, or changes thereto, may impede the growth of the Internet, mobile devices, e-commerce, or other online services and increase the cost of providing online services, require us to change our business practices, or raise compliance costs or other costs of doing business. These regulations and laws, which continue to evolve, may address taxation, tariffs, privacy, data retention and protection, data security, pricing and commissions, content, copyrights, distribution, social media marketing, advertising practices, sweepstakes, mobile, electronic contracts and other communications, consumer protection, text messaging, Internet and mobile application access to our offerings and the characteristics and quality of online offerings, the provision of online payment services, and the characteristics and quality of services. For more information regarding such privacy and security laws and regulations, and the impact of such laws and regulations on our business, see “Risk Factors—Risks Related to Privacy and Technology—Changes in laws, regulations, or industry standards relating to privacy, data protection, or the protection or transfer of data relating to individuals, or any actual or perceived failure by us to comply with such laws and regulations or any other obligations, including contractual obligations, relating to privacy, data protection, or the protection or transfer of data relating to individuals, could adversely affect our business.” It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel, and personal privacy apply to the Internet and e-commerce. In addition, if we expand internationally, it is possible that foreign government entities may seek to censor content available on our mobile applications or website or may even attempt to block access to our mobile applications and website. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation and brand, a loss in business and proceedings, or actions against us by governmental entities or others, which could adversely affect our business, financial condition, and operating results.

We are subject to regulatory inquiries, claims, lawsuits, government investigations, and various proceedings and other disputes, and may face potential liability and expenses for legal claims, which could materially adversely affect our business, operating results, and financial condition.

We are or may become subject to claims, lawsuits, arbitration proceedings, government investigations, and other legal, regulatory, and administrative proceedings, including those involving pet injury, personal injury, property damage, worker classification, pay model, labor and employment, unemployment insurance benefits, workers’ compensation, anti-discrimination, commercial disputes, competition, Pet Caregiver and Pet Parent complaints, intellectual property disputes, compliance with regulatory requirements, data security, advertising practices, tax issues, and other matters. We may become subject to additional types of claims, lawsuits, government investigations, and legal or regulatory proceedings as our business grows and as it deploys new services. Results of investigations, inquiries, and related governmental action are inherently unpredictable and, as such, there is always the risk of an investigation, or inquiry having a material impact on our business, financial condition, and operating results, particularly if an investigation, or inquiry results in a lawsuit or unfavorable regulatory enforcement or other action. Any claims against us, whether meritorious or not, could be time-consuming and can have an adverse impact on us in light of the costs associated with cooperating with, or defending against, such matters and the diversion of management resources and other factors.

Determining reserves for our pending litigation is a complex and fact-intensive process that requires significant subjective judgment and speculation. It is possible that a resolution of one or more such proceedings could result in substantial damages, settlement costs, fines, and penalties that could adversely affect our business, financial condition, and operating results. These proceedings could also result in harm to our reputation and brand, sanctions, consent decrees, injunctions, or other orders requiring a change in our business practices. Any of these consequences could adversely affect our business, financial condition, and operating results. Further, under certain circumstances, we have contractual and other legal obligations to indemnify and to incur legal expenses on behalf of our business and commercial partners and current and former directors and officers.

We are subject to claims, lawsuits, and other legal proceedings seeking to hold us vicariously liable for the actions of pets, Pet Parents, and Pet Caregivers.

We are subject to claims, lawsuits, and other legal proceedings seeking to hold us vicariously liable for the actions of pets, Pet Parents, and Pet Caregivers. In the ordinary course of business, our customer service team receives claims pursuant to the Customer Claims Policy. Claims and threats of legal action that arise from pet sitting services booked through our website or applications may be sent directly to our legal department or may be received by our customer service team. Various parties have from time to time claimed and may claim in the future, that we are liable for damages related to accidents or other incidents involving pets, Pet Parents, Pet Caregivers, and third parties. For example, third parties have asserted legal claims against us in connection with personal injuries related to pet or human safety issues or accidents caused by Pet Caregivers or animals. We have incurred expenses to settle personal injury claims, which it sometimes chooses to settle for reasons including customer goodwill, expediency, protection of our reputation, and to prevent the uncertainty of litigating, and it expects that such expenses will continue to increase as our business grows and we face increasing public scrutiny. We currently are named as a defendant in a number of matters related to accidents or other incidents involving users of our platform, pets, or third parties. Pending or threatened legal proceedings could have a material impact on our business, financial condition, or operating results. Regardless of the outcome of any legal proceeding, any injuries to, or deaths of, any Pet Parents, Pet Caregivers, animals, or third parties could result in negative publicity and harm to our brand, reputation, business, financial condition, and operating results.

Reports, whether true or not, of animal-borne illnesses and injuries caused by pet care or unsanitary handling, cleaning, or grooming or other pet services incidents have led to potential legal claims against and severely injured the reputations of, participants in the pet services business and could do so in the future as well. In addition, reports of animal-borne illnesses or other safety issues occurring solely at competitors that are not on our platform, could, as a result of negative publicity about the pet services industry generally, adversely affect our business, financial condition, and operating results.

We also face potential liability and expense for claims, including class, collective and other representative actions, by or relating to Pet Caregivers regarding, among other things, the classification of Pet Caregivers that use our platform as well as our caregiver pay model, including claims regarding disclosures it makes with respect to sales tax, service fees, and gratuities, the process of signing up to become a Pet Caregiver, including the background check process and the nature and frequency of our communications to Pet Caregivers via email, text, or telephone. We also face potential liability and expense for claims, including class actions, relating to, among other things, its caregiver pay model, including claims regarding disclosures we make with respect to sales tax, service fees and gratuities, the services we facilitate, discrepancies between the information on our website and mobile applications, the experience of Pet Parents and Pet Caregivers, and the nature and frequency of our marketing communications via email, text, or telephone.

For additional information, please see “Information About Wag! — Legal Proceedings.”

In addition, we face potential claims and litigation relating to possible pet and human fatalities, injuries, other violent acts, illness (including COVID-19), cancellations and refunds, property damage, motor vehicle accidents, and privacy or data protection violations that occurred during a service booked on our platform. We could face additional litigation and government inquiries and fines relating to our business practices, cancellations, and other consequences due to natural disasters or other unforeseen events beyond our control such as wars, regional hostilities, health concerns, including epidemics and pandemics such as COVID-19, or law enforcement demands and other regulatory actions.

We may be impacted by costly or burdensome arbitration and class action proceedings, and our use of arbitration and class action waivers subjects us to certain risks to our reputation and brand, as well as challenges to those waivers.

We include arbitration and class action waiver provisions in our terms of service with the Pet Parents and Pet Caregivers that use our platform, as well as in the Pet Care Provider Platform Use Agreement that Pet Caregivers must sign to be approved to provide services on our platform. These provisions are intended to streamline the litigation process for all parties involved, as they can in some cases be faster and less costly than litigating disputes in state or federal court. However, arbitration can be costly and burdensome and the use of arbitration and class action waiver provisions subjects us to certain risks to our reputation and brand, as these provisions have been the subject of increasing public scrutiny. In order to minimize these risks to our reputation and brand, we may limit our use of arbitration and class action waiver provisions or be required to do so in a legal or regulatory proceeding, either of which could cause an increase in our litigation costs and exposure. Additionally, we permit certain users of our platform to opt out of such provisions, which could also cause an increase in our litigation costs and exposure.

Further, with the potential for conflicting rules regarding the scope and enforceability of arbitration and class action waivers on a state-by-state basis, as well as between state and federal law, there is a risk that some or all of our arbitration and class action waiver provisions could be subject to challenge or may need to be revised to exempt certain categories of protection. If these provisions were found to be unenforceable, in whole or in part, or specific claims are required to be exempted, we could experience an increase in our costs to litigate disputes and the time involved in resolving such disputes and we could face increased exposure to potentially costly lawsuits, each of which could adversely affect our business, financial condition, and operating results.

We are subject to various U.S. anti-corruption laws and other anti-bribery and anti-kickback laws and regulations.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, and other anticorruption, anti-bribery, and anti-money laundering laws in the jurisdictions in which it does business. These laws generally prohibit us and our employees from improperly influencing government officials or commercial parties in order to obtain or retain business, direct business to any person, or gain any improper advantage. The FCPA and other applicable anti-bribery and anti-corruption laws also may hold us liable for acts of corruption and bribery committed by our third-party business partners, representatives, and agents who are acting on our behalf. We and our third-party business partners, representatives, and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries and its employees, representatives, contractors, and agents, even if we do not explicitly authorize such activities. These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, we cannot assure that our employees and agents will not take actions in violation of our policies or applicable law, for which we may be ultimately held responsible and our exposure for violating these laws increases as our international presence expands and as we increase sales and operations in foreign jurisdictions. Any violation of the FCPA or other applicable anti-bribery, anti-corruption, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, severe criminal or civil sanctions, or suspension or debarment from U.S. government contracts, substantial diversion of management’s attention, a drop in our stock price, or overall adverse consequences to our business, all of which may have an adverse effect on our reputation, business, financial condition, and operating results.

Taxing authorities may successfully assert that we have not properly collected, or in the future should collect, sales and use, gross receipts, value added, or similar taxes and may successfully impose additional obligations on us and any such assessments, obligations, or inaccuracies could adversely affect our business, financial condition, and operating results.

The application of non-income, or indirect, taxes, such as sales and use tax, value-added tax, goods and services tax, business tax, and gross receipt tax, to businesses like ours is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the adoption and growth of the Internet and e-commerce. Significant judgment is required on an ongoing basis to evaluate applicable tax obligations and as a result, amounts recorded are estimates and are subject to adjustments. In many cases, the ultimate tax determination is uncertain because it is not clear how new and existing statutes might apply to our business.

In addition, governments are increasingly looking for ways to increase revenue, which has resulted in discussions about tax reform and other legislative action to increase tax revenue, including through indirect taxes. Such taxes could adversely affect our financial condition, and operating results. For instance, if we or Pet Caregivers try to pass along increased additional taxes and raise fees or prices to pet parents, booking volume may decline.

We are subject to indirect taxes, such as payroll, sales, use, value-added, and goods and services taxes and we have, and may in the future, face various indirect tax audits in various U.S. jurisdictions. We believe that we remit indirect taxes in all relevant jurisdictions in which we generate taxable sales, based on our understanding of the applicable laws in those jurisdictions. However, tax authorities may raise questions about, or challenge or disagree with, our calculation, reporting, or collection of taxes and may require us to collect taxes in jurisdictions in which we do not currently do so or to remit additional taxes and interest and could impose associated penalties and fees. Further, even where we are collecting taxes and remitting them to the appropriate authorities, we may fail to accurately calculate, collect, report, and remit such taxes. A successful assertion by one or more tax authorities requiring us to collect taxes in jurisdictions in which we do not currently do so or to collect additional taxes in a jurisdiction in which we currently collect taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest, could discourage Pet Parents and Pet Caregivers from utilizing our offerings, or could otherwise harm our business, financial condition, and operating results. We are currently subject to audits by taxing authorities and other forms of investigation, audit, or inquiry conducted by federal, state, or local governmental agencies. We are also subject to routine IRS audits, including those regarding 1099 Statements. As of December 31, 2021, management did not believe that the outcome of pending matters would have a material adverse effect on our financial position, results of operations, or cash flows. For more information, see the section entitled, “Information About Wag! — Legal Proceedings”.

As a result of these and other factors, the ultimate amount of tax obligations owed may differ from the amounts recorded in our financial statements and any such difference may adversely affect our operating results in future periods in which we change our estimate of tax obligations or in which the ultimate tax outcome is determined.

We may have exposure to greater than anticipated tax liabilities.

We are subject to income taxes in the United States. Our effective tax rate could be materially adversely affected by changes in the mix of earnings and losses in jurisdictions with differing statutory tax rates, changes in tax laws, tax treaties, and regulations or the interpretation of them, certain non-deductible expenses, and the valuation of deferred tax assets. Increases in our effective tax rate would reduce profitability or increase losses.

Many of the underlying laws, rules and regulations imposing taxes and other obligations were established before the growth of the Internet and ecommerce. Taxing authorities in various jurisdictions are currently reviewing the appropriate treatment of companies engaged in Internet commerce and may make changes to existing tax or other laws that could result in additional taxes relating to our activities, and/or impose obligations on us to collect such taxes. New tax laws or regulations could be enacted at any time, which could adversely affect our business operations and financial performance. Further, existing tax laws and regulations could be interpreted, modified or applied adversely to us.

We have been subject to examination and may be subject to examination in the future, by federal, state, and local tax authorities on income, employment, sales, and other tax matters. While we regularly assesses the likelihood of adverse outcomes from such examinations and the adequacy of our provision for taxes, there can be no assurance that such provision is sufficient and that a determination by a tax authority would not have an adverse effect on our business, financial condition, and operating results. Certain risks relating to employment taxes and sales taxes are described in more detail under “If Pet Caregivers are reclassified as employees under applicable law, our business would be materially adversely affected.” If Pet Caregivers are reclassified as employees under federal or state law, our business would be materially adversely affected. Taxing authorities may successfully assert that we have not properly collected, or in the future should collect, sales and use, gross receipts, value added, or similar taxes and may successfully impose additional obligations on us and any such assessments, obligations, or inaccuracies could adversely affect our business, financial condition, and operating results.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2021, we had U.S. federal and state net operating loss carryforwards (“NOLs”) of approximately $200 million and $171 million, respectively. The federal NOLs generated as of December 31, 2017 of $23.3 million will expire in 2037, while $176.6 million federal NOLs generated in taxable years beginning after December 31, 2017 do not expire but may only offset 80% of taxable income in periods of future utilization. The state NOLs will begin to expire in 2038 and will continue to expire through 2041. It is possible that we will not generate taxable income in time to use NOLs before their expiration, or at all. Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and certain other tax attributes to offset its post-change taxable income may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5 percent stockholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We have, in the past, experienced ownership changes, and if we experience one or more ownership changes as a result of the proposed Business Combination or future transactions in our stock, our ability to use NOLs to reduce future taxable income and liabilities may be subject to annual limitations as a result of prior ownership changes and ownership changes that may occur in the future, including as a result of this offering.

NOLs arising in taxable years ending after December 31, 2017 can be carried forward indefinitely, but NOLs generated in tax years ending before January 1, 2018 will continue to have a two-year carryback and 20-year carryforward period. In addition, the CARES Act allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. As we maintain a full valuation allowance against our U.S. NOLs, these changes will not impact our balance sheet as of December 31, 2021 or results of operations.

Under the legislation commonly referred to as the Tax Cuts and Jobs Act of 2017, or the Tax Act, as amended by the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), net operating losses incurred in taxable years that began after December 31, 2017 may offset 100% of current year taxable income in 2018, 2019, and 2020 taxable years and limited to 80% for tax years after December 31, 2020. There is also a risk that our existing net operating losses or tax credits could expire or otherwise be unavailable to offset future income tax liabilities, either as the result of regulatory changes issued, possibly with retroactive effect, by various jurisdictions seeking to raise revenue to help counter the fiscal impact of the COVID-19 pandemic, or for other unforeseen reasons. A temporary suspension of the use of certain net operating losses and tax credits has been enacted in California and other states may enact suspensions as well.

Risks Related to Our Indebtedness

We entered into a definitive financing agreement with Blue Torch Capital LP (“Blue Torch”) for a senior secured Credit Facility in the amount of $32.17 million. The Credit Facility is secured by substantially all of our assets and the assets of our subsidiaries (collectively, the “Credit Parties”), including the Credit Parties’ intellectual property and equity interests in the Credit Parties’ subsidiaries, subject to certain exceptions. Additionally, the definitive documentation for the Credit Facility states that, if there is an occurrence of an uncured event of default, Blue Torch will be able to foreclose on all or some of the Credit Parties’ assets that are collateral for the Credit Facility, and securities in the Credit Parties and their subsidiaries could be rendered worthless.

We entered into a definitive financing agreement with Blue Torch for a senior secured Credit Facility in the amount of $32.17 million in connection with the closing of the Business Combination. The Credit Facility is secured by substantially all of our assets and the assets of our subsidiaries (collectively, the “Credit Parties”), including the Credit Parties’ intellectual property and equity interests in the Credit Parties’ subsidiaries, subject to customary exceptions. Additionally, the definitive documentation for the Credit Facility states that, if the Credit Parties default on their payment or performance obligations in respect of the Credit Facility, Blue Torch will be able to foreclose on all or some of the Credit Parties’ assets that are collateral for the Credit Facility, which would materially harm the Credit Parties’ business, financial condition and results of operations. The pledge of these assets and other restrictions contained in the definitive financing documentation for the Credit Facility may also limit the Credit Parties’ flexibility in raising capital for other purposes. Because substantially all of the Credit Parties’ assets will be pledged to secure the Credit Facility, the Credit Parties’ ability to incur additional secured or unsecured indebtedness or to sell or dispose of assets to raise capital may be impaired, which could have an adverse effect on the Credit Parties’ financial flexibility. See the section entitled “Liquidity and Capital Resources — Debt — Blue Torch Financing and Warrant Agreement” located elsewhere in this prospectus for more information about the Credit Facility.

Our debt obligations could materially and adversely affect our business, financial condition, results of operations, and prospects.

We have incurred in the past, and may incur in the future, debt to finance our operations, capital investments, and business acquisitions and to restructure our capital structure.

Our debt obligations could materially and adversely impact us. For example, these obligations could:

●	require us to use a large portion of our cash flow to pay principal and interest on debt, which will reduce the amount of cash flow available to fund working capital, capital expenditures, acquisitions, research and development, or R&D, expenditures and other business activities;
●	result in certain of our debt instruments being accelerated to be immediately due and payable or being deemed to be in default if certain terms of default are triggered, such as applicable cross-default and/or cross-acceleration provisions;
●	limit our future ability to raise funds for capital expenditures, strategic acquisitions or business opportunities, R&D and other general corporate requirements;

●	restrict our ability to incur specified indebtedness, create or incur certain liens and enter into sale-leaseback financing transactions;
●	increase our vulnerability to adverse economic and industry conditions; and
●	increase our exposure to interest rate risk from variable rate indebtedness.

Our financing agreement with Blue Torch contains covenants, including requirements to maintain certain levels of minimum revenue and minimum liquidity, restrictions on restricted payments and other customary debt covenants. A breach of the covenants can result in an event of default under the Credit Facility and as such allow Blue Torch to pursue certain remedies. In addition, the Credit Facility includes cross-default or cross-acceleration provisions that could result in the Credit Facility being accelerated and/or terminated if an event of default or acceleration of maturity occurs under any of our other indebtedness. For more information about these and other financing arrangements, see “Wag!’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” Our ability to comply with these provisions may be affected by events beyond our control, and if we are unable to meet or maintain the necessary covenant requirements or satisfy, or obtain waivers for, the continuing covenants and other performance obligations contained in the Credit Facility, we may lose the ability to borrow under all of our debt facilities, which could materially and adversely affect our business.

Our ability to meet our payment obligations under our debt facilities depends on our ability to generate significant cash flows or obtain external financing in the future. We cannot assure you that we will be able to generate sufficient cash flow or obtain external financing on terms acceptable to us or at all.

Our ability to meet our payment obligations under our debt facilities depends on our ability to generate significant cash flows or obtain external financing in the future. This ability, to some extent, is subject to market, economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. There can be no assurance that our business will generate cash flow from operations, or that additional capital will be available to us, in amounts sufficient to enable us to meet our debt payment obligations and to fund other liquidity needs. If we are unable to generate sufficient cash flows to service our debt payment obligations, we may need to refinance or restructure our debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may be unable to meet our debt payment obligations, which could materially and adversely affect our business, financial condition, results of operations, and prospects.

Our ability to refinance existing debt and borrow additional funds is affected by a variety of factors, including:

●	limitations imposed on us under existing and future debt facilities that contain restrictive covenants and borrowing conditions that may limit our ability to raise additional debt;
●	a decline in liquidity in the credit markets, including due to the COVID-19 pandemic;
●	volatility in our business;
●	prevailing interest rates;
●	the financial strength of the lenders from whom we borrow;
●	the decision of lenders from whom we borrow to reduce their exposure to our industry due to global economic conditions, or a change in such lenders’ strategic plan, future lines of business, the COVID-19 pandemic, or otherwise;
●	the amount of eligible collateral pledged on debt facilities, which may be less than the borrowing capacity of these facilities;
●	more stringent financial covenants in such refinanced facilities, which we may not be able to achieve; and
●	accounting changes that impact calculations of covenants in our debt facilities.

If the refinancing or borrowing guidelines become more stringent and such changes result in increased costs to comply or decreased loan production volume, such changes could materially and adversely affect our business.

Risks Related to Privacy and Technology

We have been subject to cybersecurity attacks in the past and anticipate being the target of future attacks. Any actual or perceived breach of security or security incident or privacy or data protection breach or violation, including via cyberattacks, data breaches, hacks, ransomware attacks, data loss, unauthorized access to or use of data (including personal information) and other breaches of its information technology systems, could interrupt our operations, harm our brand, and adversely affect our reputation, business, financial condition, and operating results.

Our business involves the collection, storage, processing, and transmission of personal information and other sensitive and proprietary data of Pet Parents and Pet Caregivers. Additionally, we maintain sensitive and proprietary information relating to our business, such as our own proprietary information, other confidential information, and personal information relating to individuals such as our employees. An increasing number of organizations have disclosed breaches of their information security systems and other information security incidents, some of which have involved sophisticated and highly targeted attacks. Given the nature of the information we use and store, third parties may seek to gain unauthorized access to such information, and thus the secure maintenance of this information is critical to our business and reputation. In addition, these incidents can originate on our vendors’ websites, which can then be leveraged to access our website, further preventing our ability to successfully identify and mitigate the attack.

Because techniques used to obtain unauthorized access to or to sabotage information systems change frequently and may not be known until launched against us, even if it takes all reasonable precautions, including to the extent required by law, we may be unable to anticipate or prevent these attacks, react in a timely manner, or implement adequate preventive measures and may face delays in detection or remediation of, or other responses to, security breaches and other privacy-, data protection- and security-related incidents. Additionally, because we may also share information with third-party service providers to conduct its business, if any of its business partners or service providers with whom we share information fail to implement adequate data-security practices or fail to comply with our terms and policies or otherwise suffer a network or other security breach, our users’ information may be improperly accessed, used or disclosed. Such breaches experienced by other companies may also be leveraged against us. For example, credential stuffing attacks are becoming increasingly common and sophisticated actors can mask their attacks, making them increasingly difficult to identify and prevent. We have previously experienced incidents of fraud on our platform that it believes involved credential stuffing attacks and which it was unable to preemptively detect or prevent. In addition, hardware, software, or applications we develop or procures from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security, or users on our platform could have vulnerabilities on their own devices that are unrelated to our systems and platform but could mistakenly be attributed to us. See “Risk Factors — Risks Related to Privacy and Technology — Any error, bug, vulnerability or systems defect or failure and resulting interruptions in the availability of our website, mobile applications, or platform could adversely affect our business, financial condition, and operating results.”

Although we have developed reasonable systems and processes that are designed to protect data of Pet Parents and Pet Caregivers that use our platform, protect our systems and the proprietary, sensitive and confidential information it maintains, prevent data loss, and prevent security breaches and security incidents, our security measures have not fully protected against such matters in the past. For example, we have been subject to phishing, credential stuffing or distributed denial-of-service attacks, and therefore we cannot guarantee that no such or other attacks will occur in the future or that they will not be successful. Accordingly, we may experience data security breaches, cyberattacks, hacks, ransomware attacks, data loss, unauthorized access to or use of data (including personal information) or other data security incidents. Further, the IT and infrastructure used in our business may be vulnerable to cyberattacks or security breaches or to damages from computer viruses, worms, and other malicious software programs or other attacks, covert introduction of malware to computers and networks, unauthorized access, including impersonation of unauthorized users, efforts to discover and exploit any security vulnerabilities or securities weaknesses, and other similar disruptions, which may permit third parties to access data, including personal information and other sensitive data of Pet Parents and Pet Caregivers, our employees’ personal information, or other sensitive, confidential or proprietary data that it maintains or that otherwise is accessible through those systems. For more information see “Risk Factors — Any error, bug, vulnerability or systems defect or failure and resulting interruptions in the availability of our website, mobile applications, or platform could adversely affect our business, financial condition, and operating results.” Employee error, malfeasance, or other errors in the storage, use, or transmission of any of these types of data also could result in an actual or perceived privacy, data protection, or security breach or other security incident. In addition, outside parties may attempt to fraudulently induce employees, service providers, users or customers to disclose sensitive information in order to gain access to our data or the data or accounts of our users or other parties. Although we have policies restricting access to the information it stores, there is a risk that these policies may not be effective in all cases.

Any actual or perceived breach of privacy or data protection, or any actual or perceived security breach or other incident that impacts our platform or systems, other IT and infrastructure used in our business, or data maintained or processed in our business, could interrupt our operations, result in our platform being unavailable, result in loss or improper access to, or acquisition or disclosure of, data, result in fraudulent transfer of funds, harm our reputation, brand and competitive position, damage our relationships with third-party partners, or result in claims, litigation, regulatory investigations and proceedings, increased credit card processing fees and other costs, and significant legal, regulatory and financial exposure, including, but not limited to, ongoing monitoring by regulators and any such incidents or any perception that our security measures are inadequate could lead to loss of Pet Parents’ and Pet Caregivers’ confidence in, or decreased use of, our platform, any of which could adversely affect our business, financial condition, and operating results. Any actual or perceived breach of privacy, data protection or security, or other security incident, impacting any entities with which we share or disclose data (including, for example, our third-party technology providers) could have similar effects. Further, any cyberattacks or actual or perceived security, privacy or data protection breaches, and other incidents directed at, or suffered by, our competitors could reduce confidence in our industry and, as a result, reduce confidence in us. We also expect to incur significant costs in an effort to detect and prevent privacy, data protection and security breaches, and other privacy-, data protection- and security-related incidents and we may face increased costs and requirements to expend substantial resources in the event of an actual or perceived privacy, data protection, or security breach or other incident occurs.

While we maintain cyber insurance that may help provide coverage for these types of incidents, it cannot assure you that our insurance will be adequate to cover all of its costs and liabilities related to any incidents, that insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our business, reputation, results of operations, and financial condition.

Changes in laws, regulations, or industry standards relating to privacy, data protection, or the protection or transfer of data relating to individuals, or any actual or perceived failure by us to comply with such laws and regulations or any other obligations, including contractual obligations, relating to privacy, data protection, or the protection or transfer of data relating to individuals, could adversely affect our business.

We receive, transmit, and store a large volume of regulated, personally identifiable information relating to users on our platform, as well as personally identifiable information relating to other individuals such as its employees. Numerous local, municipal, state, federal, and international laws and regulations address privacy and the collection, storing, sharing, use, disclosure, disposal, and protection of certain types of data, including, but not limited to the California Online Privacy Protection Act, the Personal Information Protection and Electronic Documents Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, the Telephone Consumer Protection Act (restricting telemarketing and the use of automated SMS text messaging), Section 5 of the Federal Trade Commission Act, and the California Consumer Privacy Act and its accompanying regulations (collectively the “CCPA”). These laws, rules, and regulations regulating the personal information received, transmitted, and stored by us evolve frequently and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement and may be inconsistent from one jurisdiction to another.

The CCPA, which went into effect on January 1, 2020, among other things, requires covered companies to provide new disclosures to California consumers about such companies’ data collection, use and sharing practices, gives California residents expanded rights to access and delete their personal information, and affords such consumers abilities to opt out of certain sharing and sales of personal information. The law also prohibits covered businesses from discriminating against consumers (for example, charging more for services) for exercising their CCPA rights. The CCPA imposes severe statutory damages as well as a private right of action for certain data breaches that result in the unauthorized access to, or exfiltration, theft, or disclosure of personal information. This private right of action is expected to increase the likelihood of and risks associated with data breach litigation. The CCPA has not been subject to significant litigation and judicial interpretation and it remains unclear how various provisions of the CCPA will be interpreted and enforced. Subsequently, in November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020 (the “CPRA”). The CPRA, which will take effect in most material respects on January 1, 2023, further expands the CCPA with additional data privacy compliance requirements, including by expanding consumers’ rights with respect to certain sensitive personal information, that may impact our business and establishes a regulatory agency dedicated to enforcing those requirements, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses, and potentially changing business practices, in an effort to comply.

The CPRA and the CCPA have led to other states passing similar laws. On March 2, 2021, Virginia passed the Virginia Consumer Data Protection Act, which goes into effect January 1, 2023, and on July 8, 2021, Colorado passed the Colorado Privacy Act, which goes into effect July 1, 2023. Both of the statutes in Virginia and Colorado were modeled after and are very similar to the CCPA and CPRA. These laws may lead other states or even the U.S. Congress to pass comparable legislation. The effects of the

CPRA, the CCPA and other similar state or federal laws, are significant and may require us to modify its data processing practices and policies and incur substantial compliance-related costs and expenses that are likely to increase over time. Additionally, many laws and regulations relating to privacy and the collection, storing, sharing, use, disclosure, and protection of certain types of data are subject to varying degrees of enforcement and new and changing interpretations by courts and may require us to divert resources from other initiatives and projects to address these evolving compliance and operational requirements. The CCPA, CPRA, the Virginia and Colorado privacy laws and other laws or regulations relating to privacy, data protection, and information security, particularly any new or modified laws or regulations, or changes to the interpretation or enforcement of such laws or regulations, that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer, or disclosure, could greatly increase the cost of providing Our platform, require significant changes to our operations, or even prevent us from providing our platform in jurisdictions in which we currently operate and in which we may operate in the future, all of which may have a material and adverse impact on our business, financial condition and results of operations.

Additionally, we have incurred and may continue to incur, significant expenses in an effort to comply with privacy, data protection, and information security standards and protocols imposed by law, regulation, industry standards, or contractual obligations. Publication of our privacy statement and other policies regarding privacy, data protection, and data security may subject us to investigation or enforcement actions by regulators if those statements or policies are found to be deficient, lacking transparency, deceptive, unfair, or misrepresentative of our practices. In general, negative publicity regarding actual or perceived violations of its end users’ privacy-related rights, including fines and enforcement actions against it or other similarly placed businesses, also may impair users’ trust in our privacy practices and make them reluctant to give their consent to share their data with us. In addition to government regulation, privacy advocates and industry groups have and may in the future propose self-regulatory standards from time to time, which may legally or contractually apply to us, or we may elect to comply with such standards. These various privacy, data protection, and data security legal obligations that apply to us may evolve in a manner that relates to our practices or the features of our mobile applications or website and we may need to take additional measures to comply with the new and evolving legal obligations, including but not limited to training efforts for our employees, contractors, and third-party partners. Such efforts may not be successful or may have other negative consequences. In particular, with laws and regulations such as the CCPA and industry standards imposing new and relatively burdensome obligations and with substantial uncertainty over the interpretation and application of these and other laws and regulations, We may face challenges in addressing their requirements and making necessary changes to our policies and practices and may incur significant costs and expenses in an effort to do so.

We also are bound by contractual obligations related to privacy, data protection, and data security and our efforts to comply with such obligations may not be successful or may have other negative consequences. With regard to our commercial arrangements, we and our counterparties, including business partners and external service providers, might be subject to contractual obligations regarding the processing of personal data. While we believe our and our counterparties’ conduct under these agreements is in material compliance with all applicable laws, regulations, standards, certifications and orders relating to data privacy or security, us or our counterparties may fail, or be alleged to have failed, to be in full compliance. In the event that our acts or omissions result in alleged or actual failure to comply with applicable laws, regulations, standards, certifications and orders relating to data privacy or security, we may incur liability. While we endeavor to include indemnification provisions or other protections in such agreements to mitigate liability and losses stemming from its counterparties’ acts or omissions, we may not always be able to negotiate for such protections and, even where it can, there is no guarantee that its counterparties will honor such provisions or that such protections will cover the full scope of our liabilities and losses.

Despite our efforts to comply with applicable laws, regulations, and other obligations relating to privacy, data protection, and information security, it is possible that our interpretations of the law, practices, or platform could be inconsistent with, or fail or be alleged to fail to meet all requirements of, such laws, regulations, or obligations. Our failure, or the failure by our third-party providers, Pet Parents, or Pet Caregivers on our platform, or consequences associated with our efforts to comply with applicable laws or regulations or any other obligations relating to privacy, data protection, or information security, or any compromise of security that results in unauthorized access to, or use or release of data relating to Pet Caregivers, Pet Parents, or other individuals, or the perception that any of the foregoing types of failure or compromise has occurred, could damage our reputation, discourage new and existing Pet Caregivers and Pet Parents from using our platform, or result in fines, investigations, or proceedings by governmental agencies and private claims and litigation, any of which could adversely affect our business, financial condition, and operating results. Even if not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm our reputation and brand which could materially adversely affect our business, financial condition, and operating results.

The success of our platform relies on algorithms and other proprietary technology and any failure to operate and improve our algorithms or to develop other innovative proprietary technology effectively could materially adversely affect our business, financial condition, and operating results.

We use proprietary algorithms in an effort to maximize user satisfaction and retention, as well as to optimize return on marketing expenses. Any failure to successfully operate or improve our algorithms or to develop other innovative proprietary technology could materially adversely affect our ability to maintain and expand our business. Operation failures could lead to fewer bookings, which could in turn lead to less or lower quality data, which could affect our ability to improve its algorithms and maintain, market and scale our platform effectively. Additionally, there is increased governmental interest in regulating technology companies. Any failure, or perceived failure, or negative consequences associated with our efforts to comply with any present or future laws or regulations in this area could subject us to claims, actions, and other legal and regulatory proceedings, fines or other penalties, and other enforcement actions and result in damage to our reputation and adversely affect our business, financial condition, and operating results.

Any error, bug, vulnerability, or systems defect or failure and resulting interruptions in the availability of our website, mobile applications, or platform could adversely affect our business, financial condition, and operating results.

Our success depends on Pet Parents and Pet Caregivers being able to access our platform at any time. Our systems, or those of third parties upon which we rely, may experience service interruptions or degradation or other performance problems because of hardware and software defects, malfunctions or inappropriate maintenance, distributed denial-of-service and other cyberattacks, infrastructure changes, human error, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses, ransomware, malware, or other events. Our systems also may be subject to break-ins, sabotage, theft, and intentional acts of vandalism, including by our own employees. In such an event, we may need to expend additional resources to bring the incident to an end, mitigate the liability associated with the fallout of such incident, make notifications to regulators and individuals affected, replace damaged systems or assets, defend itself in legal proceedings and compensate customers or end users. Further, some of our systems are not fully redundant and our disaster recovery planning may not be sufficient for all eventualities. Out business interruption insurance may not be sufficient to cover all of our losses that may result from interruptions in our service as a result of systems failures and similar events.

Our platform incorporates highly technical and complex technologies. Such technologies and software may now or in the future contain undetected errors, bugs, or vulnerabilities, some of which may only be discovered after the code has been released. Any error, bug or vulnerability in our products or services, systems or control failure, cybersecurity incidents, data security breach or attack on or compromise of our security or the security of our business partners could result in the loss, theft or inaccessibility of, unauthorized access to, or improper use or disclosure of, users’ or our employees’ data and could result in governmental or regulatory action, including resulting in fines or penalties, litigation, and financial and legal exposure, which could seriously harm Wag!’s reputation, brand and business, and impair its ability to attract and retain users, customers and advertisers. See “Risk Factors — Risks Related to Privacy and Technology — We have been subject to cybersecurity attacks in the past and anticipates being the target of future attacks. Any actual or perceived breach of security or security incident or privacy or data protection breach or violation, including via cyberattacks, data breaches, hacks, ransomware attacks, data loss, unauthorized access to or use of data (including personal information) and other breaches of its information technology systems, could interrupt our operations, harm its brand, and adversely affect its reputation, business, financial condition, and operating results.”

We have experienced and will likely continue to experience system failures and other events or conditions from time to time that interrupt the availability or reduce or affect the speed or functionality of our platform. Minor interruptions can result in new user acquisition losses that are never recovered. Affected users could seek monetary recourse from us for their losses and such claims, even if unsuccessful, would likely be time-consuming and costly to address. Further, in some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. A prolonged interruption in the availability or reduction in the availability, speed, or other functionality of our platform could adversely affect our business, brand, and reputation and could result in fewer Pet Parents and Pet Caregivers using our platform.

We primarily rely on Amazon Web Services to deliver its services to users on our platform and any disruption of or interference with our use of Amazon Web Services could adversely affect our business, financial condition, and operating results.

We rely in part upon the stable performance of our servers, networks, IT infrastructure and data processing systems for provision of our products and services. For example, we currently rely on Amazon Web Services (“AWS”) to host our platform and support our operations. We do not have control over the operations of the facilities of AWS that it uses. The facilities of AWS are vulnerable to damage or interruption from internal and external factors, including natural disasters, cybersecurity attacks, terrorist attacks, power outages, and similar events or acts of misconduct. Our platform’s continuing and uninterrupted performance is critical to its success. We have experienced, and expects that in the future it will experience, interruptions, delays, and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions, and capacity constraints. In addition, any changes in AWS’ service levels may adversely affect our ability to meet the requirements of users on our platform. Since our platform’s continuing and uninterrupted performance is critical to its success, sustained or repeated system failures would reduce the attractiveness of our platform. It may become increasingly difficult or expensive to maintain and improve our performance, especially during peak usage times, as it expands the usage of our platform. Any negative publicity arising from these disruptions could harm our reputation and brand and may adversely affect the usage of our platform. Any of the above circumstances or events may harm our reputation and brand, reduce the availability or usage of our platform, lead to a significant short-term loss of revenue, increase its costs, and impair its ability to attract new users, any of which could adversely affect our business, financial condition, and operating results.

We rely on third-party payment service providers to process payments made by Pet Parents and payments made to Pet Caregivers on our platform. If these third-party payment service providers become unavailable or we are subject to increased fees, our business, operating results, and financial condition could be materially adversely affected.

We rely on a number of third-party payment service providers, including payment card networks, banks, payment processors, and payment gateways, to link us to payment card and bank clearing networks to process payments made by our Pet Parents and payments made to Pet Caregivers through our platform. We also rely on these third-party providers to address our compliance with various laws, including money transmission regulations. We have agreements with these providers, some of whom are the sole providers of their particular service. If these companies become unwilling or unable to provide these services to us on acceptable terms, we are unable to integrate with a provider in a timely manner, or regulators take action against us, our business may be disrupted. In such case, we would need to find an alternate payment service provider and we may not be able to secure similar terms or replace such payment service provider in an acceptable time frame. If we need to migrate to alternative or integrate additional third-party payment service providers for any reason, the transition or addition would require significant time and management resources and may not be as effective, efficient, or well-received by our Pet Caregivers and Pet Parents or adequately address regulatory requirements. Any of the foregoing risks related to third-party payment service providers, including compliance with money transmission rules in any jurisdiction in which we operate, could cause us to incur significant losses and, in certain cases, require us to make payments to Pet Caregivers out of our funds, which could materially adversely affect our business, operating results, and financial condition.

In addition, the software and services provided by our third-party payment service providers may fail to meet our expectations, contain errors or vulnerabilities, be compromised, or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions or facilitate timely payments to Pet Caregivers on our platform, which could make our platform less convenient and desirable to its users and adversely affect our ability to attract and retain Pet Caregivers and Pet Parents. For more information, see “Risk Factors — Risks Related to Privacy and Technology — Any error, bug, vulnerability or systems defect or failure and resulting interruptions in the availability of our website, mobile applications, or platform could adversely affect our business, financial condition, and operating results.”

If we fail to invest adequate resources into the payment processing infrastructure on our platform, or if our investment efforts are unsuccessful or unreliable, our payments activities may not function properly or keep pace with competitive offerings, which could adversely impact their usage. Further, our ability to expand out payments activities into additional countries is dependent upon the third-party providers we use to support these activities. As we expand the availability of our platform to additional geographies or offer new payment methods to our Pet Caregivers and Pet Parents in the future, we may become subject to additional regulations and compliance requirements and exposed to heightened fraud risk, which could lead to an increase in our operating expenses.

For certain payment methods, including credit and debit cards, we pay interchange and other fees and such fees result in significant costs. Payment card network costs have increased and may continue to increase in the future, the interchange fees and assessments that they charge for each transaction that accesses their networks and may impose special fees or assessments on any such transaction. Our payment card processors have the right to pass any increases in interchange fees and assessments on to us. Credit card transactions result in higher fees than transactions made through debit cards. We also face a risk of increased transaction fees and other fines and penalties, if we or our service providers fail to comply with payment card industry security standards. Any material increase in interchange fees in the United States or other geographies, including as a result of changes in interchange fee limitations imposed by law in some geographies, or other network fees or assessments, or a shift from payment with debit cards to credit cards could increase our operating costs and materially adversely affect our business, operating results, and financial condition.

We rely on third parties to provide some of the software or features for our platform and depend on the interoperability of our platform across third-party applications and services. If such third parties were to interfere with the distribution of our platform or with our use of such software, our business would be materially adversely affected.

We rely upon certain third parties to provide software or features for our platform. If the third parties we rely upon cease to provide access to the third-party software that us, Pet Parents, and Pet Caregivers use, cease providing access to such software on terms that we believe to be attractive or reasonable, or stop providing the most current version of such software, We may be required to seek comparable software from other sources, which may be more expensive or inferior, or may not be available at all, any of which would adversely affect our business. For example, we rely on Google Maps and Apple Maps for maps and location data for functionality on our platform and we integrate applications, content, and data from third parties to deliver our platform and services.

Third-party applications, products, and services are constantly evolving and we may not be able to maintain or modify our platform to ensure compatibility with third-party offerings following development changes. If we lose such compatibility, experience difficulties, or increased costs in integrating our offerings into alternative devices or systems, or manufacturers or operating systems elect not to include our offerings, make changes that degrade the functionality of our offerings, or give preferential treatment to competitive products, the growth of our community and business, results of operations, and financial condition could be materially adversely affected.

We rely on mobile operating systems and application marketplaces to make our applications available to Pet Parents and Pet Caregivers and if we do not effectively operate with or receive favorable placements within such application marketplaces and maintain high user reviews, our usage or brand recognition could decline and our business, financial results, and operating results could be materially adversely affected.

We largely depend on mobile operating systems, such as Android and iOS and their respective application marketplaces to make our applications available to Pet Parents and Pet Caregivers that use our platform on mobile devices. Any changes in such systems or application marketplaces that degrade the functionality of our applications or give preferential treatment to our competitors’ applications could adversely affect our platform’s usage on mobile devices. If such mobile operating systems or application marketplaces limit or prohibit us from making our applications available to Pet Parents and Pet Caregivers, make changes that degrade the functionality of our applications, increase the cost to users or to us of using such mobile operating systems or application marketplaces or our applications, impose terms of use unsatisfactory to us, or modify their search or ratings algorithms in ways that are detrimental to us, or if our competitors’ placement in such mobile operating systems’ application marketplace is more prominent than the placement of our applications, user growth could slow, pause, or decline. Our applications have experienced fluctuations in the past and it anticipates similar fluctuations in the future. Any of the foregoing risks could adversely affect our business, financial condition, and operating results.

As new mobile devices and mobile platforms, as well as entirely new technology platforms are developed and released, there is no guarantee that certain devices will support our platform or effectively roll out updates to our applications. Additionally, in order to deliver high-quality applications, we need to ensure that our platform is designed to work effectively with a range of mobile technologies, systems, networks, and standards, which can require cooperation from participants in the mobile device industry. We may not be successful in developing or maintaining relationships with key participants in the mobile device industry that enhance users’ experience. If Pet Parents or Pet Caregivers that use our platform encounter any difficulty accessing or using applications on their mobile devices or if we are unable to adapt to changes in popular mobile operating systems, we expect that our user growth and user engagement would be materially adversely affected.

Our platform may contain third-party open source software components, the use of which could expose us to information security vulnerabilities, result in failures, errors and defects, or subject us to possible litigation or to certain unfavorable conditions, including requirements that we offer our products that incorporate the open source software for no cost or that we make publicly available our confidential, proprietary source code; any such failure to comply with the terms of the underlying open source software licenses could restrict our ability to provide our platform.

Though we generally avoid “open source” software, our platform may contain software modules licensed to it by third-party authors under “open source” licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification, or other contractual protections regarding infringement claims or the quality of the code. Accordingly, we cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. In addition, the public availability of such software may make it easier for others to compromise our platform. Many of the risks associated with the use of open source software cannot be eliminated, and could, if not properly addressed, negatively affect our business. To the extent that our systems depend upon the successful operation of the open source software we use, any undetected errors or defects in this open source software could prevent the deployment or impair the functionality of our systems or applications, delay the introduction of new solutions, result in a failure of our systems, products or services, and injure our reputation. For example, undetected errors or defects in open source software could render it vulnerable to breaches or security attacks and make our systems more vulnerable to data breaches. We have processes in place to help alleviate these risks, but we cannot be sure that all open source software is identified or submitted for approval prior to use in our solutions, products and services. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could adversely affect our ownership of proprietary intellectual property, the security of our systems, products and services, or our business, results of operations, and financial condition.

Some open source licenses contain unfavorable requirements that may, depending on how the licensed software is used or modified, require that we make available source code for modifications or derivative works we create based upon the licensed open source software, authorize further modification and redistribution of that source code, make our software available at little or no cost, or grants other licenses to our intellectual property. This could enable our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the release of the affected portions of our source code, we could be required to purchase additional licenses, expend substantial time and resources to re-engineer some or all of our software or cease use or distribution of some or all of our software until it can adequately address the concerns.

We also release certain of our proprietary software modules to the public under open source licenses. Although we have certain policies and procedures in place to monitor its use of open source software that are designed to avoid subjecting our platform to conditions it does not intend, those policies and procedures may not be effective to detect or address all such conditions. In addition, the terms of many open source licenses have not been interpreted by U.S. or foreign courts and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our platform on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our platform if re-engineering could not be accomplished on a timely basis, or to make generally available, in source code form, its proprietary code, any of which could adversely affect our business, financial condition, and operating results.

Risks Related to Our Intellectual Property

Failure to adequately protect our intellectual property could adversely affect our business, financial condition, and operating results.

Our business depends on its intellectual property and proprietary technology, the protection of which is crucial to the success of our business. We rely on a combination of trademark, copyright, and trade secret laws, license agreements, intellectual property assignment agreements, and confidentiality procedures to protect its intellectual property. Additionally, we rely on proprietary information (such as trade secrets, know-how and confidential information) to protect intellectual property that may not be patentable, or that we believes is best protected by means that do not require public disclosure. We generally attempt to protect our intellectual property, technology, and confidential information by requiring our employees and consultants who develop intellectual property on our behalf to enter into confidentiality and invention assignment agreements and third parties we share information with to enter into nondisclosure agreements. These agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property, or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information or technology, or infringement of our intellectual property. For example, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be willfully breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our intellectual property rights and other proprietary rights, and failure to obtain or maintain protection for its proprietary information could adversely affect our competitive business position.

Despite our efforts to protect our proprietary rights, other parties may unintentionally or willfully disclose, obtain or use our technologies or systems, which may allow unauthorized parties to copy aspects of our platform or other software, technology, and functionality or obtain and use information that we considers proprietary. In addition, unauthorized parties may also attempt, or successfully endeavor, to obtain our intellectual property, confidential information and trade secrets through various methods, including through scraping of public data or other content from our website or mobile applications, cybersecurity attacks, and legal or other methods of protecting this data may be inadequate. Monitoring unauthorized use and disclosures of our intellectual property, proprietary technology, or confidential information can be difficult and expensive and we cannot be sure that the steps it has taken will prevent misappropriation or infringement of our intellectual property or proprietary rights.

As of August 2022, we held 5 registered U.S. trademarks. In addition, we have registered domain names for websites that we use in our business, such as www.wagwalking.com and other variations. The inclusion of the website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Competitors have and may continue to adopt service names similar to ours, thereby harming our ability to build brand identity and possibly leading to user confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks that are similar to our trademarks. See “Risk Factors — Risks Related to our Intellectual Property — Intellectual property infringement assertions by third parties could result in significant costs and adversely affect our business, financial condition, operating results, and reputation.” Further, litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the United States and abroad may be necessary in the future to enforce our intellectual property rights and to determine the validity and scope of the proprietary rights of others. Any litigation initiated by us concerning the violation by third parties of its intellectual property rights is likely to be expensive and time-consuming and could lead to the invalidation of, or render unenforceable, our intellectual property, or could otherwise have negative consequences for us. Even when we sue other parties for such infringement, that suit may have adverse consequences for our business. In addition, we may not timely or successfully apply for a patent or register its trademarks or otherwise secure its intellectual property, which could result in negative effects to our market share, financial condition and results of operations. Our efforts to protect, maintain, or enforce our proprietary rights may not be respected in the future or may be invalidated, circumvented, or challenged. and could result in substantial costs and diversion of resources, which could adversely affect our business, financial condition, and operating results.

We are subject to claims and lawsuits relating to intellectual property and other related matters, which could materially adversely affect our reputation, business, and financial condition.

We face potential liability and expense for claims relating to the information that we publish on our website and mobile applications, including claims for trademark and copyright infringement, defamation, libel and negligence, among others. Our platform also relies upon content that is created and posted by Pet Caregivers, Pet Parents, or other third parties. Claims of defamation, disparagement, negligence, warranty, personal harm, intellectual property infringement, or other alleged damages could be asserted against us, in addition to our Pet Caregivers and Pet Parents. While we rely on a variety of statutory and common-law frameworks and defenses, including those provided by the Digital Millennium Copyright Act (“DMCA”), the Communications Decency Act (“CDA”), and the fair-use doctrine in the United States, differences between statutes, limitations on immunity, requirements to maintain immunity, and moderation efforts in the many jurisdictions in which we operate may affect our ability to rely on these frameworks and defenses, or create uncertainty regarding liability for information or content uploaded by Pet Caregivers and Pet Parents or otherwise contributed by third-parties to our platform. Moreover, regulators in the United States and in other countries may introduce new regulatory regimes, such as a potential repeal of CDA Section 230, that increase potential liability for information or content available on our platform. Failure to identify and prevent illegal or inappropriate content from being uploaded to our platform, or an inability to rely on legal defenses available under applicable law to operators of platforms such as ours, may subject us to negative publicity, private enforcement or liability, such as payment of damages, limiting the dissemination of content, and suspension or removal of our platform from app distribution channels.

In addition, we have been and may become subject to claims and litigation alleging infringement of third-party intellectual property which, if resolved adversely to us, could subject us to significant liability for damages, impose temporary or permanent injunctions against our business operations, or invalidate or render unenforceable our intellectual property. See “Risk Factors — Risks Related to our Intellectual Property — Failure to adequately protect our intellectual property could adversely affect our business, financial condition, and operating results; Intellectual property infringement assertions by third parties could result in significant costs and adversely affect our business, financial condition, operating results, and reputation”. In connection with any such claims or litigation, we may decide to settle such lawsuits and disputes on terms that are unfavorable to us or if any litigation to which we are a party is resolved adversely to us, we may be subject to an unfavorable judgment that may not be reversed upon appeal. The terms of such a settlement or judgment may require us to cease some or all of our operations or pay substantial amounts to the other party. In addition, we may have to seek a license to continue practices found to be in violation of a third party’s rights, which license may not be available on reasonable terms, or at all, and may significantly increase our operating costs and expenses.

The results of any such claims, lawsuits, arbitration proceedings, or other legal or regulatory proceedings cannot be predicted with any degree of certainty. Any claims against us, whether meritorious or not, could be time-consuming, result in costly litigation, be harmful to our reputation, require significant management attention, and divert significant resources. Determining reserves for our pending litigation is a complex and fact-intensive process that requires significant subjective judgment and speculation. It is possible that a resolution of one or more such proceedings could result in substantial damages, settlement costs, fines, and penalties that could adversely affect our business, financial condition, and operating results. These proceedings could also result in harm to our reputation and brand, sanctions, consent decrees, injunctions, or other orders requiring a change in our business practices. Any of these consequences could adversely affect our business, financial condition, and operating results. Further, under certain circumstances, we have contractual and other legal obligations to indemnify and to incur legal expenses on behalf of our business and commercial partners and current and former directors and officers.

Intellectual property infringement assertions by third parties could result in significant costs and adversely affect our business, financial condition, operating results, and reputation.

We operate in an industry with frequent intellectual property litigation. Other parties have asserted and in the future may assert, that we have infringed their intellectual property rights. For example, we are presently involved in a lawsuit in the Northern District of California in which a third-party trademark owner is alleging, amongst other claims, that our “WAG!” trademark infringes the third party’s trademarks and that its use breaches the terms of a 2016 settlement agreement entered into between us and the third party. The third-party trademark owner is seeking cancellation of certain of our registered trademarks as well as damages (including punitive and/or treble damages), attorneys’ fees and a preliminary injunction prohibiting use of our logos and other branding materials which, if successful, may result in material liability and may force us to take costly remediation actions, such as redesigning aspects of our brand or even carrying out complete and costly rebranding. In any event, any such litigation may be time-consuming and expensive to resolve and may divert management’s time and attention from our business. Furthermore, we could be required to pay substantial damages.

We cannot predict whether other assertions of third-party intellectual property rights or claims arising from such assertions would substantially adversely affect our business, financial condition, and operating results. The defense of these claims and any future infringement claims, whether they are with or without merit or are determined in our favor, may result in costly litigation and diversion of technical and management personnel. Further, an adverse outcome of a dispute may require us to pay damages, potentially including treble damages and attorneys’ fees if we are found to have willfully infringed a party’s patent, trademark, or copyright rights, cease making, licensing, or using products that are alleged to incorporate the intellectual property of others, expend additional development resources to redesign our offerings, and enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. In any event, we may need to license intellectual property which would require us to pay royalties or make one-time payments. Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, the time and resources necessary to resolve them could adversely affect our business, reputation, financial condition, and operating results.

We may be unable to continue to use the domain names that we use in our business or prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand, trademarks, or service marks.

We have registered domain names that we use in, or are related to, our business, most importantly www.wagwalking.com. If we lose the ability to use a domain name, whether due to trademark claims, failure to renew the applicable registration, or any other cause, we may be forced to market its offerings under a new domain name, which could cause us substantial harm, or to incur significant expense in order to purchase rights to the domain name in question. We may not be able to obtain preferred domain names outside the United States due to a variety of reasons, including because they are already held by others. In addition, our competitors and others could attempt to capitalize on our brand recognition by using domain names similar to our domain names. We may be unable to prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand or our trademarks or service marks. Protecting, maintaining, and enforcing our rights in our domain names may require litigation, which could result in substantial costs and diversion of resources, which could in turn adversely affect our business, financial condition, and operating results.

Risk Related to our Operations

We depend on our highly skilled employees to grow and operate our business and if we are unable to hire, retain, manage, and motivate our employees, or if our new employees do not perform as anticipated, we may not be able to grow effectively and our business, financial condition, and operating results could be materially adversely affected.

Our future success will depend in part on the continued service of its senior management team, key technical employees, and other highly skilled employees. We may not be able to retain the services of any of its employees or other members of senior management in the future. Also, our employees, including our senior management team, work for us on an at-will basis and there is no assurance that any such employee will remain with Wag!.

Our competitors may be successful in recruiting and hiring members of our management team or other key employees and it may be difficult for us to find suitable replacements on a timely basis, on competitive terms, or at all. If we are unable to attract and retain the necessary employees, particularly in critical areas of our business, we may not achieve our strategic goals. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team fails to work together effectively and to execute our plans and strategies, our business, financial condition, and operating results could be materially adversely affected.

We Face intense competition for highly skilled employees. For example, competition for engineering talent is particularly intense and engineering support is particularly important for our business. To attract and retain top talent, we! have offered, and we believe we will need to continue to offer, competitive compensation and benefits packages. Job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, it may adversely affect our ability to attract and retain highly qualified employees. On the other hand, our employees may receive significant proceeds from sales of our equity which may reduce their motivation to continue to work for us. We may need to invest significant amounts of cash and equity to attract and retain new employees and expend significant time and resources to identify, recruit, train, and integrate such employees and we may never realize returns on these investments. If we are unable to effectively manage our hiring needs or successfully integrate new hires, our efficiency, ability to meet forecasts and employee morale, productivity, and engagement could suffer, which could adversely affect business, financial conditions, and operating results.

Our company culture has contributed to our success and if we cannot maintain and evolve our culture as we grow, our business could be materially adversely affected.

We believe that our company culture has been critical to our success. We face many challenges that may affect our ability to sustain our corporate culture, including:

●	failure to identify, attract, reward, and retain people in leadership positions in our organization who share and further our culture, values, and mission;
●	the potential growth in size and geographic diversity of our workforce;
●	competitive pressures to move in directions that may divert us from our mission, vision, and values (including, for example, pressure exerted by large technology companies adopting permanent remote work frameworks);
●	the impact on employee morale created by geopolitical events, public stock market volatility, and general public company criticism;
●	the continued challenges of a rapidly evolving industry;
●	the increasing need to develop expertise in new areas of business that affect Wag!;
●	negative perception of our treatment of employees, Pet Parents, Pet Caregivers, or our response to employee sentiment related to political or social causes or actions of management; and
●	the integration of new personnel and businesses from acquisitions.

If we are not able to maintain and evolve our culture, our business, financial condition, and operating results could be materially adversely affected.

Our support function is critical to the success of our platform and any failure to provide high-quality service could affect our ability to retain our existing Pet Caregivers and Pet Parents and attract new ones.

Our ability to provide high-quality support to our community of Pet Caregivers and Pet Parents is important for the growth of our business and any failure to maintain such standards of support, or any perception that we do not provide high-quality service, could affect our ability to retain and attract Pet Caregivers and Pet Parents. Meeting the support expectations of our Pet Caregivers and Pet Parents requires significant time and resources from our support team and significant investment in staffing, technology (including automation and machine learning to improve efficiency), infrastructure, policies, and support tools. The failure to develop the appropriate technology, infrastructure, policies and support tools, or to manage or properly train our support team, could compromise our ability to resolve questions and complaints quickly and effectively. Any changes in our workforce composition or number of employees, including as a result of the COVID-19 pandemic, has in the past led to, and may in the future lead to, backlog incidents that lead to substantial delays or other issues in responding to requests for customer support, which may reduce our ability to effectively retain Pet Caregivers and Pet Parents.

The majority of our user contact volume typically is serviced by a limited number of third-party service providers. we rely on our internal team and these third parties to provide timely and appropriate responses to the inquiries of Pet Caregivers and Pet Parents that come to us via telephone, email, social media, and chat. Reliance on these third parties requires that we provide proper guidance and training for our employees, maintains proper controls and procedures for interacting with our community, and ensures acceptable levels of quality and user satisfaction are achieved. Failure to appropriately allocate functions to these third-party service providers or to maintain suitable training, controls, and procedures could materially adversely impact our business. We provide support to Pet Caregivers and Pet Parents and help to mediate disputes between Pet Caregivers and Pet Parents. We rely on information provided by Pet Caregivers and Pet Parents and are at times limited in our ability to provide adequate support or help Pet Caregivers and Pet Parents resolve disputes due to our lack of information or control. To the extent that Pet Caregivers and Pet Parents are not satisfied with the quality or timeliness of our support or third-party support, we may not be able to retain Pet Caregivers or Pet Parents and our reputation as well our business, operating results, and financial condition could be materially adversely affected.

When a Pet Caregiver or Pet Parent has a poor experience on our platform, we may issue refunds or coupons for future bookings, or other customer service gestures of monetary value. These refunds and coupons are generally treated as a reduction to revenue. A robust support effort is costly and we expect such costs to continue to rise in the future as we grow our business and implement new product offerings. We have historically seen a significant number of support inquiries from Pet Caregivers and Pet Parents. Our efforts to reduce the number of support requests may not be effective and we could incur increased costs without corresponding revenue, which would materially adversely affect our business, operating results, and financial condition.

We rely on a third-party background check provider and a third-party identification provider to screen potential Pet Caregivers and if such providers fail to provide accurate information or we do not maintain business relationships with them, our business, financial condition, and operating results could be materially adversely affected.

We rely on a single third-party background check provider to provide or confirm the criminal and other records of potential Pet Caregivers to help identify those that are not eligible to use our platform pursuant to our internal standards and applicable law. Our business may be materially adversely affected to the extent such providers do not meet their contractual obligations, our expectations, or the requirements of applicable laws or regulations. If our third-party background check provider terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we may need to find an alternate provider and may not be able to secure similar terms or replace such partners in an acceptable timeframe. If we cannot find an alternate provider on terms acceptable to us, we may not be able to timely onboard potential Pet Caregivers and as a result, our platform may be less attractive to potential Pet Caregivers and we may have difficulty finding enough Pet Caregivers to meet Pet Parent demand. Further, if the background checks or identity verification checks conducted by our third-party provider or the third-party databases they check are, or are perceived to be, inaccurate, insufficiently inclusive of relevant records, or otherwise inadequate or below expectations, Pet Caregivers who otherwise would be barred from using our platform may be approved to offer services via our platform and some Pet Caregivers may be inadvertently excluded from our platform. As a result of inaccurate or incomplete background or verification checks, we may be unable to adequately provide a safe environment for pets and Pet Parents and our reputation and brand could be materially adversely affected and we could be subject to increased regulatory or litigation exposure. In addition, we do not generally run additional background checks on Pet Caregivers after they have been approved to use our platform. If a Pet Caregiver engages in criminal activity after the third-party background check has been conducted, we may not be informed of such criminal activity and this Pet Caregiver may be permitted to continue offering services through our platform. If we choose to engage in more frequent background checks in the future, we may experience a decrease in Pet Caregiver retention, which may adversely impact our platform. We are also subject to a number of laws and regulations applicable to background and identity verification checks for potential and existing Pet Caregivers that use our platform. If we or our third-party background check provider or identity verification provider fail to comply with applicable laws and regulations in the handling of background or identity verification checks or the use of background check or identity verification information, our reputation, business, financial condition, and operating results could be materially adversely affected and we could face legal action, including class, collective, or other representative actions.

Any negative publicity related to any of our third-party background check providers or third-party identity verification provider, including publicity related to safety incidents or actual or perceived privacy or data security breaches or other security incidents, could adversely affect our reputation and brand and could potentially lead to increased regulatory or litigation exposure. Any of the foregoing risks could adversely affect our business, financial condition, and operating results.

We rely primarily on third-party insurance policies to insure our operations-related risks. If our insurance coverage is insufficient for the needs of our business or our insurance providers are unable to meet their obligations, we may not be able to mitigate the risks facing our business, which could adversely affect our business, financial condition, and operating results.

We procure third-party insurance policies to cover various operations-related risks including general liability, auto liability, excess liability, employment practices liability, workers’ compensation, property, cybersecurity and technology errors and omissions, fiduciary liability, and directors’ and officers’ liability. For certain types of operations-related risks or future risks related to our new and evolving services, we may not be able to, or may choose not to, acquire insurance. In addition, we may not obtain enough insurance to adequately mitigate such operations-related risks or risks related to our new and evolving services and we may have to pay high premiums, self-insured retentions, or deductibles for the coverage we do obtain. Additionally, if any of our insurance providers become insolvent, such a provider would be unable to pay any operations-related claims that we make. Further, some of our agreements with merchants require that we procure certain types of insurance and if we are unable to obtain and maintain such insurance, we would be in violation of the terms of these merchant agreements.

If the amount of one or more operations-related claims were to exceed our applicable aggregate coverage limits, we would bear the excess, in addition to amounts already incurred in connection with deductibles, self-insured retentions, or otherwise paid by our insurance subsidiary. Insurance providers have raised premiums and deductibles for many businesses and may do so in the future. As a result, our insurance and claims expense could increase, or we may decide to raise our deductibles or self-insured retentions when our policies are renewed or replaced. Our business, financial condition, and operating results could be materially adversely affected if: (1) the cost per claim, premiums, or the number of claims significantly exceeds our historical experience or coverage limits; (2) we experience a claim in excess of our coverage limits; (3) our insurance providers fail to pay on our insurance claims; (4) we experience a claim for which coverage is not provided; or (5) the number of claims under our deductibles or self-insured retentions differs from historical averages.

We may have insufficient or no coverage for certain events, including reclassification of Pet Caregivers under applicable law and certain business interruption losses, such as those resulting from the COVID-19 pandemic. Additionally, certain policies may not be available to us and the policies we have and obtain in the future may be insufficient to cover all of our business exposure.

We rely on our general liability insurance policy to provide coverage to us for claims and losses. Increased claim frequency and severity and increased fraudulent claims could result in greater payouts, premium increases, or difficulty securing coverage.

We may face difficulties as we expands our operations into new local markets and international markets in which we have limited or no prior operating experience.

Our capacity for continued growth depends in part on our ability to expand our operations into, and compete effectively in, new local and international markets. It may be difficult for us to accurately predict Pet Parent preferences and purchasing habits in these new markets. In addition, each market has unique regulatory dynamics. These include laws and regulations that can directly or indirectly affect our ability to operate, the pool of Pet Caregivers that are available and our costs associated with insurance, support, fraud and onboarding new Pet Caregivers. In addition, each market is subject to distinct competitive and operational dynamics. These include our ability to offer more attractive services than alternative options, to provide effective user support and to efficiently attract and retain Pet Parents and Pet Caregivers, all of which affect our sales, operating results, and key business metrics. As a result, we may experience fluctuations in our operating results due to changing dynamics in the local and international markets where we operate. If we invest substantial time and resources to expand our operations and are unable to manage these risks effectively, our business, financial condition, and operating results could be materially adversely affected.

The failure to successfully execute and integrate acquisitions could materially adversely affect our business, operating results, and financial condition.

As part of our business strategy, we will continue to consider a wide array of potential strategic transactions, including acquisitions of businesses, new technologies, services, and other assets and strategic investments that complement our business. For example, we acquired Compare Pet Insurance for $3.75 million in cash and a total of 639,000 units of common stock in August 2021.

Acquisitions involve numerous risks, any of which could harm our business and negatively affect our financial condition and operating results, including:

●	intense competition for suitable acquisition targets, which could increase prices and adversely affect our ability to consummate deals on favorable or acceptable terms;
●	failure to close or material delay in closing a transaction;
●	transaction-related lawsuits or claims;
●	difficulties in integrating the technologies, operations, existing contracts, and personnel of an acquired company;
●	difficulties in retaining key employees or business partners of an acquired company;
●	difficulties in retaining merchants, consumers, and service providers, as applicable, of an acquired company;
●	challenges with integrating the brand identity of an acquired company with our own;
●	diversion of financial and management resources from existing operations or alternative acquisition opportunities;
●	failure to realize the anticipated benefits or synergies of a transaction;
●	failure to identify the problems, liabilities, or other shortcomings or challenges of an acquired company or technology, including issues related to intellectual property, regulatory compliance practices, litigation, revenue recognition or other accounting practices, or employee or user issues;
●	risks that regulatory bodies may enact new laws or promulgate new regulations that are adverse to an acquired company or business;
●	risks that regulatory bodies do not approve our acquisitions or business combinations or delay such approvals;
●	theft of our trade secrets or confidential information that it shares with potential acquisition candidates;
●	risk that an acquired company or investment in new services cannibalizes a portion of our existing business; and
●	adverse market reaction to an acquisition.

If we fail to address the foregoing risks or other problems encountered in connection with past or future acquisitions of businesses, new technologies, services, and other assets and strategic investments, or if we fail to successfully integrate such acquisitions or investments, our business, financial condition, and operating results could be materially adversely affected.

We may require additional capital to support business growth and this capital might not be available on acceptable terms, or at all.

To support our growing business and to effectively compete, we must have sufficient capital to continue to make significant investments in our platform. We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new platform features and services or enhance our existing platform, improve our operating infrastructure, or acquire complementary businesses and technologies. Although we currently anticipates that our existing cash, cash equivalents, and marketable securities and cash flow from operations will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months, we may require additional financing. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity, equity-linked securities, or convertible debt securities, our existing stockholders could suffer significant dilution and any new securities we issue could have rights, preferences, and privileges superior to those of current equity investors. If we raise additional funds through the incurrence of indebtedness, then we may be subject to increased fixed payment obligations and could be subject to restrictive covenants, such as limitations on its ability to incur additional debt and other operating restrictions that could adversely impact our ability to conduct our business. Any additional future indebtedness we may incur may result in terms that could be unfavorable to our equity investors.

We evaluate financing opportunities from time to time and our ability to obtain financing will depend, among other things, on our development efforts, business plans, and operating performance and the condition of the capital markets at the time we seek financing. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired and our business, financial condition, and operating results may be materially adversely affected.

Our application for the Paycheck Protection Program Loan could in the future be determined to have been impermissible or could result in damage to our reputation.

In August 2020, we received loan proceeds of approximately $5.1 million from a financial institution pursuant to the Paycheck Protection Program, or the PPP Loan. The PPP Loan is subject to the terms and conditions of the Paycheck Protection Program, which was established under the CARES Act and is administered by the U.S. Small Business Administration, or the SBA. The application for these funds required us to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of Wag!. This certification further required us to take into account our then current business activity and our ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. Following this analysis, we believed that we satisfied all eligibility criteria for the PPP Loans and that our receipt of the PPP Loans was consistent with the broad objectives of the CARES Act. The certification described above did not contain any objective criteria and is subject to interpretation.

In accordance with the requirements of the PPP, we used the PPP Loan to cover certain qualified expenses. The PPP Loan contains customary events of default, including, among others, those relating to breaches of obligations under the PPP Loan (including a failure to make payments), any bankruptcy or similar proceedings, and certain material effects on our ability to repay the PPP Loan. The term of the PPP Loan is five years with a maturity date of August 2025 and contains a fixed annual interest rate of 1.00%. No payments of principal or interest were due until the conclusion of the deferral period, which ended in November 2021. Under the terms of the PPP loans, all or a portion of the principal could be forgiven if the loan proceeds were used for qualifying expenses, adjusted for any headcount reduction, as described in the CARES Act.

In August 2021, we applied for forgiveness of $3.5 million of the PPP Loan. Subsequently, in September 2021, the SBA approved our loan forgiveness application in the amount of $3.5 million. The remaining loan balance of $1.7 million is being paid starting in November 2021 in monthly principal installments of $38,000 through the loan’s maturity date of August 2025.

If, despite our good-faith belief that given its circumstances we satisfied all eligible requirements for the PPP Loan, we are later determined to have violated any applicable laws or regulations that may apply to us in connection with the PPP Loans or it is otherwise determined that we were ineligible to receive the PPP Loan, we may be required to repay the PPP Loan in its entirety or be subject to additional penalties, which could also result in adverse publicity and damage to our reputation. Additionally, the proposed Business Combination may subject us to additional scrutiny for our decision to receive the PPP Loan. Should we be audited or reviewed by federal or state regulatory authorities, such audit or review could result in the diversion of management’s time and attention and legal and reputational costs. Any of these events could have a material adverse effect on our business, results of operations, and financial condition.

Risks Related to our Financial Reporting and Disclosure

We track certain operational metrics with internal systems and tools and do not independently verify such metrics. Certain of our operational metrics are subject to inherent challenges in measurement and any real or perceived inaccuracies in such metrics may adversely affect our business and reputation.

We track certain operational and business metrics with internal systems and tools that are not independently verified by any third party and which may differ from estimates or similar metrics published by third parties due to differences in sources, methodologies, or the assumptions on which we rely. Our internal systems and tools have a number of limitations and our methodologies for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we publicly discloses. If the internal systems and tools we use to track these metrics undercount or over count performance or contain algorithmic or other technical errors, the data we reports may not be accurate. While these numbers are based on what we believe to be reasonable estimates of our metrics for the applicable period of measurement, there are inherent challenges in measuring how our platform is used across large populations. For example, the accuracy of our operating metrics could be impacted by fraudulent users of our platform and further, we believe that there are consumers who have multiple accounts, even though this is prohibited in our Terms of Service and we implement measures to detect and prevent this behavior. In addition, limitations or errors with respect to how we measure data or with respect to the data that we measure may affect our understanding of certain details of our business, which could affect our long-term strategies. If our operating metrics are not accurate representations of our business, if investors do not perceive our operating metrics to be accurate, or if we discover material inaccuracies with respect to these figures, we expect that our business, reputation, financial condition, and operating results would be materially adversely affected.

Certain estimates and information contained in this prospectus are based on information from third-party sources and we do not independently verify the accuracy or completeness of the data contained in such sources or the methodologies for collecting such data and any real or perceived inaccuracies in such estimates and information may harm our reputation and adversely affect our business.

Certain estimates and information contained in this prospectus, including general expectations concerning our industry and the market in which we operate, category share, market opportunity, and market size, are based to some extent on information provided by third-party providers. This information depends on a number of assumptions and limitations and although we believe the information from such third-party sources is reliable, we have not independently verified the accuracy or completeness of the data contained in such third-party sources or the methodologies for collecting such data. If there are any limitations or errors with respect to such data or methodologies, or if investors do not perceive such data or methodologies to be accurate, or if we discover material inaccuracies with respect to such data or methodologies, our reputation, financial condition, and operating results could be materially adversely affected.

We had previously identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

As a public company, we are required to comply with SEC rules that implement Section 404 of the Sarbanes-Oxley Act and make a formal assessment of the effectiveness of our internal controls over financial reporting.

In previous periods, we had identified material weaknesses and we cannot assure you that the measures we have taken to date, and actions we may take in the future, will prevent or avoid control deficiencies that could lead to material weaknesses in our internal control over financial reporting in the future. Our current controls, and any new controls that we develop, may become inadequate because of changes in conditions in our business. Further, deficiencies in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods.

We have not performed a formal evaluation of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, nor have we engaged an independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date or for any period reported in our financial statements. Once we are no longer an “emerging growth company”, our independent registered public accounting firm will first be required to attest to the effectiveness of our internal control over financial reporting for its Annual Report on Form 10-K for the first year we are no longer an “emerging growth company” or a “smaller reporting company”. We will be required to evaluate and disclose changes made in our internal controls and procedures on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the applicable stock exchange or other regulatory authorities, which would require additional financial and management resources. We have begun the process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 in the future, but may not be able to complete our evaluation, testing and any required remediation in a timely fashion.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in us and, as a result, the market price of our common stock.

As a public company, we will be required to comply with the requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, including, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We continue to develop and refine our disclosure controls and other procedures that are designed to ensure that information we are required to disclose in the reports that we file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Securities

Exchange Act of 1934, as amended, or the Exchange Act, is accumulated and communicated to our management, including our principal executive and financial officers.

We must continue to improve our internal control over financial reporting. We will be required to make a formal assessment of the effectiveness of our internal control over financial reporting and once we cease to be an emerging growth company, we will be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, we will be engaging in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. There is a risk that we will not be able to conclude, within the prescribed time period or at all, that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. Moreover, our testing, or the subsequent testing by our independent registered public accounting firm, may reveal additional deficiencies in our internal control over financial reporting that are deemed to be material weaknesses.

Any failure to implement and maintain effective disclosure controls and procedures and internal control over financial reporting, including the identification of one or more material weaknesses, could cause investors to lose confidence in the accuracy and completeness of our financial statements and reports, which would likely adversely affect the market price of our common stock. In addition, we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC and other regulatory authorities.

Risks Related to Ownership of Our Common Stock and Warrants

We are an emerging growth company and any decision to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:

●	not being required to have independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;
●	reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and
●	exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

As a result, the stockholders may not have access to certain information that they may deem important. Our status as an emerging growth company will end as soon as any of the following takes place:

●	the last day of the fiscal year in which Wag! has at least $1.07 billion in annual revenue;
●	the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates;
●	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or
●	the last day of the fiscal year ending after the fifth anniversary of the CHW IPO.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We may elect to take advantage of this extended transition period and as a result, its financial statements may not be comparable with similarly situated public companies.

We cannot predict if investors will find our common stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our common stock and the market price of our common stock may be more volatile and may decline.

Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

●	the impact of the ongoing COVID-19 pandemic on our business;
●	general economic and political conditions;
●	actual or anticipated changes or fluctuations in our operating results, changes in the market’s expectations about our operating results; or failure to meet the expectation of securities analysts or investors in a particular period;
●	announcements by us or our competitors of new technology, features, or services;
●	competitors’ performance;
●	developments or disputes concerning our intellectual property or other proprietary rights;
●	actual or perceived data security breaches or other data security incidents;
●	announced or completed acquisitions of businesses by us or our competitors;
●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to it;
●	any actual or anticipated changes in the financial projections we may provide to the public or our failure to meet those projections
●	any major change in the our Board or management;
●	changes in laws and regulations affecting our business actual or anticipated developments in our business, its competitors’ businesses, or the competitive landscape generally and any related market speculation;
●	litigation involving us, our industry or both;
●	governmental or regulatory actions or audits;
●	regulatory or legal developments in the United States;
●	announcement or expectation of additional financing efforts;
●	changes in accounting standards, policies, guidelines, interpretations, or principles;
●	our ability to meet compliance requirements;
●	the public’s reaction to our press releases, other public announcements, and filings with the SEC;
●	operating and share price performance of other companies that investors deem comparable to us;
●	price and volume fluctuations in the overall stock market from time to time;
●	changes in operating performance and stock market trading volumes and trading prices of other technology companies generally, or those in the pet care industry in particular;
●	changes in financial estimates and recommendations by securities analysts concerning us or the pet care industry in general;
●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
●	the volume of shares of our common stock available for public sale;
●	sales of shares of our common stock by us or our stockholders;
●	expiration of market stand-off or lock-up agreements;

●	sales of substantial amounts of shares of our common stock by our directors, executive officers, or significant stockholders or the perception that such sales could occur;
●	failure of securities analysts to maintain coverage of us; and
●	the other risk factors under “Risk Factors”.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock markets in general, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our share price regardless of our business, prospects, financial conditions, or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Insiders will continue to have substantial influence over us after this offering, which could limit your ability to affect the outcome of key transactions, including a change of control.

Our executive officers, directors, and their affiliates will beneficially own approximately 33.7% of our common stock outstanding, assuming maximum redemptions, representing 33.7% of the vote.

As a result, these stockholders, if they act together, will be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors, amendments of our organizational documents, and approval of significant corporate transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing, or deterring a change in control of us or changes in our management. Further, this control will make the approval of certain transactions difficult or impossible without the support of these stockholders and their votes and might affect the market price of our common stock.

If securities or industry analysts either do not publish research about us or publish inaccurate or unfavorable research about us, our business or our market, or if they adversely change their recommendations regarding our common stock, the trading price or trading volume of our common stock could decline.

The trading market for our common stock will be influenced in part by the research and reports that securities or industry analysts may publish about us, our business, our market, or our competitors. If one or more securities analysts initiate research with an unfavorable rating or downgrade our Common Stock, provide a more favorable recommendation about our competitors or publish inaccurate or unfavorable research about our business, our Common Stock price would likely decline. If few securities analysts commence coverage of us, or if one or more of these analysts cease coverage of us, or fail to publish reports on us regularly, we could lose visibility in the financial markets and demand for our securities could decrease, which in turn could cause the price and trading volume of our common stock to decline.

A significant portion of our total outstanding shares is restricted from immediate resale but may be sold into the market in the near future, which could cause the market price of our common stock to decline significantly, even if our business is doing well.

Shares of our common stock that are currently restricted from immediate resale may be sold into the market in the near future. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of common stock. We are unable to predict the effect that sales may have on the prevailing market price of common stock and Public Warrants.

To the extent our Warrants are exercised, additional shares of common stock will be issued, which will result in dilution to the holders of common stock and increase the number of shares eligible for resale in the public market. Sales, or the potential sales, of substantial numbers of shares in the public market by the selling securityholders, subject to certain restrictions on transfer until the termination of applicable lock-up periods, could increase the volatility of the market price of common stock or adversely affect the market price of common stock.

Because there are no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your Wag! common stock at a price greater than what you paid for it.

We intend to retain future earnings, if any, for future operations, expansion, and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of our common stock will be at the sole discretion of our Board. Our Board may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as the Board may deem relevant. As a result, you may not receive any return on an investment in our common stock unless you sell your Wag! common stock for a price greater than that which you paid for it.

Our stockholders may experience dilution in the future.

The percentage of shares of our common stock owned by current stockholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions, or otherwise, including, without limitation, equity awards that we may grant to its directors, officers, and employees, exercise of our warrants or meeting the conditions under the Earnout Shares and the Management Earnout Shares. In connection with the Business Combination, we granted to the lender of the Credit Facility a certain amount of warrants to acquire common stock. Such issuances may have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock.

The Charter provides, subject to limited exceptions, that the Court of Chancery is the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a chosen judicial forum for disputes with us or our directors, officers, employees or stockholders.

The Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the Charter. In addition, the Charter and amended and restated bylaws provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act.

In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Additionally, it is uncertain whether this choice of forum provision is enforceable. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. In light of this uncertainty, investors bringing a claim may face certain additional risks, including increased costs and uncertainty of litigation outcomes.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

The Organizational Documents provide that we indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the DGCL, the amended and restated bylaws and its indemnification agreements that we have entered into with our directors and officers provide that:

●	we indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;
●	we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;
●	we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;
●	we are not obligated pursuant to our amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification;
●	the rights conferred in the amended and restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and
●	we may not retroactively amend our bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.

Risks Related to Being a Public Company

Our management team has limited experience managing a public company and may not successfully manage our transition to public company status.

Most members of our management team have limited experience managing a publicly-traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage the transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, results of operations and financial condition.

We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition, and operating results.

We face increased legal, accounting, administrative, and other costs and expenses as a public company that we do not incur as a private company and these expenses may increase even more after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges and the listing standards of the Nasdaq, impose additional reporting and other obligations on public companies. Compliance with public company requirements increase costs and make certain activities more time-consuming. A number of those requirements will require us to carry out activities we have not done previously. For example, we created new board committees, entered into new insurance policies, and adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be and have been incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if management or our independent registered public accounting firm identifies material weaknesses in the internal control over financial reporting), we could incur additional costs rectifying those issues, the existence of those issues could adversely affect our reputation or investor perceptions of us and it may be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on the our Board or as executive officers. In addition, as a public company, we may be subject to stockholder activism, which can lead to substantial costs, distract management, and impact the manner in which we operate our business in ways we do not currently anticipate. As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be materially adversely affected and even if the claims do not result in litigation or are resolved in our favor, these claims and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and results of operations. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting, and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

The requirements of being a public company may strain our resources, divert management’s attention and affect its ability to attract and retain qualified board members.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act and any rules promulgated thereunder, as well as the rules of Nasdaq. The requirements of these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight will be required and, as a result, management’s attention may be diverted from other business concerns. These rules and regulations can also make it more difficult for us to attract and retain qualified independent members of our board of directors. Additionally, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. The increased costs of compliance with public company reporting requirements and our potential failure to satisfy these requirements can have a material adverse effect on our operations, business, financial condition or results of operations.

In order to satisfy our obligations as a public company, we will need to hire qualified accounting and financial personnel with appropriate public company experience.

As a newly public company, we have established and maintained effective disclosure and financial controls and made changes in our corporate governance practices. We may need to hire additional accounting and financial personnel with appropriate public company experience and technical accounting knowledge, and it may be difficult to recruit and retain such personnel. Even if we are able to hire appropriate personnel, our existing operating expenses and operations will be impacted by the direct costs of their employment and the indirect consequences related to the diversion of management resources from research and development efforts.

We may be subject to securities litigation, which is expensive, could divert management attention, hinder execution of business and growth strategy and impact our stock price.

The per share price of the common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of our common stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the board of directors’ attention and resources from our business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism. Any adverse determination in litigation could also subject us to significant liabilities.

Because we became a publicly traded company by means other than a traditional underwritten initial public offering, our stockholders may face additional risks and uncertainties.

Because we became a publicly traded company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of our common stock, and, accordingly, our stockholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Although CHW performed a due diligence review and investigation of Wag! in connection with the Business Combination, the lack of an independent due diligence review and investigation increases the risk of investment in us because CHW’s due diligence review and investigation may not have uncovered facts that would be important to a potential investor.

In addition, because we did not become a publicly traded company by means of an traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of us. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of us than they might otherwise be if we became a publicly traded company by means of a traditional underwritten initial public offering because they may be less familiar with us as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for our common stock could have an adverse effect on our ability to develop a liquid market for our common stock.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

If we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum share price requirement, Nasdaq may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below the Nasdaq minimum share price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If we cannot continue to satisfy listing requirements and other rules of Nasdaq Global Market, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them.

Our Common Stock is listed on the Nasdaq Global Market. We cannot assure you that our Ordinary Shares will continue to be listed on the Nasdaq Global Market.

In order to maintain our listing on the Nasdaq Global Market, we are required to comply with certain rules of Nasdaq Global Market, including those regarding minimum shareholder’s equity, minimum share price, and certain corporate governance requirements. We may not be able to continue to satisfy continuing listing requirements and other applicable rules of the Nasdaq Global Market. If we are unable to satisfy the Nasdaq Global Market criteria for maintaining our listing, our securities could be subject to delisting.

If the Nasdaq Global Market subsequently delists our securities from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;
●	reduced liquidity with respect to our securities;
●	the number of institutional and general investors that will consider investing in our Common Stock;
●	the number of investors in general that will consider investing in our Common Stock;
●	the number of market makers in our Common Stock;
●	limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

You may only be able to exercise your public warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer common stock from such exercise than if you were to exercise such warrants for cash.

The warrant agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do so for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the common stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the warrant agreement; (ii) if we have so elected and the common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering all of the warrants for that number of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the excess of the “fair market value” of our common stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of common stock from such exercise than if you were to exercise such warrants for cash.

A significant portion of our total outstanding shares of Common Stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Common Stock to drop significantly, even if our business is doing well.

Shares of our common stock that are currently restricted from immediate resale may be sold into the market in the near future. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of common stock. We are unable to predict the effect that sales may have on the prevailing market price of common stock and Public Warrants.

To the extent our Warrants are exercised, additional shares of common stock will be issued, which will result in dilution to the holders of common stock and increase the number of shares eligible for resale in the public market. Sales, or the potential sales, of substantial numbers of shares in the public market by the selling securityholders, subject to certain restrictions on transfer until the termination of applicable lock-up periods, could increase the volatility of the market price of common stock or adversely affect the market price of common stock.

We have no current plans to pay cash dividends on our common stock; as a result, stockholders may not receive any return on investment unless they sell their common stock for a price greater than the purchase price.

We have no current plans to pay dividends on our common stock. Any future determination to pay dividends will be made at the discretion of our board of directors, subject to applicable laws. It will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, general business conditions, and other factors that the board of directors may deem relevant. In addition, the ability to pay cash dividends may be restricted by the terms of debt financing arrangements, as any future debt financing arrangement likely will contain terms restricting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, stockholders may not receive any return on an investment in our common stock unless they sell their shares for a price greater than that which they paid for them.

We may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common stock.

We have warrants outstanding to purchase an aggregate of 16,395,564 shares of common stock. Pursuant to our Wag! Group Co. Employee Stock Purchase Plan and Wag! Group Co. Omnibus Incentive Plan, we may issue an aggregate of up to 12,757,458 shares of common stock, which amount may be subject to increase from time to time. We may also issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

●	existing stockholders’ proportionate ownership interest in us will decrease;
●	the amount of cash available per share, including for payment of dividends in the future, may decrease;

●	the relative voting strength of each previously outstanding common stock may be diminished; and
●	the market price of our common stock may decline.

Provisions in our organizational documents and certain rules imposed by regulatory authorities may delay or prevent an acquisition by a third party that could otherwise be in the interests of stockholders.

Our certificate of incorporation and amended and restated bylaws contain several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of the board of directors. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest, or other transaction that stockholders may consider favorable, include the following:

●	a classified board;
●	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;
●	certain limitations on convening special stockholder meetings;
●	limiting the persons who may call special meetings of stockholders;
●	limiting the ability of stockholders to act by written consent;
●	restrictions on business combinations with interested stockholder;
●	in certain cases, the approval of holders representing at least 66 2/3% of the total voting power of the shares entitled to vote generally in the election of directors will be required for stockholders to adopt, amend or repeal the bylaws, or amend or repeal certain provisions of the certificate of incorporation;
●	no cumulative voting;
●	the required approval of holders representing at least 66 2/3% of the total voting power of the shares entitled to vote at an election of the directors to remove directors; and
●	the ability of the board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions.

These provisions of our certificate of incorporation and amended and restated bylaws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for shares of our common stock in the future, which could reduce the market price of our common stock.

The provision of our certificate of incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against directors and officers.

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for:

●	any derivative action or proceeding brought on behalf of us;
●	any action asserting a claim of breach of fiduciary duty owed by any director, officer, agent or other employee or stockholder to us or our stockholders;
●	any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware;
●	any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the amended and restated bylaws; or
●	any action asserting a claim governed by the internal affairs doctrine, in each case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. It further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum clauses described above shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Although these provisions are expected to benefit us by providing increased consistency in the application of applicable law in the types of lawsuits to which they apply, the provisions may have the effect of discouraging lawsuits against directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation have been challenged in legal proceedings and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in the our certificate of incorporation to be inapplicable or unenforceable in such action. If so, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition or results of operations.

MARKET AND INDUSTRY DATA

Certain industry data and market data included in this prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. All of management’s estimates presented herein are based upon management’s review of independent third-party surveys and industry publications prepared by a number of sources and other publicly available information. All of the market data used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe that the information from these industry publications and surveys included in this prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

All of the shares of common stock and Private Placement Warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $188.5 million from the exercise of the Warrants, assuming the exercise in full of all such warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes, including to fund potential future investments and acquisitions of companies that we believe are complementary to our business and consistent with our growth strategy. We will have broad discretion over the use of proceeds from the exercise of the warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of common stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants, including $11.50 per share for each Private Placement Warrant and Public Warrant. The Public Warrants are listed on the Nasdaq under the symbol “PETWW.”

We cannot currently determine the price or prices at which shares of common stock or the Private Placement Warrants may be sold by the selling securityholders under this prospectus.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our common stock and Public Warrants are currently listed on the Nasdaq under the symbols “PET” and “PETWW,” respectively. Prior to the Closing, our common stock and our Public Warrants were listed on the Nasdaq under the symbols “CHWA,” and “CHWAW,” respectively. On September 13, 2022, there were 212 holders of record of the common stock and one holder of record of our Public Warrants. We currently do not intend to list the Private Placement Warrants offered hereby on any stock exchange or stock market.

Dividend Policy

We have never declared or paid any dividends on shares of our common stock. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section titled “Risk Factors,” our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Please also see the section titled “Special Note Regarding Forward-Looking Statements.” References to “Wag!” throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations section refers to “Legacy Wag!.”

Overview

Our mission is to be the #1 partner to busy Pet Parents. We believe that being busy shouldn’t stop Pet Parents from owning or taking care of their pets. We are dedicated to building a future in which every pet has access to safe, high-quality care. Wag! exists to make pet ownership possible and to bring joy to pets and those who love them.

Wag! was founded in 2015 to solve the guilt and stress of owning a pet. There are over 90.5 million US households with a pet, and for many Pet Parents, leaving their pet alone creates stress and guilt, as the existing solutions are limited. We launched the Wag! platform to solve these problems because lonely pets deserve healthier and happier lives. Wag! enabled on-demand pet services, allowing us to provide a mobile first experience for 98% of Pet Parents on the app. With numerous on-demand or scheduled service options provided by Pet Caregivers to Pet Parents through the platform, we have created a trusted pet service platform for Pet Parents. This has led to 75% of Pet Parents not being physically at home while services are being delivered and high-frequency service utilization where Pet Parents use Wag! an average of four to five times a month. We have built a compelling and trusted consumer brand with a high level of customer engagement, effectively creating a solid platform to leverage as we rapidly expand our business to new product lines.

Our proprietary marketplace technology, which is available as a mobile app and website (“platform” or “marketplace”), enables independent Pet Caregivers to connect with Pet Parents. Through our cutting- edge technologies and multi-faceted platforms, Wag! connects Pet Parents with Pet Caregivers who provide excellent pet care services. Our marketplace enables Pet Parents to find a wide array of pet services provided by Pet Caregivers and third-party service partners, such as walking, pet sitting and boarding, advice from licensed pet experts, home visits, training services, and pet insurance comparison tools.

We are one of the largest, online marketplaces for pet care. Through June 2022, we have approved over 400,000 Pet Caregivers and there have been over 12.1 million services completed through the Wag! platform. With our leading scale, we can offer Pet Parents and Pet Caregivers the benefits of convenience, availability, and trust. Since the beginning of 2021, monthly revenue has generally been steadily increasing, leading to our highest monthly revenues in June 2022 since the Company was founded. From 2020 to the second quarter of 2022 Cohorts, Pet Parent activity for Pet Parents who joined the platform through June 2022 are significantly outperforming the 2017, 2018, and 2019 Cohorts on a year-to-date basis. We are still in the early stages of growth, but have made significant progress in extending the offerings and reach of our platform since our inception in 2015.

Principal Factors Affecting Our Results of Operations and Material Trends

Our results are impacted by the general economic environment, conditions and trends relating to pet ownership and demand for services, competition with other pet service providers, and other factors including promotions, seasonality, and the effectiveness of our marketing and advertising campaigns. The primary factors that impact our results and present significant opportunities, as well as pose risks and challenges, are described below. We believe that our performance and future success depend on the factors discussed below, those mentioned in the section titled “Risk Factors” and elsewhere in this document.

Investment in New Services

Founded in 2015, we were one of the first on-demand pet services platforms. Since then, we have remained committed to expanding our offerings and the reach of our platform. For example, in the past 24 months, we have launched new features in an effort to increase engagement by both Pet Parents and Pet Caregivers on our platform. For Pet Parents, we added direct booking, the ability to create preferred Pet Caregiver lists, in-home or in-app video dog training options, pet service requests for cats and other pets, insurance comparison from top pet insurance providers, browse and chat with Pet Caregivers before booking a request, browse through trusted caregivers, and the ability to pre-tip caregivers before the service. For Pet Caregivers, we added features to provide them with the opportunity to fulfill highest priority requests, the ability to set their own prices, the ability to expand their reach to new customers and grow their business with social media links to their profile and custom HTML Craigslist links, as well as the opportunity to access advice from seasoned veterans on the platform and tips to help them grow a successful pet care business. Since our inception in 2015, more than 12.1 million pet services have been completed through the Wag! platform to date.

In the first quarter of 2020, we also launched our Wag! Premium subscription service, a monthly or annual subscription that offers Pet Parents 10% off all services, including waived booking fees, free advice from pet experts, priority access to top-rated Pet Caregivers, and VIP pet support. Wag! Premium accounts for 50% of our monthly active users.

Investment in Innovation and Technology

The continued development of our platform capabilities and digital ecosystem requires substantial ongoing investment in resources and technology infrastructure, which can impact EBITDA. Our ability to continue to incorporate or develop innovative tools in line with our growth is crucial to ensuring the success of our strategy. As discussed above in “— Investment in New Services”, we are committed to innovating new products and features. In addition, we are continuously integrating and evaluating acquisitions to enhance our technology platforms and launch features that are most beneficial to Pet Caregivers, Pet Parents, and third-party service partners.

Investment in New Markets

We plan to invest in existing and new markets, as well as new offerings. We believe that we can further expand in existing markets, to new markets within North America, and internationally by carefully targeting locations with a high expected demand for pet services. We believe there is an opportunity to expand our services outside of our existing geographic locations into other countries and regions where there is an attractive spend per pet to address. As we invest in new markets and create new offerings, we may increase our marketing strategies in a manner that could extend our marketing payback target in order to accelerate growth in each new market.

Pet Ownership Trends

The COVID-19 pandemic has impacted demand for pet care and has had a significant impact on Pet Parent and Pet Caregiver behavior. Beginning in the first quarter of 2020, many Pet Parents experienced travel restrictions, shelter-in-place orders, and work from home requirements. Accordingly, at the start of the COVID-19 pandemic in March 2020, our revenue declined significantly, since many Pet Parents were home with their pets and did not require additional pet services. The services that we offer through our platform were also limited due to full and partial lockdowns.

However, since the start of the COVID-19 pandemic, approximately 23 million pets were adopted by U.S. households through May 2021. According to the APPA, 70% of U.S. households own a pet, which equates to 90.5 million homes. We are focused on taking advantage of this significant opportunity to expand the base of Pet Parents using the Wag! platform given the increased size of the market in which we operate. We believe that the high volume of new Pet Parents, as well as return to office policies, may continue to have a positive effect on the number of bookings for pet services, and other pet related services over the longer term.

Pet Parent Preferences and Demand

As 95% of the U.S. population has access to the Wag! platform through an iPhone or Android device, our objective for long-term sustained growth is to create a platform that results in existing Pet Parents becoming repeat bookers, together with attracting new Pet Parents to our platform and to successfully convert them into repeat bookers. We attract Pet Parents to our platform through word-of-mouth and a variety of channels, such as social media, video, and other online and offline channels.

Through June 2022, more than 1.1 million Pet Parents have booked a service on our platform. Our proprietary on-demand platform allows Pet Parents to easily and conveniently find top rated Pet Caregivers to serve their pet service needs either on-demand or scheduled at their convenience. Our primary mobile app allows Pet Parents to access Pet Caregivers from anywhere, at any time. With 75% of Pet Parents not physically at home when their pet service is being performed, our platform allows Pet Caregivers and Pet Parents to avoid in-person contact if necessary or preferred by the Pet Parent. We believe this positions us well for ongoing growth as our platform allows both Pet Parents and Pet Caregivers the ability to mitigate COVID-19 related concerns.

Pet Caregiver Preferences and Demand

We attract Pet Caregivers to the platform primarily based on viral and word-of-mouth marketing strategies. We have industry-leading Net Promoter Scores for Pet Caregivers, which average between 45 to 55 as of the third quarter of 2021. Being a Pet Caregiver allows dog lovers to spend time with dogs and other animals, enabling them to lead a healthy lifestyle by getting exercise through dog walking while simultaneously participating in an activity that delights them.

To serve Pet Parents in any given market, a critical density of caregivers must be present so that Pet Parents have options and availability for on-demand services. During certain peak periods, such as holidays, we have observed high Pet Parent demand that has resulted in Pet Caregiver constraints in some markets. Our platform provides a technology feature that allows Pet Caregivers to set their own prices, encouraging Pet Caregivers to be more engaged during peak periods.

Effects of the COVID-19 Pandemic

In addition to the foregoing factors, our results in 2020 were significantly impacted by the COVID-19 pandemic and the resulting measures undertaken by federal, state, and municipal governments. The COVID-19 pandemic has been a highly disruptive economic and societal event that initially negatively impacted demand for pet care due to shelter-in-place orders, travel restrictions, and work-from-home requirements implemented in March 2020. As a result, our monthly revenue in 2020 decreased approximately 80% compared to pre-COVID revenue. However, the re-opening of the economy, despite the continuation of the pandemic and the emergence of new variants, has resulted in a meaningful recovery of revenue in 2021 relative to 2020. Uncertainties in the global economy may adversely impact our operations, brand partners, customers, and other business partners, which may impact future revenue, and require other changes to our operations.

Effectiveness of our word-of-mouth, marketing and advertising activities

Our objective for long-term, sustained growth is to create a platform that results in existing Pet Parents becoming repeat bookers, together with attracting new Pet Parents to the platform and converting them into repeat bookers, thus generating a lifetime of bookings from the Pet Parent. We attract Pet Parents and Pet Caregivers to the platform through word-of-mouth and a variety of other channels, such as social media, video, and other online and offline channels. The easy to use and convenient platform organically drives word-of-mouth marketing and references amongst Pet Parent. Additionally, our brand awareness advertising activities, including social media and television advertisements, allow us to reach new Pet Parents and Pet Caregivers.

When assessing the efficiency and effectiveness of our marketing spend, we monitor, amongst other things, new sign ups and first-time booking activity on the platform.

Our ability to attract Pet Parents to the platform is very efficient as we benefit from the network effects associated with our platform.

Seasonality

Wag! experiences seasonality in the booking volume, which Wag! expects to continue and may become more substantial. Historically, Wag! has experienced lower walking service requests on the platform during holidays periods, offset by higher sitting and boarding requests during these periods.

The Business Combination Agreement and Public Company Costs

On February 2, 2022, Wag!, CHW and the Merger Sub entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, at the Closing, Merger Sub was merged with and into Wag!, with Wag! continuing as the surviving corporation following the Merger, being a wholly owned subsidiary of CHW and the separate corporate existence of Merger Sub ceased. Upon the completion of the Business Combination, Wag! became the successor registrant with the SEC, meaning that Wag!’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

While the legal acquirer in the Business Combination Agreement is CHW, for financial accounting and reporting purposes under U.S. GAAP, Wag! is the accounting acquirer and the Merger is accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined company represent the continuation of the financial statements of Wag! in many respects. Under this method of accounting, CHW is treated as the “acquired” company for financial reporting purposes. For accounting purposes, Wag! is deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Wag! (i.e., a capital transaction involving the issuance of stock by CHW for the stock of Wag!).

Upon the Closing of the Business Combination and the PIPE and Backstop Investment, the most significant change in our future reported financial position and results of operations was an increase in cash (as compared to our balance sheet at June 30, 2022) including $29.3 million of which $23.9 million is held in escrow, $5.0 million in gross proceeds from the PIPE and Backstop Investment by the PIPE and Backstop Investor, and loan proceeds of $29.4 million. Total direct and incremental transaction costs of CHW and Wag! are estimated at approximately $13.3 million, substantially all of which will be offset to additional-paid-in-capital as costs related to the reverse recapitalization.

As a result of the Business Combination, Wag! is the successor to an SEC registrant and is listed on the Nasdaq, which will require Wag! to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Components of Our Results of Operations

The following is a summary of the principal line items comprising our operating results.

Revenue

We provide an online marketplace that enables Pet Parents to connect with Pet Caregivers for various pet services. We recognize revenue in accordance with ASC 606, Revenue from Contracts with its Customers from four distinct streams: (1) service fees charged to Pet Caregivers for use of the platform to discover pet service opportunities and to successfully complete a pet care service to a Pet Parent, (2) subscription and other fees paid by Pet Parents for Wag! Premium, (3) joining fees paid by Pet Caregivers to join and be listed on the platform, and (4) wellness revenue through affiliate fees paid by third-party service partners based on ‘revenue-per-action’ or conversion activity. For some of the Company’s arrangements with third-party service providers, the transaction price is considered variable and an estimate of the transaction price is recorded when the action occurs. The estimated transaction price used in the variable consideration is based on historical data with the respective third-party service partner and the consideration is measured and settled monthly.

Cost of Revenue, Excluding Depreciation and Amortization

Cost of revenue consists of costs directly related to revenue generating transactions, which, primarily includes fees paid to payment processors for payment processing fees, hosting and platform-related infrastructure costs, third-party costs for background checks for Pet Caregivers, and other costs arising as a result of revenue transactions that take place on our platform, excluding depreciation and amortization.

Platform Operations and Support

Platform operations and support expenses include personnel-related compensation costs of technology and operations teams, and third-party operations support costs.

Sales and Marketing

Sales and marketing expenses include personnel-related compensation costs of the marketing team, advertising expenses, and Pet Parent incentives. Sales and marketing expenses are expensed as incurred.

General and Administrative

General and administrative expense includes personnel-related compensation costs for employees on corporate functions, such as management, accounting, and legal as well as insurance and other expenses used to run the business, together with outside party service costs of related items such as auditors and lawyers.

Depreciation and Amortization

Depreciation and amortization expenses primarily consist of depreciation and amortization expenses associated with our property and equipment. Amortization includes expenses associated with our capitalized software and website development.

Interest Income

Interest income consists primarily of interest earned on our cash, cash equivalents, and short-term investments.

Key Performance Indicators (“KPIs”) and Non-GAAP Measures

We regularly review several metrics, including the following key performance indicators, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP measures and the comparable GAAP measure is net income (loss). Please refer to the “— Non-GAAP Measures” section below for further discussion with respect to how we define these measures, as well as for reconciliations to the most comparable U.S. GAAP measures. Adjusted EBITDA provides a basis for comparison of our business operations between current, past, and future periods by excluding items from net income (loss) that we do not believe are indicative of our core operating performance. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and may not be comparable to similarly titled amounts used by other companies or persons, because they may not calculate these non-GAAP measures in the same manner.

Bookings

We define Bookings as the total dollar value of transactions booked via the platform for pet services and wellness services, in each case without any adjustment for discounts and refunds, Pet Caregiver earnings, and Pet Parent incentives. Bookings are an indication of the scale of our current platform, which ultimately impacts revenue.

We define Take Rate as revenue as percentage of Gross Bookings. Take Rate is an indication of marketplace economics, and is impacted by product offerings with different margin structures. We use take rate to identify key revenue drivers in our marketplace.

Our gross bookings in the three and six months ended June 30, 2022 were $39.5 million and $22.0 million, compared to $17.1 million and $9.8 million for the three and six months ended June 30, 2021. The increase in the periods ended in 2022 are largely attributable to the recovery from the impact of the COVID-19 pandemic.

The following tables present our non-GAAP measures and key performance indicators for the periods presented (in thousands except Adjusted EBITDA Margin).

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except percentages)	2022	2021	2022	2021
U.S. GAAP Measures:
Revenue	$12,784	$3,567	$22,450	$6,156
Net loss	$(1,090)	$(2,434)	$(3,440)	$(5,141)
Net loss %	(8.5)%	(68.2)%	(15.3)%	(83.5)%
Net cash flows used in operating activities	$(3,109)	$(5,099)	$(4,146)	$(7,423)
Key Performance Indicators and non-GAAP measures:
Adjusted EBITDA	$(875)	$(2,305)	$(2,987)	$(4,891)
Adjusted EBITDA Margin	(6.8)%	(64.6)%	(13.3)%	(79.5)%
Bookings	$21,977	$9,803	$39,476	$17,076
Take Rate	58.2%	36.4%	56.9%	36.1%

Adjusted EBITDA and Adjusted EBITDA Margin

In addition to revenue and net loss, which are measures presented in accordance with U.S. GAAP, management believes that Adjusted EBITDA and Adjusted EBITDA Margin provide relevant and useful information that is widely used by analysts, investors, and competitors in our industry to assess performance. We define Adjusted EBITDA as net income (loss), adjusted for interest expense, depreciation and amortization, share-based compensation, income taxes, as well as other items to be consistent with definitions typically used by lenders, including transaction costs. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. However, you should be aware that when evaluating Adjusted EBITDA and Adjusted EBITDA Margin, Wag! may incur future expenses similar to those excluded when calculating these measures. Wag!’s presentation of these measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. Further, these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP. Wag! compensates for these limitations by relying primarily on its U.S. GAAP results and using Adjusted EBITDA and Adjusted EBITDA Margin on a supplemental basis. Wag!’s computation of Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of net loss to Adjusted EBITDA and Adjusted EBITDA Margin below and not rely on any single financial measure to evaluate Wag!’s business.

Adjusted EBITDA and Adjusted EBITDA Margin are useful to an investor in evaluating our performance because these measures:

●	are widely used by analysts, investors, and competitors to measure a company’s operating performance;
●	are used by our lenders and/or prospective lenders to measure our performance; and
●	are used by our management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting.

The reconciliations of net loss, which is the most comparable U.S. GAAP measure, to non-GAAP Adjusted EBITDA for the three and six months ended June 30, 2022 and 2021 are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except percentages)	2022	2021	2022	2021
Revenue	$12,784	$3,567	$22,450	$6,156
Adjusted EBITDA reconciliation:
Net loss	(1,090)	(2,434)	(3,440)	(5,141)
Add (deduct):
Interest expense (income)	17	9	49	14
Depreciation and amortization	145	55	297	110
Share based compensation	40	61	94	122
Tax (benefit) expense	13	4	13	4
Adjusted EBITDA	$(875)	$(2,305)	$(2,987)	$(4,891)

Comparison of the Three and Six Months ended June 30, 2022 and 2021

The following table sets forth our unaudited condensed consolidated operations data for the three and six months ended June 30, 2022 and 2021. The information has been prepared on the same basis as our unaudited consolidated financial statements, included elsewhere in this prospectus, and includes, in our opinion, all adjustments, necessary to state fairly our results of operations for these periods. This data should be read in conjunction with our audited consolidated statements of operations for the years ended December 31, 2021 and 2020 and our unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2022 and 2021, included elsewhere in this proxy statement/ prospectus. These results of operations are not necessarily indicative of the future results of operations that may be expected for any future period.

	Three Months Ended June 30,				Six Months Ended June 30,
			$	%			$	%
($ in thousands, except percentages)	2022	2021	Change	Change	2022	2021	Change	Change
Revenue	$12,784	$3,567	$9,217	258%	$22,450	$6,156	$16,294	265%
Costs and expenses:
Cost of revenue, excluding depreciation and amortization	1,200	675	525	78%	2,006	1,073	933	87%
Platform operations and support	2,817	2,690	127	5%	5,394	5,260	134	3%
Sales and marketing	7,284	1,235	6,049	490%	13,366	1,840	11,526	626%
General and administrative	2,398	1,333	1,065	80%	4,765	2,996	1,769	59%
Depreciation and amortization	145	55	90	164%	297	110	187	170%
Total costs and expenses	13,844	5,988	7,856	131%	25,828	11,279	14,549	129%
Interest (expense) income, net	(17)	(9)	(8)	89%	(49)	(14)	(35)	250%
Loss before income taxes	(1,077)	(2,430)	1,353	(56)%	(3,427)	(5,137)	1,710	(33)%
Income tax benefit (expense)	(13)	(4)	(9)	225%	(13)	(4)	(9)	225%
Net loss	$(1,090)	$(2,434)	$1,344	(55)%	$(3,440)	$(5,141)	$1,701	(33)%
*	Comparisons between positive and negative numbers and with a zero are not meaningful

Revenue

Revenue increased by $9.2 million, or 256%, from $3.6 million in the three months ended June 30, 2021 to $12.8 million for the three months ended June 30, 2022. The increase was primarily attributable to a $7.1 million increase in wellness revenue which was launched in August 2021. The increase also includes a $2.1 million increase in service revenue due to an increase in service fees stemming from increased Pet Parents engagement of Pet Caregivers to provide pet care services as a result of increased return-to-office and travel trends.

Revenue increased by $16.3 million, or 263%, from $6.2 million in the six months ended June 30, 2021 to $22.5 million for the six months ended June 30, 2022. The increase was primarily attributable to a $12.3 million increase in wellness revenue which was not present in the 2021 period. The increase also includes a $4.0 million increase in service revenue due to an increase in service fees stemming from increased Pet Parents engagement of Pet Caregivers to provide pet care services as a result of increased return-to-office and travel trends.

Cost of Revenue, Excluding Depreciation and Amortization

Cost of revenue, excluding depreciation and amortization, increased by $0.5 million, or 78%, from $0.7 million in the three months ended June 30, 2021 to $1.2 million for the three months ended June 30, 2022. The increase was primarily attributable to a $0.3 million increase in background check costs driven by an increase in new Pet Caregivers and a $0.2 million increase in payment processing fees driven by higher transaction volume.

Cost of revenue, excluding depreciation and amortization, increased by $0.9 million, or 82%, from $1.1 million in the six months ended June 30, 2021 to $2.0 million for the six months ended June 30, 2022. The increase was primarily attributable to a $0.5 million increase in background check costs driven by an increase in new Pet Caregivers and a $0.4 million increase in payment processing fees driven by higher transaction volume.

Platform Operations and Support

Platform operations and support expenses increased by $0.1 million, or 4%, from $2.7 million in the three months ended June 30, 2021 to $2.8 million for the three months ended June 30, 2022. The increase was primarily attributable to a $0.3 million increase in employee personnel costs related to our expansion initiatives in the operations and technology areas, offset by a decrease of $0.1 million in technology and operations costs as well as a decrease of $0.1 million in professional service costs arising from system and process optimization.

Platform operations and support expenses increased by $0.1 million, or 2%, from $5.3 million in the six months ended June 30, 2021 to $5.4 million for the six months ended June 30, 2022. The increase was primarily attributable to a $0.5 million increase in personnel-related compensation costs for our technology and operations teams, partially offset by a decrease of $0.1 million in facilities and operations and technology costs as well as a decrease of $0.3 million in professional service costs.

Sales and Marketing

Sales and marketing expenses increased by $6.1 million, or 508%, from $1.2 million in the three months ended June 30, 2021 to $7.3 million for the three months ended June 30, 2022. The increase was primarily attributable to a $4.5 million increase in advertising expenses as we invest in brand awareness. Additionally, there was a $1.5 million increase in personnel-related compensation costs for our marketing team, consultants, and advertising agency costs.

Sales and marketing expenses increased by $11.6 million, or 644%, from $1.8 million in the six months ended June 30, 2021 to $13.4 million for the six months ended June 30, 2022. The increase was primarily attributable to a $8.7 million increase in advertising expenses as we invest in brand awareness, a $2.9 million increase in personnel-related compensation costs for our marketing team, consultants, and advertising agency costs.

General and Administrative

General and administrative expenses increased by $1.1 million, or 85%, from $1.3 million in the three months ended June 30, 2021 to $2.4 million for the three months ended June 30, 2022. The increase was primarily attributable to the preparation of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and the listing standards of the Nasdaq, as well as increased legal, audit and consulting fees..

General and administrative expenses increased by $1.8 million, or 60%, from $3.0 million in the six months ended June 30, 2021 to $4.8 million for the three months ended June 30, 2022. The increase was primarily attributable to the preparation of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and the listing standards of the Nasdaq, as well as increased legal, audit and consulting fees.

Depreciation and Amortization

Depreciation and amortization expenses increased from $55 thousand in the three months ended June 30, 2021 to $145 thousand for the three months ended June 30, 2022. The increase of $90 thousand, or 164%, was primarily attributable to amortization expense arising from the acquisition of CPI in August 2021, partially offset by reduced property and equipment as a result of decreased leased office space with depreciating leasehold improvements.

Depreciation and amortization expenses increased from $110 thousand in the six months ended June 30, 2021 to $297 thousand for the six months ended June 30, 2022. The increase of $187 thousand, or 170%, was primarily attributable to amortization expense arising from the acquisition of CPI, partially offset by reduced property and equipment as a result of decreased leased office space with depreciating leasehold improvements.

Interest Income, net

Interest expense, net increased from $9 thousand in the three months ended June 30, 2021 to $17 thousand for the three months ended June 30, 2022. The increase was primarily attributable to accretion expense related to deferred purchase consideration in connection with the acquisition of CPI.

Interest expense, net increased from $14 thousand in the six months ended June 30, 2021 to $49 thousand for the six months ended June 30, 2022. The increase was primarily attributable to accretion expense related to deferred purchase consideration in connection with the acquisition of CPI.

LIQUIDITY AND CAPITAL RESOURCES

Since inception, and in line with our growth strategy, we have incurred operating losses and negative cash operating cash flows and have financed our operations through the sale of equity securities. For the six months ended June 30, 2022 and 2021, and for the years ended December 31, 2021, and 2020, we had a net loss of $3.4 million, $5.1 million, $6.3 million, $18.8 million, respectively. We expect that operating losses and negative operating cash flows could continue into the foreseeable future as we continue to invest in growing our business. Based upon our current operating plans and accounting for the proceeds from the Business Combination, including the Series P Investment, PIPE and Backstop Investment and Debt Financing, we believe that cash and equivalents and short-term investments will be sufficient to fund our operations for at least the next 12 months from the date of this prospectus. However, these forecasts involve risks and uncertainties, and actual results could vary materially. We have based this estimate on assumptions that may prove to be wrong, and we could deplete our capital resources earlier than we expect.

Our future capital requirements and the adequacy of available funds will depend on many factors, including, but not limited to, our ability to grow our revenue and the impact of the COVID-19 pandemic and other factors described in the section titled “Risk Factors” included elsewhere in this prospectus. We may seek additional equity or debt financing. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, financial condition, and results of operations could be adversely affected.

On February 2, 2022, we entered into the Business Combination Agreement, which was completed on August 9, 2022. Immediately following the closing of the business combination, our name was changed to Wag! Group Co. and our common stock and warrants to purchase common stock trade on Nasdaq under the symbols “PET” and “PETWW”, respectively.

On January 28, 2022, in connection with the Business Combination Agreement, Wag! entered into the Series P Subscription Agreements, pursuant to which Wag! has agreed to sell 1,100,000 Series P Shares to certain investors in a private placement at a price of $10.00 per share.

Cash Flows

The following table summarizes our cash flows for the periods indicated.

	Six Months Ended June 30,
($in thousands)	2022	2021
Net cash flows used in operating activities	$(4,146)	$(7,423)
Net cash flows (used in) provided by investing activities	(4,580)	6,050
Net cash flows provided by financing activities	8,536	—
Net increase (decrease) in cash and cash equivalents	$190	$(1,373)

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2022 was $4.1 million, a decrease of $3.3 million from $7.4 million for the six months ended June 30, 2021. The decrease was primarily due to a $1.9 million decrease in net loss, excluding the impact of depreciation and stock-based compensation, and other non-cash items, and a $1.4 million net cash increase in Wag!’s operating assets and liabilities, which was primarily attributable due to a $1.7 million increase in accounts receivable, and current and other assets, offset by a reduction of $3.1 million in accounts payable, accrued expenses and other liabilities and other non- current liabilities.

Investing Activities

The Company’s investments are classified as available for sale and we invest in a diversified portfolio of investments, primarily short-term U.S. government and agency securities, money market funds, commercial paper, and corporate bonds. In addition, we limit the concentration of our investment in any particular security.

Net cash used in investing activities for the six months ended June 30, 2022 was $4.6 million, an increase of $10.6 million from $6 million provided for the six months ended June 30, 2021. The increase was primarily due to $15.8 million less of proceeds received from the sale of investments, offset by $5.5 million of reduced purchases of investments.

Financing Activities

Net cash from financing activities for the six months ended June 30, 2022 was $8.5 million of cash proceeds in financing activities compared to $0 of net cash proceeds in financing activities for the six months ended June 30, 2021. The increase of $8.5 million was primarily due to proceeds received from the Preferred Series P issuance, net of issuance costs and deferred offering costs.

Debt

PPP Loan

In August 2020, the Company received loan proceeds of approximately $5.1 million from a financial institution pursuant to the Paycheck Protection Program (the “PPP Loan”) as administered by the U.S. Small Business Administration (the “SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The application for these funds required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further required the Company to take into account its then current business activity and its ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The receipt of these funds, and the forgiveness of the loan attendant to these funds, was dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on its adherence to the forgiveness criteria.

In August 2021, the Company applied for forgiveness of $3.5 million of the PPP Loan, and in September 2021, the SBA approved the Company’s loan forgiveness application in the amount of $3.5 million. The term of the PPP Loan is five years with a maturity date of August 2025 and contains a fixed annual interest rate of 1.00%. Principal and interest payments began in November 2021.

We do not have any off-balance sheet arrangements, as defined by applicable rules and regulations of the SEC, that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures, or capital resources.

Blue Torch Financing and Warrant Agreement

On the Closing, the Company entered into a financing agreement (the “Financing Agreement”) and warrant agreement (the “Lender Warrant Agreement”) with Blue Torch Finance, LLC (together with its affiliated funds and any other parties providing a commitment thereunder, including any additional lenders, agents, arrangers or other parties joined thereto after the date thereof, collectively, the “Debt Financing Sources”), pursuant to which, among other things, the Debt Financing Sources agreed to extend an approximately $32.17 million senior secured term loan credit facility (the “Credit Facility”). Legacy Wag! is the primary borrower under the Credit Facility, the Company is a parent guarantor and substantially all of the Company’s existing and future subsidiaries are subsidiary guarantors (subject to certain customary exceptions). The Credit Facility is secured by a first priority security interest in substantially all assets of Legacy Wag! and the guarantors (subject to certain customary exceptions).

The Credit Facility bears interest at a floating rate of interest equal to, at the Company’s option, SOFR plus 10.00% per annum or the reference rate plus 9.00% per annum, with the reference rate defined as the greatest of (i) 2.00% per annum, (ii) the federal funds effective rate plus 0.50% per annum, (iii) one-month SOFR plus 1.00% per annum, and (iv) the prime rate announced by the Wall Street Journal from time to time. SOFR will be subject to a floor of 1.00% per annum, and the reference rate will be subject to a floor of 2.00% per annum. Interest will be payable in arrears at the end of each SOFR interest period (but at least every three (3) months) for SOFR borrowings and quarterly in arrears for reference rate borrowings.

The Credit Facility matures in three (3) years after the date of closing and will be subject to quarterly amortization payments of principal, in an aggregate amount equal to 2.00% of the principal amount of the Credit Facility in the first year after closing, 3.00% of the principal amount of the Credit Facility in the second year after closing and 5.00% of the principal amount of the Credit Facility in the third year after closing. The remaining outstanding principal balance of the Credit Facility will be due and payable in full on the maturity date. In addition to scheduled amortization payments, the Credit Facility contains customary mandatory prepayment provisions that require principal prepayments of the Credit Facility upon certain triggering events, including receipt of asset sale proceeds outside of the ordinary course of business, receipt of certain insurance proceeds and receipt of proceeds of non-permitted debt. The Credit Facility may also be voluntarily prepaid at any time, subject to the payment of a prepayment premium. The prepayment premium is payable for voluntary payments and certain mandatory prepayments, and is equal to an interest make-whole payment plus 3.00% of the principal amount of such prepayment in the first year after closing, 2.00% of the principal amount of such prepayment in the second year after closing, and 0% thereafter.

The Credit Facility contains customary representations and warranties, affirmative covenants, financial reporting requirements, negative covenants and events of default. The negative covenants included in the Financing Agreement impose restrictions on the ability of Legacy Wag!, the guarantors and their subsidiaries to incur indebtedness, grant liens, make investments, make acquisitions, declare and pay restricted payments, prepay junior or subordinated debt, sell assets and enter into transactions with affiliates, in each case, subject to certain customary exceptions. In addition, the Credit Facility requires compliance with certain financial covenants, specifically a monthly minimum revenue covenant and a minimum liquidity covenant.

The Company’s obligations under the Blue Torch Financing Agreement are guaranteed by certain of its subsidiaries meeting materiality thresholds set forth in the Blue Torch Financing Agreement. Such obligations, including the guarantees, are secured by substantially all of the personal property of the Company and its subsidiary guarantors, including pursuant to a Security Agreement entered into on August 9, 2022 among the Company, Legacy Wag!, Wag Wellness, Inc., Compare Pet Insurance Services, Inc. and Blue Torch Finance LLC (the “Security Agreement”). As of the Closing, such subsidiary guarantors are Legacy Wag!, Wag Wellness, Inc. and Compare Pet Insurance Services, Inc.

On the Closing, the Company also entered into the Lender Warrant Agreement with Vstock Transfer, LLC as warrant agent, pursuant to which affiliates of Blue Torch Capital LP (“Blue Torch”) received 1,896,177 warrants to acquire common stock of the Company, par value $0.0001 per share (“Common Stock”), for $11.50 per whole share (such warrants, the “Lender Warrants”). The Lender Warrants were issued pursuant to the SPAC Warrant Agreement (as defined in the Business Combination Agreement) and are subject to the terms and conditions thereof, as modified (whether reflected in the terms of the Lender Warrants issued on the Closing, or in an amendment to or exchange for the Lender Warrants consummated after the Closing) to provide that (i) the exercise period of the Lender Warrants will terminate on the earliest to occur of (x) the date that is ten years after completion of the Business Combination, (y) liquidation of Wag!, and (z) redemption of the Lender Warrants as provided in the SPAC Warrant Agreement (the “Lender Warrant Expiration Date”), (ii) Blue Torch has the ability to net exercise the Lender Warrants (based on the fair value of the stock at the time of net exercise, fair value being equal to the public trading price at the time of exercise) on a cashless basis, (iii) Section 6 of the SPAC Warrant Agreement was removed, (iv) Blue Torch received the benefit of certain customary representations and warranties from the Company, and (v) the Lender Warrants are not required to be registered under the Securities Act.

The foregoing descriptions of the Financing Agreement, Security Agreement and Lender Warrant Agreement do not purport to be complete and are qualified in their entirety by the reference to the full text of the Financing Agreement and Warrant Agreement, copies of which are attached on Form S-1 of which this prospectus forms a part as Exhibits 10.8, 10.9 and 10.10 and are incorporated herein by reference.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We have prepared our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In doing so, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from these estimates. A number of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events. We base these estimates and assumptions on historical experience or on various other factors that we believe to be reasonable and appropriate under the circumstances. On an ongoing basis, we reconsider and evaluate our estimates and assumptions.

We believe that the accounting policies listed below involve our more significant judgments, estimates and assumptions and, therefore, could have the greatest potential impact on our consolidated financial statements. In addition, we believe that a discussion of these policies is necessary to understand and evaluate the consolidated financial statements included in this prospectus. For additional information on our critical and other significant accounting policies, see “Components of Results of Operations.”

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with its Customers. Through its Services offerings, the Company principally generates service revenue from service fees charged to Pet Caregivers for use of the platform to discover pet service opportunities and to successfully complete a pet care service to a Pet Parent. The Company also generates revenue from subscription fees paid by Pet Parents for Wag! Premium, and fees paid by Pet Caregivers to join the platform. Additionally, through its wellness offerings, the Company generates revenue through commission fees paid by third-party service partners in the form of ‘revenue-per-action’ or conversion activity defined in our agreements with the third-party service partner. For some of the Company’s arrangements with third-party service partners, the transaction price is considered variable and an estimate of the transaction price is recorded when the action occurs. The estimated transaction price used in the variable consideration is based on historical data with the respective third-party service partner and the consideration is measured and settled monthly.

We enter into terms of service with Pet Caregivers and Pet Parents to use the platform (“Terms of Service Agreements”), as well as an Independent Contractor Agreement (“ICA”) with Pet Caregivers (the ICA, together with the Terms of Service Agreements, the “Agreements”). The Agreements govern the fees we charge the Pet Caregivers for each transaction. Upon acceptance of a transaction, Pet Caregivers agree to perform the services that are requested by a Pet Parent. The acceptance of a transaction request combined with the Agreements establishes enforceable rights and obligations for each transaction. A contract exists between us and the Pet Caregivers after both the Pet Caregiver and Pet Parent accept a transaction request and the Pet Caregiver’s ability to cancel the transaction lapses. For Wag! wellness revenue, the Company enters into agreements with third party service partners which define the action by a Pet Parent that results in the Company earning and receiving a commission fee from the third-party service partner.

Our service obligations are performed and revenue is recognized for fees earned from Pet Caregivers related to the facilitation and completion of a pet service transaction between the Pet Parent and the Pet Caregiver through the use of our platform. Revenue generated from Wag! Premium subscription is recognized on a ratable basis over the contractual period, which is generally one month to one year depending on the type of subscription purchased by the Pet Parent. Unused subscription amounts are recorded as gift card and subscription liabilities on the balance sheet. Revenue related to the fees paid by the Pet Caregiver to join the platform is recognized upon processing the applications. Wag! wellness revenue performance obligation is completed, and revenue is recognized when a Pet Parent completes an action or conversion activity.

Principal vs. Agent Considerations

Judgment is required in determining whether we are the principal or agent in transactions with Pet Caregivers and Pet Parents. We evaluate the presentation of revenue on a gross or net basis based on whether we control the service provided to the Pet Parent as the principal (i.e. “gross”), or whether we arrange for other parties to provide the service to the Pet Parent as an agent (i.e. “net”). This determination also impacts the presentation of incentives provided to both Pet Caregivers and Pet Parents, as well as discounts and promotions offered to Pet Parents to the extent they are not customers.

Our role in a transaction on the platform is to facilitate Pet Caregivers finding, applying for, and completing a successful pet care service for a Pet Parent. We concluded that we are the agent in transactions with Pet Caregivers and Pet Parents because, among other factors, our role is to facilitate pet service opportunities to Pet Caregivers and we are not responsible for nor do we control the delivery of pet services provided by the Pet Caregiver to the Pet Parent.

Gift Cards

We sell gift cards that can be redeemed by Pet Parents through the platform. Proceeds from the sale of gift cards are deferred and recorded as contract liabilities in gift card and subscription liabilities on the balance sheets until Pet Parents use the card to place orders on its platform. When gift cards are redeemed, revenue is recognized on a net basis as the difference between the amounts collected from the purchaser less amounts remitted to PCGs. Unused gift cards are recorded as gift card and subscription liabilities on the Company’s consolidated balance sheet.

Incentives

We offer discounts and promotions to encourage use of our platform. These are offered in various forms of discounts and promotions and include:

●	Targeted Pet Parent discounts and promotions: These discounts and promotions are offered to a limited number of Pet Parents in a specific market to acquire, re-engage, or generally increase Pet Parents’ use of the platform, and are akin to a coupon. We record the cost of these discounts and promotions as sales and marketing expenses at the time they are redeemed by the Pet Parent.
●	Market-wide promotions: These promotions are pricing actions in the form of discounts that reduce the price Pet Parents pay Pet Caregivers for services. These promotions result in a lower fee earned by us from the Pet Caregiver. Accordingly, we record the cost of these promotions as a reduction of revenue at the time the service is completed. Discounts on services offered through our subscription program are also recorded as a reduction of revenue.

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting, which requires, among other things, allocation of the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed at their estimated fair values on the acquisition date. The excess of the fair value of purchase consideration over the values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to the valuation of intangible assets. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill if new information is obtained related to facts and circumstances that existed as of the acquisition date. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are reflected in the consolidated statements of operations. Acquisition costs, such as legal and consulting fees, are expensed as incurred.

Stock-Based Compensation

The Company has an equity incentive plan under which it grants equity awards, including stock options. The Company determines compensation expense associated with stock options based on the estimated grant date fair value method using the Black-Scholes valuation model. The Black-Scholes model considers several variables and assumptions in estimating the fair value of stock-based awards. These variables include per share fair value of the underlying common stock, exercise price, expected term, risk-free interest rate, expected stock price volatility over the expected term, and expected annual dividend yield.

For all stock options granted, the Company calculates the expected term using the simplified method as it has limited historical exercise data to provide a reasonable basis upon which to otherwise estimate expected term, and the options have characteristics of “plain-vanilla” options. The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the stock-based award. The Company’s common stock is not publicly traded, and therefore, the Company uses the historical volatility of the stock price of similar publicly traded peer companies. The Company utilizes a dividend yield of zero, as it has no history or plan of declaring dividends on its common stock. The Company generally recognizes compensation expense using a straight-line amortization method over the respective service period for awards that are ultimately expected to vest.

Income Taxes

The Company accounts for income taxes using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the financial or tax returns. The measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting basis and the tax basis of assets and liabilities result in a deferred tax asset, the Company evaluates the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that either some portion or the entire deferred tax asset will not be realized. The Company records a valuation allowance to reduce the deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. We regularly review the deferred tax assets for recoverability based on historical taxable income or loss, projected future taxable income or loss, the expected timing of the reversals of existing temporary differences and tax planning strategies. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute the business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, our income tax provision would increase or decrease in the period in which the assessment is changed.

The Company recognizes a tax benefit from uncertain tax positions only if it is more likely than not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authorities’ administrative practices and precedents. The tax benefits recognized from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being recognized upon settlement.

New Accounting Pronouncements

See “Note 2 — Summary of Significant Accounting Policies” in the notes to the unaudited condensed consolidated financial statements included elsewhere in this Report.

BUSINESS

Business Summary

Unless the context otherwise requires, all references in this section to the “Company”, “we”, “us”, or “our” refer to the business of Wag, Labs, Inc. and its subsidiaries prior to the consummation of the Business Combination or Wag! Group Co. together with its consolidated subsidiaries, after the consummation of the Business Combination.

Mission and Purpose

Our mission is to be the #1 partner to busy Pet Parents. We believe that being busy shouldn’t stop Pet Parents from owning or taking care of their pets. We are dedicated to building a future in which every pet has access to safe, high-quality care. This future will be built by a passionate community of pet lovers who want to spend their time creating joy for pets and those who love them. Wag! is the technology platform for building that future, and we are just getting started.

Wag! exists to make pet ownership possible and to bring joy to pets and those who love them. We are committed to maximizing the happiness of pets and Pet Parents alike. Your furry family member deserves our best, and that’s what we deliver every day, through thoughtful innovation and dedicated team support.

Our Business

Wag! develops and supports a proprietary marketplace technology platform available as a website and mobile app that enables independent Pet Caregivers to connect with Pet Parents. The platform allows Pet Parents, who require specific pet care services, to make service requests in the platform, which are then fulfilled by Pet Caregivers. Wag! supports dog walking, pet sitting and boarding, advice from licensed pet experts, home visits, training, and access to other services in 5,300 U.S. cities across all 50 states. From our founding in 2015 through March 2022, we have approved over 400,000 Pet Caregivers and there have been over 12.1 million services completed through the Wag! platform. Wag! exists to make pet ownership possible and bring joy to pets and those who love them.

Our company was founded in 2015 and born from a love of dogs and an entrepreneurial spirit with the aim to make Pet Parenthood just a little bit easier so dogs and their humans can share a fulfilling life full of joyful moments. We developed on-demand dog walking by connecting an already passionate community of local pet lovers and caregivers with Pet Parents. We built a platform where Pet Parents can find Pet Caregivers who want to earn extra income. We believe that these connections not only enable better care for pets, but also create joy for both parties, and so we sought to radically simplify the logistics of pet care. We built a simple and easy-to-use platform to enable Pet Parents to discover, book, pay, and review Pet Caregivers online or in our mobile app.

For Pet Caregivers, we built tools to easily create a listing in the Wag! platform, along with simple tools for promoting their profile online, scheduling and booking service opportunities, communicating with Pet Parents, and receiving payment. To assist both Pet Parents and Pet Caregivers, we invested in a customer service team available 24/7 to support them along the way. To be a brand dedicated to trust and safety, we thoroughly vet and screen all Pet Caregivers, and provide up to $1 million property damage protection, subject to certain terms and conditions.

Based on an internal survey conducted in 2018-2019, 90% of our new Pet Parents reported that they never used a dog walker before joining the Wag! platform; after joining, our Pet Parents used Wag! dog walking services four to five times per month on average. With over 400,000 caregivers, our network of caregivers enables us to facilitate connections between pet, parent, and caregiver to best meet the unique needs and preferences of all members of the community. Our results speak for themselves — Pet Parents love Wag!. Based on internal reporting, from inception through June 2022, Pet Parents have written over 11 million reviews, more than 96% of which have earned five stars.

The U.S. retail sales of pet products and services reached $103.6 billion in 2020, up $6.5 billion from 2019, driven largely by the spike in the pet population due to the COVID-19 pandemic, according to the APPA. The APPA presented that $123.6 billion was spent on our pets in 2021. We believe the demand for high-quality, personalized pet care far exceeds the existing market due to the increases in pet adoption and return to office policies being implemented. Based on an industry survey conducted by PwC in November and December 2020, 75% of U.S. executives anticipate at least half of the office workforce will return to office full-time by mid-2022. The APPA shows that the total addressable market for pet wellness is $34 billion and $10 billion for pet services.

We have experienced consistent strong growth over the past 24 months, increasing quarterly revenue by a multiple of 6 from Q2 2020 to Q1 2021. As of March 2022, we had more than $325 million worth of bookings and over 1.1 million Pet Parents completed services through our platform. Wag! wellness has also experienced significant increases in revenue from March 2021 to March 2022, increasing by a multiple of 17 during that time. We generate wellness revenue through affiliate fees, in which we are compensated for end users that are directed to the third party by our platform and, depending on the specific provider, when such end users purchase pet insurance plans from those third-party providers.

We are committed to improving the quality of life for all pets. To give back to our communities, we donate a portion of the proceeds from each walk to local shelters. Through March 2022, we have donated over 16.5 million meals to pets in need through our partnership with the Greater Good Rescue Bank Program. We have also partnered with the Humane Society of the United States to give back to the community.

We derive revenue from four distinct streams: (1) service fees charged to Pet Caregivers, (2) subscription and other fees paid by Pet Parents for Wag! Premium, (3) joining fees paid by Pet Caregivers to join and be listed on our platform, and (4) wellness revenue through affiliate fees.

When we look to the future, we believe that there are a number of opportunities to expand our pet services platform. By accelerating growth in existing markets, expanding subscription services, and expanding our platform, we believe we can continue to grow and progress towards being the premier pet wellness platform.

Pets and Pet Parents

According to the 2021-2022 APPA National Pet Owners Survey, 70% of U.S. households own a pet, which equates to 90.5 million homes. This is an increase of 3% from 2021. For example, one-in-five households in the United States adopted a pet during the pandemic, based on a poll conducted in May 2021 by ASPCA. In an era of social distancing during the pandemic, pet companionship and love has never been more important. Led by Millennials and Generation Z, many Pet Parents increasingly consider the needs of their pets, not just equally important to those of the rest of the family, but more important. According to the American Veterinary Medical Association, almost 90% of Pet Parents consider their pet a member of the family. This has led to increases in pet spending. During 2020, pet spending increased from 2019 with 35% of pet owners stating they spent more on their pet/pet supplies — including food, wellness-related products, and other pet care items — in the last 12 months than in the preceding year.

Existing Options for Pet Parents

For the millions of Pet Parents with travel plans or busy schedules, each existing care option presents its own disadvantages, especially for parents who have concerns that their pet will not receive enough individual care or human attention.

●	Family and Friends. Most Pet Parents rely on family or friends to care for their pets. Pet Parents choose friends or family based on ease and familiarity. However, because the service is a favor, and not for pay, Pet Parents may feel unable to either specify or insist on particular levels of care.
●	Local Independent Providers. Local shops and independent professionals often operate at small scale with little to no online presence, primarily relying on word of mouth and marketing solutions such as flyers and local ads. As a Pet Parent, it is difficult to know where to find reliable information, who to call, and who to trust.

●	Large Commercial Providers. Large commercial providers, such as kennels and daycares, cannot meet the individual needs of Pet Parents. First, they are often expensive. Second, many pets are not compatible with the crowded nature of large providers. Finally, Pet Parents may not feel comfortable with the quality of care their pets may receive from a commercial provider.
●	Online Marketplaces. Pet Parents can also access general purpose online aggregators and directories, such as Craigslist, Next-door, or Yelp, to find pet care providers. However, Pet Parents may lack trust in these directories, or find it difficult to find an available and appropriate pet care provider.

Pet Parent’s Wants and Needs

Wag! was founded to make pet ownership possible because we believe that being busy shouldn’t stop someone from owning or taking care of their pet. We believed a platform like ours could better address Pet Parents’ basic pet care needs — and that doing so represented an enormous business opportunity. We wanted to offer exceptional quality, ease of use, and affordability that, if brought to market, could delight Pet Parents everywhere. In short, Pet Parents want:

●	A positive stress-free experience for their pets. Pet Parents want regular reassurance that their pets feel as comfortable as they would at home. While some commercial providers try to address this need with innovations like pet webcams, Pet Parents often desire more peace of mind.
●	Quality personalized care for their pets. Pet Parents want to confirm that their pets’ care is personalized to their needs and expectations. They also want to know that there are resources in place to handle problems that arise while they are away from their pets.
●	The availability of personalized on-demand pet services. Pet Parents want the ability to care and provide for their pets whenever a need arises.
●	Technology-enabled ease of access and management to pet services. Pet Parents expect to be able to use their mobile devices or computers to find available providers who will meet their pet’s needs. They want to effortlessly contact and communicate, book and pay for a service, and stay connected so they can feel confident their pet is safe and happy in their absence.
●	Pet care that suits their budget and their lifestyle. While many Pet Parents may find commercial solutions too expensive, they also live full lives and are willing to pay the right price for the right care. For other parents whose pets often have specific needs or requirements, cost is not a barrier in exchange for safe, trusted, loving care.

Our Market Opportunity

The total U.S. market for pet spending was $123.6 billion in 2021, including pet food and treats, veterinary care and product sales, pet supplies, and other non-medical services, according to the APPA. This is an increase of over 19% from the previous year, driven largely by the COVID-19 pandemic spike in pet population.

We believe that the commercial market for pet care represents an enormous expansion opportunity. We believe the existing commercial market for pet care is limited because of the challenges of traditional pet care service offerings. Ninety percent of new Pet Parents to Wag! never used a dog walker before joining the platform, instead relying on family and friends for pet care services. With the APPA showing the total addressable market to be $34 billion for pet wellness, such as pet insurance and wellness plans, and $10 billion for pet services, we believe that this represents an expansion opportunity for all pet services.

Wag! Wellness

By offering Pet Parents the opportunity to consult a licensed pet expert 24/7, pet wellness plans, and the ability to compare pet insurance plans, Wag! has proven its ability to diversify the total addressable market and unlock new spending in pet wellness. Wag!

Wellness has also experienced significant increases in revenue from March 2021 to March 2022, increasing by a multiple of 17 during that time.

17x
YoY Growth
$2.0M
$1.8M
$1.5M
$1.3M
$1.0M
$0.8M
$0.5M
$0.3M
Jan-21
Feb-21
Mar-21
Apr-21
May-21
Jun-21
Jul-21
Aug-21
Sep-21
Oct-21
Nov-21
Dec-21
Jan-22
Feb-22
Mar-22

Wag! Wellness Revenue

2021 pro forma information for acquisition of CPI, which closed in the third quarter of 2021.

Pet Services

In 2021, there were over 90 million pets in U.S. households, according to the APPA. In April 2020, the national pet adoption rate jumped 34% as compared to the same period a year earlier, according to Shelter Animals Count. In addition, the ASPCA estimated in May 2021 that 23 million households adopted a pet during the pandemic. With this increase in pet ownership and more people returning to the office in upcoming months, we believe there are increased opportunities to help busy Pet Parents find pet care services.

Repeated Bookings by Wag!’s Pet Parents

For many Pet Parents, leaving their pet alone creates stress and the existing solutions are limited. Wag! was created because lonely pets deserve healthier and happier lives. As Pet Parents are browsing, booking, and managing care on our platform, our goal is to delight them by anticipating and addressing their specific, unique needs. We aim to establish Wag! as a simple, reliable, on-demand option for Pet Parents.

Our platform allows Pet Parents to choose available on-demand services or the ability to pre-schedule a date and time for services that best suits their needs, and the option to schedule repeat services on a day and time that works for the foreseeable future. To facilitate trust and confidence in services, Pet Parents can start chatting with Pet Caregivers before booking a request and have the ability to browse through trusted caregivers before submitting a service request. Depending on the service, Pet Parents may also receive real-time pictures or videos of their pet enjoying time with their local Pet Caregiver. Scheduling a pet service on Wag! is as easy as a few keystrokes or taps on a phone, and the overall experience of booking and paying a Pet Caregiver is simple and intuitive for Pet Parents.

Finally, Pet Parents see that trust and safety are at the heart of what we do. We set clear Community Guidelines and provide features and expectations that facilitate safe, informed, and positive experiences for the people and pets in our community. If something goes wrong during a booking, we have around the clock customer support for Pet Parents and Pet Caregivers.

Foundation of Caregiving

Our success is built on the foundation of dedicated Pet Caregivers who have chosen to provide their services through us. Wag! provides Pet Caregivers with flexibility and empowerment, enabling their passion for pets to become a way to make money, exercise, and participate in their local community. Through our platform, Pet Caregivers can connect with a nationwide community of pets. Some Pet Caregivers view the provision of pet care services as their full-time job. We support them by providing an additional avenue to build their pet care business and achieve meaningful income. Other Pet Caregivers simply love and enjoy caring for pets in addition to other avenues of employment. We support these more casual Pet Caregivers by providing them access to Pet Parents looking for pet care services, a means to earn some additional supplemental income, an enjoyable gig involving time outdoors and healthy habits, and flexibility in when and how they perform services. We give both full-time and casual Pet Caregivers the ability to share their love of pets with the Wag! pet community.

Similar to Pet Parents, when prospective Pet Caregivers encounter Wag! for the first time, we aim to anticipate and address many of their needs in advance. We added features to allow caregivers the opportunity to fulfill high priority requests for an additional payout at no extra cost to the Pet Parent, the freedom to set their own prices, the option to withdraw earnings instantly for a small fee, ability to expand their reach to new Pet Parents and grow their business with social links to their profile and custom HTML Craigslist links, and the opportunity to access advice from seasoned veterans on the mobile app and tips to help them grow a successful pet care business. Our success with Pet Caregivers is reflected in their loyalty — as of the third quarter of 2021, Pet Caregivers on Wag! had a Net Promoter Score between 45 to 55.

Pet Caregivers who establish a presence on Wag! discover that the process to be approved as a caregiver is straightforward and simple, which helps them build trust and transparency with Pet Parents. Specifically, applicants are screened and required to pass a background check and a pet care test before they can be approved to offer services on the Wag! platform. All new Pet Caregivers also have the opportunity to complete a “test walk,” which is a simulated service that allows the Pet Caregiver to become familiar with the Wag! platform. We also provide built-in community safety features, such as the ability for a Pet Caregiver to flag chat conversations with a Pet Parent, block a Pet Parent’s service requests, and leave a review of a pet for other caregivers to consider. These measures reassure Pet Caregivers that they are joining a platform that cares about trust and reliability.

Wag! provides flexible, straightforward booking management tools. Our platform offers tools that allow Pet Caregivers to manage bookings and safely communicate to share photos, videos, and GPS mapping. Pet Caregivers receive safe, secure, and convenient online payments, set their availability with our calendar feature, and only book care that’s a fit for their preferences and schedule. Our around the clock dedicated support team provides peace of mind for Pet Caregivers.

Competitive Strengths

As we grow our online pet wellness platform, our competitive strengths relative to other online competitors include:

●	Proprietary and innovative technology platform. Our technology platform was built to enable us to connect Pet Parents and Pet Caregivers. We own and operate all meaningful technology utilized in our business.

●	Large number of high-quality Pet Caregivers. Pet Caregivers are attracted to the Wag! platform. With the ability to make money on their own time, Pet Caregivers enjoy the flexibility of choosing how and when they want to work — claiming a last minute appointment or planning out an appointment weeks in advance. This is why over 400,000 Pet Caregivers are approved to provide services on Wag!.
●	High-quality pet service. With over 11 million Pet Parent reviews, more than 96% of which have earned five stars, we lead the industry in quality. This is also represented by our Net Promoter Score, provided by an external experience management platform, which averages between 45 to 55 for Pet Caregivers and 65 to 70 for Pet Parents as of the second quarter of 2022.
●	Service offerings. Our platform offers access to pet services to Pet Parents, more than many of our competitors offer. On our platform, we also offer access to differentiated services as compared to our competitors, such as both in-person and digital dog training, on-demand services, and our subscription service, Wag! Premium. We carefully examine demand in the market before we choose to roll out a new pet service option and continually evaluate its success with Pet Parents and Pet Caregivers.
●	Strong Pet Parent loyalty and word-of-mouth. Since its inception in 2015, more than 12.1 million services have been delivered to pets and Pet Parents through the Wag! platform. Our continuous excellence in facilitating connections between pet, parent, and Pet Caregiver translates directly into advantages in our ability to retain Pet Parents. Based on an internal survey in 2018-2019, 90% of Pet Parents never used a walker before signing up with Wag!.
●	Premier online destination for pet services. According to recent industry surveys conducted by Similarweb.com, Wag! was one of the top three online Pets and Animals websites in the United States in the second quarter of 2022 with more than 4,900,000 monthly visitors.

Our Growth Strategies

As a leading provider of a pet services marketplace, it is our mission to continue to find ways to help Pet Parents and Pet Caregivers. Simply put, we want to continue to help Pet Parents provide for their pet more efficiently and effectively, while making better and more informed decisions as quickly as they desire. For Pet Caregivers, we want to continue to provide them with an opportunity to earn income on their own schedule. Within our marketplace and platform, we leverage proprietary technology and data to empower both Pet Parents and Pet Caregivers to reach these goals.

We are working to build the preeminent and most trusted pet wellness platform. To achieve this goal, we intend to continue to grow our business by pursuing the following strategies:

●	Accelerate growth in existing markets. We believe that immense growth remains within our existing offerings and geographies. With over 95% of the U.S. population having access to Wag!, as of March 2022, over 5.7 million Pet Parents have signed up for a Wag! account. One of the main drivers of our brand is word-of-mouth growth in local markets. With over 400,000 Pet Caregivers in 5,300 U.S. cities across all 50 states, we want to continue to increase bookings and services.
●	Expand subscription offerings. Wag! Premium is an annual or monthly subscription that offers 10% off all services booked as well as waived booking fees, free advice from licensed pet experts, priority access to top-rated Pet Caregivers, and VIP Pet Parent support. We plan to introduce additional service offerings in the Wag! marketplace to further support pets, parents, and Pet Caregivers and to drive significant revenue growth.
●	Platform expansion. We aim to service Pet Parents with the #1 on-demand mobile first platform, including through introducing additional services unique to the Wag! platform. For example, in the second quarter of 2020, we launched in-person and digital one-on-one dog training, and in February 2021, we expanded our platform to include cats and other pets.
●	International expansion. We aim to serve Pet Parents and Pet Caregivers around the world. Currently, Wag! operates in 5,300 U.S. cities across all 50 states, and we intend to expand into international markets by 2023.
●	Opportunistic mergers and acquisitions. We believe that, over time, we can extend the value of Wag! with strategic acquisitions in the pet industry and others, including pet products, vet care, and technology to improve the efficiency and efficacy of the Wag! platform.

Our Business Model

We have differentiated ourselves from other marketplaces by offering access to a variety of service options. We generate revenue from four distinct streams: (1) service fees charged to Pet Caregivers for use of the platform to discover pet service opportunities and to successfully complete a pet care service to a Pet Parent, (2) subscription and other fees paid by Pet Parents for Wag! Premium, (3) joining fees paid by Pet Caregivers to join and be listed on the platform, and (4) wellness revenue through affiliate fees paid by third-party service partners based on ‘revenue-per-action’ or conversion activity.

Our Services

To book a service, Pet Parents schedule an appointment through our platform, choosing specific parameters, such as length of walk or specific pet needs depending on the service, and then receive real-time updates, photos or videos, and a complete report card. Following the service, Pet Parents can review the Pet Caregivers and service.

Through our platform, we offer access to multiple service options, including pre-scheduled and on-demand dog walking, drop-in visits at the Pet Parent’s home, pet boarding at a caregiver’s home, in-home pet sitting, and in-home one-on-one dog training and digital dog training. In the second quarter of 2020, we launched a service that enables Pet Parents to connect with a licensed pet expert around the clock through our platform for real-time advice on their pets’ behavior, health, and other needs. Through our platform, we also offer pet wellness plans and access to an insurance comparison tool, which enables Pet Parents to compare insurance quotes from top-rated insurance companies, including Lemonade, Pets Best, Embrace, Trupanion, PetPlan, and Prudent Pet. We introduced Wag! Premium in the first quarter of 2020. Wag! Premium is an annual or monthly subscription that offers 10% off all services booked as well as other features, like waived booking fees, free advice from licensed pet experts, priority access to top-rated Pet Caregivers, and VIP Pet Parent support.

*	Avg. Pet Parent Price per Unit, % of Revenue as of Q1 2022
**	% of Premium Subscribers as of March 2022

Foundation of Trust and Safety

Safety on every booking is important to us, and we are committed to reducing the number of incidents in the Wag! community. Because every furry family member deserves our best, we are dedicated to continually improving. Moreover, although infrequent, if things go wrong, we are committed to continually improving our effectiveness in responding. To bring peace of mind for Pet Parents, all Pet Caregivers are screened, background checked, and approved prior to being approved to provide services on the Wag! platform. We also have a dedicated 24/7 support team to assist pets and their parents around the clock, and convenient tools for Pet Parents to get real-time information about their pets during a service. In the event that there is damage to a Pet Parent’s property, they may be protected with up to $1 million property damage protection, subject to applicable policy limitations and exclusions. We move quickly to correct behaviors that are not consistent with our Community Guidelines. We do not hesitate to remove both Pet Parents and Pet Caregivers from our platform when they behave in ways that violate our Community Guidelines.

Employees

As of August 2022, we had 87 full-time employees in the United States. Our employees are allocated across our groups as follows: 26 in corporate, 31 in customer experience, 23 in product and engineering, and 7 in marketing. We also engage contractors and consultants. None of our employees are subject to a collective bargaining agreement or represented by a labor union and we have not experienced any work stoppages as a result of any labor or employment disputes. We consider our relationships with our employees to be in good health.

All Pet Caregivers using the Wag! platform are independent contractors. All caregivers must agree to our Terms of Service as well as enter into an Independent Contractor Agreement to use the platform.

Technology and Infrastructure

Our technology platform is designed to provide an efficient marketplace experience across our website and mobile apps. Our technology vision is to build and deliver secure, flexible, scalable systems, tools, and products that exceed expectations for Pet Parents and Pet Caregivers alike, as well as accelerate growth and improve productivity.

Our booking platform connects to the front-end customer web and mobile clients, as well as to our support operations team. This platform also connects to our data science platform. We collect and secure information generated from user activity and use machine learning to continuously improve our booking systems. We have a common platform that allows us to seamlessly internationalize our product, integrate images and videos, use experiments to optimize user experience and test product improvements in real time, monitor our site reliability, and rapidly respond to incidents. Finally, our core booking platform connects to leading third-party vendors for communications, payment processing, IT operations management, as well as background checks.

We focus on user experience, quality, consistency, reliability, and efficiency when developing our software. We are also investing in continuously improving our data privacy, data protection, and security foundations, and we continually review and update our related policies and practices.

Intellectual Property

We rely on a combination of state, federal, and common-law rights and trade secret, trademark, and copyright laws in the United States and other jurisdictions together with confidentiality agreements, contractual restrictions, and technical measures to protect the confidentiality of our proprietary rights. To protect our trade secrets, we control access to our proprietary systems and technology and enter into confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with other third-parties in order to limit access to, and disclosure and use of, our confidential and proprietary technology and to preserve our rights thereto. We also have registered and unregistered trademarks for the names of many of our products and services, and we are the registrant of the domain registrations for all of our material websites.

As of August 2022, we hold 5 registered trademarks in the United States. In addition, we have registered domain names for websites that we use in our business, such as www.wagwalking.com and other variations. We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost-effective. We also utilize third-party content, software, technology and intellectual property in connection with our business.

We are presently involved in intellectual property lawsuits and expect to continue to face allegations from third parties, including our competitors, that we have infringed or otherwise violated their intellectual property rights. Despite our efforts to protect our intellectual property rights, they may not be respected in the future or may be invalidated, circumvented, or challenged.

For additional information on risks relating to intellectual property, see the sections titled “Risk Factors — Risks Related to Wag!’s Intellectual Property”; “Risk Factors — Risk Related to Regulation and Taxation”; and “Information About Wag! — Legal Proceedings — IP and Trademark”.

Support Operations

Our support team assists Pet Parents and Pet Caregivers with bookings, safety issues, and questions concerning any pet service. Because we are committed to the safety and happiness of all dogs in our care, and peace of mind for Pet Parents, we offer 24/7 assistance to our entire community.

Marketing

Our marketing strategy is focused on attracting Pet Parents and Pet Caregivers to our marketplace. We depend on paid marketing, organic marketing and brand marketing strategies, along with creating virality and word-of-mouth acquisition through our product experience. Through our blog, The Daily Wag!, existing Pet Parents and Pet Caregivers, and media, we attract new users to our marketplace. Wag! is top-ranking in the Travel and Local (Google Play) and Travel (iOS) categories for key search terms through App Store optimization and strong consumer rankings and reviews. In addition, our website saw more than six million visitors per month from direct or unpaid traffic sources in the first quarter of 2022, the majority of which came from our search engine optimization efforts. From the third quarter of 2019 to the fourth quarter of 2021, we saw 70% Organic Customer Acquisition.

While we rely significantly on word-of-mouth, organic search, and other unpaid channels, we believe that a significant amount of the growth in the number of Pet Parents and Pet Caregivers that use the platform is also attributable to our paid marketing initiatives. Our marketing efforts include referrals, affiliate programs, free or discount trials, partnerships, display advertising, billboards, radio, video, television, direct mail, social media, email, podcasts, hiring and classified advertisement websites, mobile “push” communications, search engine optimization, and paid keyword search campaigns.

Facilities

Our corporate headquarters is located in San Francisco, California, pursuant to an operating lease that expires in 2023. We lease additional office space in Phoenix, Arizona and Mountain View, California. We believe that these facilities are generally suitable to meet our needs. From time to time, we have subleased portions of the spaces that we are not currently using.

Competitors

The markets in which we operate are highly fragmented. We face multiple competitors across different categories, and our competitors vary in both size and breadth of services. We expect competition to continue, both from current competitors, who may be well-established and enjoy greater resources or other strategic advantages, as well as new entrants into the market, some of which may become significant competitors in the future. Our main competitors include:

●	Family, friends, and neighbors. Our largest competitive dynamic remains the people to whom Pet Parents go for pet care within their personal networks. This typically includes neighbors, family, and friends with whom the Pet Parent and pet are familiar and comfortable.
●	Local independent professionals. Local small businesses and independent professionals often operate at small scale with little to no online presence, primarily relying on word of mouth and marketing solutions such as flyers and local ads. As a Pet Parent, it is difficult to know where to find reliable information, who to call, and who to trust.
●	Large, commercial providers. Large commercial providers, such as kennels and daycares, often struggle to meet the individual needs of Pet Parents and their pets. Such providers can be expensive, and their facilities are often crowded, inducing stress in some pets and leading Pet Parents to question the quality of care their pets receive.
●	Online aggregators and directories. Pet Parents can also access general purpose online aggregators and directories, such as Craigslist, Nextdoor, or Yelp, to find pet care providers. However, Pet Parents may lack trust in these directories, or find it difficult to find an available and appropriate pet care provider.

●	Other digital marketplaces. We compete with companies such as Rover and the pet care offering on Care.com. We differentiate ourselves with the breadth of our pet service options and simplicity in booking. For example, Wag! is the only marketplace to offer on-demand booking for dog walking and drop-in visits at the Pet Parent’s home, enabling Pet Parents to find a local Pet Caregiver in less than 15 minutes. In addition, our monthly subscription, Wag! Premium, enables Pet Parents to a suite of platform features including discounts on additional services, such as boarding, sitting, and training. Finally, through our Wag! Wellness suite of services, Pet Parents can chat with a licensed pet expert 24/7.

Data Privacy, Data Protection and Security

Our privacy and information security program is reasonably designed and implemented, both within our internal systems and on our platform, in an effort to address the security and compliance requirements of personal or otherwise regulated data related to Pet Parents, Pet Caregivers, and our employees.

We have a team of professionals that focuses on technical measures such as application, network, and system security, as well as policy measures related to privacy compliance, internal training and education, business continuity, and documented incident response protocols. Our information security protocols include periodic scans designed to identify security vulnerabilities on our servers, workstations, network equipment, production equipment, and applications, and we address remediation of any discovered vulnerabilities according to severity We use various technical safeguards throughout our network, including but not limited to multi-factor authentication, permissioning software, audit logs, and other security controls to control access to internal systems that contain personal or other confidential information.

We design and implement our platform, offerings, and policies to facilitate compliance with evolving privacy, data protection, and data security laws and regulations, as well as to demonstrate respect for the privacy and data protection rights of our users and employees. We publish our user-related privacy practices on our website, and we further maintain certain additional internal policies and practices relating to the collection, use, storage, and disclosure of personal information.

Publication of our Privacy Statement and other policies and notices regarding privacy, data protection, and data security may subject us to investigation or enforcement actions by state and federal regulators if those statements, notices, or policies are found to be deficient, lacking transparency, deceptive, unfair, or misrepresentative of our practices. We also may be bound from time to time by contractual obligations related to privacy, data protection, or data security. The laws and regulations to which we are subject relating to privacy, data protection, and data security, as well as their interpretation and enforcement, are evolving and we expect them to continue to change over time. For example, the CCPA, which went into effect on January 1, 2020, among other things, requires covered companies to provide specified disclosures to California consumers about such companies’ data collection, use and sharing practices, gives California residents expanded rights to access and delete their personal information, and affords such consumers abilities to opt out of certain sales of personal information. Additionally, in November 2020, California voters passed the CPRA which further expands the CCPA with additional data privacy compliance requirements that may impact our business, and establishes a regulatory agency dedicated to enforcing those requirements. Guidance related to the CCPA and CPRA continues to evolve and these acts have, in the case of Virginia and Colorado, and will likely lead other states to pass comparable legislation. Other privacy and data security laws and regulations to which we may be subject include, for example, the California Online Privacy Protection Act, the Personal Information Protection and Electronic Documents Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, the Telephone Consumer Protection Act, and Section 5 of the Federal Trade Commission Act. More generally, the various legal obligations that apply to us relating to privacy and data security may evolve in a manner that relates to our practices or the features of our mobile applications or website. We may need to take additional measures to comply with new and evolving legal obligations and to maintain and improve our information security posture in an effort to reduce information security incidents or avoid breaches affecting personal information or other sensitive or proprietary data. For additional information, see “Risk Factors — Risks Related to Privacy and Technology — Changes in laws, regulations, or industry standards relating to privacy, data protection, or the protection or transfer of data relating to individuals, or any actual or perceived failure by Wag! to comply with such laws and regulations or any other obligations, including contractual obligations, relating to privacy, data protection, or the protection or transfer of data relating to individuals, could adversely affect Wag!’s business.”

Government Regulation

We are subject to a wide variety of laws, regulations, and standards in the United States and other jurisdictions. These laws, regulations, and standards govern issues such as worker classification, labor and employment, anti-discrimination, payments, pricing, whistleblowing and worker confidentiality obligations, animal and human health and safety, text messaging, subscription services, intellectual property, insurance producer licensing and market conduct, consumer protection and warnings, marketing, product liability, environmental protection, taxation, privacy, data protection, data security, competition, unionizing and collective action, arbitration agreements and class action waiver provisions, terms of service, e-commerce, mobile application and website accessibility, money transmittal, and background checks. These laws, regulations, and standards are often complex and subject to varying interpretations, in many cases due to their lack of specificity or unclear applicability, and as a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal, state, and local administrative agencies. Noncompliance with state insurance statutes or regulations may subject Wag! to regulatory action by the relevant state insurance regulator, and, in certain states, private litigation.

National, state, and local governmental authorities have enacted or pursued, and may in the future enact and pursue, measures designed to regulate the “gig economy.” For example, in 2019, the California Assembly passed AB-5, which codified a narrow worker classification test that has had the effect of treating many “gig economy” workers as employees. AB-5 includes a referral agency exemption that specifically applies to animal services and dog walking and grooming, and we believe that Wag! falls within this exemption.

In addition, other jurisdictions could adopt similar laws that do not include such carve outs and which, if applied to Wag!’s platform, could adversely impact its availability and our business.

Other types of new laws and regulations, and changes to existing laws and regulations, continue to be adopted, implemented, and interpreted in response to our business and related technologies. For instance, state and local governments have in the past pursued, or may in the future pursue or enact, licensing, zoning, or other regulation that impacts the ability of individuals to provide home-based pet care.

One of our subsidiaries operates pet insurance comparison engine webpages. This subsidiary is not an underwriter of insurance risk nor does it act in the capacity of an insurance company. Rather, it is licensed and regulated as an insurance producer. On its website, the subsidiary may refer its customers to options for pet insurance plans provided and sold through unaffiliated third parties, including through unaffiliated insurance carriers. The subsidiary’s insurance comparison search feature provides hyperlinks by which consumers are connected with a pet insurance provider’s website to purchase an insurance plan. Each state has its own insurance statutes and regulations and applicable regulatory agency. Generally, each state requires insurers and insurance producers to be licensed in that state. Our subsidiary maintains insurance producer licenses in each state in which it operates. The subsidiary’s website declares that it is neither an underwriter nor an insurer, specifically to highlight that it is not in the business of underwriting insurance plans. All insurance plans referred to by the subsidiary through its insurance comparison search feature are provided by third-party insurance companies. The subsidiary accepts neither premium payments from consumers nor responsibility for paying any amounts on claims.

For more information, see “Risk Factors — Risks Related to Regulation and Taxation — Wag!’s business is subject to a variety of U.S. laws and regulations, many of which are unsettled and still developing and failure to comply with such laws and regulations could subject Wag! to claims or otherwise adversely affect Wag!’s business, financial condition, or operating results; Government regulation of the Internet, mobile devices and e-commerce is evolving and unfavorable changes could substantially adversely affect Wag!’s business, financial condition, and operating results”; and “Risk Factors — Risks Related to Privacy and Technology — Changes in laws, regulations, or industry standards relating to privacy, data protection, or the protection or transfer of data relating to individuals, or any actual or perceived failure by Wag! to comply with such laws and regulations or any other obligations, including contractual obligations, relating to privacy, data protection, or the protection or transfer of data relating to individuals, could adversely affect Wag!’s business.”

Legal Proceedings

From time to time, we may be subject to various legal proceedings arising in the ordinary course of our business, including claims relating to personal injury and indemnification, property damage, intellectual property, labor and employment (particularly in jurisdictions where the laws with respect to the liability of online marketplaces or the employment classification of service providers who use online marketplaces are uncertain, unfavorable or unclear), threatened litigation, breach of contract, liability of online marketplaces, and other matters. In addition, from time to time, we receive communications from government or regulatory agencies concerning investigations or allegations of noncompliance with laws or regulations in jurisdictions in which we operate. At this time, and except as is noted below, we are unable to predict the outcome of, and cannot reasonably estimate the impact of, any pending litigation matters, matters concerning allegations of non-compliance with laws or regulations and matters concerning other allegations of other improprieties, or the incidence of any such matters in the future. While litigation is inherently unpredictable, we believe we have valid defenses with respect to the legal matters pending against us. For additional information on risks relating to litigation, please see the section titled “Risk Factors — Risks Related to the Company — Wag! is subject to claims and lawsuits relating to intellectual property and other related matters, which could materially adversely affect Wag!’s reputation, business and financial condition; Wag! is subject to claims, lawsuits and other legal proceedings seeking to hold Wag! vicariously liable for the actions of pets, Pet Parents and Pet Caregivers; Wag! is subject to regulatory inquiries, claims, lawsuits, government investigations, various proceedings and other disputes and may face potential liability and expenses for legal claims, which could materially adversely affect Wag!’s business, operating results and financial condition; Wag!’s business is subject to a variety of U.S. laws and regulations, many of which are unsettled and still developing and failure to comply with such laws and regulations could subject Wag! to claims or otherwise adversely affect Wag!’s business, financial condition, or operating results; If Pet Caregivers are reclassified as employees under applicable law, Wag!’s business would be materially adversely affected,” and “Risk Factors — Risks Related to Wag!’s Intellectual Property — Intellectual property infringement assertions by third parties could result in significant costs and adversely affect Wag!’s business, financial condition, operating results, and reputation.”

Given the inherent uncertainties of litigation, the ultimate outcome of ongoing matters cannot be predicted with certainty. Litigation is inherently unpredictable, but we believe we have valid defenses with respect to the legal matters pending against us. Nevertheless, the financial statements could be materially adversely affected in a particular period by the resolution of one or more of these contingencies. Regardless of the outcome, litigation can have an adverse impact on us because of judgment, defense, and settlement costs, diversion of management resources, and other factors. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances changes, or contingencies are resolved; such changes are recorded in the accompanying statements of operations during the period of the change and reflected in accrued and other current liabilities on the accompanying balance sheets.

IP and Trademark

In June 2015, a lawsuit against Wag! was filed in the United States District Court for the Eastern District of California by Wag Hotels, Inc. alleging trademark infringement. In exchange for dismissing all claims, we agreed to use certain branding going forward, and we reached a settlement agreement in June 2016. In December 2019, Wag Hotels filed suit again claiming that the branding currently being used (“Wag”) violates the 2016 settlement agreement and infringes their trademark. In October 2021, we filed a Second Amended Answer and Counterclaim, and in November 2021, Wag Hotels moved to dismiss. In April 2022, the Court dismissed some of our affirmative defenses and counterclaim with leave to amend. Trial for this case is set for August 2023 and we intend to defend ourselves vigorously against all claims.

Taxes

We are subject to audits by taxing authorities and other forms of investigation, audit, or inquiry conducted by federal, state, or local governmental agencies, none of which have resulted in a material assessment.

On May 13, 2022, Legacy Wag! settled a claim with a Texas state tax authority related to the collection of sales and use taxes in Texas. Legacy Wag! was required to pay $1.2 million to the state of Texas, the amount of the claim, as a prerequisite to the court challenge, but under the settlement agreement received those funds back.

In November 2020, the New York State Department of Taxation and Finance initiated a routine sales and use tax audit of Legacy Wag!. We are engaged in ongoing discussions with the New York State Department of Taxation and Finance, including providing additional data that has been requested, in order to determine what, if any, Company revenues are taxable. The Department’s assessment is pending.

Employment and Labor

In November 2019, the state of California Employment Development Department (“CA EDD”) issued an assessment alleging various issues regarding Legacy Wag!’s unemployment insurance contributions. CA EDD alleges Legacy Wag! owes approximately $1.7 million in unemployment insurance contributions for our independent contractors. Legacy Wag! submitted a request to enter the CA EDD’s Settlement Program and proceedings have been postponed while we explore settlement. We intend to defend ourselves vigorously in this pending matter.

In April 2022, the CA EED initiated a routine employment tax audit of Legacy Wag!. We are engaged in ongoing discussion with the CA EDD, including providing additional data that has been requested, in order to determine what, if any, additional assessments are warranted. The CA EDD’s assessment is pending.

In August 2018, the New York State Department of Labor (“DOL”) issued an Investigation Report assessing Legacy Wag! with approximately $250,000 in unemployment insurance contributions for our independent contractors. In May 2021, the Unemployment Insurance Appeal Board affirmed its decision sustaining the Department’s assessment. Interest continues to accrue on this assessment.

Leases

We lease our facilities under non-cancelable lease agreements which expire between 2022 and 2023. Certain of these arrangements have free rent, escalating rent payment provisions, lease renewal options, and tenant allowances. Rent expense is recognized on a straight-line basis over the noncancelable lease term.

Intellectual Property

We rely on a combination of state, federal, and common-law rights and trade secret, trademark, and copyright laws in the United States and other jurisdictions together with confidentiality agreements, contractual restrictions, and technical measures to protect the confidentiality of our proprietary rights. To protect our trade secrets, we control access to our proprietary systems and technology and enter into confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with other third-parties in order to limit access to, and disclosure and use of, our confidential and proprietary technology and to preserve our rights thereto. We also have registered and unregistered trademarks for the names of many of our products and services, and we are the registrant of the domain registrations for all of our material websites.

As of August 2022, we hold 5 registered trademarks in the United States. In addition, we have registered domain names for websites that we use in our business, such as www.wagwalking.com and other variations. We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost-effective. We also utilize third-party content, software, technology and intellectual property in connection with our business.

We are presently involved in intellectual property lawsuits and expect to continue to face allegations from third parties, including our competitors, that we have infringed or otherwise violated their intellectual property rights. Despite our efforts to protect our intellectual property rights, they may not be respected in the future or may be invalidated, circumvented, or challenged.

For additional information on risks relating to intellectual property, see the sections titled “Risk Factors — Risks Related to Wag!’s Intellectual Property”; “Risk Factors — Risk Related to Regulation and Taxation”; and “Information About Wag! — Legal Proceedings — IP and Trademark”.

Chief Executive Officer’s Letter

To the community,

The most important thing you can know is that I plan to dedicate my life to building a future in which every pet has access to the best quality care. This future will be built by a passionate community of pet lovers who want to spend their time creating joy for pets and those who love them.

Wag! is the technology platform for building that future and we are just getting started.

Garrett Smallwood
CEO and Chief Pet Officer
Wag! Group Co.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers and their ages as of September 13, 2022 are as follows:

Name	Age	Position
Garrett Smallwood	32	Chief Executive Officer
Adam Storm	31	President & Chief Product Officer
Dylan Allread	37	Chief Operating Officer
Alec Davidian	39	Chief Financial Officer
Patrick McCarthy	41	Chief Marketing Officer
Maziar (Mazi) Arjomand	30	Chief Technology Officer
David Cane	39	Chief Customer Officer
Nicholas Yu	40	Director of Legal
Roger Lee(1)	51	Director
Melinda Chelliah(1)	55	Director
Jocelyn Mangan(2)	50	Director
Brian Yee(2)(3)	38	Director
Kimberly A. Blackwell(1)(3)	51	Director
Sheila Lirio Marcelo(3)	51	Director
(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee

Executive Officers

Garrett Smallwood has served as Chief Executive Officer of Wag! since November 2019 and has served as a member of our Board since July 9, 2022. Prior to Wag!, he was CEO and co-founder at Finrise (acquired by Wag!), a healthcare insurance financing company, from 2015 to 2017; VP of Operations at Pillow (acquired by Expedia via Home Away Group), a short-term multifamily property rental platform, from 2014 to 2015; and Product Manager at Redbeacon (acquired by The Home Depot), a platform that connects homeowners with home improvement professionals, from 2010 to 2015. He also serves as a board member of the San Francisco Society for the Prevention of Cruelty to Animals (“SPCA”). Mr. Smallwood was an active investor and advisor as well as Entrepreneur-in-Residence at NFX, an $875 million Seed Stage fund located in San Francisco, California from 2016 to 2019.

Adam Storm has served as President and Chief Product Officer at Wag! since January 2020, leading Wag!’s analytics and strategy, and overseeing our Pet Caregiver and Pet Parent apps. Prior to Wag!, Mr. Storm led strategy and product, and analytics teams across a number of consumer start-ups, including Wheels, a shared electric mobility platform, from 2019 to 2020, LootBear, an online rental marketplace, from 2015 to 2016, and was a software engineer at Microsoft from August 2013 to July 2015. He is also an active angel-investor and advisor to growth-stage startups. He holds a Bachelor of Science in Computer Science from University of California at Santa Cruz.

Dylan Allread joined Wag! in April 2018 and has served as Chief Operating Officer of Wag! since December 2019. He leads Wag!’s Customer Success, Trust & Safety, Communications and People teams and has extensive experience building and leading highly productive, efficient and innovative organizations. Prior to Wag!, Mr. Allread worked at DoorDash, a food delivery service, from 2015 to 2016, and again from 2017 to 2018 where he led the development and scale of the DoorDash HR team and foundational processes. He also served as a global Compensation & Benefits leader at OpenTable from 2013 to 2015, a Compensation Analyst at Equity Residential from 2011 to 2013 and Hyatt Hotels Corporation from 2010 to 2011, and provided executive compensation consulting for Compensation Strategies, Inc. from 2007 to 2010. Mr. Allread currently sits on the advisory boards for Sequoia Consulting Group, Sora, Local Food Group, Inc., and TravelBank. He holds a Bachelor of Arts in Economics, with a minor in Mathematics, from DePauw University.

Alec Davidian joined Wag! in November 2019 and has served as Chief Financial Officer of Wag! since January 2021. Prior to Wag!, Mr. Davidian was a Senior Manager at Ernst & Young from 2012 to 2018, assisting high growth companies with accounting matters, SEC filings, process improvements, and business scaling. He has over 15 years of experience in accounting and finance, working with numerous early stage startups and Fortune 500 companies. Mr. Davidian earned a bachelor’s degree from Newcastle University, is a Certified Public Accountant in California, certified Fellow member of ACCA, and member of the AICPA.

Patrick McCarthy has served as Chief Marketing Officer of Wag! since July 2021. He leads the Wag! marketing teams, including brand efforts and the growth and retention of the Pet Parent and Pet Caregiver communities. Prior to joining Wag!, he was the Vice President of Marketing at Tripping.com, a marketplace for vacation rentals, from 2017 to 2018; Vice President of Marketing at Storefront, an online marketplace for renting short term retail space, from 2015 to 2016; Director of Marketing at Redbeacon from 2011 to 2014; and Search Marketing Manager at StubHub, a marketplace for ticket exchange and resale company, from 2004 to 2006. Mr. McCarthy holds a Bachelor of Arts in History from the University of California at Santa Cruz.

Maziar (Mazi) Arjomand has served as Chief Technology Officer of Wag! since December 2019. Prior to joining Wag!, he cofounded and acted as CTO to both Vetary, a marketplace for pet-care financing, and Finrise from 2015 to 2017. Additionally, he worked in engineering at a variety of successful technology startups, such as Agawi (acquired by Google) from 2012 to 2014, and as an engineering lead at Redbeacon (acquired by Home Depot) from 2014 to 2015. He has extensive experience in development and technology. Mr. Arjomand holds a Bachelor of Science in Computer Engineering and Science from Santa Clara University.

David Cane has served as Chief Customer Officer of Wag! since July 2021. He joined Wag! as the Senior Director of Customer Support and was later promoted to VP of Customer Experience/Trust & Safety. After two years in that role, he was promoted to Chief Customer Officer. He oversees the organization’s comprehensive relationship with its community of Pet Parents and Pet Caregivers and efforts to assess and elevate experiences at each touchpoint across each user’s journey. Prior to joining Wag!, he led both onshore and offshore operations for The Home Depot from 2013 to 2017, Uber and Xchange Leasing from 2017 to 2019, and Comcast from 2008 to 2011. Mr. Cane studied Industrial/Organizational Psychology at Middle Tennessee State University.

Nicholas Yu has served as the Director of Legal at Wag! since May 2021. He oversees all legal matters including corporate transactions, litigation, corporate governance, and regulatory issues. Mr. Yu is a seasoned lawyer with extensive experience in the technology and consumer sectors. Prior to joining Wag!, he was an intellectual property litigator at Latham & Watkins LLP in Silicon Valley from 2014 to 2020, where he worked with a diverse range of clients on matters ranging from high profile, bet-the-company lawsuits to commercial contracting issues. Mr. Yu holds a Juris Doctor from University of California, Hastings College of the Law and a Bachelor of Arts in Molecular Cell Biology, with a minor in Philosophy, from the University of California, Berkeley.

Directors

Roger Lee has served as a member of our Board since August 9, 2022. Mr. Lee is a general partner at Battery Ventures, a private equity company. He has a particular focus on companies offering products and services through online marketplaces and is the creator of the Battery Marketplace Index. Prior to joining Battery Ventures in 2001, he was an entrepreneur and operator, co-founding two companies, NetMarket, an online consumer internet service that was acquired by Cendant Corporation, and Corio, a managed-service provider that went public and was later acquired by IBM, and a product manager at Edify Corporation, a global communications platform. He holds a Bachelor of Arts in Political Science from Yale University.

Melinda Chelliah has served as a member of our Board since August 9, 2022. Ms. Chelliah is the chief executive officer for Tailored for Growth, a professional services firm. She has over 20 years of finance, operations, governance, customer support, and public accounting experience at companies, such as Target, Universal Music Group, Disney, Deloitte, and EY. She also served as a chief financial officer for the Dermstore, a skin care and beauty e-commerce site, and was part of the founding team to build Resources Global Professionals and ultimately take it public. She holds a degree in Accounting and Business Management from California State University, Long Beach and is an active CPA.

Jocelyn Mangan has served as a member of our Board since August 9, 2022. Ms. Mangan is the chief executive officer for Him For Her, a social impact venture aimed at accelerating diversity on corporate boards. She serves on the board of directors of ChowNow, an online food ordering platform, and Papa John’s, a pizza delivery company. She is also an Aspen Institute Henry Crown Fellow. Ms. Mangan has over 20 years of experience building global products for CitySearch, Ticketmaster, OpenTable, and Snagajob. She holds a Bachelor of Arts in English and Communications from Vanderbilt University.

Brian Yee has served as a member of our Board since August 9, 2022. Mr. Yee serves as a partner at ACME, where he focuses on investment opportunities in consumer, digital healthcare, and fin-tech. Mr. Yee serves on the board of Ever/Body, Quip, SoLo Funds, Wag!, and Zendrive, and serves as a board observer for Brightside, Pill Club, and Slync.io. He has also been involved with the firm’s investments in Airbnb, BFA (ipsy), Billie, Cue, Forte, Included Health, OpenGoc, Pillpack, Robinhood, and Uber, among others. Prior to joining ACME, he was an investment professional at General Atlantic, a growth equity firm, and an investment banker at Goldman Sachs. Mr. Yee holds a degree from Georgetown University.

Kimberly A. Blackwell has served as a member of our Board since August 10, 2022. Ms. Blackwell has more than 20 years of experience in new media, marketing and advertising, including as Chief Executive Officer of PMM, an omni-channel brand agency. Ms. Blackwell is a founding member and Advisor to blank check company, Legacy Acquisition Corp, the largest African-American led SPAC and now publicly traded (NYSE). Ms. Blackwell currently serves as a board member for OWNABLE, a fintech corporation, the Executive Leadership Council (ELC), a network of the nation’s most influential African-American executives of the Fortune 500, and as a member of the Gucci, Inc. Changemaker Council. Among numerous appointments, she is currently a member of the Women Presidents’ Organization (WPO), and a lifetime member of the National Black MBA Association. Ms. Blackwell holds a B.S. in Psychology from the Syracuse University and earned her Master’s degree in Sports Business Administration at Xavier University.

Sheila Lirio Marcelo has served as a member of our Board since August 10, 2022. Ms. Marcelo has more than 20 years of experience in internet consumer marketplace businesses, including as the Co-Founder and Chief Executive Officer of Proof of Learn, a Web3 learning platform with a mission to unlock accessible, high-quality education across the world. She also currently serves as a Venture Partner at New Enterprise Associates (NEA). Ms. Marcelo previously founded Care.com in 2006, where she was Chairwoman and CEO until early 2020, when the company was sold to IAC. She is a Henry Crown Fellow with the Aspen Institute, a Young Global Leader of the World Economic Forum, was awarded a Marshall Memorial Fellowship and is a member of the Council on Foreign Relations. Ms. Marcelo earned a B.A. from Mount Holyoke College, which also conferred upon her an honorary Doctorate of Humane Letters in 2015. She has a J.D. and M.B.A. with honors from Harvard University. In 2014, Marcelo became the youngest recipient of the Harvard Business School Alumni Achievement Award.

Director Independence

The rules of Nasdaq require that a majority of our Board be independent within one year of our initial public offering. An “independent director” is defined as a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Each individual serving on our Board qualifies as an independent director under Nasdaq listing standards, except Mr. Smallwood. Our Board has created the position of lead independent director, and Jocelyn Mangan has been appointed to serve in the role.

Committees of the Board of Directors

Upon the Closing of the Business Combination, our Board reconstituted three standing committees: the audit committee, the compensation committee, and the nominating and governance committee, and adopted a new charter for each of these committees, which comply with the applicable requirements of current SEC and Nasdaq rules. We intend to comply with future requirements to the extent applicable. Our audit committee is composed of independent directors, our compensation committee is composed of independent directors, and our nominating and governance committee is composed of directors.

Audit Committee

The audit committee consists of Melinda Chelliah, Roger Lee, and Kimberly A. Blackwell each of whom our Board has determined satisfies the independence requirements of Nasdaq and Rule 10A-3 of the Exchange Act. Melinda Chelliah is the chairperson of the audit committee. Each of Melinda Chelliah, Roger Lee and Kimberly A. Blackwell is financially literate and Melinda Chelliah qualifies as an “audit committee financial expert” as defined in applicable SEC rules. In arriving at these determinations, our board has examined each audit committee member’s scope of experience and the nature of their employment.

The primary purpose of the audit committee is to discharge the responsibilities of the board of directors with respect to the corporate accounting and financial reporting processes, systems of internal control and financial statement audits, to oversee the independent registered public accounting firm and the Company’s compliance with legal and regulatory requirements. Specific responsibilities of the audit committee include:

●	ensure the completeness and accuracy of the Company’s financial statements and disclosures and for maintaining effective internal control;
●	select, retain, compensate, evaluate, oversee and, where appropriate, terminate and replace our independent registered public accounting firm;

●	review and approve the scope and plans for the audits and the audit fees and approve all non-audit and tax services to be performed by the independent auditor;
●	evaluate the independence and qualifications of our independent registered public accounting firm;
●	review our financial statements, and discuss with management and our independent registered public accounting firm the results of the annual audit and the quarterly reviews;
●	review and discuss with management and our independent registered public accounting firm the quality and adequacy of our internal controls and our disclosure controls and procedures;
●	discuss with management our procedures regarding the presentation of our financial information, and review earnings press releases and guidance;
●	set hiring policies with regard to the hiring of employees and former employees of our independent registered public accounting firm and oversee compliance with such policies;
●	review, approve and monitor and review conflicts of interest of our board members and officers and related party transactions;
●	adopt and oversee procedures to address complaints regarding accounting, internal accounting controls or auditing matters, or fraud, including confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;
●	review and discuss with management and our independent registered public accounting firm the adequacy and effectiveness of our legal, regulatory and ethical compliance programs;
●	review and discuss with management and our independent registered public accounting firm our guidelines and policies to identify, monitor and address enterprise risks;
●	review and discuss with management our major financial risk exposures, including steps taken to control and monitor such risks; and
●	review and discuss with management our major information security risk exposures, including steps taken to control and monitor such risks.

Compensation Committee

The compensation committee consists of Jocelyn Mangan and Brian Yee. Jocelyn Mangan is the chairperson of the compensation committee. The board has determined that each member of the compensation committee is independent under the Nasdaq listing rules and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the Compensation Committee include:

●	review and approve the compensation for our executive officers, including review and recommend to the full Board the compensation of our chief executive officer;
●	review our succession planning process for executive officers other than the chief executive officer, and assist in evaluating potential successors to executive officers other than the chief executive officer;
●	review, approve and administer our employee benefit and equity incentive plans;
●	establish and review the compensation plans and programs of our employees, and ensure that they are consistent with our general compensation strategy;
●	oversee the strategies, policies, and programs related to human capital management, including with respect to diversity, equity, inclusion, acquisition and retention;
●	oversee any stockholder actions regarding executive compensation;
●	monitor compliance with any stock ownership guidelines, including for our executive officers;

●	approve or make recommendations to our Board regarding the creation or revision of any clawback policy; and
●	review and determine non-employee director compensation.

Nominating and Governance Committee

The nominating and governance committee consists of Brian Yee, Kimberly A. Blackwell and Sheila Lirio Marcelo. Sheila Lirio Marcelo is the chairperson of the nominating and governance committee. The board has determined that each member of the nominating and governance committee is independent under Nasdaq listing rules.

Specific responsibilities of the Nominating and Governance Committee include:

●	review and assess and make recommendations to the Board regarding desired qualifications, expertise and characteristics of board members;
●	identify, evaluate, select or make recommendations to the Board regarding nominees for election to the Board;
●	develop policies and procedures for considering stockholder nominees for election to the Board;
●	review our succession planning process for our chief executive officer, and assist in evaluating potential successors to the chief executive officer;
●	review our succession planning process for directors;
●	review and make recommendations to the Board regarding the composition, organization and governance of the Board and its committees;
●	review and make recommendations to the Board regarding our corporate governance guidelines and corporate governance framework;
●	oversee director orientation for new directors and continuing education for our directors;
●	oversee the evaluation of the performance of the Board and its committees;
●	review our community, social impact, and philanthropic activities,
●	review and make recommendations to the Board regarding proposals properly presented by management or a shareholder for inclusion in our annual proxy statement;
●	review our position and engagement regarding public policies issues affecting our business, ESG matters;
●	review and make recommendations to the Board regarding conflicts of interests reported by Directors
●	review and monitor compliance with our code of business conduct and ethics; and
●	administer policies and procedures for communications with the non-management members of the Board.

Compensation Committee Interlocks and Insider Participation

No member of the Wag! compensation committee was at any time during fiscal year 2022, or at any other time, one of Wag!’s officers or employees. None of Wag!’s executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of the Wag! Board or member of Wag!’s compensation committee.

Code of Ethics

The Board has adopted a code of business conduct and ethics that will apply to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available both on our website at www.wag.co and without charge upon request from us. Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on our website to the extent required by applicable rules and exchange requirements. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

EXECUTIVE COMPENSATION

CHW

Employment Agreements

Prior to the Closing of the Business Combination, CHW did not enter into any employment agreements with its executive officers and did not make any agreements to provide benefits upon termination of employment. CHW’s directors and officers will be eligible for continued indemnification and continued coverage under CHW’s directors’ and officers’ liability insurance for a period of six years after the Business Combination.

Executive Officers and Director Compensation

No CHW executive officers or directors received any cash compensation for services rendered to CHW. Executive officers and directors, or any of their respective affiliates were reimbursed for any out-of-pocket expenses incurred in connection with activities on CHW’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Wag! Group Co.

Introduction

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. This section discusses the material components of the executive compensation program for our Chief Executive Officer and our two other most highly compensated officers whom we refer to collectively as our “Named Executive Officers” for the year ended December 31, 2021.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt could vary significantly from our historical practices and currently planned programs summarized in this discussion. The following disclosure reflects historical compensation programs and decisions prior to the Acquisition Closing and accordingly all equity awards described in this section titled “Executive Compensation” reflect Legacy Wag! equity awards as of December 31, 2021 and prior to the Acquisition Closing. Unless otherwise stated or unless the context otherwise requires, references in this prospectus to (1) “Legacy Wag!” refers to Wag Labs, Inc., a Delaware corporation, prior to the Merger, (2) “CHW” refers to CHW Acquisition Corporation, a Cayman Islands entity and our legal predecessor, prior to the Merger, and (3) “Wag!,” the “Company,” “Registrant,” “we,” “us” and “our” refers to Wag! Group Co., a Delaware corporation formerly known as CHW Acquisition Corporation, and where appropriate, our wholly owned subsidiaries.

Summary Compensation Table for the Year Ended December 31, 2021

The following Summary Compensation Table sets forth information regarding the compensation paid to, awarded to, or earned by our Named Executive Officers in 2021 for services rendered in all capacities to us and our subsidiaries during 2021.

		Salary	Bonus	Option Awards	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)
Garrett Smallwood
Chief Executive Officer	2021	301,924	250,000	5,245	557,169
Adam Storm
President and Chief Product Officer	2021	301,924	250,000	5,245	557,169
Maziar (Mazi) Arjomand
Chief Technology Officer	2021	301,924	250,000	5,245	557,169
(1)

Each of the Named Executive Officers was scheduled to receive a $350,000 base salary in 2021. However, in connection with the COVID-19 pandemic, each of the Named Executive Officers voluntarily reduced their base salaries to $301,924 for the year 2021.

(2)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during fiscal year 2021 computed in accordance with ASC 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in note 2 to our audited financial statements included elsewhere in this proxy statement/prospectus. These amounts do not reflect the actual economic value that will be realized by the Named Executive Officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

Narrative Disclosure to Summary Compensation Table

Employment Offer Letters

Mr. Smallwood and Mr. Arjomand are party to offer letters with Legacy Wag! dated January 6, 2020 and Mr. Storm is party to an offer letter with Legacy Wag! dated January 8, 2020 (each, an “Offer Letter” and collectively, the “Offer Letters”). The Offer Letters contain substantially similar terms and conditions and provide for at-will employment. The Offer Letters provide for an annual base salary and each Named Executive Officer is entitled to receive, pursuant to the terms of their respective Offer Letters, employee benefits provided to employees of Legacy Wag! generally.

The Offer Letters entered into with Messrs. Smallwood and Arjomand each provide for a base salary of $500,000 and the Offer Letter entered into with Mr. Storm provides for a base salary of $450,000. Each of the Named Executive Officers’ base salaries were reduced to $350,000 for 2021 and further reduced to $301,924 in connection with the COVID-19 pandemic at the election of the Named Executive Officers. Each Offer Letter also provides for an annual incentive bonus based on criteria established by our board of directors, with respect to Messrs. Smallwood and Storm, and established by our Chief Executive Officer and approved by our board of directors, with respect to Mr. Arjomand. For 2021, the annual bonuses for each of the Named Executive Officers were $250,000.

Pursuant to the terms of their Offer Letters, each of the Named Executive Officers entered into a severance agreement entitling them to receive certain payments and benefits in the event of a termination of his employment by us without “Cause” or in connection with a “Change in Control” (each as defined below), which are described in detail under “—Severance and Potential Payments Upon Termination or a Change in Control.”

Employee Benefits

In addition to any individual benefits set forth in each Named Executive Officer’s Offer Letters (described above), the Named Executive Officers are generally eligible to participate in our executive and employee health and welfare, retirement and other employee benefit programs on the same basis as other employees of Legacy Wag!, subject to applicable law. Each Named Executive Officer participates in the Wag Labs Inc. 401(k) Plan, under which eligible employees may elect to contribute a portion of their eligible compensation as pre-tax or Roth deferrals in accordance with the limitations imposed under the Code. Legacy Wag! did not maintain any executive-specific benefit programs in 2021.

Outstanding Equity Awards at 2021 year end

	Option Awards(1)
		Number of Securities		Option
		Underlying Unexercised Stock		exercise	Option
		Options		price	expiration
	Grant Date	Vested	Unvested	per share ($)	date
Garrett Smallwood	8.16.2017	9,141	—	2.17	8.15.2027
	8.28.2018(2)	21,875	3,125	2.96	8.27.2028
	5.6.2019	77,583	—	2.78	5.5.2029
	3.18.2020(3)	1,176,027	349,630	0.09	3.17.2030
	3.2.2021(4)	36,751	10,926	0.16	3.1.2031
Adam Storm	3.18.2020(5)	731,043	794,614	0.09	3.17.2030
	3.2.2021(6)	22,845	24,832	0.16	3.1.2031
Maziar (Mazi) Arjomand	8.16.2017	9,141	—	2.17	8.15.2027
	8.28.2018(7)	83,287	7,572	2.96	8.27.2018
	5.6.2019(8)	14,166	5,834	2.78	5.5.2029
	3.18.2020(9)	1,176,027	349,630	0.09	3.17.2030
	3.2.2021(10)	36,751	10,926	0.16	3.1.2031
(1)

All of the outstanding stock option awards described in this table (the “Wag! Options”) were granted under the Legacy Wag! 2014 Stock Plan (the “2014 Plan”) and were in respect of shares of Legacy Wag! common stock. In connection with the consummation of the Merger and following the Acquisition Closing, each Wag! Option converted into an option to purchase shares of Wag! common stock. Certain of the options are subject to acceleration upon certain events as described in “— Severance and Potential Payments Upon Termination or a Change in Control.”

(2)

25% of the shares underlying this Wag! Option vested on June 1, 2019, and the remaining shares underlying this Wag! Option vest in 36 equal monthly installments thereafter, subject to continued service at each vesting date.

(3)

25% of the shares underlying this Wag! Option vested on March 18, 2020, and the remaining shares underlying this Wag! Option vest in 36 equal monthly installments thereafter, subject to continued service at each vesting date.

(4)	The shares underlying this Wag! Option vest in 48 equal monthly installments beginning on January 13, 2020, subject to continued service at each vesting date.
(5)

25% of the shares underlying this Wag! Option vested on March 3, 2021, and the remaining shares underlying this Wag! Option vest in 36 equal monthly installments beginning on January 13, 2021, subject to continued service at each vesting date.

(6)

25% of the shares underlying this Wag! Option vested on April 1, 2019, and the remaining shares underlying this Wag! Option vest in 36 equal monthly installments beginning on April 1, 2018, subject to continued service at each vesting date.

(7)

25% of the shares underlying this Wag! Option vested on February 1, 2020, and the remaining shares underlying this Wag! Option vest in 36 equal monthly installments thereafter, subject to continued service at each vesting date.

(8)

25% of the shares underlying this Wag! Option vested on March 18, 2020, and the remaining shares underlying this Wag! Option vest in 36 equal monthly installments thereafter, subject to continued service at each vesting date.

(9)

50% of the shares underlying this Wag! Option vested on November 29, 2020, and the remaining shares underlying this Wag! Option vest in 24 equal monthly installments thereafter, subject to continued service at each vesting date.

(10)

50% of the shares underlying this Wag! Option vested on November 29, 2020, and the remaining shares underlying this Wag! Option vest in 24 equal monthly installments thereafter, subject to continued service at each vesting date.

Employee Benefit and Stock Plans

Omnibus Incentive Plan

The Wag! Group Co. 2022 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) was adopted by the stockholders in connection with the Merger and became effective upon the Acquisition Closing. The Omnibus Incentive Plan replaced the 2014 Plan which expired as to future grants as of the effective date of the Merger.

Summary of the Omnibus Incentive Plan

The following paragraphs provide a summary of the principal features of the Omnibus Incentive Plan and its operation. However, this summary is not a complete description of all of the provisions of the Omnibus Incentive Plan and is qualified in its entirety by the specific language of the Omnibus Incentive Plan.

Purpose. The purpose of the Omnibus Incentive Plan is to attract, retain, motivate and appropriately reward to employees, directors, and consultants, including employees and consultants of any of Wag!’s subsidiaries, in order to motivate their performance in the achievement of Wag!’s business objectives and align their interests with the interests of Wag!’s stockholders. To accomplish this purpose, the Omnibus Incentive Plan permits the granting of awards in the form of incentive stock options within the meaning of Section 422 of the Code, nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance based awards (including performance shares, performance units and performance bonus awards), and other awards.

Shares Available for Issuance. As of August 9, 2022, the maximum aggregate number of shares (subject to adjustment) of our common stock reserved for issuance under the Omnibus Incentive Plan was 6,378,729. Additionally, the number of shares of Wag! common stock reserved for issuance under the Omnibus Incentive Plan will automatically increase on January 1st of each year, beginning on January 1, 2023 and continuing through and including January 1, 2032, in an amount equal to (i) a maximum of 10% of Wag! common stock outstanding as of each December 31st of the preceding calendar year or (ii) a lesser amount as determined by the Board.

If an award granted under the Omnibus Incentive Plan expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program or, with respect to restricted stock, RSUs, performance units, or performance shares, is forfeited or repurchased due to failure to vest, then the unpurchased shares (or for awards other than stock options or SARs, the forfeited or repurchased shares) will become available for future grant or sale under the Omnibus Incentive Plan. With respect to SARs, only the net shares actually issued will cease to be available under the Omnibus Incentive Plan and all remaining shares under SARs will remain available for future grant or sale under the Omnibus Incentive Plan. Shares that have actually been issued under the Omnibus Incentive Plan under any award will not be returned to the Omnibus Incentive Plan; provided, however, that if shares issued pursuant to awards of restricted stock, RSUs, performance shares, or performance units are repurchased or forfeited, such shares will become available for future grant under the Omnibus Incentive Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding and remittance obligations related to an award will become available for future grant or sale under the Omnibus Incentive Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the Omnibus Incentive Plan.

For purposes of the Omnibus Incentive Plan, “Exchange Program” means a program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, and/or (iii) the exercise price of an outstanding award is increased or reduced. The administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

Participation. Participation in the Omnibus Incentive Plan will be open to employees, non-employee directors, and consultants, including employees and consultants of any of Wag!’s subsidiaries, who have been selected as an eligible recipient under the Omnibus Incentive Plan by the administrator.

Plan Administration. The Board or one or more committees appointed by the Board will administer the Omnibus Incentive Plan. The terms of the Omnibus Incentive Plan provide that it will be administered by the Board, or a committee appointed by the Board. We expect Wag!’s compensation committee to be the administrator of the Omnibus Incentive Plan. In addition, if Wag! determines it is desirable to qualify transactions under the Omnibus Incentive Plan as exempt under Rule 16b-3, such transactions will be structured with the intent that they satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the Omnibus Incentive Plan, the administrator has the power to administer the Omnibus Incentive Plan and make all determinations deemed necessary or advisable for administering the Omnibus Incentive Plan, including, but not limited to, the power to determine the fair market value of Wag! common stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the Omnibus Incentive Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which the awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the Omnibus Incentive Plan and awards granted under it, prescribe, amend, and rescind rules, regulations, and sub-plans relating to the Omnibus Incentive Plan, and modify or amend each award, including, but not limited to, the discretionary authority to extend the post-termination exercisability period of awards (provided that no option or SAR will be extended past its original maximum term), and to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price and/or different terms, awards of a different type, and/or cash, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations, and other actions are final and binding on all participants.

Stock Options. Stock options may be granted under the Omnibus Incentive Plan. The exercise price of options granted under our Omnibus Incentive Plan must at least be equal to the fair market value of Wag! common stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of our Omnibus Incentive Plan, the administrator determines the other terms of options.

Stock Appreciation Rights. SARs may be granted under the Omnibus Incentive Plan. SARs allow the recipient to receive the appreciation in the fair market value of the Wag! common stock between the exercise date and the date of grant. SARs may not have a term exceeding ten years. After the termination of service of an employee, director, or consultant, he or she may exercise his or her SAR for the period of time stated in his or her SAR agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the SARS will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the SARS will remain exercisable for three months following the termination of service. However, in no event may a SAR be exercised later than the expiration of its term. Subject to the provisions of the Omnibus Incentive Plan, the administrator determines the other terms of SARS, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of the Wag! common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a SAR will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock. Restricted stock may be granted under the Omnibus Incentive Plan in consideration for services or may be offered by the administrator for purchase. Restricted stock awards are grants of shares of the Wag! common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock that any employee, director, or consultant shall be permitted to purchase or that shall be granted to such service provider and, subject to the provisions of the Omnibus Incentive Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to Wag! or its subsidiaries); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to Wag!’s right of repurchase or forfeiture.

Restricted Stock Units. RSUs may be granted under the Omnibus Incentive Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of Wag! common stock. Subject to the provisions of the Omnibus Incentive Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, in shares of Wag! common stock, or in some combination thereof. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any vesting requirements will be deemed satisfied. Participants will have no voting rights with respect to RSUs until the date shares are issued with respect to such RSUs.

The administrator may provide that a participant is entitled to receive dividend equivalents with respect to the payment of cash dividends on shares having a record date prior to the date on which the applicable RSUs are settled or forfeited in accordance with the Omnibus Incentive Plan.

Performance Units and Performance Shares. Performance units and performance shares may be granted under the Omnibus Incentive Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance objectives or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The administrator may set performance objectives based on the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator on or prior to the grant date. Performance shares shall have an initial value equal to the fair market value of Wag! common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares, or in some combination thereof. Participants will have no voting rights with respect to performance units and/or performance shares until the date shares are issued with respect to such performance units and/or performance shares. The administrator may provide that a participation is entitled to receive dividend equivalents with respect to the payment of cash dividends on shares having a record date prior to the date on which the applicable performance shares are settled or forfeited in accordance with the Omnibus Incentive Plan.

Other Awards. The administrator is permitted to grant other cash-based, equity-based or equity related awards under the Omnibus Incentive Plan. The administrator will set the number of shares or the amount of cash under the award and all other terms and conditions of such awards. Such other awards granted under the Omnibus Incentive Plan will be subject to vesting criteria specified in the award agreement as determined by the administrator.

Non-Employee Directors. The Omnibus Incentive Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the Omnibus Incentive Plan. In order to provide a maximum limit on the awards that can be made to our non-employee directors, the Omnibus Incentive Plan provides that in any given fiscal year, a non-employee director will not be granted awards having a grant-date fair value greater than $750,000, but this limit is increased to $1,000,000 in connection with his or her initially joining the Board (in each case, excluding awards granted to him or her as a consultant or employee). The grant-date fair values will be determined according to GAAP. The maximum limits do not reflect the intended size of any potential grants or a commitment to make grants to Wag!’s non-employee directors under the Omnibus Incentive Plan in the future.

Non-Transferability of Awards. Unless the administrator provides otherwise, the Omnibus Incentive Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during the participant’s lifetime. If the administrator makes an award transferrable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments. In the event of certain changes in Wag!’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Omnibus Incentive Plan, the administrator will adjust the number and class of shares that may be delivered under our Omnibus Incentive Plan and/or the number class, and price of shares covered by each outstanding award and the numerical share limits set forth in the Omnibus Incentive Plan.

Dissolution or Liquidation. In the event of a proposed liquidation or dissolution of Wag!, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. The Omnibus Incentive Plan provides that in the event of Wag!’s merger with or into another corporation or entity or a change in control (as defined in the Omnibus Incentive Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by Wag! without payment), or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; (v) with respect only to an award (or portion thereof) that is unvested as of immediately prior to the effective time of the merger or change in control, the termination of the award immediately prior to the effective time of the merger or change in control with such payment to the participant (including no payment) as the administrator determines in its discretion; or (vi) any combination of the foregoing. The administrator will not be obligated to treat all participants, awards, all awards a participant holds, or all awards of the same type, similarly in the transaction.

In the event an option or SAR is not assumed or substituted in the event of a merger or change in control, the administrator will notify each participant in writing or electronically that the option or SAR, as applicable, will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or SAR, as applicable, will terminate upon the expiration of such period.

For awards granted to an outside director, in the event of a change in control, the outside director will fully vest in and have the right to exercise all of their outstanding option grants and SAR, all restrictions on restricted stock and RSUs will lapse, and for awards with performance-based vesting, unless specifically provided for in the award agreement, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

Clawback. Awards will be subject to any clawback policy of ours, and the administrator also may specify in an award agreement that the participant’s rights, payments, and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events. The Board may require a participant to forfeit, return, or reimburse Wag! all or a portion of the award and/or shares issued under the award, any amounts paid under the award, and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with such clawback policy or applicable laws.

Amendment and Termination. The administrator has the authority to amend, suspend, or terminate the Omnibus Incentive Plan provided such action does not impair the existing rights of any participant. The Omnibus Incentive Plan will continue in effect until terminated by the administrator, but (i) no incentive stock option may be granted after ten years from the date the Omnibus Incentive Plan was adopted by the Board and (ii) the annual increase to the number of shares available for issuance under the Omnibus Incentive Plan will operate only until the tenth anniversary of the date the Omnibus Incentive Plan was adopted by the Board.

U.S. Federal Income Tax Consequences.

The following is a summary of the principal U.S. federal income tax consequences to participants and Wag! with respect to participation in the Omnibus Incentive Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of share acquired under the Omnibus Incentive Plan. The Omnibus Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. Wag!’s ability to realize the benefit of any tax deductions described below depends on the Wag!’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the Wag!’s tax reporting obligations.

Incentive Stock Options. The Omnibus Incentive Plan provides for the grant of share options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. If the participant holds a share received upon exercise of an incentive stock option for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an incentive stock option before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an incentive stock option exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an incentive stock option is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. Wag! is not allowed a tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired upon exercise of an incentive stock option after the required holding period. If there is a disqualifying disposition of a share, however, Wag! will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or Wag! timely satisfies its reporting requirements with respect to that amount.

Nonqualified Stock Options. Generally, there is no taxation upon the grant of a nonqualified stock option. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by Wag! or one of its subsidiaries, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Wag! will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Restricted Stock Awards. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the recipient is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the IRS, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Wag! will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards. Generally, the recipient of a RSU award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a RSU will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Wag! will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the RSU.

Stock Appreciation Rights. Generally, the recipient of a SAR will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Wag! will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the SAR.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND WAG! WITH RESPECT TO AWARDS UNDER THE OMNIBUS INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Tax Consequences to Wag!

Compensation of Covered Employees. The ability of Wag! to obtain a deduction for amounts paid under the Omnibus Incentive Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits Wag!’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments. The ability of Wag! (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the Omnibus Incentive Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.

ESPP

The Wag! Group Co. Employee Stock Purchase Plan (the “ESPP”) was adopted by the stockholders in connection with the Merger and became effective upon the Acquisition Closing.

The ESPP provides eligible employees an opportunity to purchase shares of common stock at a discount through accumulated contributions of their earned compensation. The Board determined that offering an employee stock purchase plan is important to our ability to compete for talent. The ESPP will become a significant part of our overall equity compensation strategy (especially with respect to our nonexecutive employees).

The ESPP’s initial share reserve is 6,378,729 shares of common stock. Following the ESPP’s effectiveness, offering periods will not commence under the ESPP until determined by the Board or the compensation committee.

The Board believes that an employee stock purchase plan will be an important factor in attracting, motivating, and retaining qualified personnel who are essential to our success. The ESPP provides a significant incentive by allowing employees to purchase shares of common stock at a discount.

Summary of the 2021 Employee Stock Purchase Plan

The following paragraphs provide a summary of the principal features of the ESPP and its operation. However, this summary is not a complete description of all of the provisions of the ESPP and is qualified in its entirety by the specific language of the ESPP.

Purpose. The purpose of the ESPP is to provide a means by which eligible employees of Wag! and certain designated companies may be given an opportunity to purchase shares of common stock following the closing of the Business Combination, to assist Wag! in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for Wag!’s success.

The ESPP includes two components: a 423 Component and a Non-423 Component. Wag! intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve. As of August 9, 2022, the aggregate number of shares (subject to adjustment) of our common stock available for issuance under the ESPP was 6,378,729. The shares may be authorized, but unissued, or reacquired common stock. Additionally, the number of shares of common stock reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2023 and continuing through and including January 1, 2032, in an amount equal to (i) ten percent (10%) of Wag! common stock outstanding on December 31st of the preceding calendar year or (ii) a lesser amount as determined by the Board.

Administration. The terms of the ESPP provide that it will be administered by the Board, or a committee appointed by the Board. We expect Wag!’s compensation committee to be the administrator of the ESPP. Subject to the terms of the ESPP, the administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, delegate ministerial duties to any of Wag!’s employees, designate separate offerings under the ESPP, designate subsidiaries and affiliates as participating in the Section 423 Component and the Non-Section 423 Component (each as defined below) to determine eligibility, adjudicate all disputed claims filed under the ESPP, and establish such procedures that it deems necessary or advisable for the administration of the ESPP. The administrator is authorized to adopt rules and procedures in order to: determine eligibility to participate, determine the definition of compensation for the purposes of contributions to the ESPP, handle contributions to the ESPP, coordinate the making of contributions to the ESPP, establish bank or trust accounts to hold contributions to the ESPP, effect the payment of interest, effect the conversion of local currency, satisfy obligations to pay payroll tax, determine beneficiary designation requirements, implement and determine withholding procedures, and determine procedures for the handling of stock certificates that vary with applicable local requirements. The administrator will also be authorized to determine that, to the extent permitted by applicable law, the terms of a purchase right granted under the ESPP or an offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the ESPP or the same offering to employee resident solely in the United States. Every finding, decision, and determination made by the administrator will, to the full extent permitted by law, be final and binding upon all parties.

Eligibility. Generally, all of Wag!’s employees will be eligible to participate in the ESPP if they are customarily employed by Wag!, or any participating subsidiary or affiliate. The administrator, in its discretion, may, prior to an enrollment date, for all options to be granted on such enrollment date in an offering, determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is or is not eligible to participate in such offering period.

However, an employee may not be granted rights to purchase shares of common stock under the ESPP if such employee:

●	immediately after the grant would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of Wag! or its subsidiary; or
●	holds rights to purchase shares of common stock under all employee stock purchase plans of Wag! or its subsidiary that accrue at a rate that exceeds $25,000 worth of shares of common stock for each calendar year in which such rights are outstanding at any time.

Offering Periods and Purchase Periods. The ESPP includes a component that allows Wag! to make offerings intended to qualify under Section 423 of the Code, or the Section 423 Component and a component that allows Wag! to make offerings not intended to qualify under Section 423 of the Code to designated companies, or the Non-Section 423 Component, each as described in the ESPP. Offering periods will begin and end on such dates as may be determined by the administrator in its discretion, in each case on a uniform and nondiscriminatory basis, and may contain one or more purchase periods. The administrator may change the duration of offering periods (including commencement dates) with respect to future offerings so long as such change is announced prior to the scheduled beginning of the first offering period affected. No offering period may last more than 27 months.

Contributions. The ESPP permits participants to purchase shares of common stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) in an amount established by the administrator from time to time in its discretion, and on a uniform and nondiscriminatory basis with respect to the Section 423 Component, for all options to be granted on an enrollment date in an offering, which includes a participant’s taxable compensation except that it excludes severance, imputed income, and equity compensation income, and other similar compensation.

Unless otherwise determined by the administrator, during any purchase period, a participant may not increase the rate of his or her contributions and may only decrease the rate of his or her contributions (including to 0%) one time. During any offering period, a participant may increase or decrease the rate of his or her contributions to become effective as of the beginning of the next purchase period occurring in such offering period, provided that a participant may not increase the rate of his or her contributions in excess of the rate of his or her contributions in effect as of the enrollment date of the applicable offering period.

Exercise of Purchase Right. Amounts contributed and accumulated by the participant will be used to purchase shares of common stock at the end of each purchase period. A participant may purchase a maximum number of shares of common stock during a purchase period as determined by the administrator in its discretion and on a uniform and nondiscriminatory basis. The purchase price of the shares will be determined by the administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis for all options to be granted on an enrollment date, provided that in no event may the purchase price be less than 85% of the lower of the fair market value of common stock on the first trading day of the offering period or on the exercise date, which is generally the last trading day of a purchase period. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of common stock.

Participation ends automatically upon termination of employment with Wag!. The administrator may determine a maximum number of shares that a participant may purchase during any purchase period.

Non-transferability. Neither contributions credited to a participant’s account nor rights to purchase shares of common stock and any other rights and interests under the ESPP may be assigned, transferred, pledged or otherwise disposed of (other than by will, the laws of descent and distribution or beneficiary designation in the event of death). Any attempt at such prohibited disposition will be without effect, except that Wag! may treat such act as an election to withdraw participation.

Certain Transaction. In the event that any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares of common stock or Wag!’s other securities, or other change in Wag!’s corporate structure affecting the common stock occurs (other than any ordinary dividends or other ordinary distributions), the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the ESPP in such manner it may deem equitable, will adjust the number of shares and class of common stock that may be delivered under the ESPP, the purchase price per share, the number of shares of common stock covered by each purchase right under the ESPP that has not yet been exercised, and the numerical limits of the ESPP.

In the event of Wag!’s proposed dissolution or liquidation, any ongoing offering periods will be shortened and will terminate immediately before consummation of the proposed dissolution or liquidation following the purchase of shares of common stock under the shortened offering periods, unless provided otherwise by the administrator. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

In the event of a merger or “change in control” (as defined in the ESPP), each outstanding option under the ESPP will be assumed or substituted for by the successor corporation or its parent or subsidiary. In the event that options are not assumed or substituted for, the offering period will be shortened by setting a new exercise date on which the offering period will end, which will occur prior to the closing of the merger or change in control. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

Amendment and Termination. The administrator has the authority to amend, suspend, or terminate the ESPP, except that, subject to certain exceptions described in the ESPP, no such action may adversely affect any outstanding rights to purchase shares of common stock.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and Wag! with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of common stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

423 Component of the ESPP

Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

Non-423 Component

A participant will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by Wag! or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

There are no U.S. federal income tax consequences to the Wag! by reason of the grant or exercise of rights under the ESPP. The Wag! is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).

2014 Plan

Legacy Wag!’s board of directors adopted the 2014 Plan in November 2014 and the 2014 Plan was subsequently approved by Legacy Wag!’s stockholders.

Stock Awards. The 2014 Plan provides for the grant of incentive stock options (“ISOs”), nonqualified stock options (“NSOs”), and other stock awards, or collectively, “stock awards”. The 2014 Plan provides that ISOs may be granted only to Legacy Wag!’s employees and the employees of Legacy Wag!’s parents or affiliates. The 2014 Plan provides that all other awards may be granted to Legacy Wag!’s employees, non-employee directors and consultants and the employees and consultants of Legacy Wag!’s parent or affiliates. We have granted stock options and restricted stock units (“RSUs”) under the 2014 Plan.

Share Reserve. Subject to certain capitalization adjustments, the aggregate number of shares of Legacy Wag!’s common stock reserved for issuance under the 2014 Plan as of December 31, 2021 was 12,954,158 shares. The maximum number of shares of Legacy Wag! common stock that may be issued pursuant to the exercise of ISOs under the 2014 Plan is 12,954,158 shares.

If an award under the 2014 Plan expired or was cancelled, the shares allocable to the unexercised or cancelled portion of such right were added to the number of shares then available for issuance under the 2014 Plan. Any shares previously issued under the 2014 Plan that were subsequently reacquired by Legacy Wag! or shares that were withheld by Legacy Wag! were also added to the number of shares then available for issuance under the 2014 Plan.

Administration. Wag!’s board of directors, or a duly authorized committee thereof, has the full authority to administer, and discretion to take any actions it deems necessary or advisable for the administration of, the 2014 Plan. The 2014 Plan authorizes the plan administrator to determine the applicable fair market value and the provisions of the stock awards, including the period of their exercisability, the vesting schedule applicable to a stock award, and any other additional terms, conditions rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions. The 2014 Plan also authorizes the plan administrator to modify outstanding awards, including reducing the exercise, purchase or exercise price of any outstanding stock award, and canceling any outstanding stock award in exchange for new stock awards, with the consent of any adversely affected participant.

Stock Options. ISOs and NSOs were granted under the 2014 Plan pursuant to stock option agreements adopted by the plan administrator. The plan administrator determined the exercise price for a stock option, which was not less than 100% of the fair market value of Legacy Wag!’s common stock on the date of grant. The plan administrator determined the term of stock options granted under the 2014 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with Wag!, or Wag!’s parent or its affiliates, ceases for any reason other than death, the optionholder may generally exercise any vested stock option for a period of the earlier of (a) the expiration of the stock option, (b) three months following optionholder’s termination of service for any reason other than disability or upon a date as determined by Wag!’s board of directors (but no earlier than 30 days following such termination) and (c) six months following optionholder’s termination by reason of disability or a later date as determined by Wag!’s board of directors. If an optionholder’s service relationship with us or any of Wag!’s affiliates ceases due to death, the optionholder or a beneficiary may generally exercise any vested stock options for a period of the earlier of (i) the expiration of the stock option and (b) 12 months following the optionholder’s death or a date as determined by Wag!’s board of directors (but in no event earlier than six months following the optionholder’s death). In no event may a stock option be exercised beyond the expiration of its term. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option, as determined by the plan administrator, may include (1) cash, (2) cash equivalent, (3) delivery of a full-recourse promissory note with such term, interest, amortization requirements and other provisions as the plan administrator determines as appropriate, (4) surrender of shares, (5) a broker-assisted cashless exercise, (6) a net exercise of the stock option, (7) as provided under an award agreement, or (8) any other form of payment permitted by Delaware General Corporate Law.

Payment for Shares. The 2014 Plan additionally provides for the grant or purchase of shares under the 2014 Plan in exchange for services or other forms of consideration. Such awards are subject to the terms specified in the award agreement as determined by the plan administrator.

Changes to Capital Structure. In the event that there is a specified type of change in Legacy Wag!’s capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to the number of shares covered by each outstanding award, and the number of shares which have been authorized for issuance under the 2014 Plan, the exercise or purchase price of each such outstanding award, and the repurchase price of the shares.

Corporate Transactions. The 2014 Plan provides that in the event Legacy Wag! is party to a merger or consolidation, or in the event of a sale of all or substantially all of Legacy Wag!’s stock or assets, of certain specified significant corporate transactions, unless otherwise provided in an award agreement or other written agreement between us and the award holder, all outstanding awards issued under the 2014 Plan shall be treated in the manner described in the definitive transaction agreement, or to the extent such transaction does not entail a definitive agreement to which Wag! is party to, the plan administrator may take one or more of the following actions with respect to such stock awards: (a) arrange for the assumption, continuation, or substitution of a stock award by a surviving or acquiring corporation or its parent, (b) accelerate the vesting of the stock award, (c) cancel stock awards for payment in the form of cash, cash equivalents or securities (i) in an amount equal to the excess of (x) the value of the property the holder of the stock award would have received on exercise of the award, over (y) any exercise price payable by such holder in connection with the exercise, or (ii) for no consideration, provided that the optionholder is notified of such treatment, (e) suspend an optionholder’s right to exercise the stock option as necessary to permit the closing of the corporate transaction, and (f) terminate any optionholder’s right to early exercise.

Transferability. A participant generally may not transfer stock awards under the 2014 Plan other than by a beneficiary designation, will, the laws of descent and distribution or to the extent provided in a stock option agreement, NSOs may be transferred by gift or pursuant to a domestic relations order to members of holder’s (a) family member, (b) any person sharing the holder’s household, (c) a trust in which persons described in (a)and (b) holds more than 50% of the beneficial interest, (c) a foundation in which holder or persons described in (a) or (b) control the management of assets, and (d) any entity in which holder or any persons described in (a) and (b) own more than 50% of the voting interests.

Amendment and Termination. Wag!’s board of directors has the authority to amend, suspend or terminate the 2014 Plan, provided that, with certain exceptions, such action does not adversely affect the existing rights of any participant without such participant’s consent. Unless terminated sooner, the 2014 Plan will automatically terminate on November 4, 2024. No stock award may be granted under the 2014 Plan after it is terminated.

Severance and Potential Payments Upon Termination or Change in Control

Severance Letters

Each of the Named Executive Officers entered into a severance agreement in connection with their Offer Letter (the “Severance Letter”) that provides for the following severance benefits upon a termination without Cause: (i) six months of base salary continuation payments and (ii) Company paid monthly COBRA premiums in an amount equal to the employer portion of the health insurance coverage provided to active employees for up to six months, provided that this benefit will cease if the Named Executive Officer becomes eligible for coverage in connection with new employment or self-employment prior to the expiration of the six month period. The severance benefits provided for in the Severance Letter are subject to the Named Executive Officer’s execution of a general release and waiver of claims in favor of the Company.

Under the Severance Letter, “Cause” generally means the Named Executive Officer’s (i) unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) material breach of any agreement between the Named Executive Officer and the Company, (iii) material failure to comply with the Company’s written policies or rules, (iv) conviction of, or the Named Executive Officer’s plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (v) gross negligence or willful misconduct, (vi) continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s board of directors or (vii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Named Executive Officer’s cooperation.

2020 Management Carve-Out Bonus Plan

Each of the Named Executive Officers participate in Legacy Wag!’s 2020 Management Carve-Out Bonus Plan (the “Carve-Out Plan”) which provides the Named Executive Officers with the opportunity to receive to cash payments in connection with a Company Transaction. Pursuant to the terms of the Carve-Out Plan, each participant is granted a percentage of the plan pool (a portion of the consideration received in a Company Transaction) which vests according to a schedule set forth in an individual participant agreement.

Messrs. Smallwood and Arjomand’s participation agreements provide each with a 26.667% interest in the Carve-Out Plan pool, with 25% of the award vesting on the grant date, January 14, 2020, and the remainder of the award vesting monthly over the three years following the vesting commencement date, November 29, 2019, subject to continuous service through each such vesting date. Mr. Storm’s participation agreement provides him with a 26.667% interest in the Carve-Out Plan pool. The percentage interest vests monthly over the four years following the vesting commencement date, January 14, 2020, subject to continuous service through each such vesting date.

Additionally, in the event that any of the Named Executive Officers experiences a termination without Cause within three months prior to a Change in Control Transaction, such Named Executive Officer will remain a participant under the Carve-Out Plan, their percentage interest will become 100% vested and remain outstanding, and such Named Executive Officer will be eligible to receive a change in control bonus as if such termination without Cause had not occurred, subject to the terms and conditions of the Carve-Out Plan.

The change in control bonus paid to each of the Named Executive Officers in connection with a Corporate Transaction will be an amount equal to the product of (i) the Named Executive Officer’s vested percentage interest in the Carve-Out Plan pool multiplied by (ii) the total bonus pool (an amount equal to 15% of the aggregate transaction proceeds); provided, however, that such product will be reduced by the Named Executive Officer’s respective individual transaction proceeds. Individual transaction proceeds is generally defined as the aggregate value of any consideration that a Named Executive Officer receives in connection with the transaction in respect of the Named Executive Officer’s equity in the Company (including common stock, RSUs, Wag! Options or similar incentive equity). Each of Messrs. Smallwood, Arjomand, and Storm have a percentage interest of 26.667% of the Carve-Out Plan pool, subject to the vesting schedule above.

The terms of each of our Named Executive Officer’s Severance Letters provide that any payments such Named Executive Officers may become entitled to pursuant to the Carve-Out Plan upon a qualifying termination will be reduced by the amount of any cash severance actually paid pursuant to the above terms.

For the purposes of the Carve-Out Plan, the following terms generally have the following meanings: “Change in Control Transaction” means a Company Transaction that also constitutes a change in the ownership of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Sections 1.409A-3(i)(5)(v) and 1.409A-3(i)(5)(vii).

“Company Transaction” means the first of the following transactions to occur: (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger, or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary, its parent) immediately after such consolidation, merger, or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the voting rights attached to the Company’s securities is transferred, or (iii) a sale, lease, exclusive irrevocable license to the Company’s material technology or other disposition of all or substantially all of the assets of the business of the Company; provided that a Company Transaction will not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof. For avoidance of doubt, a liquidation, dissolution, winding up, bankruptcy, or similar transaction of the Company will not constitute a Company Transaction; provided, however, that in the event, as part of such transaction, all or substantially all of the assets of the business of the Company are sold to third parties or a third party in one or a series of related transactions, then the consideration received from such related sale(s) shall be treated as received in a Company Transaction, will be treated as aggregate transaction proceeds and will subject to the terms of the Carve-Out Plan.

“Cause” has the same meaning as the “Cause” definition in the “Severance Letter” as described in “—Potential Payments Upon Termination or Change in Control — Severance Letters.”

Treatment of Outstanding Equity Upon Termination or Change in Control

Each Wag! Option granted to the Named Executive Officers in March 2020 and March 2021 will become fully vested upon the Involuntary Termination of such Named Executive Officer within three months prior to or twelve months following a Change in Control.

With respect to the March 2020 and March 2021 Wag! Options, “Involuntary Termination” generally means a termination without “Cause” (which has the same meaning as the “Cause” definition in the “Severance Letter” as described in “— Potential Payments Upon Termination or Change in Control — Severance Letters”) and “Change in Control” generally means (i) any consolidation or merger of Wag! with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of Legacy Wag! immediately prior to such consolidation, merger, or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary, its parent) immediately after such consolidation, merger, or reorganization; (ii) any transaction or series of related transactions to which Legacy Wag! is a party in which in excess of 50% of the voting rights attached to Legacy Wag!’s securities is transferred, or (iii) a sale, lease, exclusive irrevocable license to material technology or other disposition of all or substantially all of the assets or business of Legacy Wag!; provided that a “Change in Control” does not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by Legacy Wag! or any successor or indebtedness of Legacy Wag! is cancelled or converted or a combination thereof.

In addition, the Wag! Option grant made to Mr. Arjomand in August 2018 (the “Arjomand 2018 Option Grant”) will become fully vested upon the termination of Mr. Arjomand by the Company for reasons other than Cause or by Mr. Arjomand for Good Reason within twelve months following a Change in Control.

For purposes of the Arjomand 2018 Option Grant, the following terms generally have the following meaning:

“Cause” has the same meaning as the “Cause” definition in the “Severance Letter” as described in “—Potential Payments Upon Termination or Change in Control—Severance Letters.”

“Change in Control” means (i) the consummation of a merger or consolidation of the Company with or into another entity or (ii) the dissolution, liquidation or winding up of the Company; provided that a merger or consolidation of the Company shall not constitute a “Change in Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to such merger or consolidation.

“Good Reason” means one of the following conditions coming into existence without Mr. Arjomand’s consent (i) a reduction in Mr. Arjomand’s base salary by more than 10%, (ii) a material diminution of Mr. Arjomand’s authority, duties or responsibilities, or (iii) a relocation of Mr. Arjomand’s principal workplace by more than 30 miles.

Interests of Wag! Executive Officers in the Business Combination

Pursuant to the Business Combination Agreement and individually executed agreements (the “Earnout Letters”), certain Wag! Executive Officers received Management Earnout RSUs in connection with the Merger. Upon occurrence of each Triggering Event, or a change in control, holders of Management Earnout RSUs will receive a one-time issuance of Management Earnout Shares. The foregoing is a summary and is not a complete description of all of the provisions of the Earnout Letter and is qualified in its entirety by the specific language of the Earnout Letter, a form of which is filed as Exhibit 10.13 hereto and is incorporated by reference herein. Certain individuals, as determined by Wag!’s board, and which may include executive officers of Wag!, may be entitled to receive warrant proceeds in the event Wag! conducts a tender offer or other redemption, termination or cancellation of the assumed CHW warrants, as described in the Description of Capital section entitled “Warrant Proceeds.”

Post-Business Combination Company Executive Compensation

Now that the Merger is complete, Wag! is working to develop an executive compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to the long-term success of the business. Decisions regarding the executive compensation program will be made by the compensation committee of the board of directors. In addition, each Wag! Option held by a Named Executive Officer will be treated as provided in the Business Combination Agreement.

Director Compensation

The following table sets forth information regarding compensation earned by or paid to each person who served as a non-employee member of our board of directors during 2021. In 2021, except as otherwise described below, we did not pay any fees, make any equity awards, or pay any other compensation to any of the other non-employee members of our board of directors. We reimburse members of our board of directors for reasonable travel expenses incurred in connection with attending meetings of the board of directors, however, given that our board and committee meetings were conducted remotely in 2021, no such expenses were incurred and reimbursed in 2021. Mr. Smallwood, our Chairman and Chief Executive Officer, received no compensation for his service as a member of our board of directors in 2021, and is not included in this table. The compensation received by Mr. Smallwood as an employee is presented in the “Summary Compensation Table for the Year Ended December 31, 2021” in the “Executive Compensation” section of this prospectus.

	Fees earned or	Stock Awards
Name	paid in cash ($)(1)	($)(2)(3)	Total ($)
Melinda Chelliah(4)	10,000	—	10,000
Jocelyn Mangan(5)	20,000	—	20,000
Brian Yee	—	—	—
Roger Lee	—	—	—
Niko Bonatsos(6)	—	—	—
(1)	Pursuant to their non-employee director arrangements, each of Ms. Chelliah and Ms. Mangan receive an annual cash retainer of $10,000 for each calendar quarter of service on our board of directors. The values in this column reflect the number of calendar quarters they each served on our board of directors during 2021.
(2)	There was no grant date fair value of this share-based compensation under ASC 718.
(3)	The RSUs granted to our non-employee directors vest upon the satisfaction of both (i) a service-based vesting condition and (ii) a liquidity-based vesting condition. The schedule associated with the service-based vesting condition varies for each grant of RSUs as described below. The liquidity-based vesting condition will be satisfied in connection with this Business Combination, subject to each non-employee director’s continued service through the closing of such transaction. The terms of the RSUs additionally provide that if a non-employee director’s service terminates at the closing of this business combination, all RSUs that have not satisfied the service-based vesting condition as of such date will become vested as of the closing.
(4)	Ms. Chelliah currently has 84,641 RSUs outstanding. Her RSU grant, dated November 2, 2021, provides that the service-based vesting condition will be satisfied for 25% of the total number of RSUs on August 6, 2022 and for 6.25% of the total number of RSUs at the end of every three-month period thereafter, subject to her continued service through each such date.
(5)	Ms. Mangan currently has 84,641 RSUs outstanding. Her RSU grant, dated June 23, 2021, provides that the service-based vesting condition will be satisfied for 25% of the total number of RSUs on July 1, 2022 and for 6.25% of the total number of RSUs at the end of every three-month period thereafter, subject to her continued service through each such date.
(6)	Mr. Bonatsos resigned from the Board on August 10, 2022.

Post-Business Combination Director Compensation

We expect to review director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors. We intend to develop a director compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to the long-term success of company. In addition, as a result of the consummation of the Business Combination, each RSU held by a non-employee director is treated as provided in the Business Combination Agreement. As previously disclosed, Wag! entered into director compensation arrangements pursuant to director offer letters (the “Director Offer Letters”) with each of Mmes. Blackwell and Marcelo in connection with their appointments to the Board, and we intend to continue to enter into compensation arrangements with our directors as appropriate.

The foregoing description is only a summary of the Director Offer Letters and is qualified in its entirety by reference to the full text of the Director Offer Letters, a form of which is filed as Exhibit 10.12 hereto and is incorporated by reference herein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CHW Relationships and Related Party Transactions

Founder Shares

On January 18, 2021, the Sponsor paid $25,000 for 2,875,000 Ordinary Shares (the “Founder Shares”). On August 30, 2021, CHW effectuated a 1.1-for-1 share split, resulting in an aggregate of 3,162,500 Founder Shares outstanding. The Founder Shares included an aggregate of up to 412,500 shares that were subject to forfeiture (the “Forfeiture Shares”) depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares will equal, on an as-converted basis, 20% of CHW’s issued and outstanding shares of ordinary shares after the IPO. On September 1, 2021, the underwriters partially exercised the over-allotment option and 37,500 Founder Shares were forfeited for no consideration by the Sponsor.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) six months after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the shares of Ordinary shares equals or exceeds $12.50/share (as adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which CHW completes a liquidation, merger, share exchange or other similar transaction that results in all of the public shareholders having the right to exchange their shares of Ordinary Shares for cash, securities or other property.

CHW Founders Stock Letter

In connection with the execution of the Business Combination Agreement, the CHW Founder Shareholders entered into the CHW Founders Stock Letter, pursuant to which, among other things, CHW, Legacy Wag!, the Sponsor and the CHW Founder Shareholders agreed, with respect to the Forfeiture Shares, during the period commencing on the date of the Business Combination Agreement and ending on the earlier of (A) the date that is three years after the Acquisition Closing, (B) the date on which the Forfeiture Shares are no longer subject to forfeiture, (C) subsequent to the Acquisition Closing, the consummation of a liquidation, merger, share exchange or other similar transaction that results in all of the Wag! stockholders having the right to exchange their shares for cash, securities or other property, and (D) the valid termination of the Business Combination Agreement, the Sponsor will not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any Forfeiture Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Forfeiture Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii), subject to certain exceptions.

The number of Forfeiture Shares subject to potential forfeiture will be determined as follows:

●	upon the occurrence of Triggering Event I, within the time period beginning on the Acquisition Closing Date and ending on the three-year anniversary of the Acquisition Closing Date, then 120,250 Forfeiture Shares will no longer be subject to forfeiture;
●	upon the occurrence of Triggering Event II, within the time period beginning on the Acquisition Closing Date and ending on the three-year anniversary of the Acquisition Closing Date, then an additional 120,250 Sponsor Forfeiture Shares will no longer be subject to forfeiture;
●	upon the occurrence of Triggering Event III, within the time period beginning on the Acquisition Closing Date and ending on the three-year anniversary of the Acquisition Closing Date, then an additional 120,250 will no longer be subject to forfeiture, and
●	no Forfeiture Shares will thereafter be subject to forfeiture; and on the date that is the three-year anniversary of the Acquisition Closing Date, the Sponsor will forfeit all Forfeiture Shares which remain subject to forfeiture, if any.

If, during the three-year period beginning on the first day after the Acquisition Closing, there is a change of control pursuant to which Wag! or its stockholders have the right to receive consideration implying a value per share of Wag! common stock (as agreed in good faith by the Sponsor and the Wag! Board) of:

●	less than $12.50, then immediately prior to such Change of Control, the Sponsor shall forfeit 360,750 Forfeiture Shares;

●	greater than or equal to $12.50 but less than $15.00, then (A) immediately prior to such change of control, the Sponsor shall forfeit 240,500 Forfeiture Shares, and (B) thereafter, the Forfeiture Shares shall no longer be subject to forfeiture;
●	greater than or equal to $15.00 but less than $18.00, then (A) immediately prior to such change of control, the Sponsor shall forfeit 120,250 Forfeiture Shares, and (B) thereafter, the Forfeiture Shares shall no longer be subject to forfeiture; or
●	greater than or equal to $18.00, then (A) the Sponsor shall forfeit zero Forfeiture Shares, and (B) thereafter, the Forfeiture Shares shall no longer be subject to forfeiture.

The price targets set forth above shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Wag! common stock occurring after the Acquisition Closing.

The CHW Founder Shareholders also agreed to (i) comply with the non-solicitation and certain other provisions in the Business Combination Agreement; (ii) vote all Founder Shares (for all periods prior to the completion of the domestication of CHW from a Cayman Islands exempted company to a Delaware corporation (the “Domestication”) held by the Sponsor in favor of the Condition Precedent Proposals and in favor of the adoption and approval of the Business Combination Agreement and the Business Combination; and (iii) forfeit to CHW for cancellation for no consideration, (A) 15% of the Founders Shares and the warrants to purchase ordinary shares of CHW, with each whole warrant exercisable for one ordinary share of CHW at an exercise price of $11.50 (prior to the Domestication, “Founders Warrants” and together with Founders Shares, collectively, “Founders Equity”) indirectly owned by Jonah Raskas and Mark Grundman, if the aggregate amount of cash proceeds made available from the trust account established in connection with our initial public offering (the “Trust Account”) to Wag! at the Acquisition Merger Closing, after giving effect to the payment of any cash proceeds required to satisfy exercises of certain redemption rights provided for in the Amended and Restated Memorandum and Articles of Association (but before the payment of any unpaid transaction expenses), is less than 10% of the funds in the Trust Account as of the date of the CHW Founders Stock Letter (without including any funds in the Trust Account with respect to any shares of common stock acquired by the PIPE and Backstop Investor). The composition of such 15% of the Founders Equity (i.e., the number of Founders Shares and the number of Founders Warrants as of the date of the CHW Founders Stock Letter) subject to forfeiture will be determined in the CHW Founder Shareholders’ sole discretion, and (B) 20,000 shares of the Founders Equity, if 300,000 Wag! Community Shares are issued in accordance with the Business Combination Agreement. In accordance with the CHW Founders Stock Letter, CHW Founder Shareholders voted their shares in favor of all proposals presented at the Special Meeting of CHW’s shareholders. No consideration was paid to the CHW Founder Shareholders in exchange for their agreeing to vote all ordinary shares held by the Sponsor in favor of the Business Combination.

Private Placement Warrants

Simultaneously with the closing of the IPO and underwriters’ partial exercise of their over-allotment option, the Sponsor purchased 4,238,636 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $4,238,636. Each Private Placement Warrant is exercisable to purchase one share Ordinary Shares at a price of $11.50 per share, subject to adjustment.

PIPE and Backstop Investment

On February 2, 2022, CHW entered into the PIPE and Backstop Subscription Agreement with the PIPE and Backstop Investor, as modified and supplemented by that certain side letter agreement between CHW and the PIPE and Backstop Investor, dated June 30, 2022, pursuant to which, among other things, the PIPE and Backstop Investor party thereto agreed to purchase from CHW, and not in the open market, an aggregate of up to 500,000 shares of common stock following the Domestication and substantially concurrent with the Closing at a cash purchase price of $10.00 per share, resulting in aggregate proceeds of $5 million. The PIPE and Backstop Investment closes immediately prior to the Closing. The PIPE and Backstop Investor is not an “affiliate” as defined in Rule 14e-5.

Related Party Loans

On January 18, 2021, CHW issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which CHW may borrow up to an aggregate principal amount of $300,000. As of June 30, 2022, there was no principal outstanding under the Promissory Note.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of CHW’s officers and directors may, but are not obligated to, loan CHW funds as may be required (“Working Capital Loans”). As of June 30, 2022, there were no Working Capital Loans outstanding.

Administrative Services Fee

CHW agreed, commencing on the effective date of the IPO through the earlier of the consummation of a Business Combination or CHW’s liquidation, to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services. As of June 30, 2022, CHW has incurred and paid $100,000 in fees for these services.

Registration Rights

The holders of Founder Shares and Private Placement Warrants are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Ordinary Shares) pursuant to a registration rights agreement dated September 1, 2021. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that CHW will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. CHW will bear the expenses incurred in connection with the filing of any such registration statements.

Deferred Underwriting Fees

The underwriter was paid a cash underwriting discount of 1.75% of the gross proceeds of the IPO, or $2,187,500. The underwriter is entitled to a deferred fee of $0.35 per unit, or $4,375,000 in the aggregate. The deferred fee is payable to the underwriter from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Other

Chardan was an underwriter in CHW’s IPO. In connection with the IPO, CHW issued to the designees of Chardan 12,500 ordinary shares as representative shares with an estimated fair value of $7.362 per share ($92,025 in the aggregate) based upon the price of the Founder Shares issued to the anchor investors. Based on the consummation of the Business Combination, Chardan is entitled to a deferred underwriting commission of $4,375,000.

Legacy Wag! Relationships and Related Party Transactions

Series P Preferred Stock Offering

On January 28, 2022, Legacy Wag! entered into a series of subscription agreements (the “Series P Subscription Agreements”) with certain institutional and other accredited investors (the “Series P Investors”), pursuant to which, among other things, the Series P Investors purchased an aggregate of 1,100,000 shares of Series P Preferred Stock (the “Series P Shares”) at a cash purchase price of $10.00 per share, resulting in aggregate proceeds to Legacy Wag! of $11 million (the “Series P Investment”). The Series P Investments closed prior to the Closing.

Lock-Up Agreement

In connection with the Business Combination Agreement, on Closing, CHW and Key Legacy Wag! Stockholders entered into a lock-up agreement (the “Lock-Up Agreement”). Pursuant to the Lock-Up Agreement, approximately 70% of the aggregate issued and outstanding securities of Legacy Wag! in which they agreed, subject to certain exceptions, not to sell, offer to sell, or otherwise transfer any shares of Wag! common stock held by it immediately after the Acquisition Merger Effective Time or issued or issuable to it in connection with the Acquisition Merger (including Wag! common stock acquired as part of the PIPE and Backstop Investment or issued in exchange for, or on conversion or exercise of, any securities issued as part of the PIPE and Backstop Investment), any shares of Wag! common stock issuable upon the exercise of options to purchase shares of Wag! common stock held by it immediately after the Acquisition Merger Effective Time, or any securities convertible into or exercisable or exchangeable for Wag! common stock held by it immediately after the Acquisition Merger Effective Time (the “Lock-Up Shares”); enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or publicly announce any intention to effect any transaction specified in the foregoing clauses.

Pursuant to the Lock-Up Agreement, CHW and the Key Legacy Wag! Stockholders agreed to the foregoing transfer restrictions during the period beginning on the closing of the merger of Legacy Wag! into Merger Sub (the “Acquisition Closing Date”) and ending on the date that is the earlier of (x) 180 days after the Acquisition Closing Date and (y) the date on which Wag! completes a liquidation, merger, capital stock exchange, reorganization or other similar transactions that result in all of Wag!’s stockholders having the right to exchange their shares for cash, securities or other property.

The full text of the Lock-Up Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Stockholder Support Agreement

On February 2, 2022, Wag!, the Sponsor, and certain former stockholders of Legacy Wag!, entered into the Stockholder Support Agreement, pursuant to which among other things, such parties agreed to approve the Business Combination. The full text of the Stockholder Support Agreement is attached to the registration statement on Form S-1 of which this prospectus forms a part as Exhibit 10.5 and incorporated herein by reference.

Wag! Group Co. Related Party Transactions

Indemnification Agreements

We entered into indemnification agreements with each of the newly elected directors and newly appointed executive officers which provide that we will indemnify such directors and executive officers under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under Delaware law and our by-laws.

Amended and Restated Registration Rights Agreement

In connection with the Closing of the Business Combination, we, the Sponsor, the former CHW directors and certain of our stockholders entered into the Amended and Restated Registration Rights Agreement. Pursuant to the Amended and Restated Registration Rights Agreement, we agreed that, within 30 calendar days after the consummation of the Business Combination, we would file with the SEC the Resale Registration Statement, and we would have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the CHW Holders (as defined in the Agreement) can demand up to three underwritten offerings and certain of the Wag Holders (as defined in the Agreement) can demand up to three underwritten offerings, and all of the Registration Rights Holders can demand up to four block trades within any 12-month period and will be entitled to customary piggyback registration rights.

Director Compensation

Compensation arrangements for our directors are described under the section titled “Executive Compensation” of this prospectus.

Policies and Procedures for Related Person Transactions

We adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.

A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of our officers, nominated to be one of our directors as presented in recent proxy statement, or one of our directors;
●	any person who is known by us to be the beneficial owner of more than five percent (5%) of its voting stock;

●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and
●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee will have the responsibility to review related party transactions.

All of the transactions described in this section were entered into prior to the adoption of this policy. Certain of the foregoing disclosures are summaries of certain provisions of our related party agreements, and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. Copies of certain of the agreements (or forms of the agreements) have been filed as exhibits to the registration statement of which this prospectus is a part, and are available electronically on the website of the SEC at www.sec.gov.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of September 9, 2022 by:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our executive officers and directors; and
•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. Applicable percentages are based on 44,488,341 shares of common stock outstanding as of September 9, 2022, adjusted as required by rules promulgated by the SEC.

	Number of	Percentage of
Name and Address of Beneficial Owner(1)	Shares	Shares
5% and Greater Stockholders:
General Catalyst(2)	6,976,530	15.7%
ACME Fund II(3)	5,348,634	12.0
Battery Ventures(4)	3,853,840	8.7
Tenaya Capital(5)	4,024,849	9.0
CHW Acquisition Sponsor LLC(6)	2,385,000	5.4
Jonah Raskas(6)	2,385,000	5.4
Mark Grundman(6)	2,385,000	5.4
Executive Officers and Directors:
Garrett Smallwood(7)	1,606,064	3.6
Adam Storm(8)	1,051,411	2.4
Dylan Allread(9)	769,442	1.7
Alec Davidian(10)	143,454	*
Patrick McCarthy(11)	124,722	*
Maziar (Mazi) Arjomand(12)	1,612,893	3.6
David Cane(13)	85,656	*
Nicholas Yu(14)	15,188	*
Roger Lee(4)	3,853,840	8.7
Melinda Chelliah(15)	26,451	*
Jocelyn Mangan(16)	26,451	*
Brian Yee(3)	—	—
Kimberly A. Blackwell	—	—
Sheila Lirio Marcelo	—	—
All directors and executive officers (14 individuals) as a group	14,664,206	33.0

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the beneficial owners is c/o Wag! Group Co., 55 Francisco Street, Suite 360, San Francisco, California 94133.
(2)	Consists of 6,976,530 shares of Wag! Common Stock, which are held of record by General Catalyst Group VII, L.P. The business address of General Catalyst is 20 University Road, 4th Floor, Cambridge, MA 02138.
(3)	Consists of 5,348,634 shares of Wag! Common Stock, which are held of record by Sherpa Ventures Fund II, L.P. (“ACME Fund II”). The business address of ACME Fund II is 505 Howard St., San Francisco, CA 94105.
(4)	Consists of (a) 69,368 shares of Wag! Common Stock, which are held of record by Battery Investment Partners XI, LLC, (b) 1,555,040 shares of Wag! Common, which are held of record by Battery Ventures XI-A Side Fund, L.P., (c) 1,496,758 shares of

Wag! Common Stock, which are held of record by Battery Ventures XI-A, L.P., (d) 337,196 shares of Wag! Common Stock, which are held of record by Battery Ventures XI-B Side Fund, L.P., and (e) 395,478 shares of Wag! Common Stock, which are held of record by Battery Ventures XI-B, L.P., (collectively referred to as “Battery Ventures”). The business address of Battery Ventures is One Marina Park Drive, Suite 1100, Boston, MA 02210.
(5)	Consists of 4,024,849 shares of Wag! Common Stock, which are held of record by Tenaya Capital VII, L.P. The business address of Tenaya Capital is 3101 Park Boulevard, Palo Alto, CA 94306.
(6)	The Sponsor is the record holder of such ordinary shares. CHW Acquisition Founders LLC, a Delaware limited liability company (“Founders”), is the sole managing member of the Sponsor. MJG Partners LLC, a New Jersey limited liability company (“MJG”), and SNR Products LLC, a New York limited liability company (“SNR”), are the managing members of the Founders. Mr. Mark Grundman is the sole managing member of MJG. Mr. Jonah Raskas is the sole member of SNR. As such, Founders, MJG, SNR, Mr. Grundman and Mr. Raskas share voting and investment discretion with respect to the ordinary shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of such ordinary shares held directly by the Sponsor. Founders, MJG, SNR, Mr. Grundman and Mr. Raskas each disclaim beneficial ownership of any ordinary shares other than to the extent each of them may have a pecuniary interest therein, directly or indirectly. This figure also accounts for the forfeiture by the Sponsor of 20,000 ordinary shares pursuant to the CHW Founders Stock Letter to be contributed to the issuance of Wag! Community Shares.
(7)	Consists of options to purchase 1,637,925 shares of Wag! Common Stock held by Mr. Smallwood, 1,606,064 shares of which are exercisable and vested within 60 days of September 13, 2022.
(8)	Consists of options to purchase 1,529,326 shares of Wag! Common Stock held by Mr. Storm, 1,051,411 shares of which are exercisable and vested within 60 days of September 13, 2022.
(9)	Consists of options to purchase 785,084 shares of Wag! Common Stock held by Mr. Allread, 769,442 shares of which are exercisable and vested within 60 days of September 13, 2022.
(10)	Consists of options to purchase 148,952 shares of Wag! Common Stock held by Mr. Davidian, 143,454 shares of which are exercisable and vested within 60 days of September 13, 2022.
(11)	Consists of options to purchase 129,511 shares of Wag! Common Stock held by Mr. McCarthy, 124,722 shares of which are exercisable and vested within 60 days of September 13, 2022.
(12)	Consists of options to purchase 1,645,970 shares of Wag! Common Stock held by Mr. Arjomand, 1,612,893 shares of which are exercisable and vested within 60 days of September 13, 2022.
(13)	Consists of options to purchase 91,284 shares of Wag! Common Stock held by Mr. Cane, 85,656 shares of which are exercisable and vested within 60 days of September 13, 2022.
(14)	Consists of options to purchase 29,161 shares of Wag! Common Stock held by Mr. Yu, 15,188 shares of which are exercisable and vested within 60 days of September 13, 2022.
(15)	Consists of 84,641 RSUs held by Ms. Chelliah, 26,451 of which are vested within 60 days of September 13, 2022.
(16)	Consists of 84,641 RSUs held by Ms. Mangan, 26,451 of which are vested within 60 days of September 13, 2022.

SELLING SECURITYHOLDERS

The selling securityholders may offer and sell, from time to time, any or all of the shares of common stock or Private Placement Warrants being offered for resale by this prospectus, which consists of:

●	up to 500,000 PIPE and Backstop Shares;
●	up to 3,895,564 shares of common stock issuable upon the exercise of the Private Placement Warrants;
●	up to 72,434 shares of common stock issuable upon the exercise of the Wag! Common Warrants;
●	up to 3,117,500 shares of common stock pursuant to the Registration Rights Agreement (including shares of common stock issuable upon exercise of convertible securities);
●	up to 6,166,495 shares of common stock issuable upon the exercise of options and restricted stock units originally issued to officers and directors or Legacy Wag!;
●	up to 50,000 shares of common stock issuable pursuant to the Craig-Hallum Engagement Letter; and
●	up to 3,895,564 Private Placement Warrants.

Certain of the selling securityholders listed below entered into agreements that restrict the transfer of the shares of our common stock that otherwise may be sold from time to time pursuant to the registration statement of which this prospectus forms part. See the section titled “Certain Relationships and Related Party Transactions — Lock-Up Agreements” for further discussion.

As used in this prospectus, the term “selling securityholders” includes the selling securityholders listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this prospectus, and their donees, pledgees, assignees, transferees, distributees and successors-in-interest that receive shares in any non-sale transfer after the date of this prospectus.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock of each selling securityholder, the number of shares of common stock that may be sold by each selling securityholder under this prospectus and that each selling securityholder will beneficially own assuming all securities that may be offered pursuant to this prospectus are sold. Because each selling securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling securityholders and further assumed that the selling securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

Except as set forth in the footnotes below, (i) the following table does not include up to 12,500,000 shares of common stock issuable upon exercise of the Public Warrants and (ii) the address of each selling securityholder is 55 Francisco Street, Suite 360, San Francisco, California 94133.

Please see the section titled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

	Shares of Common Stock				Warrants to Purchase Common Stock
	Number		Number		Number		Number
	Beneficially	Number	Beneficially	Percent	Beneficially	Number	Beneficially	Percent
	Owned	Registered	Owned	Owned	Owned	Registered	Owned	Owned
	Prior to	for Sale	After	After	Prior to	for Sale	After	After
Name	Offering	Hereby	Offering	Offering	Offering	Hereby	Offering	Offering
PIPE Investors
Corbin ERISA Opportunity Fund, Ltd.	205,000	205,000	—	—	—	—	—	—
Corbin Opportunity Fund, L.P.	90,000	90,000	—	—	—	—	—	—
Pinehurst Partners, L.P.	205,000	205,000	—	—	—	—	—	—
Total—PIPE Investors	500,000	500,000	—	—	—	—	—	—
Holders of Registration Rights Pursuant to Registration Rights Agreement
CHW Acquisition Sponsor LLC(1)	2,385,000	2,385,000	—	—	—	—	—	—
B. Riley Securities, Inc.	6,250	6,250	—	—	—	—	—	—
Boothbay Fund Management, LLC	40,200	40,200	—	—	—	—	—	—
Boothbay Diversified Alpha Master Fund	19,800	19,800	—	—	—	—	—	—
Chardan Capital Markets LLC	6,250	6,250	—	—	—	—	—	—
Cladirus Ltd	30,000	30,000	—	—	—	—	—	—
Corbin ERISA Opportunity Fund, Ltd.	25,800	25,800	—	—	—	—	—	—
Corbin Opportunity Fund, L.P	8,400	8,400	—	—	—	—	—	—
Corbin Pinehurst Partners, L.P	25,800	25,800	—	—	—	—	—	—
Glazer Special Opportunity Fund I, LP	25,000	25,000	—	—	—	—	—	—
The HGC Fund LP	60,000	60,000	—	—	—	—	—	—
The K2 Principal Fund L.P.	60,000	60,000	—	—	—	—	—	—
Kepos Alpha Master Fund L.P.	45,100	45,100	—	—	—	—	—	—
Kepos Special Opportunities Master Fund L.P.	14,900	14,900	—	—	—	—	—	—
Meteora Capital Partners, LP	25,000	25,000	—	—	—	—	—	—
MMCAP International Inc. SPC	60,000	60,000	—	—	—	—	—	—
Polar Multi-Strategy Master Fund	60,000	60,000	—	—	—	—	—	—
Radcliffe SPAC Master Fund, L.P.	50,000	50,000	—	—	—	—	—	—
Rivernorth Capital Partners, L.P.	1,758	1,758	—	—	—	—	—	—
Rivernorth Institutional Partners, L.P.	15,818	15,818	—	—	—	—	—	—
Rivernorth SPAC Arbitrage Fund, L.P.	42,424	42,424	—	—	—	—	—	—
Space Summit Opportunity Fund I LLP	50,000	50,000	—	—	—	—	—	—
Tenor Opportunity Master Fund, LTD.	60,000	60,000	—	—	—	—	—	—
Total—Holders of Registration Rights	3,117,500	3,117,500	—	—	—	—	—	—
Greater than Five Percent Holders
General Catalyst Group VII, L.P.(2)	6,976,530	6,976,530	—	—	—	—	—	—
ACME Fund II(2)	5,348,634	5,348,634	—	—	—	—	—	—
Entities affiliated with Battery Ventures(2)	3,853,840	3,853,840	—	—	—	—	—	—
Total—Greater than Five Percent Holders	16,179,004	16,179,004	—	—	—	—	—	—
Executive Officers and Directors
Garrett Smallwood(2)	1,637,925	1,637,925	—	—	—	—	—	—
Adam Storm(2)	1,529,326	1,529,326	—	—	—	—	—	—
Dylan Allread(2)	785,084	785,084	—	—	—	—	—	—
Alec Davidian(2)	148,952	148,952	—	—	—	—	—	—
Patrick McCarthy(2)	129,511	129,511	—	—	—	—	—	—
Maziar (Mazi) Arjomand(2)	1,645,970	1,645,970	—	—	—	—	—	—
David Cane(2)	91,284	91,284	—	—	—	—	—	—
Nicholas Yu(2)	29,161	29,161	—	—	—	—	—	—
Melinda Chelliah(2)	84,641	84,641	—	—	—	—	—	—
Jocelyn Mangan(2)	84,641	84,641	—	—	—	—	—	—
Total—Executive Officers and Directors	6,166,495	6,166,495	—	—	—	—	—	—
Other Selling Securityholders			—	—	—	—	—	—
Craig-Hallum Capital Group LLC	50,000	50,000	—	—	—	—	—	—
SVB Financial Group	42,262	42,262	—	—	—	—	—	—
Westriver Mezzanine Loans – Loan Pool V, LLC.	30,172	30,172	—	—	—	—	—	—
Total—Other Security Holders	122,434	122,434	—	—	—	—	—	—
Holders of Warrants
CHW Acquisition Sponsor LLC(3)	—	—	—	—	3,895,564	3,895,564	—	—
Total—Holders of Warrants	—	—	—	—	3,895,564	3,895,564	—	—
(1)

Subject to a lock-up (A) with respect to 50% of the Common Stock, for the earlier of six months after the Closing or the date on which the closing price of the Common Stock exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Closing, and (B) with respect to the remaining 50% of the Common Stock, six months after the Closing or earlier if approved by the shareholders of Wag!, and in either case, if Wag! consummates a liquidation, merger, share exchange or other similar transaction that results in all of the stockholders having the right to exchange their shares for cash, securities or other property.

(2)

Subject to a lock up for a period of 180 days after the Closing or the date on which Wag! completes a liquidation, merger, capital stock exchange, reorganization or other similar transactions that results in all of the Wag!’s stockholders having the right to exchange their shares of cash, securities or other property.

(3)	Subject to a lock-up for a period of 30 days after the Closing.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our common stock and preferred stock. This summary is qualified by reference to the complete text of our amended and restated certificate of incorporation and bylaws filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our Charter authorizes the issuance of 111,000,000 shares of capital stock, par value $0.0001 per share, consisting of:

●	110,000,000 shares common stock and
●	1,000,000 shares of preferred stock.

Common Stock

Voting Rights. Each holder of common stock is entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of common stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time on common stock having dividend rights by our board of directors out of funds legally available therefor.

Transferability. The holders of common stock who received their common stock (i) through the exchange of shares in connection with the Business Combination, or (ii) as compensation to directors, officers and employees of the Company through means of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Business Combination or otherwise issued or issuable in connection with the Business Combination, may not Transfer any such shares until the end of the applicable lock-up period; provided, that any such holders that have entered into a separate lock-up agreement in connection with the Business Combination shall not be subject to these restrictions.

Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of common stock will be entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to pari passu and prior distribution rights of preferred stock or any class or series of stock having a preference over the common stock, then outstanding, if any.

Other rights. The holders of common stock will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of the common stock will be subject to those of the holders of any shares of the preferred stock we may issue in the future.

Preferred Stock

Our Organizational Documents provide that shares of preferred stock may be issued from time to time in one or more series. The board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. At present, we have no plans to issue any preferred stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which will apply so long as the shares of common stock remain listed on Nasdaq, require stockholder approval of certain issuances of common stock (including any securities convertible into common stock) equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Provisions

Special Meetings of Stockholders. The Organizational Documents provide that special meetings of stockholders may be called only by a majority vote of our board of directors, by the Chairman of the board of directors, or by the chief executive officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be considered timely, a stockholder’s notice will need to be received by the company secretary at the principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. The Bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Wag! by means of a proxy contest, tender offer, merger or otherwise.

Choice of Forum. The Charter provides that the Court of Chancery of the State of Delaware (or, if and only if, the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if, all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action brought under Delaware statutory or common law: (1) any derivative claim or action brought on our behalf; (2) any claim or cause of action asserting a breach of fiduciary duty by any of our current or former director, officer or other employee; (3) any claim or cause of action asserting a claim against us arising out of, or pursuant to, the DGCL, the Proposed Charter or the amended and restated bylaws; (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Charter or the amended and restated bylaws (including any right, obligation, or remedy thereunder); (5) any claim or cause of action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (6) any claim or cause of action asserting a claim against us or any of its directors, officers or other employees, that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The aforementioned provision will not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. However, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act, and an investor cannot waive compliance with the federal securities laws and the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such a provision. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter provides that the U.S. federal district courts will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Charter. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be No assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us or our directors, officers and other employees. If a court were to find either exclusive-forum provision in the Charter to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm our business.

Section 203 of the Delaware General Corporation Law. We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662∕3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL fines a “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer its stockholders the opportunity to sell their stock at a price above the prevailing market price.

A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. We will not opt out of these provisions, which may as a result, discourage or prevent mergers or other takeover or change of control attempts of it.

Action by Written Consent.

The Charter and Bylaws provide that, subject to the rights of any series of our preferred stock, no action will be taken by any holders of shares of common stock, except at an annual or special meeting of stockholders called in accordance with the bylaws, and no action will be taken by the stockholders by written consent. Permitting stockholder action by written consent would circumvent the usual process of allowing deliberation at a meeting of stockholders, could be contrary to principles of openness and good governance, and have the potential to inappropriately disenfranchise stockholders, potentially permitting a small group of short-term, special interest or self-interested stockholders, who together hold a threshold amount of shares, to take important actions without the involvement of, and with little or no advance notice to stockholders. Allowing stockholder action by written consent would also deny all stockholders the right to receive accurate and complete information on a proposal in advance and to present their opinions and consider presentation of the opinions of the board of directors and other stockholders on a proposal before voting on a proposed action. The board of directors believes that a meeting of stockholders, which provides all stockholders an opportunity to deliberate about a proposed action and vote their shares, is the most appropriate forum for stockholder action. Notwithstanding the foregoing, elimination of such stockholder written consents may lengthen the amount of time required to take stockholder actions since actions by written consent are generally not subject to the minimum notice requirement of a stockholders’ meeting.

Charter and Bylaws

Among other things, our Charter and Bylaws:

●	permit our board of directors to issue up to 1,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, which may include the right to approve an acquisition or other change of control;
●	provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class are to be elected at each annual meeting of Wag!’s stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.
●	provide that the authorized number of directors may be changed only by resolution of a majority of our board of directors;
●	provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed with cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66 2/3% of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;
●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
●	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;
●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;
●	provide that special meetings of our stockholders may be called by the chairperson of our board of directors, our Chief Executive Officer, or by the board of directors pursuant to a resolution adopted by a majority of the Board; and
●	not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

The Charter provides that the Court of Chancery of the State of Delaware will be the exclusive forum for actions or proceedings brought under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a breach of fiduciary duty owed by any of our current or former directors, officers or stockholders, to us or our stockholders; (3) any action asserting a claim against us arising under the Delaware General Corporation Law; (4) any action regarding the certificate of incorporation or our Bylaws (as either may be amended from time to time); (5) any action as to which the Delaware General Corporate Law confers jurisdiction to the Court of Chancery of the State of Delaware; (6) any action asserting a claim against us that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The Charter further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision of our Charter will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder and therefore bring a claim in another appropriate forum. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Limitations on Liability and Indemnification of Officers and Directors

The Charter contains provisions that limit the liability of current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of his duty of loyalty to us or our stockholders;
•	acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and
•	any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Stockholder Registration Rights

Under the Amended and Restated Registration Rights Agreement, the holders of Registrable Securities (as defined in the Amended and Restated Registration Rights Agreement) or their permitted transferees will have the right to require us to register the offer and sale of their shares, or to include their shares in any registration statement we file, in each case as described below.

Demand Registration Rights

The holders of Registrable Securities are entitled to certain demand registration rights. At any time after the expiration of a lock-up to which such shares are subject, the holders, with a total offering price reasonably expected to exceed, in the aggregate, $10 million held by CHW shareholders (the “CHW Demand Holders”) or by former Legacy Wag! stockholders (the “Wag! Demand Holders”), in each case having registration rights then outstanding, can request that we file a registration statement on Form S-1 or, if then available, Form S-3, to register the offer and sale of their shares. We are only obligated to effect three underwritten demand registrations for each of the CHW Demand Holders and Wag! Demand Holders. These demand registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. If we determine that it would be materially detrimental to Wag! and its stockholders to effect such a demand registration, then we have the right to defer such registration, not more than once in any 12-month period, for a period of not more than 60 days.

Form S-3 Registration Rights

The holders of Registrable Securities are entitled to certain Form S-3 registration rights. Wag! shall file a registration statement for an offering to be made on a continuous basis no later than 30 days following the date that we become eligible to use Form S-3. The holders of at least $10 million of shares having registration rights then outstanding can request that we effect an underwritten public offering pursuant to such resale shelf registration statement. We are only obligated to effect three such registrations for each of the CHW Demand Holders and Wag! Demand Holders. We are not obligated to effect such registrations within 90 days after the closing of a previous such registration. These Form S-3 registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances.

Block Trades and Other Coordinated Offerings

The holders of Registrable Securities are entitled to certain (i) underwritten registered offerings not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (ii) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”). The holders of at least a total offering price reasonably expected to exceed, in the aggregate, either (x) $25 million or (y) all remaining Registrable Securities held by the Demanding Holder, may require assistance from us to facilitate such Block Trade or Other Coordinated Offering. A holder in the aggregate may demand no more than four Block Trades or Other Coordinated Offerings in any twelve-month period.

Piggyback Registration Rights

The holders of Registrable Securities are entitled to certain “piggyback” registration rights. If we propose to register the offer and sale of our common stock under the Securities Act, all holders of these shares then outstanding can request that we include their shares in such registration, subject to certain limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances.

Expenses of Registration

Subject to certain limitations, we will pay the registration expenses (other than incremental selling expenses relating to the sale of Registrable Securities, such as underwriters’ commissions and discounts, brokerage fees, underwriter marketing costs and, all fees and expenses of any legal counsel representing the holders) of the holders of the shares to be offered and sold pursuant to the registrations described above.

Termination

The registration rights terminate upon the earlier of (i) the fifth anniversary of the Amended and Restated Registration Rights Agreement and (ii) with respect to any holder, the date as of which such holder ceases to hold any Registrable Securities.

Warrants

Public Shareholders’ Warrants.

Each whole warrant entitles the registered holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the IPO and 30 days after the completion of our initial business combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., Eastern time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue an ordinary share upon exercise of a warrant unless the ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the ordinary share underlying such unit.

We have agreed that as promptly as practicable, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days following the closing of our initial business combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our ordinary shares are at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the warrants, but we will use our commercially reasonable efforts to register or qualify for sale the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a) (9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.361 per warrant. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per ordinary share equals or exceeds $16.50

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
●	if, and only if, the closing price of the ordinary shares equals or exceeds $16.50 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Shareholders’ Warrants — Anti-Dilution Adjustments”) for any twenty (20) trading days within a thirty (30)-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of ordinary shares issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of our ordinary shares over the exercise price of the warrants by (y) the fair market value.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the ordinary shares may fall below the $16.50 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

No fractional ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of ordinary shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the ordinary shares pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the ordinary shares, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the ordinary shares issued and outstanding immediately after giving effect to such exercise.

Warrant Proceeds

In the event that we conduct a tender offer or other redemption, termination or cancellation of the assumed CHW warrants, each of (x) the CHW Founder Shareholders, collectively, and (y) certain members of our management, collectively, shall be entitled to receive five percent (5%) of any cash proceeds actually received by us as a result of the exercise of any such assumed CHW warrants in connection with such redemption.

Anti-Dilution Adjustments

If the number of outstanding ordinary shares is increased by a capitalization or share dividend payable in ordinary shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase ordinary shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of ordinary shares equal to the product of (i) the number of ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for ordinary shares) and (ii) one minus the quotient of (x) the price per ordinary share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for ordinary shares, in determining the price payable for ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of ordinary shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the ordinary shares on account of such ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above and (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of ordinary shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each ordinary share in respect of such event.

If the number of outstanding ordinary shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share subdivision, reclassification or similar event, the number of ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding ordinary shares.

Whenever the number of ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding ordinary shares (other than those described above or that solely affects the par value of such ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in our Amended and Restated Memorandum and Articles of Association or as a result of the redemption of ordinary shares by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding ordinary shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the ordinary shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of ordinary shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between VStock Transfer LLC, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. A copy of the warrant agreement, which was filed as an exhibit to the registration statement for the IPO, contains a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO. The Private Placement Warrants (including the common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO. Any amendment to the terms of the Private Placement Warrants or any provision of the warrant agreement with respect to the Private Placement Warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants. If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” means the average reported closing price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that CHW agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and its permitted transferees is because it was not known at the time of the IPO whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders are permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Lender Warrants

Upon closing of the Credit Facility, Blue Torch received 1,896,177 Lender Warrants. The Lender Warrants were issued pursuant to the SPAC Warrant Agreement (as defined in the Business Combination Agreement) and are subject to the terms and conditions thereof, as modified (whether reflected in the terms of the Lender Warrants issued on the Closing, or in an amendment to or exchange for the Lender Warrants consummated after the Closing) to provide that (i) the exercise period of the Lender Warrants will terminate on the earliest to occur of (x) the date that is ten years after completion of the Business Combination, (y) liquidation of Wag!, and (z) the Lender Warrant Expiration Date, (ii) Blue Torch has the ability to net exercise the Lender Warrants (based on the fair value of the stock at the time of net exercise, fair value being equal to the public trading price at the time of exercise) on a cashless basis, (iii) Section 6 of the SPAC Warrant Agreement was removed, (iv) Blue Torch received the benefit of certain customary representations and warranties from the Company, and (v) the Lender Warrants are not required to be registered under the Securities Act.

Listing

Our common stock and our warrants to purchase common stock are listed on Nasdaq under the symbols “PET” and “PETWW”, respectively.

Limitations of Liability and Indemnification

See “Management — Limitation on Liability and Indemnification of Directors and Officers.”

Transfer Agent

The transfer agent for our securities is VStock Transfer LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, New York 11598.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain material U.S. federal income tax considerations generally applicable to the ownership and disposition of our common stock and the exercise, disposition and lapse of our Warrants. The common stock and the Warrants are referred to collectively herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our securities.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the ownership and disposition of our securities. This summary is based upon current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the ownership or disposition of our securities.

We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any non-income U.S. tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax-qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, nonresident aliens present in the United States for more than 182 days of the calendar year, entities that are treated as partnerships for U.S. federal income tax purposes (or partners therein), and certain former U.S. citizens or long-term residents.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our securities that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a domestic corporation; or
•	otherwise subject to U.S. federal income tax on a net basis with respect to income from our securities.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of our securities that is not a U.S. Holder.

Tax Considerations Applicable to U.S. Holders

Common Stock

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid or deemed paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “—Tax Considerations Applicable to U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below. Dividends received by a non-corporate U.S. Holder will be eligible to be taxed at reduced rates if the U.S. Holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our common stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock disposed of exceeds one year. The amount of gain or loss recognized generally will be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its common stock disposed of. A U.S. Holder’s adjusted tax basis in its common stock generally will equal the U.S. Holder’s acquisition cost for such common stock (or, in the case of common stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such common stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders generally are eligible under current law for reduced rates of tax. If the U.S. Holder’s holding period for the common stock disposed of is one year or less, any gain on a taxable disposition of our common stock would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Warrants

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our common stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the common stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event, a non-realization event, or a tax-free recapitalization. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the common stock would be treated as commencing on the date of exercise of the Warrant or the day following the date of exercise of the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the common stock received would include the holding period of the Warrant.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of Warrants having a value equal to the exercise price for the total number of Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. Holder’s tax basis in the Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the common stock received would equal the sum of the U.S. Holder’s tax basis in the Warrants exercised, and the exercise price of such Warrants.

U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the common stock received upon exercise of the Warrant.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants generally will equal the U.S. Holder’s acquisition cost of the Warrant, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “Tax Considerations Applicable to U.S. Holders—Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.

If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Capital Stock—Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our common stock that is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “Tax Considerations Applicable to U.S. Holders—Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Tax Considerations Applicable to Non-U.S. Holders

Common Stock

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares on our common stock, to the extent paid or deemed paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “— Tax Considerations Applicable to Non-U.S. Holders—Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “— Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see the section entitled “— Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Warrants

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “— Tax Considerations Applicable to U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “— Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Capital Stock—Warrants.” An adjustment that has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our common stock that is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Tax Considerations Applicable to Non-U.S. Holders—Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock or Warrants or an expiration or redemption of our Warrants, unless we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. Holder holding period for such securities disposed of, and, either (A) our common stock and Warrants have ceased to be regularly traded on an established securities market or (B) in the case where shares of our common stock are regularly traded on an established securities market, (i) the non-U.S. Holder has owned, actually or constructively, more than 5% of our common stock at any time within the relevant period or (ii) provided that our Warrants are regularly traded on an established securities market, the non-U.S. Holder has owned, actually or constructively, more than 5% of our Warrants at any time within the within the relevant period. It is unclear how a non-U.S. Holder’s ownership of Warrants will affect the determination of whether the non-U.S. Holder owns more than 5% of our common stock. In addition, special rules may apply in the case of a disposition of warrants if our common stock is considered to be regularly traded, but our Warrants are not considered to be regularly traded. There can be no assurance that our common stock or Warrants will or will not be treated as regularly traded on an established securities market for this purpose.

If we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition, the other requirements in the paragraph above apply to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our common stock or Warrants, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock or Warrants may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation; however, there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) and Treasury Regulations and administrative guidance promulgated thereunder impose a U.S. federal withholding tax of 30% on certain payments paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

FATCA withholding currently applies to payments of dividends. The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of our securities. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding.

Information returns are required to be filed with the IRS with respect to payments made to certain U.S. Holders. In addition, certain U.S. Holders may be subject to backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the paying agent, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are Non-U.S. Holders in order to avoid the application of such information reporting requirements and backup withholding tax. Any amount paid as backup withholding may be creditable against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 16,395,564 shares of common stock, consisting of (i) 3,895,564 shares of common stock that are issuable upon the exercise of Private Placement Warrants and (ii) 12,500,000 shares of common stock that are issuable upon the exercise of Public Warrants.

We are registering the resale by the selling securityholders named in this prospectus, or their permitted transferees, and aggregate of 13,801,993 shares of common stock, consisting of:

●	up to 500,000 PIPE and Backstop Shares;
●	up to 3,895,564 shares of common stock issuable upon the exercise of the Private Placement Warrants;
●	up to 72,434 shares of common stock issuable upon the exercise of the Wag! Common Warrants;
●	up to 3,117,500 shares of common stock pursuant to the Registration Rights Agreement (including shares of common stock issuable upon exercise of convertible securities);
●	up to 6,166,495 shares of common stock issuable upon the exercise of options and restricted stock units originally issued to officers and directors or Legacy Wag!;
●	up to 50,000 shares of common stock issuable pursuant to the Craig-Hallum Engagement Letter; and
●	up to 3,895,564 Private Placement Warrants.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

The shares of common stock beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter distribution in accordance with the rules of Nasdaq;
•

through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;
•

distribution to employees, members, limited partners or stockholders of the selling securityholders; through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;
•	delayed delivery arrangements;
•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;
•	in options transactions;
•	through a combination of any of the above methods of sale; or
•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Warrants or shares offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until such time as (x) all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, (y) the selling securityholder holds less than 1% of the shares of Common Stock outstanding and the registrable shares may be sold without restriction under Rule 144, or (z) such securities have been withdrawn or, in the case of shares issued pursuant to the Subscription Agreements (i) two years from the issuance of the subscribed shares, (ii) the date on which all of the subscribed shares have been sold or (iii) the date all registrable shares held by the PIPE Investors may be sold without restriction under Rule 144.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

The financial statements of Wag Labs, Inc. at December 31, 2021 and 2020, and for the years then ended, included in this prospectus and registration statement, have been audited by BDO USA, LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of CHW Acquisition Corporation as of December 31, 2021, and for the period from January 12, 2021 (inception) through December 31, 2021 appearing in this prospectus and registration statement have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing (which contains an explanatory paragraph relating to substantial doubt about the ability of CHW Acquisition Corporation to continue as a going concern as described in Note 1 to the financial statements).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to Wag! and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at www.wag.co, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

PAGE
WAG GROUP CO. FINANCIAL STATEMENTS
Audited Financial Statement of Wag Labs, Inc. as of and for the Years Ended December 31, 2021 and 2020
Report of Independent Registered Public Accounting Firm (BDO USA, LLP, Chicago, Illinois, ID#243)	F-2
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-3
Consolidated Statements of Operations for the Years Ended December 31, 2021 and 2020	F-4
Consolidated Statements of Comprehensive Loss for the Years Ended December 31, 2021 and 2020	F-5
Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit for the Years Ended December 31, 2021 and 2020	F-6
Consolidated Statements of Cash Flows for the period from Years Ended December 31, 2021 and 2020	F-7
Notes to Consolidated Financial Statements	F-8

Unaudited Condensed Consolidated Financial Statements of Wag Labs, Inc. as of and for the Three and Six Months Ended June 30, 2022 and 2021, and as of June 30, 2022 and December 31, 2021
Condensed Consolidated Balance Sheets as of June 30, 2022 and December 31, 2021	F-29
Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2022 and 2021	F-30
Condensed Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit for the three months ended June 30, 2022 and 2021	F-31
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2022 and 2021	F-32
Notes to Condensed Consolidated Financial Statements	F-33

CHW ACQUISITION CORPORATION FINANCIAL STATEMENTS
Audited Financial Statements of CHW Acquisition Corporation for the period from January 12, 2021 (inception) through December 31, 2021
Report of Independent Registered Public Accounting Firm (PCAOB ID No. 688)	F-49
Balance Sheet as of December 31, 2021	F-51
Statement of Operations for the Period from January 12, 2021 (inception) through December 31, 2021	F-52
Statement of Changes in Stockholders’ Equity for the Period from January 12, 2021 (inception) through December 31, 2021	F-53
Statement of Cash Flows for the Period from January 12, 2021 (inception) through December 31, 2021	F-54
Notes to Financial Statements	F-55

Unaudited condensed financial statements of CHW Acquisition Corporation for the three and six months ended and as of June 30, 2022, and as of December 31, 2021
Condensed Balance Sheets as of June 30, 2022 and December 31, 2021	F-68
Condensed Statements of Operations for the three and six months ended June 30, 2022 (Unaudited) and the period January 12, 2021 (inception) through June 30, 2021	F-69
Condensed Statements of Changes in Shareholders’ Equity (Deficit) for the three and six months ended June 30, 2022 and the period January 12, 2021 (inception) through June 30, 2021	F-70
Condensed Statements of Cash Flows for the six months ended June 30, 2022 and the period January 12, 2021 (inception) through June 30, 2021	F-71
Notes to Financial Statements	F-72

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors

Wag Labs, Inc.

San Francisco, CA

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Wag Labs, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, mezzanine equity and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2021.

Chicago, IL

March 10, 2022

Wag Labs, Inc.

Consolidated Balance Sheets

(in thousands, except for share amounts and per share data)

	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents.	$2,628	$3,049
Short-term investments available for sale	2,771	16,358
Accounts receivable, net	2,638	160
Prepaid expenses and other current assets	3,043	2,368
Deferred offering costs	930	—
Total current assets	$12,010	$21,935
Property and equipment, net	90	280
Intangible assets, net	2,888	40
Goodwill	1,427	—
Other assets	47	919
Total assets	$16,462	$23,174
Liabilities, mezzanine equity and stockholders’ equity
Current liabilities:
Accounts payable	$2,299	$1,000
Accrued expenses and other current liabilities	4,601	5,015
Gift card and subscription liabilities	1,888	1,800
Deferred purchase consideration – current portion	750	—
Loan – current portion	442	149
Total current liabilities	9,980	7,964
Loan – non-current portion	1,200	4,989
Deferred purchase consideration – non-current portion	1,130	148
Total liabilities	$12,310	$13,101
Commitments and contingencies (Note 8) Mezzanine equity:
Series Seed redeemable preferred stock, $0.0001 par value, 4,502,881 shares authorized, issued and outstanding	19,382	19,382
Series A redeemable preferred stock, $0.0001 par value, 6,072,815 shares authorized, issued and outstanding	25,969	25,969
Series B redeemable preferred stock, $0.0001 par value, 6,694,033 shares authorized, issued and outstanding	32,057	32,057
Series C redeemable preferred stock, $0.0001 par value, 7,275,657 shares authorized, issued and outstanding	32,857	32,857
Total mezzanine equity	$110,265	$110,265
Stockholders’ equity:
Common stock, $0.0001 par value, 43,763,126 shares authorized, 6,297,398 and 5,629,095 outstanding at December 31, 2021 and 2020, respectively	$1	$1
Additional paid-in capital	3,736	3,345
Accumulated deficit	(109,850)	(103,539)
Accumulated other comprehensive loss	—	1
Total stockholders’ deficit	(106,113)	(100,192)
Total liabilities, mezzanine equity and stockholders’ deficit	$16,462	$23,174

See accompanying notes to consolidated financial statements.

Wag Labs, Inc.

Consolidated Statements of Operations

(in thousands except for share amounts and per share data)

	Year Ended December 31,
	2021	2020
Revenue	$20,082	$11,970
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	2,777	2,756
Platform operations and support	10,265	13,282
Sales and marketing	10,221	3,140
General and administrative	6,956	11,550
Depreciation and amortization	388	213
Total costs and expenses	30,607	30,941
Gain on forgiveness of PPP loan	3,482	—
Interest (expense) income, net	(61)	145
Loss before income taxes	(7,104)	(18,826)
Income tax benefit (expense)	793	(13)
Net loss	$(6,311)	$(18,839)
Net loss per share
Basic	$(1.07)	$(3.35)
Diluted	$(1.07)	$(3.35)
Weighted-average shares used to compute net less per share
Basic	5,908,062	5,623,515
Diluted	5,908,062	5,623,515

See accompanying notes to consolidated financial statements.

Wag Labs, Inc.

Consolidated Statements of Comprehensive Loss

(in thousands)

	Year Ended December 31,
	2021	2020
Net Loss	$(6,311)	$(18,839)
Other comprehensive income (loss):
Change unrealized gain (loss) on investments	1	(8)
Other comprehensive income (loss):	1	(8)
Total comprehensive loss	$(6,310)	$(18,847)

See accompanying notes to consolidated financial statements.

Wag Labs, Inc.

Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit

(in thousands, except share data)

	Redeemable Preferred							Accumulated
	Stock – Mezzanine					Additional		Other	Total
	Equity		Common Stock			Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount		Capital	Deficit	Income (Loss)	Deficit
Balance at December 31, 2019	24,545,386	$110,265	5,614,470	$1		$3,053	(84,700)	$9	(81,637)
Shares issued upon exercise of stock options	—	—	21,917	—	*	7	—	—	7
Shares cancelled, forfeited, or repurchased	—	—	(7,292)	—	*	—	—	—	—
Stock-based compensation	—	—	—	—		285	—	—	285
Other comprehensive loss	—	—	—	—		—	—	(8)	(8)
Net loss	—	—	—	—		—	(18,839)	—	(18,839)
Balance at December 31, 2020	24,545,386	$110,265	5,629,095	$1		$3,345	$(103,539)	$1	$(100,192)
Shares issued upon exercise of stock options	—	—	29,061	—	*	3	—	—	3
Shares issued upon acquisition	—	—	639,242	—	*	166	—	—	166
Stock-based compensation	—	—	—	—		222	—	—	222
Other comprehensive loss	—	—	—	—		—	—	(1)	(1)
Net loss	—	—	—	—		—	(6,311)	—	(6,311)
Balance at December 31, 2021	24,545,386	$110,265	6,297,398	$1		$3,736	$(109,850)	$—	$(106,113)

*Amount not meaningful

See accompanying notes to consolidated financial statements.

Wag Labs, Inc.

Consolidated Statement of Cash Flows

(in thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(6,311)	$(18,839)
Adjustments to reconcile net loss to net cash used in operating activities:
Paid-in-kind interest	54	—
Stock-based compensation	222	285
Depreciation and amortization	388	213
Gain on PPP loan forgiveness	(3,482)	—
Provision for deferred taxes	(793)	—
Loss on disposal of property and equipment	—	128
Changes in operating assets and liabilities:
Accounts receivable	(2,478)	494
Prepaid expenses and other current assets	(675)	(564)
Deferred costs	(930)	—
Other assets	872	(757)
Accounts payable	1,299	(644)
Accrued expenses and other current liabilities	(364)	(6,051)
Deferred revenue	88	(887)
Other non-current liabilities	(146)	148
Net cash used in operating activities	(12,256)	(26,474)
Cash flows from investing activities
Purchases of short term investments	(17,692)	(88,880)
Proceeds from sale of short term investments	31,280	108,727
Proceeds from the sale of property and equipment	—	22
Cash payment for acquisition	(1,509)	—
Payment of deferred purchase consideration	(188)	—
Purchase of property and equipment	(5)	(86)
Net cash provided by investing activities	11,886	19,783
Cash flows from financing activities
(Payments) proceeds from PPP loan	(54)	5,138
Proceeds from exercises of stock options	3	7
Net cash (used in) provided by financing activities	(51)	5,145
Net decrease in cash, cash equivalents and restricted cash	(421)	(1,546)
Cash, cash equivalents and restricted cash at beginning of period	3,049	4,595
Cash, cash equivalents and restricted cash at end of period	$2,628	$3,049
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$22	$—
Cash paid during the year for income taxes	1	4
Non-cash investing activity:
Deferred purchase obligation payable of $2.25 million related to the consideration transferred for the CPI acquisition

See accompanying notes to consolidated financial statements.

Wag Labs, Inc.

Notes to Consolidated Financial Statements

1.Description of business

Wag Labs, Inc. (“Wag” or the “Company”) is incorporated in Delaware with headquarters in San Francisco, California. The Company develops and supports a proprietary marketplace technology available as a website and mobile app (“platform” or “marketplace”) that enables independent pet caregivers (“PCG”) to connect with pet parents (“Services”). The platform allows pet parents (also referred to as “end-user(s)”), who require specific pet care services, to make service requests in the platform, which are then fulfilled by PCGs. Additionally, in August 2021, the Company launched a suite of pet wellness services and products (“Wag! Wellness”), including pet expert advice, pet wellness plans, and pet insurance comparison tools. The Company operates in the United States.

2.Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Reclassifications

Certain amounts from prior periods have been reclassified to conform to the current period presentation of the consolidated balance sheet and consolidated statement of cash flows. Accounts receivable and intangible assets are presented separately in the current period, which had no impact on previously reported operating, investing, or financing cash flows.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance of the Company. As such, the Company has determined that it operates as one operating segment.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates, judgements, and assumptions that affect the reported amounts of assets and liabilities and disclosures as of the date of the audited consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on various factors, including historical experience, and on various other assumptions that are believed to be reasonable under the circumstances, when these carrying values are not readily available from other sources.

Significant items subject to estimates and assumptions include, but are not limited to, fair values of financial instruments, assumptions used in the valuation of common and preferred stock, valuation of stock-based compensation and warrants, and the valuation allowance for deferred income taxes. Actual results may differ from these estimates.

Wag Labs, Inc.

Notes to Consolidated Financial Statements

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting, which requires, among other things, allocation of the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed at their estimated fair values on the acquisition date. The excess of the fair value of purchase consideration over the values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to the valuation of intangible assets. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill if new information is obtained related to facts and circumstances that existed as of the acquisition date. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are reflected in the consolidated statements of operations. Acquisition costs, such as legal and consulting fees, are expensed as incurred.

Certain Significant Risks and Uncertainties

The Company has experienced negative cash flows since inception and had an accumulated deficit of $109.9 million as of December 31, 2021. Historically, the Company has primarily financed its operations through equity financings. The Company intends to finance its future operations through its existing cash and investments. The Company believes that those sources of liquidity will be sufficient to meet its operating needs for at least the next 12 months.

The outbreak of the coronavirus (“COVID-19”) was declared a pandemic by the World Health Organization in March 2020 and has spread throughout the United States and in many other countries globally. The full extent to which the Company’s operations will be impacted by the COVID-19 pandemic will depend largely on future developments, which continue to be highly uncertain and cannot be accurately predicted, including the duration of the pandemic, the emergence of new variants, new information which may emerge concerning the severity of the pandemic and actions by government authorities and private businesses to contain the pandemic or respond to its impact, among other things. In light of the continued evolving nature of COVID-19 and the uncertainty it has produced around the world, it is not possible to predict the COVID-19 pandemic’s cumulative and ultimate impact on our future business operations, results of operations, financial position, liquidity, and cash flows. The Company’s revenue in 2020 decreased substantially compared to the pre-COVID revenue, and the extent of the impact of the pandemic on our business and financial results will depend largely on future developments both globally and within the United States, including whether there will be further resurgences of COVID-19 in various regions and the emergence of new variants, the distribution of vaccines in various regions, the impact on capital, foreign currencies exchange and financial markets, governmental or regulatory orders that impact our business and whether the impacts may result in permanent changes to our end-user’ behavior, all of which are highly uncertain and cannot be predicted.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash on deposit as well as investments in money market funds that are readily convertible into cash and purchased with original maturities of three months or less. Restricted cash of approximately $0.8 million is included in “prepaid expenses and other current assets” on the consolidated balance sheet as of December 31, 2021 and 2020, and represents cash deposited by the Company into a separate account and designated as collateral for a standby letter of credit in the same amount in accordance with contractual agreements.

Investments

Investments consist mainly of short-term U.S. government and agency securities, money market funds, commercial paper, and corporate bonds. The Company invests in a diversified portfolio of investments and limits the concentration of its investment in any particular security. Securities with original maturities greater than three months, but less than one year, are included in current assets. All investments are classified as available-for-sale and reported at fair value with unrealized gains and losses reported as a component of accumulated other comprehensive loss in stockholders’ equity. Management judges whether a decline in value is temporary based

Wag Labs, Inc.

Notes to Consolidated Financial Statements

on the length of time that the fair market value has been below cost and the severity of the decline. There were no impairments of investments recorded in 2021 and 2020.

Accounts Receivable

Accounts receivable primarily represent amounts charged by payment processors on behalf of the Company that are in the process of clearing. These amounts are generally cleared in one to three business days. Additionally, the Company records accounts receivable for commission fees earned but not yet received from third party service partners in connection with Wag! Wellness services. Substantially all accounts receivable are collected and bad debt expense or the allowance for doubtful accounts were not material.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives are as follows:

Estimated useful life
Automobiles	5 years
Equipment	3 years
Leasehold improvements	Shorter of estimated useful life or lease term
Capitalized software	3 years

Maintenance and repair costs are charged to expense as incurred.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired in a business combination. Goodwill is not amortized but is tested for impairment at least annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. Our annual impairment test is performed in the fourth quarter of each year and the Company’s impairment tests are based on a single operating segment and reporting unit structure. Prior to performing a quantitative evaluation, an assessment of qualitative factors may be performed to determine whether it is more likely than not that the fair value of the reporting unit exceeds its carrying value. If the carrying value of the reporting unit exceeds its fair value, an impairment charge is recognized for the excess of the carrying value of the reporting unit over its fair value. There was no goodwill impairment for the year ended December 31, 2021.

Intangible Assets, Net

Intangible assets are recorded at fair value as of the date of acquisition and amortized on a straight-line basis over their estimated useful lives.

Impairment of Definite-Lived Intangible Assets and Other Long-lived Assets

The Company reviews its definite-lived intangibles and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be fully recoverable. When such events occur, management determines whether there has been impairment by comparing the anticipated undiscounted future net cash flows to the carrying value of the asset or asset group. If impairment exists, the assets are written down to its estimated fair value. No impairment of definite-lived intangible and long-lived assets was recorded for the years ended December 31, 2021 and 2020.

Software Development Costs

The Company incurs costs related to the development of its technology platform. The Company will begin to capitalize costs related to technology development when preliminary development efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the technology will be used as intended. Such costs

Wag Labs, Inc.

Notes to Consolidated Financial Statements

are amortized on a straight-line basis over the estimated useful life of the related asset, which is generally three years. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed. Costs incurred for significant enhancements that are expected to result in additional functionality are capitalized and expensed over the estimated useful life of the upgrades. Capitalized development costs are included in property and equipment, net, in the consolidated balance sheets, and amortization expense is included in depreciation in the statements of operations and comprehensive loss.

Stock-Based Compensation

The Company has an equity incentive plan under which it grants equity awards, including stock options. The Company determines compensation expense associated with stock options based on the estimated grant date fair value method using the Black-Scholes valuation model. The Black-Scholes model considers several variables and assumptions in estimating the fair value of stock-based awards. These variables include per share fair value of the underlying common stock, exercise price, expected term, risk-free interest rate, expected stock price volatility over the expected term, and expected annual dividend yield.

For all stock options granted, the Company calculates the expected term using the simplified method as it has limited historical exercise data to provide a reasonable basis upon which to otherwise estimate expected term, and the options have characteristics of “plain-vanilla” options. The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the stock-based award. The Company’s common stock is not publicly traded, and therefore, the Company uses the historical volatility of the stock price of similar publicly traded peer companies. The Company utilizes a dividend yield of zero, as it has no history or plan of declaring dividends on its common stock.

The Company generally recognizes compensation expense using a straight-line amortization method over the respective service period for awards that are ultimately expected to vest. Stock-based compensation expense for 2021 and 2020 has been reduced for actual forfeitures.

Income Taxes

The Company accounts for income taxes using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the financial or tax returns. The measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting basis and the tax basis of assets and liabilities result in a deferred tax asset, the Company evaluates the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that either some portion or the entire deferred tax asset will not be realized. The Company records a valuation allowance to reduce the deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. We regularly review the deferred tax assets for recoverability based on historical taxable income or loss, projected future taxable income or loss, the expected timing of the reversals of existing temporary differences and tax planning strategies. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute the business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, our income tax provision would increase or decrease in the period in which the assessment is changed.

The Company recognizes a tax benefit from uncertain tax positions only if it is more likely than not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authorities’ administrative practices and precedents. The tax benefits recognized from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being recognized upon settlement. The Company did not recognize any tax benefits from uncertain tax positions during 2021 and 2020.

Wag Labs, Inc.

Notes to Consolidated Financial Statements

Fair Value

The Company measures certain financial assets and liabilities at fair value based on the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. In accordance with ASC 820, Fair Value Measurement (“ASC 820”), the Company uses the fair value hierarchy, which prioritizes the inputs used to measure fair value.

Level1 — Observable inputs such as quoted prices in active markets for identical assets or liabilities.

Level2 — Observable inputs other than Level 1, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level3 — Unobservable inputs for which there are little or no market data and that are significant to the fair value of the assets or liabilities.

The carrying amounts of financial instruments, including cash equivalents, investments, accounts receivable, accounts payable, accrued liabilities, and loan payable, approximate their respective fair value due to their short period of maturities.

Concentration of Credit Risk

Cash, cash equivalents, investments, and amounts at payment processors are potentially subject to concentration of credit risk. Such balances are maintained at financial institutions that management determines to be of high-credit quality. Cash accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. At times, such deposits may be in excess of the FDIC insurance limit. The Company has not experienced any losses on its deposits.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with its Customers. Through its Services offerings, the Company principally generates service revenue from service fees charged to PCGs for use of the platform to discover pet service opportunities and to successfully complete a pet care service to a pet parent. The Company also generates revenue from subscription fees paid by pet parents for Wag! Premium, and fees paid by PCGs to join the platform. Additionally, through its Wellness offerings, the Company generates revenue through commissions fees paid by third party service partners in the form of ‘revenue-per-action’ or conversion activity defined in our agreements with the third-party service partner. For some of the Company’s arrangements with third-party service partners, the transaction price is considered variable and an estimate of the transaction price is recorded when the action occurs. The estimated transaction price used in the variable consideration is based on historical data with the respective third-party service partner and the consideration is measured and settled monthly.

The Company enters into terms of service with PCGs and pet parents to use the platform (“Terms of Service Agreements”), as well as an Independent Contractor Agreement (“ICA”) with PCGs (the ICA, together with the Terms of Service Agreements, the “Agreements”). The Agreements govern the fees the Company charges the PCGs for each transaction. Upon acceptance of a transaction, PCGs agree to perform the services that are requested by a pet parent. The acceptance of a transaction request combined with the Agreements establishes enforceable rights and obligations for each transaction. A contract exists between the Company and the PCGs after both the PCGs and pet parent accept a transaction request and the PCGs ability to cancel the transaction lapses. For Wag! Wellness revenue, the Company enters into agreements with third-party service partners which define the action by the pet parent that results in the Company earning and receiving a commission fee.

Wag!’s service obligation is performed, and revenue is recognized for fees earned from PCGs related to the facilitation and completion of a pet service transaction between the pet parent and the PCG through the use of our platform. Revenue generated from the Company’s Wag! Premium subscription is recognized on a ratable basis over the contractual period, which is generally one month to one year depending on the type of subscription purchased by the pet parent. Unused subscription amounts are recorded as gift card and subscription liabilities on the consolidated balance sheet. Revenue related to the fees paid by the PCG to join the platform are

Wag Labs, Inc.

Notes to Consolidated Financial Statements

recognized upon processing of the applications. Wag! Wellness revenue performance obligation is completed and revenue is recognized when an end-user completes an action or conversion activity.

Principal vs. Agent Considerations

Judgment is required in determining whether the Company is the principal or agent in transactions with PCGs and pet parents. The Company evaluated the presentation of revenue on a gross or net basis based on whether the Company controls the service provided to the pet parent and is the principal (i.e., “gross”), or whether the Company arranges for other parties to provide the service to the pet parent and is an agent (i.e. “net”). This determination also impacts the presentation of incentives provided to both PCGs and pet parents, as well as discounts and promotions offered to pet parents to the extent they are not customers.

The Company’s role in a transaction on the platform is to facilitate PCGs finding, applying, and completing a successful pet care service for a pet parent. The Company has concluded it is the agent in transactions with PCGs and pet parents because, among other factors, the Company’s role is to facilitate pet service opportunities to PCGs and it is not responsible for nor controls the delivery of pet services provided by the PCGs to the pet parents.

Gift Cards

The Company sells gift cards that can be redeemed by pet parents through our platform. Proceeds from the sale of gift cards are deferred and recorded as contract liabilities in gift card and subscription liabilities on the balance sheets until pet parents use the card to place orders on its platform. When gift cards are redeemed, revenue is recognized on a net basis as the difference between the amounts collected from the purchaser less amounts remitted to PCGs. Unused gift cards are recorded as gift card and subscription liabilities on the consolidated balance sheet.

Incentives

The Company offers discounts and promotions to encourage use of the Company’s platform. These are offered in various forms of discounts and promotions and include:

Targeted pet parent discounts and promotions: These discounts and promotions are offered to a limited number of pet parents in a specific market to acquire, re-engage, or generally increase pet parents’ use of the platform, and are akin to a coupon. The Company records the cost of these discounts and promotions as sales and marketing expenses at the time they are redeemed by the pet parent.

Market-wide promotions: These promotions are pricing actions in the form of discounts that reduce the price pet parents pay PCGs for services. These promotions result in a lower fee earned by the Company from the PCG. Accordingly, the Company records the cost of these promotions as a reduction of revenue at the time the PCG service is completed. Discounts on services offered through our subscription program are also recorded as a reduction of revenue.

Cost of Revenues (exclusive of depreciation and amortization)

Cost of revenue consists of costs directly related to revenue generating transactions, which primarily includes fees paid to payment processors for payment processing fees, hosting and platform-related infrastructure costs, third-party costs for background checks for Pet Caregivers, and other costs arising as a result of revenue transactions that take place on our platform, excluding depreciation and amortization.

Platform Operations and Support

Platform operations and support expenses include personnel-related compensation costs of technology and operations teams, and third-party operations support costs.

Wag Labs, Inc.

Notes to Consolidated Financial Statements

Sales and Marketing

Sales and marketing expenses include personnel-related compensation costs of the marketing team, advertising expenses, and pet parent incentives. Sales and marketing expenses are expensed as incurred. Advertising expenses were $6.7 million and $0.6 million during the years ended December 31, 2021 and 2020, respectively.

General and Administrative

General and administrative expenses include personnel-related compensation costs for corporate employees, such as management, accounting, and legal as well as insurance and other expenses used to operate the business.

Depreciation and Amortization

Depreciation and amortization expenses primarily consist of depreciation and amortization expenses associated with the Company’s property and equipment. Amortization includes expenses associated with the Company’s capitalized software and website development, as well as acquired intangible assets.

Earnings Per Share

The Company computes net income (loss) per common stock following the two-class method required for multiple classes of common stock and participating securities. The Company considers the redeemable preferred stock to be participating securities. The two-class method requires income (loss) available to common stockholders for the period to be allocated between multiple classes of common stock and participating securities based upon their respective rights to receive dividends as if all income (loss) for the period had been distributed. The holders of the Company’s redeemable preferred stock would be entitled to dividends in preference to common stockholders, at specified rates, if declared. Such dividends are not cumulative. Any remaining earnings would be distributed among the holders of redeemable preferred stock and common stock pro rata. Holders of the Company’s redeemable preferred stock are not contractually obligated to participate in the Company’s losses. As such, the Company’s net losses for the years ended December 31, 2021 and 2020 were not allocated to these participating securities.

Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted-average number of shares of common stock outstanding during the period. The diluted net income (loss) per share is computed by giving effect to all potentially dilutive securities outstanding for the period. For periods in which the Company reports net losses, diluted net loss per common stock is the same as basic net loss per common stock, because all potentially dilutive securities are anti-dilutive.

Recent Accounting Pronouncements Adopted

The Company has applied the option given to public companies to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same time periods as those otherwise applicable to public business entities, or (2) within the same time periods as private companies, including early adoption when permissible. With the exception of certain standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as private companies, as indicated below.In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718), Improvements to Nonemployee Share-based Payments. ASU 2018-07 expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The guidance in ASU 2018-07 is effective for the Company for the year beginning after December 15, 2019. Early adoption is permitted, but no earlier than a company’s adoption date of Topic 606. The Company adopted this standard on January 1, 2020. The adoption of the new standard will not have a material impact on the Company’s consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842). This standard requires lessees to recognize all leases with initial terms in excess of one year on their balance sheet as a right-of-use asset and a lease liability at the commencement date. The guidance is effective for the Company for the year

Wag Labs, Inc.

Notes to Consolidated Financial Statements

beginning after December 15, 2021. The Company is finalizing the quantification of the effects on the consolidated financial statements. We have made an accounting policy election to keep leases with an initial term of 12 months or less off the balance sheet and recognize the related lease payments in the consolidated statement of operations on a straight-line basis over the lease term. We have elected to use the package of practical expedients as well as the practical expedient not to separate lease and non-lease components for all asset classes. The adoption of the standard is expected to result in the recognition of an operating right-of-use asset of approximately $0.5 million, an operating lease liability of approximately $0.6 million, and an adjustment to the opening balance of retained earnings of approximately $0.1 million, as of January 1, 2022. We do not believe the adoption of this standard will materially affect our consolidated net earnings or have a material impact on the Company’s liquidity.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326). This standard replaces the incurred loss impairment methodology under current U.S. GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. We will be required to use a forward-looking expected credit loss model for accounts receivable, loans and other financial instruments. Credit losses relating to available-for-sale debt securities will also be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. The guidance is effective for the Company for the year beginning after December 15, 2022. The Company is currently assessing whether this guidance will have a material effect on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU removes certain exceptions to the general principles of Topic 740 and provides clarification and simplification of existing guidance. The guidance is effective for the Company for the year beginning after December 15, 2021. Early adoption is permitted. The adoption of the new standard will not have a material impact on the Company’s consolidated financial statements.

3.Business Combinations

On August 3, 2021, the Company acquired Compare Pet Insurance, Inc. (CPI) for $3.5 million in cash consideration, and $0.17 million in common stock consideration, consisting of a total of 639,000 units of common stock. Of the cash consideration purchase price, $1.5 million was paid on the acquisition date and the remaining $2.0 million will be paid pro-rata quarterly over the next three years starting in the fourth quarter of 2021. The deferred purchase consideration, which was recorded at its fair value on the acquisition date, is presented in accrued expenses and other current liabilities, as well as other non-current liabilities on the consolidated balance sheet. As of December 31, 2021 and 2020, the amounts included in accrued expenses and other current liabilities, as well as other non-current liabilities on the consolidated balance sheet was $0.7 million and $1.3 million, respectively. No working capital was acquired from CPI.

The purchase consideration allocation is as follows (in thousands):

As of
August 3, 2021
Intangible assets	$3,045
Goodwill	1,427
Deferred tax liabilities	(792)
Total purchase consideration	$3,680

The table below summarizes the fair value and the estimated useful lives of the acquired intangible assets (in thousands):

		Estimated
		Useful
	Fair Value	Life (years)
Developed technology	$648	4
Strategic customer relationships and licenses	2,121	5 – 10
Tradename	276	7
Total intangible assets	$3,045

Wag Labs, Inc.

Notes to Consolidated Financial Statements

Goodwill recorded in connection with the acquisition is primarily attributed to the assembled workforce, anticipated operational synergies, and a deferred tax benefit. The resulting goodwill is not deductible for tax purposes.

The results of the acquired operations were included in our consolidated financial statements from the date of acquisition, August 3, 2021. For the period from August 3, 2021 to December 31, 2021, CPI contributed $5.1 million in revenue to the company and $0.9 million in net income.

The following unaudited pro forma summary presents the effect of the CPI business acquired during the year ended December 31, 2021 as though the business had been acquired as of January 1, 2020 (in thousands):

	Years Ended December 31,
	2021	2020
Revenue, as reported	$20,082	$11,970
Revenue of CPI for the period prior to acquisition (inclusive of pro forma adjustments)	1,925	339
Pro forma revenue	$22,007	$12,309
Net loss, as reported	$(6,311)	$(18,839)
Net loss of CPI for the period prior to acquisition (inclusive of pro forma	(40)	(662)
Pro forma net loss	$(6,351)	$(19,501)

Unaudited pro forma supplemental information is based upon accounting estimates and judgments that we believe are reasonable. These pro forma results are not necessarily indicative of what would have occurred if the acquisition had been in effect for the periods presented or of future results.

4.Revenue and Contract Liabilities

Revenue

The following table presents the Company’s revenue disaggregated by offering (in thousands):

For the Year Ended
December 31, 2021
Service revenue	$14,951
Wellness revenue	5,131
Total revenue	$20,082

Wellness revenue was launched in August 2021 with the acquisition of CPI and does not have a prior year comparison.

Contract liabilities

The timing of services revenue recognition may differ from the timing of invoicing to or collections from customers. The Company’s contract liabilities balance, which is included in gift card and subscription liabilities on the consolidated balance sheets is primarily comprised of unredeemed gift cards, prepayments received from consumers for Wag! Premium subscriptions, and certain consumer credits for which the revenue is recognized over time as they are used for services on our platform. The contract liabilities balance was $1.9 million and $1.8 million as of December 31, 2021 and 2020, respectively. Revenue recognized for the years ended December 31, 2021 and 2020 related to the Company’s contract liabilities as of the beginning of the year was $0.1 million and $0.5 million, respectively.

Wag Labs, Inc.

Notes to Consolidated Financial Statements

5.Fair Value Measurements

The Company’s financial assets that are measured at fair value on a recurring basis, by level within the fair value hierarchy, are as follows (in thousands):

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Cash equivalents
Money market funds	$620	$—	$—	$620
Short-Term investments
Money market funds	217	—	—	217
Corporate bonds	—	2,554	—	2,554
Total financial assets	$837	$2,554	$—	$3,391

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Cash equivalents
Money market funds	$1,163	$—	$—	$1,163
Short-Term investments
Money market funds	4,016	—	—	4,016
Commercial paper	—	8,098	—	8,098
Corporate bonds	—	3,426	—	3,426
U.S. government agency securities	—	818	—	818
Total financial assets	$5,179	$12,342	$—	$17,521

The following table summarizes the unrealized positions for available-for-sale securities, disaggregated by class of instrument (in thousands):

	December 31, 2021
		Gross	Gross
	Amortized	unrealized	unrealized
	cost basis	gains	losses	Fair value
Money market funds	$217	$—	$—	$217
Corporate bonds	2,553	1	—	2,554
Total financial assets	$2,770	$1	$—	$2,771

	December 31, 2020
	Amortized cost	Gross unrealized	Gross unrealized
	basis	gains	losses	Fair value
Money market funds	$4,016	$—	$—	$4,016
Commercial paper	8,097	1	—	8,098
Corporate bonds	3,426	—	—	3,426
U.S. government agency securities	818	—	—	818
Total financial assets	$16,357	$1	$—	$16,358

Wag Labs, Inc.

Notes to Consolidated Financial Statements

6.Goodwill and Intangible Assets

Goodwill

The following table summarizes the changes in the carrying amount of goodwill for the year ended December 31, 2021 (in thousands):

Balance December 31, 2020	$—
CPI Acquisition	1,427
Balance December 31, 2021	$1,427

Intangible Assets

The gross book value and accumulated amortization of intangible assets were as follows (in thousands):

	December 31, 2021
	Gross Book	Accumulated	Net Book
	Value	Amortization	Value
Developed technology	$648	$(65)	$553
Strategic customer relationships and licenses	2,170	(125)	2,045
Tradename	276	(16)	260
	$3,094	$(206)	$2,888

Included in intangible assets is $49 thousand of indefinite-lived intangible assets, which are not subject to amortization. The weighted average amortization period remaining as of December 31, 2021 for each class of intangible assets were as follows (in years):

Developed technology	3.6 years
Strategic customer relationships and licenses	7.2 years
Tradename	6.6 years

Amortization expense related to acquired intangible assets for the year ended December 31, 2021 was $0.2 million. The Company did not recognize any intangible asset impairment losses during the year ended December 31, 2021.

Based on the amounts recorded at December 31, 2021 the Company estimates intangible asset amortization expense in each of the years ending December 31 as follows (in thousands):

2022	$498
2023	498
2024	498
2025	431
2026	333
Thereafter	581
Total	$2,839

Wag Labs, Inc.

Notes to Consolidated Financial Statements

7.Property and Equipment, Net

Property and equipment, net, consists of the following (in thousands):

	As of December 31,
	2021	2020
Equipment	$136	$130
Leasehold improvements	—	75
Capitalized software	460	460
Total property and equipment	596	665
Less: accumulated depreciation and amortization	506	385
Property and equipment, net	$90	$280

Depreciation and amortization expenses were $388 thousand and $213 thousand in 2021 and 2020, respectively.

8.Leases

Operating Leases

The Company leases its facilities under non-cancelable lease agreements which expire between 2022 and 2023. Certain of these arrangements have free rent, escalating rent payment provisions, lease renewal options, and tenant allowances. Rent expense is recognized on a straight-line basis over the noncancelable lease term.

In April 2019, the Company entered into a non-cancellable agreement to lease office space in Mountain View, California. The lease is a three-year operating lease, which includes scheduled rent escalations during the lease term. The Company has an option to extend the lease through 2025, although management does not expect the Company to exercise the option.

In February 2020, the Company entered into a non-cancellable sublease agreement for its Mountain View office space. The sublease agreement commenced on April 1, 2020. Under the term of the sublease agreement, the Company will receive $2.0 million in base lease payments plus reimbursement of certain operating expenses over the term of the sublease, which ends in July 2022. During the year ended December 31, 2021 and 2020, the Company recognized $0.9 million and $0.6 million, respectively, of sublease income under this agreement.

In February 2020, the Company entered into a non-cancellable agreement to lease additional office space in Mountain View, California for a one-year period. There is no option to extend the lease.

In November 2021, the Company entered into a non-cancellable agreement to lease additional office space in Phoenix, Arizona for a 21-month period. The lease contains an escalation clause and free rent. There is no option to extend the lease.

As of December 31, 2021, the future minimum lease payments required under operating leases were as follows (in thousands):

2022	$932
2023	227
Total minimum lease payments	$1,159

Total rent expense, net of sublease income, was $2.8 million and $3.3 million for the years ended December 31, 2021 and 2020, respectively.

Wag Labs, Inc.

Notes to Consolidated Financial Statements

9.Commitments and Contingencies

Legal and other contingencies

From time to time, the Company may be a party to litigation and subject to claims, including non- income tax audits, in the ordinary course of business. The Company accrues a liability when management believes information available to it prior to the issuance of the consolidated financial statements indicates it is probable a loss has been incurred as of the date of the consolidated financial statements and the amount of loss can be reasonably estimated. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although the results of litigation and claims cannot be predicted with certainty, management concluded that there was not a reasonable probability that it had incurred a material loss during the periods presented related to such loss contingencies. Therefore, the Company has not recorded a reserve for any such contingencies.

Given the inherent uncertainties of litigation, the ultimate outcome of ongoing matters cannot be predicted with certainty. Litigation is inherently unpredictable, but the Company believes it has valid defenses with respect to the legal matters pending against it. Nevertheless, the consolidated financial statements could be materially adversely affected in a particular period by the resolution of one or more of these contingencies. Regardless of the outcome, litigation can have an adverse impact on the Company because of judgment, defense, and settlement costs, diversion of management resources, and other factors. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances changes, or contingencies are resolved; such changes are recorded in the accompanying statements of operations during the period of the change and reflected in accrued and other current liabilities on the accompanying consolidated balance sheets.

The Company has been and continues to be involved in numerous legal proceedings related to Pet Caregiver classification. In California, Assembly Bill No. 5 (AB-5) implemented a presumption that workers are employees. However, AB-2257 exempts agencies providing referrals for certain animal services, including dog walking, from AB-5. The Company believes that it falls within this exemption. Nevertheless, the interpretation or enforcement of the exemption could change.

In November 2019, California issued an assessment alleging various violations and penalties related to alleged misclassification of pet caregivers who use the Company’s platform as independent contractors. The Company has challenged both the legal basis and the amount of the assessment. A merits hearing is currently scheduled for March 2022. The Company believes given the inherent uncertainties of litigation, the outcome of this matter cannot be predicted with certainty. Therefore, the Company has not recorded a reserve.

The Company is subject to audits by taxing authorities and other forms of investigation, audit, or inquiry conducted by federal, state, or local governmental agencies. In addition, the Company is subject to an ongoing claim with a state tax authority related to the collection of sales and use taxes in that state, which the Company has challenged in court and was required to pay to the state the amount of the claim of $1.2 million as a prerequisite to the court challenge. The dispute process is still ongoing and no liability has been recorded related to this matter. The Company has recorded the deposit paid as a prepaid asset in the consolidated balance sheet as of December 31, 2021 and 2020. Due to the inherent uncertainties in the final outcome of such matters, the Company can give no assurance that it will prevail in such matters, which could have an adverse effect on the Company’s business. In addition, the Company may be subject to greater risk of legal claims or regulatory actions as it increases and continues its operations in jurisdictions where the laws and regulations governing online marketplaces or the employment classification of service providers who use online marketplaces are uncertain or unfavorable. As of December 31, 2021 and 2020, management did not believe that the outcome of pending matters would have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

In November 2018, the Company reached an agreement with representatives of pet caregivers that had filed class claims in California to settle their allegations of various misclassification and wage and hour claims against the Company. In March 2020, the Court issued an order approving the settlement totaling $1.2 million. The amount was previously accrued in 2018 and paid in 2020.

In October 2018, a former employee initiated claims against the Company alleging various misclassification and wage and hour violations and subsequently filed an action under California’s Private Attorneys General Act alleging the same. In March 2020, the parties filed their settlement agreement of $850 thousand, and the Court approved. The amount was subsequently paid in 2020.

Wag Labs, Inc.

Notes to Consolidated Financial Statements

10.Debt

In August 2020, the Company received loan proceeds of $5.1 million from a financial institution pursuant to the Paycheck Protection Program (the “PPP Loan”) as administered by the U.S. Small Business Administration (the “SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The application for these funds required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further required the Company to take into account its then current business activity and its ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The receipt of these funds, and the forgiveness of the loan attendant to these funds, was dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on its adherence to the forgiveness criteria.

In August 2021, the Company applied for forgiveness of $3.5 million of the PPP Loan, and in September 2021, the SBA approved the Company’s loan forgiveness application in the amount of $3.5 million. The term of the PPP Loan was five years with a maturity date of August 2025 and contained a fixed annual interest rate of 1.00%. Principal and interest payments began in November 2021.

Future minimum payments of the principal on the Company’s outstanding PPP loan as of December 31, 2021 were as follows (in thousands):

Year Ended December 31, 2021	Amounts
2022	$442
2023	446
2024	451
2025	303
Total principal amount	$1,642

Letters of Credit

The Company maintains certain stand-by letters of credit from third-party financial institutions in the ordinary course of business to guarantee certain performance obligations related to leases, insurance policies and other various contractual arrangements. As of December 31, 2021 and 2010, the Company had letters of credit outstanding of $0.8 million included in other assets on the Company’s consolidated balance sheet.

11.Stockholders’ Equity and Mezzanine Equity

Redeemable Preferred Stock — Mezzanine Equity

The Company had outstanding redeemable preferred stock as follows (in thousands, except share amounts):

	December 31, 2021
		Shares Issued and		Liquidation
Series	Shares Designated	Outstanding	Carrying Amount	Preference
Seed	4,502,881	4,502,881	$19,382	$3,117
A	6,072,815	6,072,815	25,969	9,500
B	6,694,033	6,694,033	32,057	15,000
C	7,275,657	7,275,657	32,857	39,800
Total	24,545,386	24,545,386	$110,265	$67,417

Wag Labs, Inc.

Notes to Consolidated Financial Statements

	December 31, 2020
		Shares Issued and		Liquidation
Series	Shares Designated	Outstanding	Carrying Amount	Preference
Seed	4,502,881	4,502,881	$19,382	$3,117
A	6,072,815	6,072,815	25,969	9,500
B	6,694,033	6,694,033	32,057	15,000
C	7,275,657	7,275,657	32,857	39,800
Total	24,545,386	24,545,386	$110,265	$67,417

Series D repurchase

In December 2019, the Company agreed to repurchase all Series D preferred stock from the Series D investor at a total purchase price of $75 million. Series D had originated in February 2018, whereby the Company authorized and sold 31,715,826 shares of the Company’s Series D preferred stock for $260 million. The difference between the repurchase price of the Series D preferred shares and its carrying amount was recorded as a credit to accumulated deficit in the statement of mezzanine equity and stockholders’ deficit. The repurchased shares were retired in connection with the repurchase.

Preferred Stock Provisions

Dividends — The holders of preferred stock shall be entitled to receive dividends, out of any assets legally available therefore, on a pari passu basis prior and in preference to any declaration or payment of any dividend (payable other than in shares of common stock) on the common stock of the Company, at the dividend rate, payable when, as and if declared by the Company’s Board of Directors. For the purpose of this section, dividend rate shall mean: $0.0554 per annum for each share of Series Seed Preferred, $0.1251 per annum for each share of Series A Preferred, $0.1793 per annum for each share of Series B Preferred, and $0.4376 per annum for each share of Series C Preferred. Further, the Company has never paid dividends, and as the dividends are non-cumulative, the Company does not anticipate paying dividends in the future.

Voting Rights — Each holder of Series Seed, Series A, Series B, and Series C Preferred is entitled to have voting rights. In addition to the separate votes of preferred stock, the shares can convert into common shares and thus have the same voting rights as common stockholders. As of December 31, 2021 and 2020, the Common Stockholders can elect one member of the Board, Preferred Stockholders can elect three members of the Board, and the Common and Preferred Stockholders as a single class on an as converted basis elect the remaining one Board members. In August 2021, the Company increased the Board size from five to seven, where the Common and Preferred Stockholders as a single class on an as converted basis elect the remaining three Board members.

Liquidation Preference — Should a voluntary or involuntary liquidation, dissolution or winding-up of the Company commence, the holders of Series Seed, Series A, Series B and Series C Preferred will receive an aggregate amount equal to the original issue price pro rata according to the number of outstanding shares held by each holder. For the purpose of this section, original issue price shall mean, $0.6922 per Series Seed preferred share, $1.5643 per Series A preferred share, $2.2408 per Series B preferred share and $5.4703 per Series C preferred share.

Conversion Rights — The convertible preferred shares of Series Seed, Series A, Series B and Series C are convertible at the option of the holder at any time. Additionally, the instruments automatically convert into shares of common stock upon the affirmative election of the holders of a majority of the then-outstanding shares of Preferred Stock, or immediately upon the closing of a firmly underwritten public offering resulting in at least $24.5934 per share of public offering price and $175,000,000 of gross proceeds. Given that the conversion ratio is fixed at 1:1, the Company would issue a fixed number of shares of common stock and not a variable number of shares to settle the convertible preferred stock, unless a new round of common stock is issued. There was no benefit to any of the preferred stockholders to convert their shares into common stock as of their date of issuance as the fair value of common stock was consistently lower than the fair value of preferred stock for each round of preferred stock then outstanding. As such, the conversion features were not in the money at the commitment date, therefore no beneficial conversion feature exists.

The Preferred Stockholders’ have the ability to control the Board and influence decisions such as a liquidation or redemption events, which are outside of the control of the Company. Therefore, the preferred stock is presented within the mezzanine equity within the consolidated balance sheet for the respective periods.

Wag Labs, Inc.

Notes to Consolidated Financial Statements

Common Stock

As of December 31, 2021, and 2020, the Company had authorized 43,763,126 and 43,763,126 shares of common stock (“common stock”) at a par value of $0.0001 per share, respectively. As of December 31, 2021, and 2020, 6,297,398 and 5,629,095 shares of the Company’s common stock were issued and outstanding, respectively.

Common Stock Reserved for Future Issuance

At December 31, 2021 and 2020, the Company had reserved common stock for future issuances, as follows:

	December 31, 2021	December 31, 2020
Seed	4,502,881	4,502,881
A	6,072,815	6,072,815
B	6,694,033	6,694,033
C	7,275,657	7,275,657
Common stock option plan:
Options outstanding	7,580,496	7,383,320
Options available for future grants	91,933	492,324
Common warrants	91,310	91,310
Total	32,309,125	32,512,340

Stock Option Plan

Under the Company’s 2014 Stock Option Plan (the “2014 Plan”), options may be granted at fair value, generally vest over four years and expire in ten years.

A summary of the Company’s option activity under the 2014 Plan is as follows:

			Weighted-
		Weighted-average	average grant
Stock Options	Number of Options	exercise price	date fair value
Outstanding, December 31, 2019	3,930,520	$2.89	$1.41
Granted	6,662,863	0.09	0.06
Exercised	(21,917)	0.29	0.16
Cancelled/forfeited	(3,188,146)	2.80	1.40
Outstanding, December 31, 2020	7,383,320	0.41	0.20
Granted	628,302	0.20	0.03
Exercised	(29,061)	0.09	0.04
Cancelled/forfeited	(402,065)	0.54	0.27
Outstanding, December 31, 2021	7,580,496	$0.39	$0.13

Wag Labs, Inc.

Notes to Consolidated Financial Statements

The following table summarizes information about currently outstanding and vested stock options as of December 31, 2021 and 2020:

		Weighted-Average
		Remaining	Vested and
	Outstanding,	Contractual Life	Exercisable,
Exercise Price	December 31, 2021	(Years)	December 31, 2021
0.09	6,199,710	$8.21	4,294,192
0.16	321,061	9.16	201,631
0.26	254,100	9.97	—
0.86	6,025	5.20	6,025
2.17	24,282	5.65	24,282
2.78	544,009	7.35	490,346
2.96	231,309	6.78	231,309
	7,580,496	8.20	5,247,785

		Weighted-Average
		Remaining	Vested and
	Outstanding,	Contractual Life	Exercisable,
Exercise Price	December 31, 2020	(Years)	December 31, 2020
0.09	6,512,000	$9.19	2,908,482
0.86	6,025	6.2	6,025
2.17	24,282	6.65	24,282
2.78	607,143	8.26	441,002
2.96	233,870	7.72	233,870
	7,383,320	9.06	3,613,661

As of December 31, 2021 and 2020, the aggregate intrinsic value of options outstanding and exercisable was $1.2 million and $204 thousand, respectively. The aggregate intrinsic value of options is determined as the difference between the exercise price of the options and the estimated fair value of the common stock. The intrinsic value of options exercised during the years ended December 31, 2021 and 2020 was zero for each period.

The weighted-average grant date fair value of options granted during the years ended December 31, 2021 and 2020 was $0.03 and $0.06 per option, respectively.

The estimated grant date fair values of employee stock-based options were calculated using the Black-Scholes valuation model, based on the following assumptions. Since the Company does not a history of paying dividends, the expected dividend yield is 0%.

	December 31, 2021	December 31, 2020
Expected term	5.20 – 9.97 years	5.58 – 10.0 years
Volatility (%)	57.93% – 59.49%	54.25% – 57.73%
Risk-free interest rate (%)	0.71% – 1.55%	0.32% – 0.95%

For the years ended December 31, 2021 and 2020, total stock-based compensation expense was $0.2 million and $0.3 million, respectively. As of December 31, 2021, the aggregate stock compensation expense remaining to be amortized was $0.2 million. The Company expects this compensation balance to be recognized over a weighted average of 1.87 years. The Company expects to continue to issue unit-based awards to its employees in future periods.

Wag Labs, Inc.

Notes to Consolidated Financial Statements

The following table summarizes the total stock-based compensation expense by function for the year ended December 31, 2021 and 2020 (in thousands).

	2021	2020
Operations and support	$36	$32
Sales and marketing	11	9
General and administrative	175	244
	$222	$285

Restricted Stock

The Company accounts for restricted stock issued to employees and directors at fair value, based on the market price of stock on the date of grant, net of estimated forfeitures. The fair value of restricted stock units awarded are measured at the grant date.

A summary of restricted stock activity for the year ended December 31, 2021 is as follows:

	Restricted Stock (Unvested)
		Weighted Average Grant
		Date Fair Value
	Number of Shares	($ per share)
Unvested at December 31, 2020	—	—
Grants	174,154	$0.21
Vested	—	—
Forfeited	—	—
Unvested at December 31, 2021	174,154	$0.21

For the years ended December 31, 2021 and 2020, there was $14 thousand and zero unrecognized expense related to unvested restricted stock, respectively. The Company recognizes restricted stock compensation over a straight-line basis over the service period of the entire award, subject to the application of an estimate for forfeiture.

Common stock warrants

Prior to January 2019, the Company granted 91,310 warrants to purchase common stock. The weighted average exercise price for the warrants were $1.54, and the term of the warrants were 10 years. The warrants were valued on the date of grant using the Black-Scholes Merton option pricing model.

A summary of common stock warrants outstanding as of December 31, 2021 and 2020 is as follows:

		Weighted Average
	Number of	Exercise Price	Aggregate Intrinsic
	Shares	($ per share)	Value
Outstanding at December 31, 2021	91,310	$1.54	—
Outstanding at December 31, 2020	91,310	$1.54	—

12.Income Taxes

The Company’s provision for income taxes for the years ended December 31, 2021 and 2020 was a benefit of $793 thousand, and an expense of $13 thousand, respectively. The provision for income taxes consisted of $0.6 million in deferred U.S. federal income tax and $0.2 million in deferred state income tax for the year ended December 31, 2021.

Wag Labs, Inc.

Notes to Consolidated Financial Statements

The reconciliation of the statutory federal income tax rate to the Company’s effective tax rate was as follows:

	Year Ended December 31,
	2021	2020
Statutory rate	21.0%	21.0%
State tax	2.2%	5.2%
Valuation allowance	(21.9)%	(26)%
Other	(0.1)%	(0.3)%
PPP Loan Forgiveness	10.0%	0.0%
Total	11.2%	(0.1)%

The significant components of the Company’s deferred tax assets and liabilities were as follows (in thousands):

	Year Ended December 31,
	2021	2020
Deferred tax assets:
Net operating loss	$52,373	$49,499
Stock based compensation	25	25
Charitable contributions	214	196
Accrued expenses	453	288
Other	489	1,316
Total deferred tax assets	$53,554	$51,324
Deferred tax liabilities:
Fixed assets	$(20)	$(64)
Intangibles from acquisition	(731)	—
Other current assets	—	(22)
Total deferred tax liabilities	$(751)	$(86)
Valuation allowance	52,803	51,238
Net deferred tax taxes	$—	$—

The valuation allowance increased by $1.6 million for the year ended December 31, 2021, compared to the increase of $4.9 million for the year ended December 31, 2020. The Company believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a valuation allowance has been recorded. These factors include the Company’s history of net losses since its inception. No uncertain tax positions have been identified.

As of December 31, 2021, the Company had U.S. federal and state net operating loss carryforwards of approximately $200 million and $171 million, respectively. The federal net operating loss carryforwards generated as of December 31, 2017 of $23.3 million will expire in 2037, while $176.6 million federal net operating loss carryforwards generated in post December 31, 2017 or later do not expire due to the provisions in the Tax Cuts and Jobs Act, but may only offset 80% of taxable income in periods of future utilization. The state net operating loss carryovers will begin to expire in 2038 and will continue to expire through 2041.

The Company has experienced ownership changes within the meaning of Sec. 382 of the Internal Revenue Code (“IRC”) at various dates from 2015 through 2019. Based on the Sec. 382 study, the Company has determined that $35.3 million federal and $37.6 million California net operating losses are subject to Sec. 382 limitations, respectively. The ability to utilize net operating losses, tax credits and other tax attributes may be limited.

The Company files returns with the U.S. federal government, and various state jurisdictions. The Company’s returns have been, and could in the future, subject to examination which may, or may not, have an impact to the consolidated financial statements.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in response to the COVID-19 pandemic. The Company completed its evaluation of the impact of the CARES Act and did not expect the provisions of

Wag Labs, Inc.

Notes to Consolidated Financial Statements

the legislation to have a significant impact on the effective tax rate, deferred tax assets and liabilities, or income tax payable of the Company.

13.Loss per share

The following table shows the computation of basic and diluted loss per share for 2021 and 2020 (in thousands, except share data):

	Year Ended December 31,
	2021	2020
Numerator:
Net loss attributable to common stockholders	$(6,311)	$(18,839)
Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders	5,908,062	5,623,515
Net loss per share attributable to common stockholders, basic and diluted	$(1.07)	$(3.35)

The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive are as follows:

	2021	2020
Series Seed convertible preferred shares	4,502,881	4,502,881
Series A convertible preferred shares	6,072,815	6,072,815
Series B convertible preferred shares	6,694,033	6,694,033
Series C convertible preferred shares	7,275,657	7,275,657
Options and RSUs issued and outstanding	7,754,650	7,383,320
Warrants issued and outstanding	91,310	91,310
Total	32,391,346	32,020,016

14. 401(k) Plan

In 2018, the Company adopted a 401(k) Plan that qualifies as a deferred salary arrangement under Section 401 of the IRC. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings not to exceed the maximum amount allowable. The Company made no contributions to eligible employees’ plans in 2021 and 2020.

15.Restructuring

In 2019, the Company announced a restructuring plan to reduce operating expenses and improve the Company’s cash flows. As a result of the restructuring plan, which was substantially completed in the beginning of 2020, the Company recognized severance and other employee costs of zero and $0.3 million during the years ended December 31, 2021 and 2020, respectively. Additionally, as a result of the closure of the Los Angeles offices, the Company recognized lease cease-use charges of zero and $3.2 million during the year ended December 31, 2021 and 2020, respectively.

In May 2021, the Company entered into an agreement with its landlord to terminate and exit the Company’s Los Angeles office leases for a one-time termination fee of $2.8 million.

Wag Labs, Inc.

Notes to Consolidated Financial Statements

The following table sets forth a reconciliation of the beginning and ending restructuring liability balances by each major type of cost associated with the restructuring charges (in thousands):

	Severance	Lease
	and other	cease-use
	employee costs	costs	Total
Liability at December 31, 2020	$—	$2,873	$2,873
Charges	—	—	—
Cash Payments	—	(2,846)	(2,846)
Liability at December 31, 2021	$—	$27	$27

The following table summarizes the above restructuring related charges by line item within the Company’s statements of operations where they were recorded in the year ended December 31, 2020 (in thousands):

	Severance	Lease
	and other	cease-use
Year Ended December 31, 2020	employee costs	costs	Total
Operations and support	$134	$—	$134
Sales and marketing	14	—	14
General and administrative	137	3,225	3,362
	$285	$3,225	$3,510

16.Subsequent Events

In connection with the issuance of the consolidated financial statements for the year ended December 31, 2021, the Company has evaluated subsequent events through March 10, 2022, the date the consolidated financial statements were issued.

On January 28, 2022, in connection with the Business Combination Agreement, the Company entered into Series P Subscription Agreements, pursuant to which the Company sold an aggregate of 1,100,000 Series P Shares to certain investors in a private placement at a price of $10.00 per share for total proceeds of $11 million.

On February 2, 2022, the Company entered into a Business Combination Agreement and Plan of Merger (the “Business Combination Agreement”) with CHW Acquisition Corporation (“CHW”) and CHW Merger Sub Inc. (“Sub”), a wholly owned subsidiary of CHW. Pursuant to the terms of the Business Combination Agreement, Sub will merge with and into Wag! with Wag! continuing as the surviving entity (the “Merger”).

Wag Labs, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except for share amounts and per share data)

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,438	$2,628
Short-term investments available for sale	6,962	2,771
Accounts receivable, net	4,492	2,638
Prepaid expenses and other current assets	3,102	3,043
Deferred offering costs	3,099	930
Total current assets	$20,093	$12,010
Property and equipment, net	55	90
Operating lease, right of use assets, net	345	—
Intangible assets, net	2,641	2,888
Goodwill	1,427	1,427
Other assets	81	47
Total assets	$24,642	$16,462
Liabilities, mezzanine equity and stockholders’ equity
Current liabilities:
Accounts payable	$3,359	$2,299
Accrued expenses and other current liabilities	4,065	4,601
Deferred revenue	2,108	1,888
Deferred purchase consideration – current portion	750	750
Current maturities of operating lease liabilities	343	—
Loan – current portion	444	442
Total current liabilities	11,069	9,980
Operating lease liabilities – non-current portion	51	—
Loan – non-current portion	978	1,200
Deferred purchase consideration – non-current portion	813	1,130
Total liabilities	$12,911	$12,310
Commitments and contingencies (Note 8)
Mezzanine equity:
Series Seed redeemable preferred stock, $0.0001 par value, 4,502,881 shares authorized, issued and outstanding	19,382	19,382
Series A redeemable preferred stock, $0.0001 par value, 6,072,815 shares authorized, issued and outstanding	25,969	25,969
Series B redeemable preferred stock, $0.0001 par value, 6,694,033 shares authorized, issued and outstanding	32,057	32,057
Series C redeemable preferred stock, $0.0001 par value, 7,275,657 shares authorized, issued and outstanding	32,857	32,857
Series P redeemable preferred stock, $0.0001 par value, 4,750,000 shares authorized, and 1,100,000 issued and outstanding	10,925	—
Total mezzanine equity	$121,190	$110,265
Stockholders’ equity:
Common stock, $0.0001 par value, 77,808,512 and 43,763,126 shares authorized, 6,317,897 and 6,297,398 outstanding at June 30, 2022 and December 31, 2021, respectively	$1	$1
Additional paid-in capital	3,830	3,736
Accumulated deficit	(113,290)	(109,850)
Total stockholders’ deficit	(109,459)	(106,113)
Total liabilities, mezzanine equity and stockholders’ deficit	$24,642	$16,462

See accompanying notes to unaudited condensed consolidated financial statements.

Wag Labs, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands except for share amounts and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$12,784	$3,567	$22,450	$6,156
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	1,200	675	2,006	1,073
Platform operations and support	2,817	2,690	5,394	5,260
Sales and marketing	7,284	1,235	13,366	1,840
General and administrative	2,398	1,333	4,765	2,996
Depreciation and amortization	145	55	297	110
Total costs and expenses	13,844	5,988	25,828	11,279
Interest expense, net	(17)	(9)	(49)	(14)
Loss before income taxes	(1,077)	(2,430)	(3,427)	(5,137)
Income tax expense	(13)	(4)	(13)	(4)
Net loss	$(1,090)	$(2,434)	$(3,440)	$(5,141)
Net loss per share
Basic and diluted	$(0.17)	$(0.43)	$(0.55)	$(0.91)
Weighted-average shares used to compute net loss per share basic and diluted	6,305,282	5,638,678	6,301,362	5,636,666

See accompanying notes to unaudited condensed consolidated financial statements.

Wag Labs, Inc.

Condensed Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit

(Unaudited)

(in thousands, except share data)

	Redeemable Preferred						Accumulated
	Stock – Mezzanine				Additional		Other	Total
	Equity		Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Deficit
Balance at December 31, 2021	24,545,386	$110,265	6,297,398	$1	$3,736	$(109,850)	$—	$(106,113)
Shares issued upon exercise of stock options	—	—	—	—	—	—	—	—
Preferred Series P Issuance, net of issuance costs	1,100,000	10,925	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	54	—	—	54
Other comprehensive loss	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	(2,350)	—	(2,350)
Balance at March 31, 2022	25,645,386	$121,190	6,297,398	$1	$3,790	$(112,200)	$—	$(108,409)
Shares issued upon exercise of stock options	—	—	20,499	0	—	—	—	—
Stock-based compensation	—	—	—	—	40	—	—	40
Other comprehensive loss	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	(1,090)	—	(1,090)
Balance at June 30, 2022	25,645,386	$121,190	6,317,897	$1	$3,830	$(113,290)	$—	$(109,459)

	Redeemable Preferred						Accumulated
	Stock – Mezzanine		Common Stock, net of		Additional		Other	Total
	Equity		Treasury Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Deficit
Balance at December 31, 2020	24,545,386	$110,265	5,629,095	$1	$3,345	$(103,539)	$1	$(100,192)
Shares issued upon exercise of stock options	—	—	—	—	1	—	—	1
Stock-based compensation	—	—	—	—	61	—	—	61
Other comprehensive loss	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	(2,708)	—	(2,708)
Balance at March 31, 2021	24,545,386	$110,265	5,629,095	$1	$3,407	$(106,247)	$1	$(102,838)
Shares issued upon exercise of stock options	—	—	9,583	—	—	—	—	—
Stock-based compensation	—	—	—	—	61	—	—	61
Other comprehensive loss	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	(2,434)	—	(2,434)
Balance at June 30, 2021	24,545,386	$110,265	5,638,678	$1	$3,468	$(108,681)	$1	$(105,211)

See accompanying notes to unaudited condensed consolidated financial statements.

Wag Labs, Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

(in thousands)

	Six months Ended June 30,
	2022	2021
Cash flows from operating activities
Net loss	$(3,440)	$(5,141)
Adjustments to reconcile net loss to net cash used in operating activities:
Paid-in-kind interest – deferred purchase consideration	58	—
Stock-based compensation	94	122
Depreciation and amortization	297	110
Changes in operating assets and liabilities:
Accounts receivable	(1,854)	(127)
Prepaid expenses and other current assets	(59)	(116)
Other assets	—	46
Accounts payable	1,060	67
Operating lease liabilities	14	—
Accrued expenses and other current liabilities	(536)	(1,907)
Deferred revenue	220	16
Other non-current liabilities	—	(493)
Net cash used in operating activities	(4,146)	(7,423)
Cash flows from investing activities
Purchases of short-term investments	(10,092)	(15,616)
Proceeds from sale of short-term investments	5,901	21,666
Payment of deferred purchase consideration	(375)	—
Purchase of property and equipment	(14)	—
Net cash (used in) provided by investing activities	(4,580)	6,050
Cash flows from financing activities
Payments on PPP loan	(220)	—
Proceeds from the issuance of preferred stock, net	10,925	—
Payment of offering costs	(2,169)	—
Net cash provided by financing activities	8.536	—
Net decrease in cash, cash equivalents and restricted cash	(190)	(1,373)
Cash, cash equivalents and restricted cash at beginning of period	2,628	3,049
Cash, cash equivalents and restricted cash at end of period	$2,438	$1,676
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	8	—
Cash paid during the year for income taxes	14	4

See accompanying notes to unaudited condensed consolidated financial statements.

Wag Labs, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

1.Description of business

Wag Labs, Inc. (“Wag” or the “Company”) is incorporated in Delaware with headquarters in San Francisco, California. The Company develops and supports a proprietary marketplace technology available as a website and mobile app (“platform” or “marketplace”) that enables independent pet caregivers (“PCG”) to connect with pet parents (“Services”). The platform allows pet parents (also referred to as “end- user(s)”), who require specific pet care services, to make service requests in the platform, which are then fulfilled by PCGs. Additionally, in August 2021, the Company launched a suite of pet wellness services and products (“Wag! Wellness”), including pet expert advice, pet wellness plans, and pet insurance comparison tools. The Company operates in the United States.

On February 2, 2022, the Company entered into a Business Combination Agreement and Plan of Merger (the “Business Combination Agreement”) with CHW Acquisition Corporation (“CHW”) and CHW Merger Sub Inc. (“Sub”), a wholly owned subsidiary of CHW. Pursuant to the terms of the Business Combination Agreement, Sub will merge with and into Wag! with Wag! continuing as the surviving entity (the “Merger”). Upon completion of the Merger on August 9, 2002, the Company changed its name to Wag Group Co. (“New Wag”) and effectively comprised all of CHW’s material operations. Refer to Note 14 for more information regarding the Merger.

2.Summary of Significant Accounting Policies

Basis of Presentation

We have prepared the accompanying unaudited condensed consolidated financial statements pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to interim financial statements. Accordingly, certain information related to our significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted. Accordingly, these condensed consolidated financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2021 and the related notes which provide a more complete discussion of the Company’s accounting policies and certain other information. The December 31, 2021 condensed consolidated balance sheet was derived from the Company’s audited financial statements. These unaudited condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s condensed consolidated financial position as of June 30, 2022 and its results of operations, changes in mezzanine equity and stockholders’ deficit and cash flows for the six months ended June 30, 2022 and 2021. The results of operations for the six months ended June 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any other future annual or interim period.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance of the Company. As such, the Company has determined that it operates as one operating segment.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make certain estimates, judgements, and assumptions that affect the reported amounts of assets and liabilities and disclosures as of the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on various factors, including historical experience, and on various other assumptions that are believed to be reasonable under the circumstances, when these carrying values are not readily available from other sources.

Significant items subject to estimates and assumptions include, but are not limited to, fair values of financial instruments, assumptions used in the valuation of common and preferred stock, valuation of stock- based compensation and warrants, and the valuation allowance for deferred income taxes. Actual results may differ from these estimates.

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting, which requires, among other things, allocation of the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed at their estimated fair values on the acquisition date. The excess of the fair value of purchase consideration over the values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to the valuation of intangible assets. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill if new information is obtained related to facts and circumstances that existed as of the acquisition date. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are reflected in the consolidated statements of operations. Acquisition costs, such as legal and consulting fees, are expensed as incurred.

Certain Significant Risks and Uncertainties

The Company has experienced negative cash flows since inception and had an accumulated deficit of $113.3 million and $109.9 million as of June 30, 2022 and December 31, 2021. Historically, the Company has primarily financed its operations through equity financings. The Company intends to finance its future operations through its existing cash and investments. The Company believes that those sources of liquidity will be sufficient to meet its operating needs for at least the next 12 months.

The outbreak of the coronavirus (“COVID-19”) was declared a pandemic by the World Health Organization in March 2020 and spread throughout the United States and in many other countries globally. The full extent to which the Company’s operations will continue to be impacted by the COVID-19 pandemic will depend largely on future developments, which continue to be highly uncertain and cannot be accurately predicted, including the duration of the pandemic, the emergence of new variants, new information which may emerge concerning the severity of the pandemic and actions by government authorities and private businesses to contain the pandemic or respond to its impact, among other things. In light of the continued evolving nature of COVID-19 and the uncertainty it has produced around the world, it is not possible to predict the COVID-19 pandemic’s cumulative and ultimate impact on our future business operations, results of operations, financial position, liquidity, and cash flows. The Company’s revenue in 2021 decreased compared to the pre-COVID revenue, and the extent of the impact of the pandemic on our business and financial results will depend largely on future developments both globally and within the United States, including whether there will be further resurgences of COVID-19 in various regions and the emergence of new variants, the distribution of vaccines in various regions, the impact on capital, foreign currencies exchange and financial markets, governmental or regulatory orders that impact our business and whether the impacts may result in permanent changes to our end-user’ behavior, all of which are highly uncertain and cannot be predicted.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash on deposit as well as investments in money market funds that are readily convertible into cash and purchased with original maturities of three months or less. Restricted cash of approximately $0.8 million is included in “prepaid expenses and other current assets” on the condensed consolidated balance sheet as of June 30, 2022 and December 31, 2021, and represents cash deposited by the Company into a separate account and designated as collateral for a standby letter of credit in the same amount in accordance with contractual agreements. The standby letter of credit expires in Q3 2022.

Investments

Investments consist mainly of short-term U.S. government and agency securities, money market funds, commercial paper, and corporate bonds. The Company invests in a diversified portfolio of investments and limits the concentration of its investment in any particular security. Securities with original maturities greater than three months, but less than one year, are included in current assets. All investments are classified as available-for-sale and reported at fair value with unrealized gains and losses reported as a component of accumulated other comprehensive loss in stockholders’ equity. Management judges whether a decline in value is temporary based on the length of time that the fair market value has been below cost and the severity of the decline. There were no impairments of investments recorded in the six months ended June 30, 2022 and 2021.

Accounts Receivable

Accounts receivable primarily represent amounts charged by payment processors on behalf of the Company that are in the process of clearing. These amounts are generally cleared in one to three business days. Additionally, the Company records accounts receivable for commission fees earned but not yet received from third parties in connection with Wag! Wellness services. Substantially all accounts receivable are collected and bad debt expense or the allowance for doubtful accounts were not material.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives are as follows:

Estimated useful life
Equipment	3 years
Leasehold improvements	Shorter of estimated useful life or lease term
Capitalized software	3 years

Maintenance and repair costs are charged to expense as incurred.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired in a business combination. Goodwill is not amortized, but is tested for impairment at least annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. Our annual impairment test is performed in the fourth quarter of each year and the Company’s impairment tests are based on a single operating segment and reporting unit structure. Prior to performing a quantitative evaluation, an assessment of qualitative factors may be performed to determine whether it is more likely than not that the fair value of the reporting unit exceeds its carrying value. If the carrying value of the reporting unit exceeds its fair value, an impairment charge is recognized for the excess of the carrying value of the reporting unit over its fair value.

Intangible Assets, Net

Intangible assets are recorded at fair value as of the date of acquisition and amortized on a straight- line basis over their estimated useful lives.

Impairment of Intangible Assets

The Company reviews its definite-lived intangibles and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be fully recoverable. When such events occur, management determines whether there has been impairment by comparing the anticipated undiscounted future net cash flows to the carrying value of the asset or asset group. If impairment exists, the assets are written down to its estimated fair value. No impairment of definite- lived intangible and long-lived assets was recorded for the six months ended June 30, 2022 and 2021.

Software Development Costs

The Company incurs costs related to the development of its technology platform. The Company will begin to capitalize costs related to technology development when preliminary development efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the technology will be used as intended. Such costs are amortized on a straight- line basis over the estimated useful life of the related asset, which is generally three years. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed. Costs incurred for significant enhancements that are expected to result in additional functionality are capitalized and expensed over the estimated useful life of the upgrades. Capitalized development costs are included in property and equipment, net, in the balance sheets, and amortization expense is included in depreciation and amortization in the statements of operations.

Stock-Based Compensation

The Company has an equity incentive plan under which it grants equity awards, including stock options. The Company determines compensation expense associated with stock options based on the estimated grant date fair value method using the Black-Scholes valuation model. The Black-Scholes model considers several variables and assumptions in estimating the fair value of stock-

based awards. These variables include per share fair value of the underlying common stock, exercise price, expected term, risk-free interest rate, expected stock price volatility over the expected term, and expected annual dividend yield.

For all stock options granted, the Company calculates the expected term using the simplified method as it has limited historical exercise data to provide a reasonable basis upon which to otherwise estimate expected term, and the options have characteristics of “plain-vanilla” options. The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the stock-based award. The Company’s common stock is not publicly traded, and therefore, the Company uses the historical volatility of the stock price of similar publicly traded peer companies. The Company utilizes a dividend yield of zero, as it has no history or plan of declaring dividends on its common stock.

The Company generally recognizes compensation expense using a straight-line amortization method over the respective service period for awards that are ultimately expected to vest. Stock-based compensation expense for the six months ended June 30, 2022 and 2021 has been reduced for actual forfeitures.

Income Taxes

The Company accounts for income taxes using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the financial or tax returns. The measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting basis and the tax basis of assets and liabilities result in a deferred tax asset, the Company evaluates the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that either some portion or the entire deferred tax asset will not be realized. The Company records a valuation allowance to reduce the deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. We regularly review the deferred tax assets for recoverability based on historical taxable income or loss, projected future taxable income or loss, the expected timing of the reversals of existing temporary differences and tax planning strategies. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute the business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, our income tax provision would increase or decrease in the period in which the assessment is changed.

The Company recognizes a tax benefit from uncertain tax positions only if it is more likely than not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authorities’ administrative practices and precedents. The tax benefits recognized from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being recognized upon settlement. The Company did not recognize any tax benefits from uncertain tax positions during the six months ended June 30, 2022 and 2021.

Fair Value

The Company measures certain financial assets and liabilities at fair value based on the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. In accordance with ASC 820, Fair Value Measurement (“ASC 820”), the Company uses the fair value hierarchy, which prioritizes the inputs used to measure fair value.

Level 1 — Observable inputs such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs for which there are little or no market data and that are significant to the fair value of the assets or liabilities.

The carrying amounts of financial instruments, including cash equivalents, investments, accounts receivable, accounts payable, and accrued liabilities approximate their respective fair value due to their short period of maturities.

Concentration of Credit Risk

Cash, cash equivalents, investments, and amounts at payment processors are potentially subject to concentration of credit risk. Such balances are maintained at financial institutions that management determines to be of high-credit quality. Cash accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. At times, such deposits may be in excess of the FDIC insurance limit. The Company has not experienced any losses on its deposits.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with its Customers. Through its Services offerings, the Company principally generates service revenue from service fees charged to PCGs for use of the platform to discover pet service opportunities and to successfully complete a pet care service to a pet parent. The Company also generates revenue from subscription fees paid by pet parents for Wag! Premium, and fees paid by PCGs to join the platform. Additionally, through its Wellness offerings, the Company generates revenue through commission fees paid by third party service partners in the form of ‘revenue-per-action’ or conversion activity defined in our agreements with the third party service partner. For some of the Company’s arrangements with third party service partners, the transaction price is considered variable, and an estimate of the transaction price is recorded when the action occurs. The estimated transaction price used in the variable consideration is based on historical data with the respective third-party service partner and the consideration is measured and settled monthly.

The Company enters into terms of service with PCGs and pet parents to use the platform (“Terms of Service Agreements”), as well as an Independent Contractor Agreement (“ICA”) with PCGs (the ICA, together with the Terms of Service Agreements, the “Agreements”). The Agreements govern the fees the Company charges the PCGs for each transaction. Upon acceptance of a transaction, PCGs agree to perform the services that are requested by a pet parent. The acceptance of a transaction request combined with the Agreements establishes enforceable rights and obligations for each transaction. A contract exists between the Company and the PCGs after both the PCGs and pet parent accept a transaction request and the PCGs ability to cancel the transaction lapses. For Wag! Wellness revenue, the Company enters into agreements with third party service partners which define the action by a pet parent that results in the Company earning and receiving a commission fee from the third-party service partner.

Wag!’s service obligations are performed, and revenue is recognized for fees earned from PCGs related to the facilitation and completion of a pet service transaction between the pet parent and the PCG through the use of our platform. Revenue generated from the Company’s Wag! Premium subscription is recognized on a ratable basis over the contractual period, which is generally one month to one year depending on the type of subscription purchased by the pet parent. Unused subscription amounts are recorded as gift card and subscription liabilities on the condensed consolidated balance sheet. Revenue related to the fees paid by the PCG to join the platform are recognized upon processing of the applications. Wag! Wellness revenue performance obligation is completed, and revenue is recognized when an end-user completes an action or conversion activity.

Principal vs. Agent Considerations

Judgment is required in determining whether the Company is the principal or agent in transactions with PCGs and pet parents. The Company evaluated the presentation of revenue on a gross or net basis based on whether the Company controls the service provided to the pet parent and is the principal (i.e., “gross”), or whether the Company arranges for other parties to provide the service to the pet parent and is an agent (i.e. “net”). This determination also impacts the presentation of incentives provided to both PCGs and pet parents, as well as discounts and promotions offered to pet parents to the extent they are not customers.

The Company’s role in a transaction on the platform is to facilitate PCGs finding, applying, and completing a successful pet care service for a pet parent. The Company has concluded it is the agent in transactions with PCGs and pet parents because, among other factors, the Company’s role is to facilitate pet service opportunities to PCGs and it is not responsible for nor controls the delivery of pet services provided by the PCGs to the pet parents.

Gift Cards

The Company sells gift cards that can be redeemed by pet parents through the platform. Proceeds from the sale of gift cards are deferred and recorded as contract liabilities in gift card and subscription liabilities on the balance sheets until pet parents use the card to place orders on our platform. When gift cards are redeemed, revenue is recognized on a net basis as the difference between the amounts collected from the purchaser less amounts remitted to PCGs. Unused gift cards are recorded as gift card and subscription liabilities on the consolidated balance sheet.

Incentives

The Company offers discounts and promotions to encourage use of the Company’s platform. These are offered in various forms of discounts and promotions and include:

Targeted pet parent discounts and promotions: These discounts and promotions are offered to a limited number of pet parents in a specific market to acquire, re-engage, or generally increase pet parents’ use of the platform, and are akin to a coupon. The Company records the cost of these discounts and promotions as sales and marketing expenses at the time they are redeemed by the pet parent.

Market-wide promotions: These promotions are pricing actions in the form of discounts that reduce the price pet parents pay PCGs for services. These promotions result in a lower fee earned by the Company from the PCG. Accordingly, the Company records the cost of these promotions as a reduction of revenue at the time the PCG service is completed. Discounts on services offered through our subscription program are also recorded as a reduction of revenue.

Cost of Revenues (exclusive of depreciation and amortization)

Cost of revenue consists of costs directly related to revenue generating transactions, which primarily includes fees paid to payment processors for payment processing fees, hosting and platform-related infrastructure costs, third-party costs for background checks for Pet Caregivers, and other costs arising as a result of revenue transactions that take place on our platform, excluding depreciation and amortization.

Platform Operations and Support

Platform operations and support expenses include personnel-related compensation costs of technology and operations teams, and third-party operations support costs.

Sales and Marketing

Sales and marketing expenses include personnel-related compensation costs of the marketing team, advertising expenses, and pet parent incentives. Sales and marketing expenses are expensed as incurred. Advertising expenses were $9.5 million and $1.0 million during the six months ended June 30, 2022 and 2021, respectively.

General and Administrative

General and administrative expenses include personnel-related compensation costs for corporate employees, such as management, accounting, and legal as well as insurance and other expenses used to operate the business.

Depreciation and Amortization

Depreciation and amortization expenses primarily consist of depreciation and amortization expenses associated with the Company’s property and equipment. Amortization includes expenses associated with the Company’s capitalized software and website development, as well as acquired intangible assets.

Earnings Per Share

The Company computes net income (loss) per common stock following the two-class method required for multiple classes of common stock and participating securities. The Company considers the redeemable preferred stock to be participating securities. The two-class method requires income (loss) available to common stockholders for the period to be allocated between multiple classes of common stock and participating securities based upon their respective rights to receive dividends as if all income (loss) for the period had been distributed. The holders of the Company’s redeemable preferred stock would be entitled to dividends in preference to common stockholders, at specified rates, if declared. Such dividends are not cumulative. Any remaining earnings would be distributed among the holders of redeemable preferred stock and common stock pro rata. Holders of the Company’s redeemable preferred stock are not contractually obligated to participate in the Company’s losses. As such, the Company’s net losses for the six months ended June 30, 2022 and 2021 were not allocated to these participating securities.

Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted-average number of shares of common stock outstanding during the period. The diluted net income (loss) per share is computed by giving effect to all potentially dilutive securities outstanding for the period. For periods in which the Company reports net losses, diluted net loss per common stock is the same as basic net loss per common stock, because all potentially dilutive securities are anti-dilutive.

Recent Accounting Pronouncements Adopted

The Company has applied the option given to public companies to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same time periods as those otherwise applicable to public business entities, or (2) within the same time periods as private companies, including early adoption when permissible. When permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as private companies, as indicated below.

On January 1, 2022, the Company adopted Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842). This standard requires lessees to recognize all leases with initial terms in excess of one year on their balance sheet as a right-of-use asset and a lease liability at the commencement date. The Company adopted the new leases standard utilizing the modified retrospective transition method, under which amounts in prior periods presented were not restated. For contracts existing at the time of adoption, the Company elected to not reassess (i) whether any are or contain leases, (ii) lease classification, and (iii) initial direct costs. The Company also elected the practical expedient to combine non-lease components and lease components for real estate leases. Upon adoption, the Company recorded $0.5 million of right-of-use assets and $0.5 million of lease liabilities on its condensed consolidated balance sheet.

On January 1, 2022, the Company adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU removes certain exceptions to the general principles of Topic 740 and provides clarification and simplification of existing guidance. The adoption of ASU 2019-12 did not have a material effect on the consolidated financial statements.

Accounting Standards Issued but Not Yet Adopted

Credit Losses

In June 2016, the FASB issued ASU No. 2016-13, (Topic 326), Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments which amends the current accounting guidance and requires the use of the new forward-looking “expected loss” model, rather than the “incurred loss” model, which requires all expected losses to be determined based on historical experience, current conditions and reasonable and supportable forecasts. This guidance amends the accounting for credit losses for most financial assets and certain other instruments including trade and other receivables, held-to-maturity debt securities, loans, and other instruments.

In November 2019, the FASB issued ASU No. 2019-10 to postpone the effective date of ASU No. 2016-13 for public business entities eligible to be smaller reporting companies (SRCs) as defined by the SEC. ASU No. 2016-13 is effective for SRCs for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is evaluating the impact of the adoption of ASU 2016-13 on its financial position and results of operations.

There were other updates recently issued. The management does not believe that other than disclosed above, accounting pronouncements recently issued but not yet adopted will have a material impact on its financial position results of operations, or cash flows.

3.Business Combinations

On August 3, 2021, the Company acquired Compare Pet Insurance, Inc. (CPI) for $3.5 million in cash consideration, and $0.17 million in common stock consideration, consisting of a total of 639,000 units of common stock. Of the cash consideration purchase price, $1.5 million was paid on the acquisition date and the remaining $2.0 million paid pro-rata quarterly over the next three years starting in the fourth quarter of 2021. The deferred purchase consideration, which was recorded at its fair value on the acquisition date, is presented in accrued expenses and other current liabilities, as well as other non-current liabilities on the consolidated balance sheet. As of June 30, 2022 and December 31, 2021, the amounts included in accrued expenses and other current liabilities, as well as other non-current liabilities on the condensed consolidated balance sheet was $1.6 million and $1.9 million, respectively. No working capital was acquired from CPI.

The purchase consideration allocation was as follows (in thousands):

As of
August 3, 2021
Intangible assets	$3,045
Goodwill	1,427
Deferred tax liabilities	(792)
Total purchase consideration	$3,680

The table below summarizes the fair value and the estimated useful lives of the acquired intangible assets (in thousands):

		Estimated
		Useful
	Fair Value	Life (years)
Developed technology	$648	4
Strategic customer relationships and licenses	2,121	5-10
Tradename	276	7
Total intangible assets	$3,045

Goodwill recorded in connection with the acquisition is primarily attributed to the assembled workforce and anticipated operational synergies. The resulting goodwill is not deductible for tax purposes.

4.Revenue

The following table presents the Company’s revenue disaggregated by offering (in thousands):

	Three months	Six months
	ended	ended

	June 30, 2022
Service revenue	$5,675	$10,107
Wellness revenue	7,109	12,343
Total revenue	$12,784	$22,450

Wellness revenue was launched in August 2021 and does not have a prior year comparison.

5.Contract Liabilities

The timing of services revenue recognition may differ from the timing of invoicing to or collections from customers. The Company’s contract liabilities balance, which is included in gift card and subscription liabilities on the balance sheets is primarily comprised of unredeemed gift cards, prepayments received from consumers for Wag! Premium subscriptions, and certain consumer credits for which the revenue is recognized over time as they are used for services on our platform. The contract liabilities balance was $2.1 million and $1.9 million as of the six months ended June 30, 2022 and the year ended December 31, 2021. Revenue recognized for the six months ended June 30, 2022 and 2021 related to the Company’s contract liabilities as of the beginning of the year was $0.2 million and $0.1, respectively.

6.Fair Value Measurements

The Company’s financial assets that are measured at fair value on a recurring basis, by level within the fair value hierarchy, are as follows (in thousands):

	June 30, 2022
	Level 1	Level 2	Level 3	Total
Cash equivalents
Money market funds	$558	$—	$—	$558
Short-term investments
Money market funds	6,962	—	—	6,962
Total financial assets	$7,520	$—	$—	$7,520

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Cash equivalents
Money market funds	$620	$—	$—	$620
Short-term investments
Money market funds	217	—	—	217
Corporate bonds	—	2,554	—	2,554
Total financial assets	$837	$2,554	$—	$3,391

Unrealized gains and losses for the six months ended June 30, 2022 and 2021 are immaterial.

7.Leases

Operating Leases

The Company leases its facilities under non-cancelable lease agreements which expire between 2022 and 2023. Certain of these arrangements have free rent, escalating rent payment provisions, lease renewal options, and tenant allowances. Rent expense is recognized on a straight-line basis over the noncancelable lease term.

In April 2019, the Company entered into a non-cancellable agreement to lease office space in Mountain View, California. The lease is a three-year operating lease, which includes scheduled rent escalations during the lease term. The Company has an option to extend the lease through 2025, although management does not expect the Company to exercise the option.

In February 2020, the Company entered into a non-cancellable sublease agreement for its Mountain View office space. The sublease agreement commenced on April 1, 2020. Under the term of the sublease agreement, the Company will receive $2.0 million in base lease payments plus reimbursement of certain operating expenses over the term of the sublease, which ended in July 2022. During the six months ended June 30, 2022 and 2021, the Company recognized $0.5 million and $0.4 million, respectively, of sublease income under this agreement.

In February 2020, the Company entered into a non-cancellable agreement to lease additional office space in Mountain View, California for a one-year period. There is no option to extend the lease.

In November 2021, the Company entered into a non-cancellable agreement to lease office space in Phoenix, Arizona for a 21-month period. The lease contains an escalation clause and free rent. There is no option to extend the lease.

Non-cash activities involving ROU assets, including the impact of adopting the new lease standard on January 1, 2022 were $0.5 million in assets and $0.5 million in liabilities. The Company made $0.3 million of cash payments, net of sublease income, for the Company’s operating leases in the six months ended June 30, 2022. Rent expense for operating leases, as previously reported under former lease accounting standards, net of sublease income, was $2.5 million for the six months ended June 30, 2021.

As of June 30, 2022, the future minimum lease payments required under operating leases were as follows (in thousands):

2022 (remaining six months)	$266
2023	227
Total minimum lease payments	$493

The discount rate related to the Company’s lease liabilities as of June 30, 2022 was 11%. The discount rates are generally based on estimates of the Company’s incremental borrowing rate, as the discount rates implicit in the Company’s leases cannot be readily determined.

8.Commitments and Contingencies

Legal and other contingencies

From time to time, the Company may be a party to litigation and subject to claims, including non- income tax audits, in the ordinary course of business. The Company accrues a liability when management believes information available to it prior to the issuance of the consolidated financial statements indicates it is probable a loss has been incurred as of the date of the consolidated financial statements and the amount of loss can be reasonably estimated. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although the results of litigation and claims cannot be predicted with certainty, management concluded that there was not a reasonable probability that it had incurred a material loss during the periods presented related to such loss contingencies. Therefore, the Company has not recorded a reserve for any such contingencies.

Given the inherent uncertainties of litigation, the ultimate outcome of ongoing matters cannot be predicted with certainty. Litigation is inherently unpredictable, but the Company believes it has valid defenses with respect to the legal matters pending against it. Nevertheless, the consolidated financial statements could be materially adversely affected in a particular period by the resolution of one or more of these contingencies. Regardless of the outcome, litigation can have an adverse impact on the Company because of judgment, defense, and settlement costs, diversion of management resources, and other factors. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances changes, or contingencies are resolved; such changes are recorded in the accompanying statements of operations during the period of the change and reflected in accrued and other current liabilities on the accompanying consolidated balance sheets.

The Company has been and continues to be involved in numerous legal proceedings related to Pet Caregiver classification. In California, Assembly Bill No. 5 (AB-5) implemented a presumption that workers are employees. However, AB-2257 exempts agencies providing referrals for certain animal services, including dog walking, from AB-5. The Company believes that it falls within this exemption. Nevertheless, the interpretation or enforcement of the exemption could change.

In November 2019, California issued an assessment alleging various violations and penalties related to alleged misclassification of pet caregivers who use the Company’s platform as independent contractors. The Company has challenged both the legal basis and the amount of the assessment. The Company believes given the inherent uncertainties of litigation, the outcome of this matter cannot be predicted with certainty. Therefore, the Company has not recorded a reserve.

The Company is subject to audits by taxing authorities and other forms of investigation, audit, or inquiry conducted by federal, state, or local governmental agencies. In addition, the Company was subject to a claim with a state tax authority related to the collection of sales and use taxes in that state, which the Company challenged in court and was required to pay to the state the amount of the claim of $1.2 million as a prerequisite to the court challenge. As of December 31, 2021, the dispute process was ongoing and no liability was recorded related to this matter. The Company recorded the deposit paid as a prepaid asset in the consolidated balance sheet as of June 30, 2022 and December 31, 2021. On May 13, 2022, the Company settled this claim without liability and will receive a full refund of the previously paid deposit of $1.2 million from the state taxing authority. The Company may be subject to greater risk of legal claims or regulatory actions as it increases and continues its operations in jurisdictions where the laws and regulations governing online marketplaces or the employment classification of service providers who use online marketplaces are uncertain or unfavorable.

As of June 30, 2022 and December 31, 2021, management did not believe that the outcome of pending matters would have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

Letters of Credit

The Company maintains certain stand-by letters of credit from third-party financial institutions in the ordinary course of business to guarantee certain performance obligations related to leases, insurance policies and other various contractual arrangements. As of June 30, 2022 and December 31, 2021, the Company had letters of credit outstanding of $0.8 million and $0.8 million, respectively, which expire in Q3 2022.

9.Debt

In August 2020, the Company received loan proceeds of $5.1 million from a financial institution pursuant to the Paycheck Protection Program (the “PPP Loan”) as administered by the U.S. Small Business Administration (the “SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The application for these funds required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further required the Company to take into account its then current business activity and its ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The receipt of these funds, and the forgiveness of the loan attendant to these funds, was dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on its adherence to the forgiveness criteria.

In August 2021, the Company applied for forgiveness of $3.5 million of the PPP Loan, and in September 2021, the SBA approved the Company’s loan forgiveness application in the amount of $3.5 million. The term of the PPP Loan is five years with a maturity date of August 2025 and contains a fixed annual interest rate of 1.00%. Principal and interest payments began in November 2021.

Future minimum payments of the principal on the Company’s outstanding PPP loan as of June 30, 2022 were as follows (in thousands):

Amounts
2022 (remaining six months)	$222
2023	446
2024	451
2025	303
Total principal amount	$1,422

10.Stockholders’ Equity and Mezzanine Equity

Redeemable Preferred Stock — Mezzanine Equity

On January 28, 2022, The Company issued 1.1 million convertible preferred shares (“Series P”) in exchange for $11 million of cash. Series P was issued on substantially similar terms to the Company’s other convertible preferred share issuances, except for the Series P convertible share agreement contains an adjustment provision that provides for additional shares to be issued based on a formula if the proposed Merger is not completed, as defined the Company’s Amended and Restated Certificate of Incorporation.

The Company had outstanding redeemable preferred stock as follows (in thousands, except per share amounts):

	June 30, 2022
		Shares Issued and		Liquidation
Series	Shares Designated	Outstanding	Carrying Amount	Preference
Seed	4,502,881	4,502,881	$19,382	$3,117
A	6,072,815	6,072,815	25,969	9,500
B	6,694,033	6,694,033	32,057	15,000
C	7,275,657	7,275,657	32,857	39,800
P	4,750,000	1,100,000	10,925	11,000
Total	29,295,386	25,645,386	$121,190	$78,417

	December 31, 2021
		Shares Issued and		Liquidation
Series	Shares Designated	Outstanding	Carrying Amount	Preference
Seed	4,502,881	4,502,881	$19,382	$3,117
A	6,072,815	6,072,815	25,969	9,500
B	6,694,033	6,694,033	32,057	15,000
C	7,275,657	7,275,657	32,857	39,800
Total	24,545,386	24,545,386	$110,265	$67,417

Preferred Stock Provisions

Dividends — The holders of preferred stock shall be entitled to receive dividends, out of any assets legally available therefore, on a pari passu basis prior and in preference to any declaration or payment of any dividend (payable other than in shares of common stock) on the common stock of the Company, at the dividend rate, payable when, as and if declared by the Company’s Board of Directors. For the purpose of this section, dividend rate shall mean: $0.0554 per annum for each share of Series Seed Preferred, $0.1251 per annum for each share of Series A Preferred, $0.1793 per annum for each share of Series B Preferred, $0.4376 per annum for each share of Series C Preferred, and $0.80 per annum for each share of Series P Preferred. Further, the Company has never paid dividends, and as the dividends are non-cumulative, the Company does not anticipate paying dividends in the future.

Voting Rights — Each holder of Series Seed, Series A, Series B, Series C, and Series P Preferred is entitled to have voting rights. In addition to the separate votes of preferred stock, the shares can convert into common shares and thus have the same voting rights as common stockholders. As of June 30, 2022 and December, 31, 2021 the Common Stockholders can elect one member of the Board, Preferred Stockholders can elect three members of the Board, and the Common and Preferred Stockholders as a single class on an as converted basis elect the remaining one Board members. As of August 2021, the Company increased the Board size from five to seven, where the Common and Preferred Stockholders as a single class on an as converted basis elect the remaining three Board members.

Liquidation Preference — Should a voluntary or involuntary liquidation, dissolution or winding-up of the Company commence, the holders of Series Seed, Series A, Series B, Series C, and Series P Preferred will receive an aggregate amount equal to the original issue price pro rata according to the number of outstanding shares held by each holder. For the purpose of this section, original issue price shall mean, $0.6922 per Series Seed preferred share, $1.5643 per Series A preferred share, $2.2408 per Series B preferred share, $5.4703 per Series C preferred share, and $10.00 per Series P preferred share.

Conversion Rights — The convertible preferred shares of Series Seed, Series A, Series B, Series C, and Series P are convertible at the option of the holder at any time. Additionally, the instruments automatically convert into shares of common stock upon the affirmative election of the holders of a majority of the then- outstanding shares of Preferred Stock, or immediately upon the closing of a firmly underwritten public offering resulting in at least $24.5934 per share of public offering price and $175,000,000 of gross proceeds. Given that the conversion ratio is fixed at 1:1, the Company would issue a fixed number of shares of common stock and not a variable number of shares to settle the convertible preferred stock, unless a new round of common stock is issued. There was no benefit to any of the preferred stockholders to convert their shares into common stock as of their date of issuance as the fair value of common stock was consistently lower than the fair value of preferred stock for each round of preferred stock then outstanding. As such, the conversion features were not in the money at the commitment date, therefore no beneficial conversion feature exists.

The Preferred Stockholders’ have the ability to control the Board and influence decisions such as a liquidation or redemption events, which are outside of the control of the Company. Therefore, the preferred stock is presented within the mezzanine equity within the balance sheet for the respective periods.

Accumulated Other Comprehensive Income (Loss)

There were not changes to accumulated other comprehensive income (loss) for the six months ended June 30, 2022 and 2021.

Common Stock

As of both June 30, 2022 and December 31, 2021, the Company had authorized 77,808,512 and 43,763,126 shares of common stock (“common stock”) at a par value of $0.0001 per share, respectively. As of June 30, 2022 and December 31, 2021, 6,317,897 and 6,297,398 shares of the Company’s common stock were issued and outstanding, respectively.

Common Stock Reserved for Future Issuance

At June 30, 2022 and December 31, 2021, the Company had reserved common stock for future issuances, as follows:

	June 30, 2022	December 31, 2021
Seed	4,502,881	4,502,881
A	6,072,815	6,072,815
B	6,694,033	6,694,033
C	7,275,657	7,275,657
P	4,750,000	—
Common stock option plan:
Options outstanding	7,540,964	7,580,496
Options available for future grants	110,966	91,933
Common warrants	91,310	91,310
Total	37,038,626	32,309,125

Stock Option Plan

Under the Company’s 2014 Stock Option Plan (the “2014 Plan”), options may be granted at fair value, generally vest over four years, and expire in ten years.

A summary of the Company’s option activity under the 2014 Plan is as follows:

		Weighted-average	Weighted-average
	Number of	exercise	grant date
	Options	price	fair value
Outstanding, December 31, 2021	7,580,496	$0.39	$0.13
Granted	—	—	—
Exercised	(20,499)	0.12	0.04
Cancelled/forfeited	(19,033)	0.70	0.29
Outstanding, June 30, 2022	7,540,964	$0.39	$0.14

The following table summarizes the total stock-based compensation expense by function for the six months ended June 30, 2022 and 2021 (in thousands).

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
Operations and support	$9	$9	$18	$18
Sales and marketing	2	4	5	8
General and administrative	29	48	71	96
	$40	$61	$94	$122

Restricted Stock

The Company accounts for restricted stock issued to employees at fair value, based on the market price of stock on the date of grant, net of estimated forfeitures. The fair value of restricted stock units awarded are measured at the grant date. Almost all restricted stock was issued to founders or employees of the Company.

A summary of restricted stock activity for the six months ended June 30, 2022 is as follows:

Restricted Stock (Unvested)
Weighted Average Grant
	Number of	Date Fair Value
	Shares	($ per share)
Unvested at December 31, 2021	174,154	$0.21
Grants	—	—
Vested	—	—
Forfeited	—	—
Unvested at June 30, 2022	174,154	$0.21

As of the six months ended June 30, 2022 there was $12 thousand of unrecognized expense related to unvested restricted stock. There was no outstanding restricted stock at 3/31/2021. The Company recognizes restricted stock compensation over a straight-line basis over the service period of the entire award, subject to the application of an estimate for forfeiture.

Common Stock Warrants

Prior to January 2019, the Company granted 91,310 warrants to purchase common stock. The weighted average exercise price for the warrants were $1.54, and the term of the warrants were 10 years. The warrants were valued on the date of grant using the Black-Scholes Merton option pricing model.

A summary of common stock warrants outstanding as of June 30, 2022 and December 31, 2021 is as follows:

		Weighted Average	Aggregate
	Number of	Exercise	Intrinsic
	Shares	Price ($ per share)	Value
Outstanding at June 30, 2022	91,310	$1.54	—
Outstanding at December 31, 2021	91,310	$1.54	—

11.Income Taxes

The Company recorded $13 thousand and $4 thousand of provision for income taxes for the six months ended June 30, 2022 and 2021, respectively. At the end of each interim period, the Company estimates its annual effective tax rate and applies that rate to the interim earnings. The tax impact of certain unusual or infrequently occurring items, including changes in judgment about valuation allowances and the effects of changes in tax laws or rates, are recorded in the interim period in which they occur. The accounting estimates used to compute the provision for income taxes may change as new events occur, additional information is obtained or as the tax environment changes. As of June 30, 2021 and 2022, and consistent with all prior periods, the Company continues to maintain a full valuation allowance against all of it deferred tax assets in light of its history of cumulative net losses.

12.Earnings (loss) per share

The following table shows the computation of basic and diluted earnings per share for June 30, 2022 and June 30, 2021 (in thousands, except share data):

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Numerator:
Net loss attributable to common stockholders	$(1,090)	(2,434)	$(3,440)	$(5,141)
Denominator:
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders	6,305,282	5,638,678	6,301,362	5,636,666
Net income (loss) per share attributable to common stockholders, basic and diluted	$(0.17)	(0.43)	$(0.55)	$(0.91)

The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive are as follows:

	Six months ended June 30,
	2022	2021
Series Seed convertible preferred shares	4,502,881	4,502,881
Series A convertible preferred shares	6,072,815	6,072,815
Series B convertible preferred shares	6,694,033	6,694,033
Series C convertible preferred shares	7,275,657	7,275,657
Series P convertible preferred shares	1,100,000	—
Options and RSUs issued and outstanding	7,715,118	7,866,061
Warrants issued and outstanding	91,310	91,310
Total	33,451,814	32,502,757

13. 401(k) Plan

In 2018, the Company adopted a 401(k) Plan that qualifies as a deferred salary arrangement under Section 401 of the IRC. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings not to exceed the maximum amount allowable. The Company did not make contributions to this plan in the first six months of 2022 or 2021.

14.Subsequent Events

In connection with the issuance of the consolidated financial statements on August 15, 2022 for the three and six months ended June 30, 2022, the Company has evaluated subsequent events existing and not existing on June 30, 2022, and concluded there were no subsequent events to recognize in the financial statements.

On August 9, 2022 (the “Closing Date”), Wag Labs, Inc. (“Legacy Wag!”), CHW Acquisition Corporation, a Cayman Islands exempted company (“CHW”), and CHW Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of CHW (“Merger Sub”), consummated the closing of the transactions contemplated by the Business Combination Agreement, dated February 2, 2022, by and among Legacy Wag!, CHW, and Merger Sub (the “Business Combination Agreement”), following the approval at an extraordinary general meeting of CHW’s shareholders held on July 28, 2022 (the “Special Meeting”).

Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy Wag! and CHW was effected by the merger of Merger Sub with and into Legacy Wag!, with Legacy Wag! surviving the merger as a wholly owned subsidiary of CHW (the “Merger,” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). In connection with the consummation of the Business Combination on the day prior to the Closing Date, CHW changed its name from CHW Acquisition Corporation to Wag! Group Co.

In connection with the Special Meeting and the Business Combination, the holders of 9,593,970 shares of CHW’s ordinary shares, par value $0.0001 per share, exercised their right to redeem their shares for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of $95,939,700. As a result, the Company received approximately $5.3 million, net of $23.9 million placed in escrow in accordance with the Forward Purchase Agreements. The Company also received $29.4 million in a Secured Note and $5 million from the PIPE and Backstop Investor, before the payment of transaction related expenses.

Upon the consummation of the Merger, the following transactions occurred (the “Conversion”): (i) all outstanding shares of Legacy Wag!’s preferred stock, except for Legacy Wag! Series P Shares (as described in part (vi) below), were converted into shares of the Company’s common stock, par value $0.0001 per share, at the then-effective conversion rate as calculated pursuant to the Business Combination Agreement; (ii) the cancellation of each issued and outstanding share of Legacy Wag!’s common stock and the conversion into the right to receive a number of shares of the Company’s common stock equal to the exchange ratio of 0.97 shares of the Company’s common stock for each share of Legacy Wag! common stock; (iii) the conversion of 91,130 warrants issued and outstanding by Legacy Wag! in 2017 to two lenders (the “Legacy Wag! Common Warrants”) into warrants exercisable for shares of the Company’s common stock with the same terms except for the number of shares exercisable and the exercise price, each of which were adjusted using an exchange ratio of 0.97 for Legacy Wag! Common Warrants; (iv) the conversion of all outstanding vested and unvested options to purchase shares of Legacy Wag! common stock (the “Legacy Wag! Options”) into options exercisable for shares of the Company’s common stock with the same terms and conditions as were applicable to the Legacy Wag! Options immediately prior to the Conversion, except for the number of shares exercisable and the exercise price, each of which were adjusted using the exchange ratio of 0.97 for Legacy Wag! Options; (v) the conversion of the outstanding restricted stock unit award covering shares of Legacy Wag! common stock (each, a “Legacy Wag! RSU Award”) into awards covering a number of shares of Wag! common stock (rounded down to the nearest whole number) with the same terms and conditions as were applicable to the Legacy Wag! RSU Awards immediately prior to the Conversion, except for the number of shares subject to the award, which was adjusted using the exchange ratio of 0.97 for Legacy Wag! RSU Awards, (vi) the conversion of 1,100,000 shares of Legacy Wag! Series P Shares into the Company’s common stock on a one-for-one basis; (vii) the issuance and sale of 500,000 CHW ordinary shares for a purchase price of $10.00 per share and an aggregate purchase price of $5,000,000 immediately prior to or substantially concurrently with the Closing Date; (viii) immediately prior to the Effective Time, each CHW ordinary share (including any Sponsor Shares (as defined below) not forfeited) was converted into shares of the Company’s common stock; (ix) the cancellation of 13,327 founder shares held by the Sponsor in a maximum redemption scenario in connection with the Business Combination and in accordance with the terms of the CHW Founders Stock Letter (as defined below) and the Business Combination Agreement; (x) the issuance of 300,000 Wag! Community Shares that the Company may distribute to members of the pet wellness and welfare community as identified by our officers and directors; and (xi) the cancellation of 20,000 founder shares held by Sponsor in connection with the Business Combination and in accordance with the CHW Founders Stock Letter and the Business Combination Agreement.

Simultaneously with the closing of the Business Combination, the Company deposited $24,651,793 into an escrow account pursuant to Forward Share Purchase Agreements entered into by CHW on August 5, 2022. In accordance with the Forward Share Purchase Agreements, on the three-month anniversary of the Closing Date, the participating investors may elect to sell and transfer to the Company, and the Company will purchase, in the aggregate, up to 2,393,378 shares of common stock of the Company, consisting of shares of common stock then held by the Investors and not sold and repurchased by the Investor since the Closing Date. The shares are held in escrow and the Company can acquire the Investor Shares at a price of $10.30 per share. The date of the purchase by the Company of the Investor Shares is referred to as the “Put Date”. In conjunction with the sale of the Investor Shares to the Company, each Investor shall notify the Company and the Escrow Agent in writing five business days prior to the three-month anniversary of the date of the Closing Date whether or not such Investor is exercising its right to sell the Investor Shares that such Investor holds to the Company pursuant to the Forward Purchase Agreements (each, a “Shares Sale Notice”). If a Shares Sale Notice is timely delivered by an Investor to the Company and the Escrow Agent, the Company will purchase from such Investor the Investor Shares held by such Investor on the Put Date. If the Investor sells any Investor Shares in the open market after the Closing Date and prior to the three-month anniversary of the Closing Date (such sale, the “Early Sale” and such shares, the “Early Sale Shares”), the Escrow Agent shall release from the Escrow Account to the Company an amount equal to $10.30 per Early Sale Share sold in such Early Sale.

The Company’s purchase of the Investor Shares will be made with funds from the escrow account attributed to the Investor Shares. In the event that an Investor sells any Investor Shares in an Early Sale, it shall provide notice to the Company and the

Escrow Agent within three business days of such sale, and the Escrow Agent shall release from the escrow account for the Company’s use without restriction an amount equal to the pro rata portion of the escrow attributed to the Investor Shares which the Investor has sold. In the event that the Investor chooses not to sell to the Company any Investor Shares that the Investor owns as of the three-month anniversary of the Closing Date, the Escrow Agent shall release all remaining funds from the escrow account for the Company’s use without restriction.

Also, on the Closing Date, the Company entered into a financing agreement (the “Blue Torch Financing Agreement”) with Blue Torch Finance, LLC (together with its affiliated funds and any other parties providing a commitment thereunder, including any additional lenders, agents, arrangers or other parties joined thereto after the date thereof, collectively, the “Debt Financing Sources”), pursuant to which, among other things, the Debt Financing Sources agreed to extend an approximately $32.17 million senior secured term loan credit facility (the “Credit Facility”). Legacy Wag! is the primary borrower under the Credit Facility, the Company is a parent guarantor and substantially all of the Company’s existing and future subsidiaries are subsidiary guarantors (subject to certain customary exceptions). The Credit Facility is secured by a first priority security interest in substantially all assets of Legacy Wag! and the guarantors (subject to certain customary exceptions).

Also in connection with the Business Combination, Eligible Company Equityholders have the contingent right to Earnout Shares and management has the contingent right to Management Earnout Shares. The aggregate number of Earnout Shares and Management Earnout Shares is 10,000,000, and 5,000,000, shares of New Wag! common stock, respectively. The Earnout Shares and Management Earnout Shares will be issued following the Business Combination, as further described below. Earnout Shares would only be issuable if certain New Wag! share price conditions are met over a three-year period from the effective merger date. Earnout Shares would only be issuable if certain New Wag! share price conditions are met over a three-year period from the effective merger date. The Earnout Shares are indexed to the Company’s stock, at each of the New Wag! share price targets of $12.50, $15.00, and $18.00.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of CHW Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of CHW Acquisition Corporation (the “Company”) as of December 31, 2021, the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the period from January 12, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from January 12, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Marcum LLP n 730 Third Avenue n 11th Floor n New York, New York 10017 n Phone 212.485.5500 n Fax 212.485.5501 n marcumllp.com

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Marcum LLP

We have served as the Company’s auditor from 2021 to 2022.

New York, NY

March 9, 2022

CHW ACQUISTION CORP

BALANCE SHEET

December 31, 2021
ASSETS
CURRENT ASSETS
Cash	$687,581
Due from Related Party	68,591
Prepaid expenses and Other assets	286,687
Total current assets	1,042,859

Prepaid expenses- non current	191,429
Cash and marketable securities held in Trust Account	125,002,997

TOTAL ASSETS	$126,237,285

LIABILITIES, REDEEMABLE ORDINARY SHARES, AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$583,331
Total current liabilities	583,331

Deferred underwriting fee payable	4,375,000
Total liabilities	4,958,331

COMMITMENTS AND CONTINGENCIES (Note 6)
REDEEMABLE ORDINARY SHARES
Ordinary shares subject to possible redemption, $0.0001 par value, 12,500,000 shares at redemption value of $10.00 per share.	125,000,000

SHAREHOLDERS’ DEFICIT
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Ordinary shares; $0.0001 par value; 110,000,000 shares authorized; 3,187,500 shares issued and outstanding (excluding 12,500,000 shares subject to possible redemption)	318
Additional paid-in capital	—
Accumulated deficit	(3,721,364)

Total Shareholders’ Deficit	(3,721,046)

TOTAL LIABILITIES, REDEEMABLE ORDINARY SHARES, AND SHAREHOLDERS' DEFICIT	$126,237,285

The accompanying notes are an integral part of these financial statements

CHW ACQUISTION CORP

STATEMENT OF OPERATIONS

FOR THE PERIOD JANUARY 12, 2021 (INCEPTION) TO DECEMBER 31, 2021

OPERATING EXPENSES
General and administrative	832,564
Total expenses	832,564

OTHER INCOME
Income on investments held in Trust Account and other interest	3,001
Total other income	3,001

NET LOSS	$(829,563)

Weighted average shares outstanding of redeemable ordinary shares	4,284,703
Basic and diluted net income per share, redeemable ordinary shares	$(0.11)

Weighted average shares outstanding of non-redeemable ordinary shares	3,171,069
Basic and diluted net loss per share, non-redeemable ordinary shares	$(0.11)

The accompanying notes are an integral part of these financial statements

CHW ACQUISTION CORP

STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE PERIOD JANUARY 12, 2021 (INCEPTION) TO DECEMBER 31, 2021

			Additional		Total
	Ordinary Shares		paid-in	Accumulated	shareholders’
	Shares	Amount	capital	deficit	deficit
Balance, January 12, 2021 (inception)	—	$—	$—	$—	$—

Issuance of Ordinary shares to Sponsor	3,162,500	316	24,684	—	25,000

Sale of private placement warrants (net of offering costs)	—	—	4,213,632	—	4,213,632

Proceeds from issuance of Public Warrants (net of offering Costs)	—	—	15,605,934	—	15,605,934

Issuance of representative shares	62,500	6	460,119	—	460,125

Accretion to Non-Redeemable Ordinary shares to redemption value	—	—	(20,304,373)	(2,891,801)	(23,196,174)

Forfeiture of founder shares	(37,500)	(4)	4	—	—

Net loss	—	—	—	(829,563)	(829,563)

Balance, December 31, 2021	3,187,500	$318	$(0)	$(3,721,364)	$(3,721,046)

The accompanying notes are an integral part of these financial statements

CHW ACQUISTION CORP

STATEMENT OF CASH FLOWS

FOR THE PERIOD JANUARY 12, 2021 (INCEPTION) TO DECEMBER 31, 2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(829,563)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income on investments held in Trust Account	(2,997)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(478,116)
Due from related party	(68,591)
Accounts payable	583,330
Net cash flows used in operating activities	(795,937)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash deposited to Trust Account	(125,000,000)
Net cash flows paid in investing activities	(125,000,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Initial public offering, net of underwriting fee	122,812,500
Proceeds from private placement warrants	4,238,636
Proceeds from issuance of ordinary shares to Sponsor	25,000
Payment of offering costs	(592,618)
Net cash flows provided by financing activities	126,483,518

NET CHANGE IN CASH	687,581

CASH, BEGINNING OF PERIOD	—

CASH, END OF PERIOD	$687,581

Supplemental disclosure of noncash activities:
Initial value of ordinary shares subject to possible redemption	$125,000,000
Deferred underwriting commissions payable charged to additional paid in capital	$4,375,000

The accompanying notes are an integral part of these financial statements

CHW ACQUISTION CORP

NOTES TO FINANCIAL

STATEMENTS

DECEMBER 31, 2021

Note 1 — Description of Organization and Business Operations and Liquidity

CHW Acquisition Corporation (the “Company”, “CHW”) was incorporated in the Cayman Islands on January 12, 2021. The Company was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity from January 12, 2021 (inception) through December 31, 2021 relates to the Company’s formation and initial public offering (“IPO”), which is described below, and, since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO. The registration statement for the Company’s IPO was declared effective on August 30, 2021. On September 1, 2021, the Company consummated the IPO of 11,000,000 units (the “Units”) with respect to the ordinary shares (the “Ordinary Shares”) included in the units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $110,000,000, which is discussed in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 4,000,000 warrants (“Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, CHW Acquisition Sponsor, LLC and underwriters generating gross proceeds of $4,000,000, which is described in Note 4.

On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. Accordingly, on September 1, 2021, the Company consummated the sale of an additional 1,500,000 Units to the public, at $10.00 per Unit, and the sale of an additional 238,636 Private Placement Warrants, at $1.00 per Private Placement Warrants, generating total gross proceeds of $15,238,636.

Offering costs for the IPO and underwriters’ partial exercise of the over-allotment option amounted to $13,130,743, consisting of $2,187,500 of underwriting fees, $4,375,000 of deferred underwriting fees payable (which are held in the Trust Account (defined below)), $5,975,625 for the fair value of shares issued to the anchor investors and representative shares (see Note 3 and Note 6) and $592,618 of other costs. As described in Note 6, the $4,375,000 of deferred underwriting fee payable is contingent upon the consummation of a Business Combination by December 1, 2022, subject to the terms of the underwriting agreement.

Following the closing of the IPO on September 1, 2021, an amount of $125,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the Private Placement Warrants was placed in a trust account (“Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Company’s warrants.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of the Public Shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Public Shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement will be treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital). While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001 either immediately prior to or upon consummation of the Business Combination, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or share exchange rule. If a shareholder vote is not required by applicable law or share exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or share exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Subsequent to the consummation of the IPO, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Ordinary shares sold in the IPO, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “Initial Shareholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public

Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their shares of Ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by December 1, 2022, 15 months from the closing of the IPO (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per shares held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic which continues to spread throughout the United States and the world. As of the date the financial statements were issued, there was considerable uncertainty around the expected duration of this pandemic. Management continues to evaluate the impact of the COVID-19 pandemic and the Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on closing a Business Combination, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Going Concern

As of December 31, 2021, the Company had $687,581 in its operating bank accounts, $125,002,997 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its Ordinary Shares in connection therewith and working capital of $459,528. As of December 31, 2021, approximately $3,000 of the amount on deposit in the Trust Account represented interest income.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102 (b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021.

Investments Held in Trust Account

At December 31, 2021, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Offering Costs associated with the Initial Public Offering

Offering costs, including additional underwriting fees associated with the underwriters’ exercise of the over-allotment option, consist principally of legal, accounting, underwriting fees and other costs directly related to the IPO. Offering costs for the IPO and underwriters’ partial exercise of the over-allotment option amounted to $13,130,743, consisting of $2,187,500 of underwriting fees, $4,375,000 of deferred underwriting fees payable, $5,975,625 for the fair value of shares issued to the anchor investors and representative shares and $592,618 of other costs.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. At December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets and liabilities were deemed to be de minimis as of December 31, 2021.

FASB ASC 740, “Income Taxes”, prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company is not currently aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to tax examinations by major taxing authorities since inception. There is currently no taxation imposed by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company has no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Consequently, income taxes are not reflected in the Company’s financial statements.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its Ordinary Shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption, if any, are classified as a liability instrument and is measured at fair value. Conditionally redeemable Ordinary Shares (including Ordinary Shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Ordinary Shares are classified as shareholders’ equity. The Company’s Public Shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, 12,500,000 shares of

Ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of the redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

At December 31, 2021, the redeemable ordinary share subject to possible redemption reflected in the balance sheet is reconciled in the following table:

Gross proceeds	$125,000,000
Less:
Proceeds allocated to Public Warrants at issuance	(16,548,464)
Redeemable ordinary share issuance costs	(6,647,710)
Plus: Accretion of carrying value to redemption value	23,196,174
Redeemable ordinary shares subject to possible redemption	$125,000,000

Net Loss per Ordinary Share

The Company has two classes of shares, which are referred to as Redeemable Ordinary Shares (the “Ordinary Shares”) and Non-Redeemable Ordinary Shares (the “Founder Shares”). Earnings and losses are shared pro rata between the two classes of shares. Public and private warrants to purchase 16,738,636 Ordinary Shares at $11.50 per share were issued on September 1, 2021. At December 31, 2021, no warrants have been exercised. The 16,738,636 potential Ordinary shares for outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share for the period ended December 31, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income/(loss) per common share is the same as basic net income/(loss) per common share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of ordinary share.

	For the period January 12,
	2021 (inception) through
	December 31,
	2021
	Ordinary Shares	Founder Shares
Basic and diluted net loss per share:
Numerator:
Allocation of net loss	$(478,012)	$(351,551)

Denominator:
Weighted average shares outstanding	4,284,703	3,171,069

Basic and dilution net loss per share	$(0.11)	$(0.11)

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own

Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is for fiscal years beginning after December 15, 2021 and should be applied on a full or modified retrospective basis. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU 2020-06 effective January 12, 2021. The adoption of ASU 2020-06 did not have a material impact on the Company’s financial statement.

The Company's management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement

Note 3 — Initial Public Offering and Over-Allotment

Pursuant to the IPO, the Company sold 11,000,000 units at a price of $10.00 per Unit for aggregate purchase price of $110,000,000. Each Unit consists of one Ordinary shares (such shares of Ordinary shares included in the Units being offered, the “Public Shares”), and one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 7).

Thirteen qualified institutional buyers or institutional accredited investors which are not affiliated with the Company, the Sponsor, the Company’s directors, or any member of the Company’s management (the “anchor investors”), have each purchased units in the IPO at varying amounts not exceeding 9.9% of the units subject to the IPO. Upon each anchor investor purchasing the full amount of Units it had expressed an interest in, the anchor investors collectively own approximately 11% of the outstanding shares following the IPO, which includes the Founder Shares purchased by the anchor investors, and the Sponsor owns approximately 19% of the outstanding shares following the IPO (see Note 5).

On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. Accordingly, on September 1, 2021, the Company consummated the sale of an additional 1,500,000 Units to the public, at $10.00 per Unit for an aggregate purchase price of $15,000,000.

Note 4 — Private Placement Warrants

Concurrently with the closing of the IPO, the Sponsor and underwriter purchased an aggregate of 4,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant for an aggregate purchase price of $4,000,000. Each whole Private Placement Warrant is exercisable for one whole share of Ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the Private Placement Warrants at the IPO are held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. On September 1, 2021, the Company consummated the sale of an additional 238,636 Private Placement Warrants, at $1.00 per Private Placement Warrant for an aggregate purchase price of $238,636.

Note 5 — Related Party Transactions

Founder Shares

On January 18, 2021, the Sponsor paid $25,000 in exchange for 2,875,000 ordinary shares (the “Founder Shares”). On August 30, 2021, the Company effectuated a 1.1-for-1 share split, resulting in an aggregate of 3,162,500 Founder Shares outstanding. The Founder Shares included an aggregate of up to 412,500 ordinary shares subject to forfeiture by the Sponsor to the extent that the underwriters’ overallotment is not exercised in full or in part, so that the Sponsor will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the IPO.

On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. As such, on September 1, 2021, the Sponsor forfeited 37,500 ordinary shares for no consideration.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) six months after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the shares of Ordinary shares equals or exceeds $12.50 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of Ordinary Shares for cash, securities or other property.

In conjunction with each anchor investor purchasing 100% of the Units allocated to it, in connection with the closing of the IPO the Sponsor sold 60,000 Founder Shares (or 30,000 Founder Shares, as applicable) to each anchor investor (750,000 founder shares in the aggregate) at their original purchase price totalling to $6,750; provided, however, that in the event that an anchor investor sells any of Units or Ordinary Shares purchased in the IPO within 30 days following the closing of the IPO, the number of Founder Shares transferred to such anchor investor would be reduced to 50,000 Founder Shares (or 25,000 Founder Shares, as applicable). The Company estimated the excess aggregate fair value over the amount paid by the anchor investors of the Founder Shares attributable to the Anchor Investors to be $5,515,500, or $7.362 per share. The excess of the fair value of the Founder Shares over the purchase price of $6,750 was determined to be a contribution to the Company from the founders in accordance with Staff Accounting Bulletin (SAB)Topic 5T and an offering cost in accordance with SAB Topic 5A. Accordingly, the offering cost were recorded against additional paid in capital in accordance with the accounting of other offering costs. Please see Note 9 for valuation methodology and assumptions of the Founder Shares.

Promissory Note — Related Party

On January 18, 2021, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. As of December 31, 2021, there was no amount outstanding under the Promissory Note.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2021, the Company had no outstanding borrowings under the Working Capital Loans.

Due from related party

As of December 31, 2021, the Sponsor held $68,591 from the closing of the IPO that will be deposited as soon as practical from the Company’s operating account.

Administrative Services Fee

The Company entered into an agreement, commencing on the effective date of the IPO through the earlier of the consummation of a Business Combination and the Company’s liquidation, to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services. As of December 31, 2021, $40,000 has been paid under this arrangement.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Ordinary shares) pursuant to a registration rights agreement dated September 1, 2021. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 1,650,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions.

On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. Accordingly, on September 1, 2021, the Company consummated the sale of an additional 1,500,000 Units to the public, at $10.00 per Unit for an aggregate purchase price of $15,000,000.

The underwriters were paid a cash underwriting discount of $0.175 per unit, or $2,187,500 in the aggregate at the closing of the IPO (which includes amounts related to the partial exercise of the over-allotment option). In addition, the underwriters are entitled to a deferred underwriting commissions of $0.35 per unit, or $4,375,000 in the aggregate from the closing of the IPO ((which includes amounts related to the partial exercise of the over-allotment option). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Representative Shares

In September 2021, the Company issued to the designees of the underwriter 62,500 ordinary shares (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost of the IPO, with a corresponding credit to shareholders’ equity. The Company estimated the fair value of the Representative Shares to be $7.362 per share ($460,125 in the aggregate) based upon the price of the Founder Shares issued to the anchor investors (see Note 5). The holders of the Representative Shares have agreed not to transfer, assign, or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

Please see Note 9 for valuation methodology and assumptions of the Representative Shares.

Note 7 - Shareholders’ Deficit

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021, there were no preference shares issued or outstanding.

Ordinary shares — The Company is authorized to issue 110,000,000 shares of Founder Shares with a par value of $0.0001 per share. As of December 31, 2021, there were 3,187,500 shares of Ordinary shares outstanding (excluding 12,500,000 shares subject to redemption) and after giving affect to the forfeiture of 37,500 Ordinary shares since the underwriters’ did not exercise of the over-allotment option.

Note 8 - Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination and (b) 12 months from the closing of the IPO. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the offer and sale of the ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the offer and sale of the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the offer and sale of the ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption, to each warrant holder; and
●	if, and only if, the reported last sale price of the Public Shares equals or exceeds $16.50 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger, or consolidation. However, except as described below, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.50 per Public Share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price and the $16.50 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 165% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the IPO, except that the Private Placement Warrants and the ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable, or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

The Company has determined that warrants issued in connection with its IPO in September 2021 are subject to treatment as equity. In order to account for the fair value the public warrants on IPO, the Company used Black Scholes Model to allocate cost to Public warrants on IPO. The key assumptions in the option pricing model utilized are assumptions related to expected share-price volatility, expected term, risk-free interest rate and dividend yield. The expected volatility as of the IPO Closing Date was derived from observable public warrant pricing on comparable 'blank check' companies that recently went public in 2020 and 2021. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the warrants is assumed to be six months until the close of a Business Combination, and the contractual five-year term subsequently. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The following table provides quantitative information regarding fair value measurements at issuance on September 1, 2021.

September 1, 2021
Share Price	$10.00
Exercise Price	$11.50
Redemption Trigger Price	$16.50
Term (years)	5
Probability of Acquisition	80%
Volatility	22%
Risk Free Rate	1.31%
Dividend Yield	0.00%

The fair value of the Public Warrants as on September 1, 2021, was $1.32. As of December 31, the Company has 12,500,000 of Public Warrants and 4,238,636 of Private Warrants outstanding respectively.

Note 9 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2021, the assets held in the Trust Account were held in treasury funds. All of the Company’s investments held in the Trust Account are classified as trading securities.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

		Quoted Prices in	Significant Other	Significant Other
		Active Markets	Observable Inputs	Unobservable Inputs
	Level	(Level 1)	(Level 2)	(Level 3)
Assets:
Investment held in Trust Account	1	$125,002,997	—	—

The Company utilized a Monte Carlo simulation model to value the Founder and Representative Shares at issuance. The estimated fair value of the shares is determined using Level 3 inputs. Inherent in a Monte Carlo pricing model are assumptions related to expected share-price volatility, expected term and risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity in line with the timing of the and likelihood of completing a business combination. The common stock price was assumed to fluctuate with the Company projected volatility based on comparable public companies. The term was simulated based on managements assumptions regarding the timing and likelihood of completing a business combination.

The following table provides quantitative information the founder share valuation.

At
September
1, 2021
Share Price	10.00
Estimated Term Remaining	1.58
Volatility	14.2%
Risk Free Rate	0.15%

Note 10 — Subsequent Events

The Company has evaluated subsequent events through the date these financial statements were issued and determined that there were no subsequent events that would require adjustment or disclosure except for the following.

On February 2, 2022, the Company, CHW Merger Sub Inc., a Delaware corporation and wholly owned direct subsidiary of the Company and Wag Labs, Inc., a Delaware corporation, entered into a Business Combination Agreement.

The Business Combination will be effected in two steps: (i) on the Domestication Closing Date, CHW will domesticate as a Delaware corporation; and (ii) on the Acquisition Closing Date, Merger Sub will merge with and into Wag, with Wag surviving the merger as a wholly owned subsidiary of New Wag.

Concurrently with the Domestication, CHW will adopt and file a certificate of incorporation with the Secretary of State of the State of Delaware, pursuant to which CHW will change its name to Wag! Group Co. and adopt bylaws. At least one business day, but no more than two business days, after the Domestication, and no later than three business days following the satisfaction or waiver of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Acquisition Closing, but subject to the satisfaction or waiver of those conditions at such time), the Acquisition Merger will be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware.

In connection with entering into the Business Combination Agreement, on February 2, 2022, CHW entered into Subscription Agreements (the “Subscription Agreements”) with qualified institutional buyers (the “PIPE and Backstop Investors”), pursuant to which, among other things, the PIPE and Backstop Investors agreed to purchase an aggregate of 500,000 shares of common stock of CHW following the Domestication and immediately prior to the Acquisition Merger at a cash purchase price of $10.00 per share, resulting in aggregate proceeds of $5,000,000 million; provided, however, if the PIPE and Backstop Investors acquire shares of common stock of CHW in the open market between the date of the Subscription Agreements and the close of business on the third trading day prior to the special meeting of CHW’s shareholders called in connection with the Business Combination, then the required purchase amount shall be reduced on a share-for-share basis by the number of shares of common stock of CHW so acquired in the open market (the “PIPE and Backstop Investment”).

In connection with the execution of the Business Combination Agreement, on February 2, 2022, the Sponsor, Mark Grundman and Jonah Raskas (collectively, the “CHW Founder Shareholders”) entered into that certain letter agreement (the “CHW Founders Stock Letter”) with CHW and Wag!, pursuant to which, among other things, CHW, Wag!, and the CHW Founder Shareholders agreed, with respect to 360,750 Founder Shares (as defined below) (the “Forfeiture Shares”), during the period commencing on the date of the Business Combination Agreement and ending on the earlier of (A) the date that is three years after the Acquisition Closing, (B) the date on which the Forfeiture Shares are no longer subject to forfeiture, (C) subsequent to the Acquisition Closing, the consummation of a liquidation, merger, share exchange or other similar transaction that results in all of the New Wag! stockholders having the right to exchange their shares for cash, securities or other property, and (D) the valid termination of the Business Combination Agreement, the Sponsor will not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder with respect to, any Forfeiture Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Forfeiture Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii), subject to certain exceptions.

Wag! has delivered to CHW the Stockholder Support Agreement, dated February 2, 2022 (the “Stockholder Support Agreement”), pursuant to which, among other things, the Key Wag! Stockholders, whose ownership interests collectively represent the outstanding Wag! common stock and Wag! preferred stock (voting on an as-converted basis) sufficient to approve the Business Combination on behalf of Wag!, will agree to support the approval and adoption of the transactions contemplated by the Business Combination Agreement, including agreeing to execute and deliver the requisite consent of Wag!’s stockholders holding shares of Wag! common stock and Wag! preferred stock sufficient under the Delaware General Corporation Law and Wag!’s certificate of incorporation and bylaws to approve the Business Combination Agreement and the Business Combination, in the form of a written consent executed by the Key Wag! Stockholders, within 48 hours of the Registration Statement on Form S-4 filed with the SEC in connection with the Business Combination becoming effective. The Stockholder Support Agreement will terminate upon the earliest to occur of (a) the Acquisition Merger Effective Time, (b) the date of the termination of the Business Combination Agreement, and (c) the effective date of a written agreement of CHW, Wag!, and the Wag! stockholders party thereto terminating the Stockholder Support Agreement (the “Expiration Time”). The Key Wag! Stockholders also agreed, until the Expiration Time, to certain transfer restrictions (excluding the Conversion).

In connection with entering into the Business Combination Agreement, on February 2, 2022, CHW entered into a definitive commitment letter (the “Commitment Letter”) with Blue Torch Capital LP (together with its affiliated funds and any other parties providing a commitment thereunder, including any additional lenders, agents, arrangers or other parties joined thereto after the date thereof, collectively, the “Debt Financing Sources”), pursuant to which, among other things, the Debt Financing Sources agreed to fund a $30 million senior secured term loan credit facility (the “Credit Facility”). The closing and funding of the Credit Facility will occur in connection with the closing of the transactions contemplated by the Business Combination Agreement, subject to the satisfaction or waiver of the conditions to funding set forth in the Commitment Letter. Upon closing, Wag! will be the primary borrower under the Credit Facility, New Wag! will be a parent guarantor and substantially all of Wag!’s existing and future subsidiaries will be subsidiary guarantors (subject to certain customary exceptions). The Credit Facility will be secured by a first priority security interest in substantially all assets of Wag! and the guarantors (subject to certain customary exceptions).

WAG! GROUP CO.

(f/k/a CHW ACQUISITION CORPORATION)

CONDENSED BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(Unaudited)	(Audited)

ASSETS
CURRENT ASSETS
Cash	$168,249	$687,581
Due from Related Party	68,591	68,591
Prepaid expenses and other assets	317,250	286,687
Total current assets	554,090	1,042,859

Prepaid expenses – non current	48,048	191,429
Marketable securities held in Trust Account	125,190,736	125,002,997

TOTAL ASSETS	$125,792,874	$126,237,285

LIABILITIES, REDEEMABLE ORDINARY SHARES, AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accrued and other expenses	$3,621,318	$—
Accounts payable	81,513	583,331
Total current liabilities	3,702,831	583,331

Deferred underwriting fee payable	4,375,000	4,375,000
Total liabilities	8,077,831	4,958,331

COMMITMENTS AND CONTINGENCIES (Note 6)
REDEEMABLE ORDINARY SHARES
Ordinary shares subject to possible redemption, $0.0001 par value, 12,500,000 shares at redemption value of $10.00 per share.	125,190,736	125,000,000

SHAREHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Ordinary shares; $0.0001 par value; 110,000,000 shares authorized; 3,187,500 shares issued and outstanding (excluding 12,500,000 shares subject to possible redemption)	318	318
Accumulated deficit	(7,476,011)	(3,721,364)

Total Shareholders’ Deficit	(7,475,693)	(3,721,046)

TOTAL LIABILITIES, REDEEMABLE ORDINARY SHARES, AND SHAREHOLDERS’ DEFICIT	$125,792,874	$126,237,285

The accompanying notes are an integral part of these unaudited condensed financial statements.

WAG! GROUP CO.

(f/k/a CHW ACQUISITION CORPORATION)

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

				For the period
			For the six	January 12, 2021
	For the three months ended		months ended	(inception)
	June 30,		June 30,	through June 30,
	2022	2021	2022	2021

OPERATING EXPENSES
General and administrative	$1,569,501	$4,239	$3,751,650	$15,873
Total expenses	1,569,501	4,239	3,751,650	15,873

OTHER INCOME
Interest income on investments held in Trust Account	177,537	—	187,739	—
Total other income	177,537	—	187,739	—

NET LOSS	$(1,391,964)	$(4,239)	$(3,563,911)	$(15,873)

Weighted average shares outstanding of redeemable ordinary shares	12,500,000	—	12,500,000	—
Basic and diluted net income per share, redeemable ordinary shares	$(0.09)	$—	$(0.23)	$—

Weighted average shares outstanding of non-redeemable ordinary shares	3,187,500	3,162,500	3,187,500	3,162,500
Basic and diluted net loss per share, non-redeemable ordinary shares	$(0.09)	$(0.00)	$(0.23)	$(0.01)

The accompanying notes are an integral part of these unaudited condensed financial statements.

WAG! GROUP CO.

(f/k/a CHW ACQUISITION CORPORATION)

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

			Additional		Total
	Ordinary Shares		paid-in	Accumulated	shareholders’
	Shares	Amount	Capital	Deficit	equity (deficit)
Balance, December 31, 2021	3,187,500	$318	$—	$(3,721,364)	$(3,721,046)

Net loss	—	—	—	(2,171,947)	(2,171,947)

Balance, March 31, 2022	3,187,500	318	—	(5,893,311)	(5,892,993)

Remeasurement for Ordinary shares to redemption value	—	—	—	(190,736)	(190,736)

Net loss	—	—	—	(1,391,964)	(1,391,964)

Balance, June 30,2022	3,187,500	$318	$—	$(7,476,011)	$(7,475,693)

FOR THE THREE MONTHS ENDED JUNE 30, 2021

AND FOR THE PERIOD JANUARY 12, 2021 (INCEPTION) THROUGH JUNE 30, 2021

			Additional		Total
	Ordinary Shares		paid-in	Accumulated	shareholders’
	Shares	Amount	Capital	Deficit	equity
Balance, January 12, 2021 (inception)	—	$—	$—	$—	$—

Issuance of Ordinary shares to Sponsor	2,875,000	288	24,713	—	$25,001

Net loss	—	—	—	(11,634)	(11,634)

Balance, March 31, 2021	2,875,000	$288	$24,713	$(11,634)	$13,367

Net loss	—	—	—	(4,239)	(4,239)

Balance, June 30, 2021	2,875,000	$288	$24,713	$(15,873)	$9,128

The accompanying notes are an integral part of these unaudited condensed financial statements.

WAG! GROUP CO.

(f/k/a CHW ACQUISITION CORPORATION)

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

		For the period
	For the six	January 12, 2021
	month ended	(inception) to
	June 30, 2022	June 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,563,911)	$(15,873)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income on investments held in Trust Account	(187,739)	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	112,818	—
Accrued and other expenses	3,621,318	—
Accounts payable	(501,818)	4,145
Net cash flows used in operating activities	(519,332)	(11,728)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from common stock subject to redemption
Payment of offering costs	—	(35,162)
Proceeds from sponsor note	—	67,000
Net cash flows provided by financing activities	—	31,838

NET CHANGE IN CASH	(519,332)	20,110

CASH, BEGINNING OF PERIOD	687,581	—

CASH, END OF PERIOD	$168,249	$20,110

Supplemental disclosure of noncash activities:
Deferred offering costs paid directly by related party note	$—	$40,297
Deferred offering costs included in accrued offering costs	$—	$55,218
Payment of deferred offering costs by the Sponsor in exchange for the issuance Ordinary Shares	$—	$25,000
Remeasurement of Ordinary shares subject to possible redemption	$190,736	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

WAG! GROUP CO.

(f/k/a CHW ACQUISITION CORPORATION)

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1 — Description of Organization and Business Operations and Liquidity

CHW Acquisition Corporation (the “Company”, “ CHW”) was incorporated in the Cayman Islands on January 12, 2021. The Company was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses (a “Business Combination”).

Business Combination

On August 9, 2022 (the “Closing Date”), Wag Labs, Inc., a Delaware corporation (“Legacy Wag!” ), CHW and CHW Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of CHW (“Merger Sub”), consummated the closing of the transactions contemplated by the Business Combination Agreement, dated February 2, 2022, by and among Legacy Wag!, CHW, and Merger Sub (the “Business Combination Agreement”), following the approval at an extraordinary general meeting of CHW’s shareholders held on July 28, 2022 (the “Special Meeting”).

Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy Wag! and CHW was effected by the merger of Merger Sub with and into Legacy Wag!, with Legacy Wag! surviving the merger (the “Surviving Entity”) as a wholly owned subsidiary of CHW (the “Merger,” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). In connection with the consummation of the Business Combination, on August 5, 2022, CHW was incorporated in State of Delaware and changed its name from CHW Acquisition Corporation to Wag! Group Co. (“Wag!”).

In connection with the Special Meeting and the Business Combination, the holders of 9,593,970 shares of CHW’s ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), exercised their right to redeem their shares for cash at a redemption price of approximately $10.03 per share, for an aggregate redemption amount of $96,192,551.15.

Conversion and Exchange of Equity in the Business Combination

Upon the consummation of the Merger, the following transactions occurred (the “Conversion”): (i) all outstanding shares of Legacy Wag!’s preferred stock, except for Legacy Wag! Series P Shares (as described in part (vi) below), were converted into shares of Wag!’s common stock, par value $0.0001 per share (“Common Stock”), at the then-effective conversion rate as calculated pursuant to the Business Combination Agreement; (ii) the cancellation of each issued and outstanding share of Legacy Wag!’s common stock and the conversion into the right to receive a number of shares of Wag!’s common stock equal to the exchange ratio of 0.97 shares of Wag!’s common stock for each share of Legacy Wag! common stock; (iii) the conversion of 91,130 warrants issued and outstanding by Legacy Wag! in 2017 to two lenders (the “Legacy Wag! Common Warrants”) into warrants exercisable for shares of Wag!’s common stock with the same terms except for the number of shares exercisable and the exercise price, each of which were adjusted using an exchange ratio of 0.97 for Legacy Wag! Common Warrants; (iv) the conversion of all outstanding vested and unvested options to purchase shares of Legacy Wag! common stock (the “Legacy Wag! Options”) into options exercisable for shares of Wag!’s common stock with the same terms and conditions as were applicable to the Legacy Wag! Options immediately prior to the Conversion, except for the number of shares exercisable and the exercise price, each of which were adjusted using the exchange ratio of 0.97 for Legacy Wag! Options; (v) the conversion of the outstanding restricted stock unit award covering shares of Legacy Wag! common stock (each, a “Legacy Wag! RSU Award”) into awards covering a number of shares of Wag! common stock (rounded down to the nearest whole number) with the same terms and conditions as were applicable to the Legacy Wag! RSU Awards immediately prior to the Conversion, except for the number of shares subject to the award, which was adjusted using the exchange ratio of 0.97 for Legacy Wag! RSU Awards, (vi) the conversion of 1,100,000 shares of Legacy Wag! Series P Shares into Wag!’s common stock on a one-for-one basis; (vii) the issuance and sale of 500,000 CHW ordinary shares for a purchase price of $10.00 per share and an aggregate purchase price of $5,000,000 immediately prior to or substantially concurrently with the Closing Date; (viii) immediately prior to the Effective Time, each CHW ordinary share (including any founder shares not forfeited) was converted into shares of Wag!’s common stock; (ix) the cancellation of 343,072 founder warrants held by CHW Acquisition Sponsor LLC (the “Sponsor”) in a maximum redemption scenario in connection with the Business Combination and in accordance with the terms of that certain letter agreement, dated February 2, 2022, by and among the Sponsor, Jonah Raskas, Mark Grundman and CHW (the “CHW Founders Stock Letter”) and the Business Combination Agreement; (x) the issuance of 300,000 Wag! Community Shares that Wag! may distribute to members of the pet wellness and welfare community as identified by our officers and directors; and (xi) the cancellation of 20,000 founder shares held by Sponsor in connection with the Business Combination and in accordance with the CHW Founders Stock Letter and the Business Combination Agreement.

Prior to the Business Combination

As of June 30, 2022, the Company had not commenced any operations. All activity from January 12, 2021 (inception) through June 30, 2022, relates to the Company’s formation and initial public offering (“IPO”), which is described below, and, since the offering, the search for a prospective initial Business Combination which closed on August 9, 2022. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generated non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO. The registration statement for the Company’s IPO was declared effective on August 30, 2021. On September 1, 2021, the Company consummated the IPO of 11,000,000 units (the “Units”) with respect to the ordinary shares (the “Ordinary Shares”) included in the units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $110,000,000, which is discussed in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 4,000,000 warrants (“Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, CHW Acquisition Sponsor, LLC and underwriters generating gross proceeds of $4,000,000, which is described in Note 4.

On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. Accordingly, on September 1, 2021, the Company consummated the sale of an additional 1,500,000 Units to the public, at $10.00 per Unit, and the sale of an additional 238,636 Private Placement Warrants, at $1.00 per Private Placement Warrants, generating total gross proceeds of $15,238,636.

Offering costs for the IPO and underwriters’ partial exercise of the over-allotment option amounted to $13,130,743, consisting of $2,187,500 of underwriting fees, $4,375,000 of deferred underwriting fees payable (which are held in the Trust Account (defined below)), $5,975,625 for the fair value of shares issued to the anchor investors and representative shares (see Note 3 and Note 6) and $592,618 of other costs. As described in Note 6, the $4,375,000 of deferred underwriting fee payable is contingent upon the consummation of a Business Combination by December 1, 2022, subject to the terms of the underwriting agreement. The underwriters received the deferred underwriting fees on August 9, 2022.

Following the closing of the IPO on September 1, 2021, an amount of $125,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the Private Placement Warrants was placed in a trust account (“Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has had broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic which continues to spread throughout the United States and the world. As of the date the financial statements were issued, there was considerable uncertainty around the expected duration of this pandemic. Management continues to evaluate the impact of the COVID-19 pandemic and the Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on closing a Business Combination, the specific impact is not readily determinable as of the date of the financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Liquidity and Capital Resources

As of June 30, 2022, the Company had $168,249 in its operating bank accounts, $125,190,736 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its Ordinary Shares in connection therewith and working capital deficit of $3,148,741. As of June 30, 2022, approximately $190,736 of the amount deposit in the Trust Account represented interest income.

Subsequent to the consummation of the IPO, our liquidity needs had been satisfied through the use of funds held outside of the Trust Account.

Based on the foregoing, management believes that the cash on hand and the funds which the Company has available following the completion of the Business Combination was sufficient to meet the Company’s needs through the consummation of the Business Combination. The substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements, has been alleviated as a result of the Business Combination consummated subsequently to June 30, 2022.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual report on Form 10-K as filed with SEC on March 9, 2022.The interim results for the six months ended June 30, 2022 are not necessarily indicative of the results to be expected for the year end December 31, 2022 or for any future periods.

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102 (b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2022 and December 31, 2021.

Investments Held in Trust Account

At June 30, 2022 and December 31, 2021, all of the assets held in the Trust Account were held in U.S. Treasury securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the unaudited condensed balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying unaudited statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Offering Costs associated with the Initial Public Offering

Offering costs, including additional underwriting fees associated with the underwriters’ exercise of the over-allotment option, consist principally of legal, accounting, underwriting fees and other costs directly related to the IPO. Offering costs for the IPO and underwriters’ partial exercise of the over-allotment option amounted to $13,130,743, consisting of $2,187,500 of underwriting fees, $4,375,000 of deferred underwriting fees payable, $5,975,625 for the fair value of shares issued to the anchor investors and representative shares and $592,618 of other costs.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. At June 30, 2022, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying unaudited condensed balance sheet, primarily due to their short-term nature.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets and liabilities were deemed to be de minimis as of June 30, 2022 and December 31, 2021.

FASB ASC 740, “Income Taxes”, prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2022. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction.

The Company is not currently aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to tax examinations by major taxing authorities since inception. There is currently no taxation imposed by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company has no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Consequently, income taxes are not reflected in the Company’s financial statements.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its Ordinary Shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption, if any, are classified as a liability instrument and is measured at fair value. Conditionally redeemable Ordinary Shares (including Ordinary Shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Ordinary Shares are classified as shareholders’ equity. The Company’s Public Shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2022 and December 31, 2021, 12,500,000 Ordinary Shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s unaudited condensed balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Ordinary Shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of the redeemable Ordinary Shares are affected by charges against additional paid-in capital and accumulated deficit.

At June 30, 2022, the redeemable ordinary share subject to possible redemption reflected in the unaudited condensed balance sheet is reconciled in the following table:

Gross proceeds	$125,000,000
Less:
Proceeds allocated to Public Warrants at issuance	(16,548,464)
Redeemable ordinary share issuance costs	(6,647,710)
Plus:
Accretion of carrying value to redemption value	23,196,174
Redeemable ordinary shares subject to possible redemption at December 31, 2021	$125,000,000
Plus:
Accretion of carrying value to redemption value	190,736
Redeemable ordinary shares subject to possible redemption at June 30, 2022	$125,190,736

Net Loss per Ordinary Share

The Company has two classes of shares, which are referred to as Redeemable Ordinary Shares (the “Ordinary Shares”) and Non-Redeemable Ordinary Shares (the “Founder Shares”). Earnings and losses are shared pro rata between the two classes of shares. Public and private warrants to purchase 16,738,636 Ordinary Shares at $11.50 per share were issued on September 1, 2021. At June 30, 2022, no warrants have been exercised. The 16,738,636 potential Ordinary shares for outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share for the period ended June 30, 2022, because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per common share is the same as basic net loss per common share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of ordinary share.

			For the period January 12,
	For the six months ended		2021 (Inception) to
	June 30, 2022		June 30, 2021
	Ordinary	Founder	Ordinary	Founder
	Shares	Shares	Shares	Shares
Basic and diluted net loss per share:
Numerator:
Allocation of net loss	$(2,839,770)	$(724,141)	$—	(15,873)

Denominator:
Weighted average shares outstanding	12,500,000	3,187,500	—	3,162,500

Basic and dilution net loss per share	$(0.23)	$(0.23)	$(0.00)	$(0.01)

	For the three months ended		For the three months ended
	June 30, 2022		June 30, 2021
	Ordinary	Founder	Ordinary	Founder
	Shares	Shares	Shares	Shares
Basic and diluted net loss per share:
Numerator:
Allocation of net loss	$(1,109,135)	$(282,829)	$—	(4,239)

Denominator:
Weighted average shares outstanding	12,500,000	3,187,500	—	3,162,500

Basic and dilution net loss per share	$(0.09)	$(0.09)	$(0.00)	$(0.00)

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement

Note 3 — Initial Public Offering and Over-Allotment

Pursuant to the IPO, the Company sold 11,000,000 units at a price of $10.00 per Unit for aggregate purchase price of $110,000,000. Each Unit consists of one Ordinary Share (such Ordinary Shares included in the Units being offered, the “Public Shares”), and one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Ordinary Shares at a price of $11.50 per share, subject to adjustment (see Note 8).

Thirteen qualified institutional buyers or institutional accredited investors which are not affiliated with the Company, the Sponsor, the Company’s directors, or any member of the Company’s management (the “anchor investors”), have each purchased units in the IPO at varying amounts not exceeding 9.9% of the units subject to the IPO. Upon each anchor investor purchasing the full amount of Units it had expressed an interest in, the anchor investors collectively own approximately 11% of the outstanding shares following the

IPO, which includes the Founder Shares purchased by the anchor investors, and the Sponsor owns approximately 19% of the outstanding shares following the IPO (see Note 5).

On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. Accordingly, on September 1, 2021, the Company consummated the sale of an additional 1,500,000 Units to the public, at $10.00 per Unit for an aggregate purchase price of $15,000,000.

Note 4 — Private Placement Warrants

Concurrently with the closing of the IPO, the Sponsor and underwriter purchased an aggregate of 4,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant for an aggregate purchase price of $4,000,000. Each whole Private Placement Warrant is exercisable for one whole Ordinary Share at a price of $11.50 per share, subject to adjustment (see Note 8). The proceeds from the Private Placement Warrants at the IPO are held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. On September 1, 2021, the Company consummated the sale of an additional 238,636 Private Placement Warrants, at $1.00 per Private Placement Warrant for an aggregate purchase price of $238,636.

Note 5 — Related Party Transactions

Founder Shares

On January 18, 2021, the Sponsor paid $25,000 in exchange for 2,875,000 Ordinary Shares (the “Founder Shares”). On August 30, 2021, the Company effectuated a 1.1-for-1 share split, resulting in an aggregate of 3,162,500 Founder Shares outstanding. The Founder Shares included an aggregate of up to 412,500 Ordinary Shares subject to forfeiture by the Sponsor to the extent that the underwriters’ overallotment is not exercised in full or in part, so that the Sponsor will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the IPO.

On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. As such, on September 1, 2021, the Sponsor forfeited 37,500 Ordinary Shares for no consideration.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) six months after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Ordinary Shares equals or exceeds $12.50 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their shares of Ordinary Shares for cash, securities or other property.

In conjunction with each anchor investor purchasing 100% of the Units allocated to it, in connection with the closing of the IPO the Sponsor sold 60,000 Founder Shares (or 30,000 Founder Shares, as applicable) to each anchor investor (750,000 founder shares in the aggregate) at their original purchase price totaling to $6,750; provided, however, that in the event that an anchor investor sells any of Units or Ordinary Shares purchased in the IPO within 30 days following the closing of the IPO, the number of Founder Shares transferred to such anchor investor would be reduced to 50,000 Founder Shares (or 25,000 Founder Shares, as applicable). The Company estimated the excess aggregate fair value over the amount paid by the anchor investors of the Founder Shares attributable to the Anchor Investors to be $5,515,500, or $7.362 per share. The excess of the fair value of the Founder Shares over the purchase price of $6,750 was determined to be a contribution to the Company from the founders in accordance with Staff Accounting Bulletin (SAB)Topic 5T and an offering cost in accordance with SAB Topic 5A. Accordingly, the offering cost were recorded against additional paid in capital in accordance with the accounting of other offering costs. See Note 9 for valuation methodology and assumptions of the Founder Shares.

Promissory Note — Related Party

On January 18, 2021, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. As of June 30, 2022, there was no amount outstanding under the Promissory Note.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of June 30, 2022 and December 31, 2021, the Company had no outstanding borrowings under the Working Capital Loans.

Due from related party

As of June 30, 2022, the Sponsor held $68,591 from the closing of the IPO to be deposited as soon as practical to the Company’s operating account. Such amount was subsequently forgiven as due on the Closing Date, pursuant to the Business Combination Agreement.

Administrative Services Fee

The Company entered into an agreement, commencing on the effective date of the IPO through the earlier of the consummation of a Business Combination and the Company’s liquidation, to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services. For the period January 12, 2021 (inception) through June 30, 2022, for six months ended June 30, 2022, and June 30, 2021, $100,000, $60,000 and $0 respectively have been paid under this arrangement.

Note 6 — Commitments and Contingencies

We received two private demand letters from purported shareholders in connection with the proposed de-SPAC transaction between CHW and WAG Labs, Inc. The demand letters seek certain supplemental disclosures and threaten to assert claims under the federal securities laws against CHW and its board of directors if the disclosures are not made. As of this date, no litigation has been filed.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Ordinary Shares) pursuant to a registration rights agreement dated September 1, 2021. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 1,650,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions.

On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. Accordingly, on September 1, 2021, the Company consummated the sale of an additional 1,500,000 Units to the public, at $10.00 per Unit for an aggregate purchase price of $15,000,000.

The underwriters were paid a cash underwriting discount of $0.175 per unit, or $2,187,500 in the aggregate at the closing of the IPO (which includes amounts related to the partial exercise of the over-allotment option). In addition, the underwriters are entitled to a deferred underwriting commissions of $0.35 per unit, or $4,375,000 in the aggregate from the closing of the IPO ((which includes amounts related to the partial exercise of the over-allotment option). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. See Note 10 for closing of Business Combination.

Advisory Fees

On March 28, 2022, the Company entered into an agreement with an MKM Partners for strategic and capital markets advisory services, pursuant to which the Company will pay the MKM Partners a fee of $300,000 contingent upon the consummation of the Business Combination (please see Note 1 above).

On April 18, 2022, the Company entered into an agreement with Roth Capital Partners, LLC pursuant to which the Roth Capital Partners will receive a contingent fee of $400,000, if the transaction closes during the term specified by the agreement, which shall commence on the date executed by the signatories below and shall continue until terminated by either party upon thirty (30) days’ prior written notice to the other party) or the twelve (12) month period following any termination of this Agreement.

On May 6, 2022, the Company entered into an agreement with D.A Davidson & Co. to render financial advisory and investment banking services in connection with the Company’s business combination with Wag Labs, Inc (see Note 1 above). The agreement calls for D.A. Davidson & Co. to receive a contingent fee of $550,000, payable upon closing the transaction.

On November 10, 2021 the company engaged Oppenheimer & Co. Inc. (“Oppenheimer”) to serve as the non-exclusive lead placement agent for the proposed private placement of the Company’s securities, which could have taken the form of common stock, convertible or non-convertible preferred stock, convertible or non-convertible debt, and potentially warrants, to a limited number of sophisticated investors in connection with the Company’s proposed initial business combination with Wag!. The Company and Oppenheimer were to mutually agree to the number of securities sold to each investor.

The agreement with Oppenheimer called for a fee due to Oppenheimer to be equal to the sum of (i) 6.0% of the portion of gross proceeds up to and including $50 million and (ii) 4.0% of the portion of gross proceeds in excess of $50 million. Oppenheimer was to receive no less than 50.0% of the fee. Also, regardless of whether the Company consummated the placement deal, the Company agreed to pay, or reimburse if paid by Oppenheimer: (i) all reasonable and documented out-of-pocket costs and expenses incident to the placement deal and (ii) all of the Oppenheimer’s reasonable and documented out-of-pocket costs and expenses incurred in connection with Oppenheimer’s engagement.

During the period from November 11, 2021 through December 14, 2021, Oppenheimer led a PIPE investment process where its representatives went out to investors from Oppenheimer’s network and CHW’s network to raise capital in connection with the potential business combination. CHW received several offers of $30 million or more from this process, in the form of equity financing, but ultimately determined these offers were not in the best interest of CHW’s investors and the best long-term interests of CHW. Oppenheimer did not incur any expenses up to the date and hence no amounts were accrued by the Company. No other contingent liabilities amounts were to be accrued from the arrangement.

See Note 10 for subsequent events related to advisor agreements entered into, after June 30, 2022.

Representative Shares

In September 2021, the Company issued to the designees of the underwriter 62,500 Ordinary Shares (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost of the IPO, with a corresponding credit to shareholders’ equity. The Company estimated the fair value of the Representative Shares to be $7.362 per share ($460,125 in the aggregate) based upon the price of the Founder Shares issued to the anchor investors (see Note 5). The holders of the Representative Shares have agreed not to transfer, assign, or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

See Note 9 for valuation methodology and assumptions of the Representative Shares.

Note 7 - Shareholders’ Deficit

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and June 30, 2022, there were no preference shares issued or outstanding.

Ordinary Shares — The Company is authorized to issue 110,000,000 shares of Founder Shares with a par value of $0.0001 per share. As of June 30, 2022 and December 31, 2021, there were 3,187,500 Ordinary Shares outstanding (excluding 12,500,000 shares subject to redemption) and after giving affect to the forfeiture of 37,500 Ordinary Shares since the underwriters’ did not exercise the over-allotment option.

Note 8 - Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination and (b) 12 months from the closing of the IPO. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the offer and sale of the Ordinary Shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the offer and sale of the Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to such Ordinary Shares. Notwithstanding the foregoing, if a registration statement covering the offer and sale of the Ordinary Shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption, to each warrant holder; and
●	if, and only if, the reported last sale price of the Public Shares equals or exceeds $16.50 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Ordinary Shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger, or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Ordinary Shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.50 per Public Share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price and the $16.50 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 165% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the IPO, except that the Private Placement Warrants and the Ordinary Shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable, or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

The Company has determined that warrants issued in connection with its IPO in September 2021 are subject to treatment as equity. In order to account for the fair value of the public warrants issued in the IPO, the Company used Black Scholes Model to allocate the proceeds to the Public warrants relating to the IPO. The key assumptions in the option pricing model utilized are assumptions related to expected share-price volatility, expected term, risk-free interest rate and dividend yield. The expected volatility as of the IPO Closing Date was derived from observable public warrant pricing on comparable ‘blank check’ companies that recently went public in 2020 and 2021. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the warrants is assumed to be six months until the close of a Business Combination, and the contractual five-year term subsequently. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The following table provides quantitative information regarding fair value measurements at issuance on September 1, 2021.

September 1, 2021
Share Price	$10.00
Exercise Price	$11.50
Redemption Trigger Price	$16.50
Term (years)	5
Probability of Acquisition	80%
Volatility	22%
Risk Free Rate	1.31%
Dividend Yield	0.00%

The fair value of the Public Warrants as of September 1, 2021 was $1.32. As of June 30, 2022, the Company has 12,500,000 of Public Warrants and 4,238,636 of Private Warrants outstanding respectively.

Note 9 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 4:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 5:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 6:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At June 30, 2022 and December 31, 2021, the assets held in the Trust Account were held in mutual funds that invest in U.S Treasury Securities. All of the Company’s investments held in the Trust Account are classified as trading securities.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

		Quoted Prices in	Significant Other	Significant Other
June 30, 2022		Active Markets	Observable Inputs	Unobservable Inputs
Assets:	Level	(Level 1)	(Level 2)	(Level 3)
Investment held in Trust Account	1	$125,190,736	—	—

		Quoted Prices in	Significant Other	Significant Other
December 31, 2021		Active Markets	Observable Inputs	Unobservable Inputs
Assets:	Level	(Level 1)	(Level 2)	(Level 3)
Investment held in Trust Account	1	$125,002,997	—	—

The Company utilized a Monte Carlo simulation model to value the Founder and Representative Shares at issuance. The estimated fair value of the shares is determined using Level 3 inputs. Inherent in a Monte Carlo pricing model are assumptions related to expected share-price volatility, expected term and risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity in line with the timing of the and likelihood of completing a business combination. The Ordinary Share price was assumed to fluctuate with the Company projected volatility based on comparable public companies. The term was simulated based on management’s assumptions regarding the timing and likelihood of completing a business combination.

The following table provides quantitative information for the founder share valuation.

At
September
1, 2021
Share Price	10.00
Estimated Term Remaining	1.58
Volatility	14.2%
Risk Free Rate	0.15%

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the unaudited condensed financial statements were issued and determined that there have been no events that have occurred other than those mentioned below, that would require adjustments to the disclosures of the unaudited condensed financial statements.

On July 7, 2022, The board of directors of CHW Acquisition Corporation, through an extraordinary general meeting has approved, (i) the domestication of CHW as a Delaware corporation (the “Domestication”) and (ii) the Business Combination Agreement, dated as of February 2, 2022, by and among CHW, Wag Labs, Inc., a Delaware corporation (“Wag!” ),. Wag! is a leading provider of access to pet care services. In connection with the transactions contemplated by the Business Combination Agreement (the “Business Combination”), the Company will be renamed “Wag! Group Co.” (referred to herein as “New Wag!”).

On July 14, 2022, the Company entered into an agreement with Chardan Capital Markets to render financial advisory and investment banking services in connection with the Company’s business combination with Wag Labs, Inc. Pursuant to the agreement, Chardan Capital Markets is to receive a contingent fee of $400,000, payable at payable at the earlier of (i) the closing of the Transaction from the closing flow-of-funds or (ii) 14 calendar days after the Company’s shareholder meeting approving the Transaction.

Pursuant to a certain Underwriting Agreement, dated August 30, 2021, by and between Wag! Group Co. (f/k/a CHW Acquisition Corporation the “Company”), and Chardan Capital Markets, LLC (“Chardan”), Chardan holds 56,250 shares (the “Shares”) of common stock, $0.0001 par value per share, of the Company (“Common Stock”). On August 8, 2022, Chardan agreed to forfeit 50,000 Shares upon the consummation of the Company’s initial business combination with Wag Labs, Inc.

On August 5, 2022, the Company entered into Forward Share Purchase Agreements (each, a “Forward Purchase Agreement” and collectively, the “Forward Purchase Agreements”), with each of Milton Arbitrage Partners, LLC, MMCAP International Inc. SPC, Nautilus Master Fund, L.P. and Polar Multi-Strategy Master Fund (each, an “Investor” and collectively, the “Investors”) pursuant to which, on the three month anniversary of the date of the closing of the Company’s Business Combination (as defined below), the Investors may elect to sell and transfer to the Company, and the Company will purchase, in the aggregate up to 2,393,378 shares of common stock of the Company, par value $0.0001 per share (the “Investor Shares”), consisting of shares of common stock then held by the Investors and not sold and repurchased by the Investor since the closing of the Business Combination. The Company will acquire the Investor Shares at a price of $10.30 per share (the “Shares Purchase Price”). In exchange for the Company’s commitment to purchase the Investor Shares on the Put Date, each Investor agreed that it will not request redemption of any of the Investor Shares in conjunction with the Company’s shareholders’ approval of the Business Combination, or tender the Investor Shares to the Company in response to any redemption or tender offer that the Company may commence for its ordinary shares.

On October 27, 2021, the Company entered into an agreement with Ernst and Young LLP for due diligence services related to the Business Combination, pursuant to which the Company paid Ernst and Young LLP a fee of $155,082 after the consummation of the Business Combination.

On August 9, 2022, the parties to the Business Combination Agreement completed the Business Combination (See Note 1). Holders of 9,593,970 Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.03 per share, for an aggregate redemption amount of approximately $96.2 million. The per share redemption price of approximately $10.03 for public shareholders electing redemption was paid out of the Trust Account.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in the registration statement on Form S-1.

The following unaudited Pro Forma Condensed Combined Financial Information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and presents the combination of the financial information of CHW and Wag! after giving effect to the Business Combination and related transactions, as described in the accompanying notes.

The historical financial information of CHW was derived from the audited financial statements of CHW as of December 31, 2021 and for the period from January 12, 2021 (inception) to December 31, 2021 which is incorporated by reference. The historical information of CHW for the six months ended June 30, 2022 and the balance sheet as of June 30, 2022 are derived from CHW’s unaudited interim condensed financial statements which is incorporated by reference. The historical financial information of Wag! was derived from the audited consolidated financial statements of Wag! as of and for the year ended December 31, 2021,which is incorporated by reference. The historical information of Wag! for the six months ended June 30, 2022 and the condensed consolidated balance sheet as of June 30, 2022 are derived from Wag!’s unaudited interim condensed consolidated financial statements which is incorporated by reference.

The unaudited Pro Forma Condensed Combined Financial Statements Information do not necessarily reflect what the post-combination company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited Pro Forma Condensed Combined Financial Information also may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which is incorporated by reference:

●	the historical audited financial statements of CHW as of December 31, 2021 and for the period from January 12, 2021 (inception) to December 31, 2021;
●	the historical unaudited financial statements of CHW as of and for the six months ended June 30, 2022
●	the historical audited consolidated financial statements of Wag! as of and for the year ended December 31, 2021;
●	the historical unaudited condensed consolidated financial statements of Wag! as of and for the six months ended June 30, 2022;
●	other information relating to CHW and Wag! which is incorporated by reference, including the Business Combination Agreement and the description of certain terms thereof set forth under the section titled “The Business Combination Agreement”.

Description of the Merger

Upon the consummation of the Merger, the following transactions occurred:

●	all outstanding shares of Legacy Wag!’s preferred stock, except for Legacy Wag! Series P Shares (as described below), were converted into shares of the Company’s common stock, par value $0.0001 per share, at the then-effective conversion rate as calculated pursuant to the Business Combination Agreement;
●	the cancellation of each issued and outstanding share of Legacy Wag!’s common stock and the conversion into the right to receive a number of shares of the Company’s common stock equal to the exchange ratio of 0.97 shares of the Company’s common stock for each share of Legacy Wag! common stock;
●	the conversion of 91,130 warrants issued and outstanding by Legacy Wag! in 2017 to two lenders into warrants exercisable for shares of the Company’s common stock with the same terms except for the number of shares exercisable and the exercise price, each of which were adjusted using an exchange ratio of 0.97 for Legacy Wag! Common Warrants;
●	the conversion of all outstanding vested and unvested options to purchase shares of Legacy Wag! common stock (the “Legacy Wag! Options”) into options exercisable for shares of the Company’s common stock with the same terms and conditions as were applicable to the

Legacy Wag! Options immediately prior to the Conversion, except for the number of shares exercisable and the exercise price, each of which were adjusted using the exchange ratio of 0.97 for Legacy Wag! Options;
●	the conversion of the outstanding restricted stock unit award covering shares of Legacy Wag! common stock (each, a “Legacy Wag! RSU Award”) into awards covering a number of shares of Wag! common stock (rounded down to the nearest whole number) with the same terms and conditions as were applicable to the Legacy Wag! RSU Awards immediately prior to the Conversion, except for the number of shares subject to the award, which was adjusted using the exchange ratio of 0.97 for Legacy Wag! RSU Awards,
●	the conversion of 1,100,000 shares of Legacy Wag! Series P Shares into the Company’s common stock on a one-for-one basis;
●	the issuance and sale of 500,000 CHW ordinary shares for a purchase price of $10.00 per share and an aggregate purchase price of $5,000,000 immediately prior to or substantially concurrently with the Closing Date;
●	immediately prior to the Effective Time, each CHW ordinary share (including any Sponsor Shares (as defined below) not forfeited) was converted into shares of the Company’s common stock;
●	the cancellation of 13,327 founder shares held by the Sponsor in connection with the Business Combination and in accordance with the terms of the CHW Founders Stock Letter and the Business Combination Agreement;
●	the issuance of 300,000 Wag! Community Shares that the Company may distribute to members of the pet wellness and welfare community as identified by our officers and directors; and (xi) the cancellation of 20,000 founder shares held by Sponsor in connection with the Business Combination and in accordance with the CHW Founders Stock Letter (as defined below) and the Business Combination Agreement.

Other Related Events in Connection with the Merger

Credit Facility

In connection with the Business Combination, CHW, and subsequently New Wag!, entered into a definitive financing agreement with Blue Torch Capital LP” (“Blue Torch”) for a $32.2 million senior secured term loan credit facility (the “Credit Facility”). The interest rates on the outstanding principal amount will be, at the election of the Borrower, (i) LIBOR (or SOFR) plus an Applicable Margin equal to 10.00% per annum or the Base Rate plus an Applicable Margin equal to 9.00% per annum. For the purposes of information presented in the Pro Forma Condensed Combined Financial Statements New Wag! will assume that the company elects to calculate interest using the LIBOR (or SOFR) option mentioned above.

Wag!’s Earnout Shares

After the consummation of the Business Combination, Eligible Company Equityholders have the contingent right to Earnout Shares and management has the contingent right to Management Earnout Shares. The aggregate number of Earnout Shares and Management Earnout Shares is 10,000,000, and 5,000,000, shares of New Wag! common stock, respectively. The Earnout Shares and Management Earnout Shares will be issued following the Business Combination, as further described below.

Earnout Shares would only be issuable if certain New Wag! share price conditions are met over a three-year period from the effective merger date. The Earnout Shares are indexed to the Company’s stock, at each of the New Wag! share price targets of $12.50, $15.00, and $18.00.

The issuance of such Earnout Shares would dilute the value of all shares of New Wag! common stock outstanding at that time. Assuming the current capitalization structure, the approximately 3,333,333 Earnout Shares that would be issued upon meeting the $12.50 Earnout threshold, would represent approximately 13% of total shares outstanding. Assuming the current capitalization structure, the approximately 3,333,333 Earnout Shares that would be issued upon meeting the $15.00 Earnout threshold, would represent approximately 13% of total shares outstanding. Assuming the current capitalization structure, the approximately 3,333,334 Earnout Shares that would be issued upon meeting the $18.00 Earnout threshold, would represent approximately 13% of total shares outstanding.

The issuance of such Management Earnout Shares would dilute the value of all shares of New Wag! common stock outstanding at that time. Assuming the current capitalization structure, the approximately 1,666,667 Management Earnout Shares that would be issued upon meeting the $12.50 Management Earnout threshold, would represent approximately 6% of total shares outstanding. Assuming the current capitalization structure, the approximately 1,666,667 Management Earnout Shares that would be issued upon meeting the $15.00 Management Earnout threshold, would represent approximately 6% of total shares outstanding. Assuming the current capitalization structure, the approximately 1,666,666 Management Earnout Shares that would be issued upon meeting the $18.00 Earnout threshold, would represent approximately 6% of total shares outstanding.

The Company has preliminarily concluded that the Earnout Shares and Management Earnout Shares issuable to Eligible Company Equityholders are accounted for as equity instruments under ASC 815-40. The unaudited pro forma condensed combined financial information gives effect to the impacts from such Earnout Shares and Management Earnout Shares on the unaudited pro forma combined financial information for the six months ended June 30, 2022 and the year ended December 31, 2021.

Forward Purchase Agreement

On August 5, 2022, CHW entered into Forward Share Purchase Agreements pursuant to which, on the three-month anniversary of the Closing Date, the participating investors may elect to sell and transfer to the Company, and the Company will purchase, in the aggregate up to 2,393,378 shares of common stock of the Company, consisting of shares of common stock then held by the Investors and not sold and repurchased by the Investor since the Closing Date. The shares are held in escrow and the Company can acquire the Investor Shares at a price of $10.30 per share. The date of the purchase by the Company of the Investor Shares is referred to as the “Put Date”. In conjunction with the sale of the Investor Shares to the Company, each Investor shall notify the Company and the Escrow Agent in writing five business days prior to the three-month anniversary of the date of the Closing Date whether or not such Investor is exercising its right to sell the Investor Shares that such Investor holds to the Company pursuant to the Forward Purchase Agreements (each, a “Shares Sale Notice”). If a Shares Sale Notice is timely delivered by an Investor to the Company and the Escrow Agent, the Company will purchase from such Investor the Investor Shares held by such Investor on the Put Date.

Unaudited Pro Forma Financial Information

The following unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2022 is based on unaudited interim condensed consolidated financial statements of CHW and Wag!. The unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2022 is based on unaudited interim condensed consolidated financial statements of CHW and Wag!. The unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2021, is based on the historical audited financial statements of CHW and Wag!. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Balance Sheet

as of June 30, 2022

(in thousands, except per share data)

	CHW
	Acquisition		Transaction Pro		Pro Forma
	Corporation	Wag	Forma		Combined
	(Historical)	(Historical)	Adjustments		Balance
ASSETS
Current assets:
Cash, cash equivalents	$168	$2,438	$22,002	A	$24,608
Restricted cash	—	—	23,934	L	23,934
Due from related party	69	—	—		69
Short-term investments available for sale	—	6,962	—		6,962
Accounts receivable, net	—	4,492	—		4,492
Prepaid expenses and other current assets	316	3,102	—		3,418
Deferred offering costs	—	3,099	(3,099)	B	—
Total current assets	553	20,093	42,837		63,483
Investment held in trust account	125,191	—	(125,191)	C	—
Prepaid expense - non-current portion	48	—	—		48
Property and equipment, net	—	55	—		55
Operating leases, right of use assets, net	—	345	—		345
Intangibles assets, net	—	2,641	—		2,641
Goodwill	—	1,427	—		1,427
Other assets	—	81	—		81
Total Assets	$125,792	$24,642	$(82,354)		$68,080
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$81	$3,359	$(3)	D	$3,437
Accrued expenses and other current liabilities	3,621	4,065	(3,977)	D	3,709
Gift card and subscription liabilities	—	2,108	—		2,108
Deferred purchase consideration	—	750	—		750
Current maturities of operating lease liabilities	343	—	343
Loan - current portion	—	444	804	E	1,248
Total current liabilities	3,702	11,069	(3,176)		11,595
Operating lease liabilities - non-current	—	51	—		51
Loan - non-current Portion	—	978	26,597	E	27,575
Deferred underwriting fee payable	4,375	—	(4,375)	F	—
Other non-current liabilities	—	813	—		813
Total liabilities	8,077	12,911	19,046		40,034

Mezzanine equity:
Ordinary shares subject to possible redemption	125,190	—	(125,190)	G	—
Series Seed redeemable preferred stock, $0.0001 par value, 4,502,881 shares authorized, issued and outstanding	—	19,382	(19,382)	G	—
Series A redeemable preferred stock, $0.0001 par value, 6,072,815 shares authorized, issued and outstanding	—	25,969	(25,969)	G	—
Series B redeemable preferred stock, $0.0001 par value, 6,694,033 shares authorized, issued and outstanding	—	32,057	(32,057)	G	—
Series C redeemable preferred stock, $0.0001 par value, 7,275,657 shares authorized, issued and outstanding	—	32,857	(32,857)	G	—
Series P redeemable preferred stock, $0.0001 par value, 4,750,000 shares authorized, 1,100,000 issued and outstanding	—	10,925	(10,925)	G
Total mezzanine equity	125,190	121,190	(246,380)		—

Stockholders’ equity:
Wag Labs, Inc. common stock	—	1	(1)	H	—
CHW common Stock	—	—	—		—
New Wag! common stock	—	—	4	I	4
Additional paid-in capital	—	3,830	168,414	J	172,244
Accumulated other comprehensive loss	—	—	—		—
Accumulated deficit	(7,475)	(113,290)	(23,437)	K	(144,202)
Total stockholders' equity (deficit)	(7,475)	(109,459)	144,980		28,046
Total liabilities and stockholders' equity (deficit)	$125,792	$24,642	$(82,354)		$68,080

Unaudited Pro Forma Condensed Combined Income Statement

for the Six Months Ended June 30, 2022

(in thousands, except per share data)

	CHW
	Acquisition		Transaction
	Corporation	Wag	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments		Combined
Revenue	$—	$22,450	$—		$22,450
Cost and expenses
Cost of revenue exclusive of depreciation and amortization	—	2,006	—		2,006
Platform operations and support	—	5,394	—		5,394
Sales and marketing	—	13,366	—		13,366
General and administrative	3,752	4,765	6	AA	8,523
Depreciation and amortization	—	297	—		297
Total cost and expenses	3,752	25,828	6		29,586
Interest income (expense), net	188	(49)	(2,729)	AB	(2,590)
Loss before income taxes	(3,564)	(3,427)	(2,735)		(9,726)
Income taxes	—	(13)	—		(13)
Net loss	$(3,564)	$(3,440)	$(2,735)		$(9,739)
Other comprehensive income (loss)	—	—	—		—
Total comprehensive income (loss)	$(3,564)	$(3,440)	$(2,735)		$(9,739)
Common stock loss per share:
Net loss	$(3,564)	$(3,440)			$(9,739)
Basic and diluted weighted average shares outstanding	15,687,500	3,601,362			37,923,530
Basic and diluted loss per share	$(0.23)	$(0.55)			$(0.26)

Unaudited Pro Forma Condensed Combined Income Statement

for the Year Ended December 31, 2021

(in thousands, except per share data)

	CHW
	Acquisition		Transaction
	Corporation	Wag	Pro Forma		Pro Forma
	(Adjusted)	(Historical)	Adjustments		Combined
Revenue	$—	$20,082	$(1,500)	AC	18,582
Cost and expenses
Cost of revenue exclusive of depreciation and amortization	—	2,777	—		2,777
Platform operations and support	—	10,265	2,847	AD	13,112
Sales and marketing	—	10,221	2,065	AD	12,286
General and administrative	833	6,956	20,483	AC,AD	28,272
Depreciation and amortization	—	388	—		388
Total cost and expenses	833	30,607	25,395		56,835
Gain on forgiveness of PPP loan	—	3,482	—		3,482
Interest income (expense), net	3	(61)	(5,541)	AE	(5,599)
Loss before income taxes	(830)	(7,104)	(32,436)		(40,370)
Income taxes	—	793	—		793
Net loss	$(830)	$(6,311)	$(32,436)		(39,577)
Other comprehensive income (loss)	—	1	—		1
Total comprehensive income (loss)	$(830)	$(6,310)	$(32,436)		$(39,576)
Common stock loss per share:
Net loss	$(830)	$(6,310)			$(39,576)
Basic and diluted weighted average shares outstanding	7,455,772	5,908,062			37,923,530
Basic and diluted loss per share	$(0.11)	$(1.07)			$(1.04)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.Description of the Business Combination

On February 2, 2022, CHW and Merger Sub, the wholly owned subsidiary of CHW, entered into the Business Combination Agreement with Wag!. CHW is incorporated under the laws of the Cayman Islands, and subsequent to the domestication will change its name to “Wag! Group Co.” The Business Combination was consummated on August 9, 2022, whereby. Merger Sub merged with and into Wag! and the separate corporate existence of Merger Sub ceased. Wag! is the surviving company in the Merger, and a wholly owned subsidiary of CHW, with Wag! equity holders holding the majority of the common stock of New Wag!.

The aggregate stock consideration issued by the Post-Combination Company in the Business Combination was $451.1 million, consisting of 45,106,789 newly issued shares of the Post-Combination Company valued at $10.00 per share. Wag! equityholders received $385.8  million in the form of 38,583,259 shares of the Post-Combination Company. CHW public shareholders received $29.1 million in the form of 2,906,030 newly issued shares of Wag! and the PIPE and Backstop Investor received $5.0 million in the form of 500,000 newly issued shares. The Sponsor Anchor Investors, Chardan, and Founders $31.2 million, consisting of 3,117,500 newly issued shares, in exchange for CHW’s existing ordinary. The following represents the consideration at closing of the Business Combination (in millions):

Share issuance to Wag Labs, Inc. shareholders(1)	$385.8
Share issuance to CHW Acquisition Corporation shareholders	29.1
Share issuance to Subscribers(2)	5.0
Share issuance to Sponsor	31.2
Share Consideration – at Closing	$451.1
(1)	The share consideration transferred to Wag! shareholders included (i) $300.0 million to holders of issued and outstanding Wag! common stock, (ii) $11 million to holders of Series P Shares; (iii) $1.7 million to holders of RSU Awards of Wag! common stock (assuming a value of $10 per share of New Wag! common stock); (iv) $73.1 million to historically issued holders of 7.3 million stock options of Wag! common stock (assuming a value of $10 per share of New Wag! common stock) issued prior to the Merger and excludes $15 million of Management Earnout and Earnout shares.
(2)	The share consideration presently expected to be transferred to the PIPE and Backstop Investor.

Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, CHW will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Wag! issuing shares for the net assets of CHW, accompanied by a recapitalization. The net assets of CHW will be recognized at carrying value, with no goodwill or other intangible assets recorded. Wag! will account for the acquisition of CHW based on the amount of net assets acquired upon consummation.

Wag! has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Wag!’s shareholders has a majority of the voting power
●	Wag! appointed the majority of the board of directors of the Post-Combination Company;
●	Wag!’s existing management comprises the management of the Post-Combination Company;
●	Wag! comprises the ongoing operations of the Post-Combination Company;
●	Wag! is the larger entity based on historical revenue and has the larger employee base.

The unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2022, assumes that the Business Combination occurred on June 30, 2022. The unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2022 and the year ended December 31, 2021 presents the pro forma effect of the Business Combination as if it had been completed on January 1, 2021 CHW is included from January 12, 2021, the date of its formation. These periods are presented on the basis of Wag! as the accounting acquirer.

The unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2022, has been prepared using, and should be read in conjunction with, the following:

●	CHW’s unaudited Balance Sheet as of June 30, 2022, and the related notes which is incorporated by reference; and
●	Wag!’s unaudited condensed consolidated Balance Sheet as of June 30, 2022, and the related notes which is incorporated by reference.

The unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2022 has been prepared using, and should be read in conjunction, with the following:

●	CHW’s unaudited Statement of Operations for the six months ended June 30, 2022 and the related notes, which is incorporated by reference; and
●	Wag!’s unaudited Consolidated Statement of Operations and Comprehensive Loss for the six months ended June 30, 2022, and the related notes, which is incorporated by reference.

The unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction, with the following:

●	CHW’s audited Statement of Operations for the period from January 12, 2021 (inception) to December 31, 2021 and the related notes,which is incorporated by reference; and
●	Wag!’s audited Condensed Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2021, and the related notes, which is incorporated by reference.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments (“Transaction Accounting Adjustments”). As the unaudited Pro Forma Condensed Combined Financial Information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. The related transaction accounting adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Wag!’s financial condition and results of operations as if the Business Combination was completed. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. CHW believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions contemplated based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited Pro Forma Condensed Combined Financial Information.

The unaudited Pro Forma Condensed Combined Financial Information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination (“Management Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited Pro Forma Condensed Combined Financial Information.

The unaudited pro forma condensed adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.

The unaudited Pro Forma Condensed Combined Financial Information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. The unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the audited financial statements and notes thereto of each of CHW and Wag! which is incorporated by reference.

Pursuant to CHW’s amended and restated certificate of incorporation, CHW’s public shareholders may demand that CHW redeem their shares of Common Stock for cash if the Business Combination is consummated, irrespective of whether they vote for or against the Business Combination. If a public shareholder properly demands redemption of their shares, CHW will redeem each share for cash equal to the public shareholder’s pro rata portion of the trust account, calculated as of four to five business days prior to the anticipated consummation of the Business Combination.

	Shares	%
Post-Combination Company shares issued to Wag Labs, Inc. stockholders	30,000,000	79.0%
Post-Combination Company shares issued to Wag! Series P Investors	1,100,000	2.9%
Post-Combination Company shares issued to CHW Acquisition Corporation public shareholders	2,906,030	7.7%
PIPE and Backstop Investor	500,000	1.3%
Total Sponsor shares(1)	3,117,500	8.3%
Total New Wag! Community shares(2)	300,000	0.8%
Pro Forma Shares Outstanding	37,923,530	100.0%

The following summarizes the pro forma Post-Combination Company shares outstanding:

(1)	This presentation includes 720,000 shares issued to the anchor investors and 12,500 shares issued to Chardan. Additionally, the number of shares presented includes cancellation of 20,000 founders shares in connection with the Closing pursuant to paragraph 6 of the CHW Founders Stock Letter.
(2)	New Wag! Community Shares includes the issuance of 300,000 shares that New Wag! may distribute to members of the pet wellness and welfare community as identified by our officers and directors.

Accounting Policies

Following the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company.

2.Adjustments to the Unaudited Pro Forma Condensed Combined Financial Information

The unaudited Pro Forma Condensed Combined Financial Information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The historical unaudited financial statements have been adjusted in the unaudited Pro Forma Condensed Combined Financial Information to give pro forma effect to events that directly reflect the accounting for the transaction. Wag! and CHW have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted loss per share amounts presented in the unaudited Pro Forma Condensed Combined Statement of Operations are based upon the number of the Post-Combination Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2021.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2022, are as follows:

(A)	Represents adjustment to cash as follows,

	(in thousands)
Release of cash from trust account, net of $23.9 million placed in escrow	$5,317	(L) (i)
PIPE and Backstop Investor	5,000	(ii)
Payment of transaction costs	(13,294)	(iii)
Payment of CHW Acquisition Corporation’s deferred underwriting fee	(4,375)	(iv)
Secured Note, net of $2.9 million issuance costs	29,354	(v)
	$22,002
(i)	Represents $5.3 million in cash disbursed from the trust account, after the redemption of 9,593,970 shares of CHW Common Stock for $95.9 million at a redemption price of $10.00 per share.
(ii)	Represents proceeds received from the issuance of 0.5 million of New Wag! common stock, in the PIPE transaction consummated with the closing of the Business Combination. The Unaudited Pro Forma Condensed Balance Sheet reflects the issuance of these shares with a corresponding increase of $5 million to additional paid in-capital and an increase of less than $0.1 million to New Wag! common stock.
(iii)	Represents transaction costs of Wag! of approximately $8.4 million, and $7.6 million for CHW for legal, financial advisory, and other professional fees incurred in consummating the Business Combination less $2.7 million paid in cash through June 30, 2022. The Unaudited pro forma condensed consolidated balance sheet reflects the Wag! costs of $5.6 million as a reduction of cash with a corresponding decrease in additional paid-in capital for transaction costs incurred by Wag!. The transaction costs of CHW Acquisition Corporation of $7.6 million are reflected in the unaudited pro forma condensed combined balance sheet as a reduction of cash, with a corresponding increase in accumulated deficit, as these costs are expensed as incurred.
(iv)	The $4.4 million adjustment eliminates CHW Acquisition Corporation’s deferred underwriting fees and expenses paid as part of its Acquisition Agreement with Wag!. Such amounts became payable on completion of the transaction.
(v)	The $29.4 million adjustment increases both the current and non-current note payable and was incurred as part of its Credit Facility assumed from CHW Acquisition Corporation.
(B)	Represents Wag!’s accrued offering costs of $3.1 million of which $2.7 million has been paid in cash.
(C)	Represents the reclassification of cash and cash equivalents, including interest, held in the trust account used to pay redeeming CHW Acquisition Corporation public shareholders with the balance reclassed to cash and cash equivalents.
(D)	Represents accrued and unpaid deferred offering costs of $0.3 million for Wag! and $3.6 million for CHW.
(E)	Represents issuance of the Secured Note of $32.2 million. The Secured Note has a three-year term from the Closing Date of the Secured Note. The Secured Note is subject to quarterly amortization payments of principal, in an aggregate amount equal to 2% of the principal amount of the Credit Facility in the first year after closing, 3% of the principal amount of the Credit Facility in the second year after closing, and 5% of the principal amount of the Credit Facility in the third year after closing. The remaining principal balance is payable in full on the Maturity Date. The Credit Facility will bear interest at a floating rate of interest equal to, at the borrower’s option, LIBOR (or SOFR) plus 10.00% per annum or the base rate plus 9.00% per annum, with the base rate defined as the greatest of (i) the prime rate announced by the Wall Street Journal from time to time, (ii) the federal funds effective rate plus 0.50% and (iii) one-month LIBOR plus 1.00%. LIBOR (or SOFR) will be subject to a floor of 1.00% per annum, and the base rate will be subject to a floor of 2.00% per annum. Interest will be payable in arrears at the end of each LIBOR interest period (or other appropriate published rate, but at least every three (3) months) for LIBOR borrowings and quarterly in arrears for base rate borrowings. Further represents the debt discount associated with the issuance of the Secured Note of $2.8 million and detachable warrants issued with the Secured Note with an estimated fair value of $2.1 million. The warrants are accounted for as equity instruments under ASC 815-10. Of the $27.4 million Secured Note balance, $0.8 million and $26.6 million represents the current portion and non-current portion of the Secured Note, respectively.

(F)	Reflects the settlement and payment of deferred underwriters’ fees incurred during the CHW Acquisition Corporation IPO due upon completion of the Business Combination. The Unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash and cash equivalents, with a corresponding decrease in deferred underwriting fee payable.
(G)	Reflects the conversion of $29.2 million of CHW Acquisition Corporation public shares from mezzanine equity to permanent equity. The unaudited Pro Forma Condensed Combined Balance Sheet reflects this conversion with a corresponding increase of $29.2 million to additional paid-in capital and an increase of less than $0.1 million to New Wag! common stock. Also reflects the conversion of $121.2 million of Wag! Preferred stock from mezzanine equity (including Series P) to permanent equity. The Unaudited Pro Forma Condensed Combined Balance Sheet reflects this conversion with a corresponding increase of $121.1 million to additional paid in- capital and an increase of less than $0.1 million to New Wag! common stock.
(H)	Represents conversion of Wag! preferred stock into Wag! common stock pursuant to the terms of the Business Combination Agreement. Also, represents conversion of Wag! common stock to New Wag! common stock as a result of the Wag! recapitalization.
(I)	Represents recapitalization of Wag!’s equity and issuance of 30,000,000 shares of New Wag! common stock; the par value of 3,117,500 CHW Acquisition Corporation ordinary shares; 2,906,030 shares of the Par Value of CHW Acquisition Corporation redeemable shares reclassified to permanent equity; the par value of 1,100,000 Series P Shares; and the par value of 500,000 Pipe and Backstop Shares.

Par value – CHW Acquisition Corporation ordinary shares	$0.31
Par value – CHW Acquisition Corporation redeemable shares reclassified to permanent equity	0.29
Par value – Pipe and Backstop Investor	0.05
Par value – Shares issued to Wag! Series P Investors	0.11
Par value – Shares issued to Wag!’s shareholders (recapitalization)	3.00
$3.76
(J)	Reflects the following transactions that increase or decrease additional paid-in capital. The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the corresponding total increase of $274.0 million to additional paid-in capital.

	(in thousands)
Acquisition related transaction expenses incurred by Wag!	$(8,400)	(A)(iii)
Reclassification of CHW Acquisition Corporation’s Redeemable Common Stock	29,250	(G)
Issuance of New Wag! Common Stock from PIPE	5,000	(A)(ii)
Reclassification of CHW Acquisition Corporation’s historical retained earnings balance into additional paid in capital	(7,475)	(i)
Reclassification of Wag! mezzanine classified Preferred Shares to permanent equity, including Series P	121,190	(G)
Earnout related charges	23,866	(ii)
Issuance of Common Stock Warrants	1,952	(E)
New Wag! Community Shares	3,000	(iv)
RSU Grant Stock-based Compensation	33	(iii)
Total	$168,414
(i)	Represents $7.5 million reclassification of CHW’s historical retained earnings to additional paid-in capital as part of the reverse recapitalization.
(ii)	Represents $23.9 million of one-time stock based compensation charges recorded to additional-paid in capital related to Earnout Shares and Management Earnout Shares of New Wag! Common Stock. Stock-based compensation charge calculated based on an Earnout Share per share value determined using a Monte Carlo fair value methodology in each of the $12.50, $15, and $18 Earnout tranches multiplied by the number of Earnout Shares allocated to each individual. Refer to Wag!’s Earnout Shares for more information.
(iii)	Represents $33 thousand of RSU grants charges ($27,000 for the year ended December 31, 2021, and $6,000 for the six months ended June 30, 2022) to additional paid-in capital due to a triggering event, in part, by the Merger.

(iv)	Represents the issuance of 300,000 shares that New Wag! may distribute to members of the pet wellness and welfare community as identified by our officers and directors.
(K)	Represents adjustments of $23.4 million to retained earnings due to the elimination of CHW Acquisition Corporation’s historical retained earnings, compensation expense from Earnout Shares, transaction fees of $7.6 million less incurred fees of $3.6 million as of June 30, 2022, Management Earnout Shares of New Wag! Common Stock, and RSU compensation expense.

	(in thousands)
Elimination of historical CHW Acquisition Corporation retained earnings	$7,475	(J)(i)
Earnout compensation	(23,866)	(J)(ii)
Issuance of Community Shares	(3,000)	(J)(iv)
CHW unpaid transaction costs	(4,013)	(A)(iv)
RSU grant stock compensation	(33)	(J)(iii)
Total	$(23,437)
(L)	Represents $23.9 million, 2,393,378 shares, held in escrow related to the Forward Share Purchase Agreements.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

For the Six Months Ended June 30, 2022

The pro forma adjustments included in the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended ended June 30, 2022 are as follows:

(AA) Represents expense from RSUs of $6 thousand and were considered a transaction accounting adjustment because the vesting of these awards are triggered, in part, by the Acquisition Merger.

(AB) Represents $1.9 million of interest expense, calculated using the LIBOR rate of 2.4% plus 10.00% per annum as specified in the Credit Facility Commitment Letter, and $0.8 million of amortization of debt discount and issuance costs related to the Credit Facility.

Loss per share represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination, including related equity purchases, is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented.

For the Year Ended December 31, 2021

The pro forma adjustments included in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2021 are as follows:

(AC) Represents the issuance of 300,000 shares that New Wag! may distribute to members of the pet wellness and welfare community as identified by our officers and directors of which 150,000 issued to our pet caregiver community are recorded as a reduction in revenue and 150,000 issued to pet welfare community organizations are recorded as general and administrative expense based on the share price on the issuance date and estimated for this illustration at $10 per share.

(AD) Represents stock compensation expense recorded to platform operations and support of $2.8 million and sales and marketing of $2.1 million; general and administrative of $20.5 million related to the Management Earnout Shares and expense from RSUs of $27 thousand that were considered a transaction accounting adjustment because the vesting of these awards are triggered, in part, by the Acquisition Merger.

(AE) Represents $3.9 million of interest expense, calculated using the LIBOR rate of 2.4% plus 10.00% per annum as specified in the Credit Facility Commitment Letter, and $1.6 million of amortization of debt discount and issuance costs related to the Credit Facility.

Loss per share represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination, including related proposed equity purchases, is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented.

The unaudited Pro Forma Condensed Combined Financial Information for the six months ended June 30, 2022 and the year ended December 31, 2021 are as follows:

No
Redemptions
Common Stock shares issued to Wag Labs, Inc. stockholders (assuming no cash elections by holders of Wag Labs, Inc. stock options)	30,000,000
Common Stock shares issued to the Series P Investors	1,100,000
Common Stock shares issued to current CHW Acquisition Corporation public shareholders	2,906,030
Common Stock shares issued to Pipe and Backstop Investor.	500,000
Common Stock shares issued to the Sponsor (including Chardan and the anchor investors)	3,117,500
Common Stock New Wag! Community Shares issued	300,000
New Wag Labs, Inc. Common Stock Pro Forma Weighted Average Shares – basic and diluted	37,923,530

3. Common Stock Loss Per Share-Anti-Dilutive Securities

As a result of the pro forma net loss, the loss per share amounts exclude the anti-dilutive impact from the following securities:

●	The 12,500,000 public warrants sold during the CHW IPO that were converted in the Domestication into warrants to purchase up to a total of 12,500,000 shares of New Wag! common stock at an exercise price of $11.50 per share;
●	The 3,895,564 Private Placement Warrants that were converted in the Domestication into warrants to purchase up to a total of 4,238,636 shares of New Wag! common stock;
●	The 7,313,977 New Wag! stock options outstanding as of the close of the Business Combination
●	The 1,896,177 warrants in connection with the Secured Note.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$12,484.93
Accountants’ fees and expenses	55,000.00
Legal fees and expenses	400,000.00
Printing fees	135,000.00
Miscellaneous	—
Total expenses	$602,484.93

Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of common stock covered by this prospectus will be borne by the selling securityholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the securities with the SEC, as estimated in the table above.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into indemnification agreements with our directors and executive officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information regarding all unregistered securities sold by CHW Acquisition Corporation (“CHW”) since within the past three years:

●	On September 1, 2021, simultaneously with the closing of the initial public offering of CHW, CHW completed the private placement sale of 4,238,636 warrants to the Sponsor, generating total proceeds of $4,238,636.
●	On September 1, 2021, simultaneously with the closing of the initial public offering of CHW, CHW completed the private placement sale of 62,500 ordinary shares to Chardan Capital Markets LLC for nominal consideration.
●	On August 9, 2022, simultaneously with the closing of the Business Combination, a certain qualified institutional buyer purchased from CHW, and not the open market, an aggregate of 500,000 shares of common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $5,000,000.
●	On August 9, 2022, simultaneously with the closing of the Business Combination, the Company entered into a warrant agreement with Vstock Transfer, LLC as warrant agent, pursuant to which affiliates of Blue Torch Capital LP received 1,896,177 warrants to acquire shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), for $11.50 per share.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a)Exhibits.

The exhibits listed below are filed as part of this registration statement.

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date

2.1+	Business Combination Agreement, dated as of February 2, 2022, by and among CHW Acquisition Corporation, Wag Labs, Inc. and the other parties hereto.	8-K	001-40764	2.1	February 3, 2022
3.1	Certificate of Incorporation of Wag! Group Co.	8-K	001-40764	3.2	August 15, 2022
3.2	Bylaws of Wag! Group Co.	8-K	001-40764	3.3	August 15, 2022
4.1	Warrant Agreement, dated as of August 30, 2021, by and between CHW and VStock Transfer LLC, as warrant agent.	S-4	333-263418	4.4	July 1, 2022
4.2*	Specimen Common Stock Certificate.
4.3*	Specimen Warrant Certificate.
4.4*	Opinion of Cleary Gottlieb Steen & Hamilton LLP.
10.1	Lock-Up Agreement, dated as of February 2, 2022, by and among CHW Acquisition Corporation and each of the other parties signatories thereto.	8-K	001-40764	10.1	February 3, 2022
10.2	Amended and Restated Registration Rights Agreement dated August 9, 2022, by and among Wag! Group Co. and the other parties signatories thereto.	8-K	001-40764	10.2	August 15, 2022
10.3	CHW Founders Stock Letter, dated as of February 2, 2022, by and among the Sponsor, Jonah Raskas, Mark Grundman and CHW.	8-K	001-40764	10.6	February 3, 2022
10.4	PIPE and Backstop Subscription Agreement, dated as of February 2, 2022, by and between CHW and the other parties signatories thereto.	8-K	001-40764	10.3, 10.4, 10.5	February 3, 2022
10.5	Stockholder Support Agreement, dated as of February 2, 2022, by and among CHW Acquisition Corporation, Wag Labs, Inc. and the other parties signatories thereto.	8-K	001-40764	10.7	February 3, 2022
10.6#	Wag! Group Co. 2022 Omnibus Incentive Plan.	S-4/A	333-263418	10.6	May 10, 2022
10.7#	Wag! Group Co. 2022 Employee Stock Purchase Plan.	S-4/A	333-263418	10.7	May 10, 2022
10.8+	Financing Agreement, dated August 9, 2022, between Blue Torch Finance, LLC and Wag! Group Co. and the other parties signatories thereto.	8-K	001-40764	10.6	August 15, 2022
10.9+	Security Agreement, dated August 9, 2022, between Blue Torch Finance, LLC and Wag! Group Co. and the other parties signatories thereto.	8-K	001-40764	10.8	August 15, 2022
10.10+	Warrant Agreement, dated August 9, 2022, between Blue Torch Capital LLC and Wag! Group Co.	8-K	001-40764	10.7	August 15, 2022
10.11	Form of Forward Share Purchase Agreement, dated August 5, 2022, by and between CHW and each of Milton Arbitrage Partners, LLC, MMCAP International Inc. SPC, Nautilus Master Fun, L.P., Polar Mutli-Strategy master Fund and the other parties signatories thereto.	8-K	001-40764	10.1	August 8, 2022
10.12*#	Form of Wag! Group Co. Director Offer Letter.
10.13*#	Form of Wag Labs, Inc. Earnout Letter.
10.14*#	Form of Wag Labs, Inc. Executive Offer Letter.
10.15*#	2020 Management Carve-out Bonus Plan of Wag Labs, Inc.
10.16*#	2014 Equity Plan of Wag Labs, Inc.
10.17*#	Form of 2014 Equity Plan Stock Option Grant Notice and Agreement (Installment Exercise) of Wag Labs, Inc.
10.18*#	Form of 2014 Equity Plan Stock Option Grant Notice and Agreement (Early Exercise) of Wag Labs, Inc.

Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date

10.19*#	Form of 2014 Equity Plan Restricted Stock Unit Grant Notice and Agreement of Wag Labs, Inc.
21.1	Subsidiaries of Wag! Group Co.	8-K	001-40764	21.1	August 15, 2022
23.1*	Consent of BDO USA, LLP, independent registered public accounting firm of Wag! Group Co.
23.2*	Consent of Marcum LLP, independent registered public accounting firm of CHW Acquisition Corporation.
24.1*	Power of Attorney (included on signature page).
99.1	Unaudited condensed consolidated financial statements of Legacy Wag! as of June 30, 2022 and for the three and six months ended June 30, 2022 and 2021.	8-K	001-40764	99.2	August 15, 2022
99.2	Unaudited pro forma condensed combined financial information as of and for the three and six months ended June 30, 2022 and the year ended December 31, 2021.	8-K	001-40764	99.3	August 15, 2022
99.3	Management’s Discussion and Analysis of Financial Condition and Results of Operation for Wag Labs, Inc. for the six months ended June 30, 2022 and 2021 and for the years ended December 31, 2021 and 2020.	8-K	001-40764	99.4	August 15, 2022
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107*	Filing Fee Table

*Filed herewith.

#	Indicates a management contract or compensatory plan, contract or arrangement.
+

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. Wag! Group Co. agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

†

Certain portions of this exhibit (indicated by asterisks) have been omitted pursuant to Item 601(b)(10) of Regulation S-K because they are both not material and are the type that Wag! Group Co. treats as private or confidential.

Item 17. Undertakings.

(a)The undersigned registrant hereby undertakes as follows:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, State of California, on this 13th day of September, 2022.

WAG! GROUP CO.

By:	/s/ Garrett Smallwood
Garrett Smallwood
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Garrett Smallwood, Alec Davidian and Nicholas Yu, and each of them, as his true and lawful agents, proxies and attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Garrett Smallwood	Chief Executive Officer and Director (Principal Executive Officer)	September 13, 2022
Garrett Smallwood

/s/ Alec Davidian	Chief Financial Officer (Principal Financial and Accounting Officer)	September 13, 2022
Alec Davidian

/s/ Nicholas Yu	General Counsel	September 13, 2022
Nicholas Yu

/s/ Roger Lee	Director	September 13, 2022
Roger Lee

/s/ Melinda Chelliah	Director	September 13, 2022
Melinda Chelliah

/s/ Jocelyn Mangan	Director	September 13, 2022
Jocelyn Mangan

/s/ Bryan Yee	Director	September 13, 2022
Bryan Yee

/s/ Kimberly A. Blackwell	Director	September 13, 2022
Kimberly A. Blackwell

/s/ Sheila Lirio Marcelo	Director	September 13, 2022
Sheila Lirio Marcelo